Use these links to rapidly review the document

SquareTwo Financial Corporation and Subsidiaries Index to Consolidated Financial Statements

As filed with the Securities and Exchange Commission on March 4, 2011

Registration No. 333-170734

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SquareTwo Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1261849 (I.R.S. Employer Identification No.)	7320 (Primary Standard Industrial Classification Code Number)

4340 South Monaco Street, Second Floor
Denver, Colorado 80237
303-296-3345
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Thomas G. Good, Esq.
General Counsel
SquareTwo Financial Corporation
4340 South Monaco Street, Second Floor
Denver, Colorado 80237
303-296-3345
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

George Hagerty, Esq.
Hogan Lovells US LLP
One Tabor Center
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
303-899-7300

Approximate date of commencement of proposed exchange offer:
As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

11.625% Senior Second Lien Notes due 2017	$290,000,000	100%	$290,000,000	$20,677

Guarantees of 11.625% Senior Second Lien Notes due 2017(3)	N/A(4)	N/A	N/A	N/A

(1)
Exclusive of accrued interest, if any, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
The registration fee was previously paid.

(3)
See inside facing page for additional registrant guarantors.

(4)
Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Industrial Classification Code Number
SquareTwo Financial Commercial Funding Corporation	Delaware	20-2305554	561440
Autus, LLC	Colorado	20-5832736	561440
CACH of NJ, LLC	Colorado	26-4144750	561440
CACH, LLC	Colorado	20-2536162	561440
CACV of Colorado, LLC	Colorado	20-8573409	561440
CACV of New Jersey, LLC	Colorado	27-3513499	561440
Candeo, LLC	Colorado	20-5832809	561440
Collect America of Canada, LLC	Colorado	20-2227137	561440
Healthcare Funding Solutions, LLC	Colorado	20-2902985	561440
Orsa, LLC	Colorado	20-5832864	561440
ReFinance America, LTD	Nevada	84-1364359	561440

(1)
The address and telephone number of each co-registrant's principal executive offices is c/o SquareTwo Financial Corporation, 4340 South Monaco Street, Second Floor, Denver, Colorado 80237, 303-296-3345.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 4, 2011.

PROSPECTUS

SQUARETWO FINANCIAL CORPORATION

Offer to Exchange All Outstanding

11.625% Senior Second Lien Notes due 2017 (CUSIP Nos. 85224C AA2 and U85224 AA8) for
11.625% Senior Second Lien Notes due 2017, which have been registered under the Securities Act

          We hereby offer to exchange, on the terms and subject to the conditions detailed in this prospectus and in the accompanying letter of transmittal, our 11.625% Senior Second Lien Notes due 2017, or the "exchange notes," for our currently outstanding 11.625% Senior Second Lien Notes due 2017 that were issued on April 7, 2010, or the "outstanding notes."

The Exchange Offer

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes, the issuance of which is registered under the Securities Act of 1933, as amended (the "Securities Act").

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on            , 2011, unless extended.

  •
  Completion of the exchange offer is subject to customary conditions, some of which we may waive.

  •
  The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

The Exchange Notes

  •
  The exchange notes will represent the same debt as the outstanding notes, and we will issue the exchange notes under the same indenture.

  •
  The exchange notes are substantially identical to the outstanding notes, except that CUSIP numbers will differ and provisions relating to transfer restrictions, registration rights, and additional interest will not apply to the exchange notes.

  •
  We are offering the exchange notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the outstanding notes.

  •
  The exchange notes will bear interest at a rate of 11.625% per annum, payable semi-annually in cash in arrears on April 1 and October 1 of each year. The exchange notes will mature on April 1, 2017.

  •
  We may redeem some or all of the notes as described more fully in this prospectus.

  •
  The exchange notes will be fully and unconditionally guaranteed on a senior secured basis by substantially all of our existing and future domestic subsidiaries.

  •
  The exchange notes and the guarantees will be secured by a second-priority lien on substantially all of our and the guarantors' assets that secure obligations under our senior revolving credit facility.

  •
  There is no existing public market for the outstanding notes or the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

          Any broker-dealer who holds outstanding notes acquired for its own account as a result of market-making activities or other trading activities, and who receives exchange notes pursuant to the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By making such acknowledgment, a broker-dealer will not be deemed to admit that it is an "underwriter" under the Securities Act. Broker-dealers may use this prospectus in connection with any resale of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by the broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period ending on the earlier of (i) 90 days after the effective date of the registration statement to which this prospectus relates or (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to such broker-dealer for use in connection with any such resale. A broker-dealer may not participate in the exchange offer with respect to outstanding notes acquired other than as a result of market-making activities or trading activities. See "Plan of Distribution."

          If you are an affiliate of us, or are engaged in, or intend to engage in, or have an agreement or understanding to participate in, a distribution of the exchange notes, you cannot rely on the applicable interpretations of the Securities and Exchange Commission, or SEC, and you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Investing in the exchange notes involves risks.
See "Risk Factors" beginning on page 25 before participating in the exchange offer.

          NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE AGENCY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                        , 2011.

        You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer to sell, or a solicitation of an offer to buy, these notes in any jurisdiction where, or in any circumstances under which, such an offer or solicitation or sale is not permitted.

 REFERENCES TO ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission (the "SEC') a registration statement on Form S-4 (Registration No. 333-          ) with respect to the exchange notes. This prospectus, which forms part of this registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the exchange notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement,

i

including the exhibits and schedules is on file at the offices of the SEC and may be inspected without charge. For additional information, see "Where You Can Find More Information." We will provide you with copies of this information, without charge, if you request them in writing or by telephone from:

SquareTwo Financial Corporation
4340 South Monaco Street, Second Floor
Denver, Colorado 80237
Attention: General Counsel
Telephone: 303-296-3345

        To ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer.

        In this prospectus, except as otherwise noted or unless the context otherwise requires, (i) "SquareTwo," "we," "our," "us" and the "Company" refer to SquareTwo Financial Corporation and all of its restricted subsidiaries on a consolidated basis, (ii) "SquareTwo Financial Corporation" refers to SquareTwo Financial Corporation and not to its parent company or any of its subsidiaries, (iii) "CA Holding" refers to CA Holding, Inc. and not to any of its subsidiaries, and (iv) "initial purchasers" refers to the firms that purchased the outstanding notes from us in the initial sale and issuance.

 NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED ("RSA 421-B"), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

 NON-GAAP FINANCIAL MEASURES

        Adjusted EBITDA and Estimated Remaining Proceeds ("ERP"), as presented in this prospectus, are supplemental measures of our performance and purchased debt asset value, respectively, that are not required by, or presented in accordance with, accounting principles generally accepted in the U.S. ("GAAP"). They are not measurements of our financial performance or asset value under GAAP and should not be considered as alternatives to net income, asset value, or any other performance measures derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of our liquidity.

        Adjusted EBITDA is calculated as income before interest, taxes, depreciation and amortization (including amortization of the carrying value on our purchased debt), as adjusted by several items discussed more fully in "Summary—Summary Historical Financial and Operating Data." Adjusted EBITDA generally represents cash proceeds on our owned charged-off receivables plus the contribution of our other business activities less operating expenses (other than non-cash expenses, such as depreciation and amortization) as adjusted. Adjusted EBITDA, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis.

        We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance. We believe Adjusted EBITDA is representative of our cash flow generation that can be used to purchase charged-off receivables, pay down or service debt, pay income taxes, and for other uses. We believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Our board of directors and management use Adjusted EBITDA to measure our performance, and our management incentive compensation plans are currently based largely on Adjusted EBITDA. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

        ERP represents the expected cash proceeds of our then-current purchased debt portfolios over a nine year period. ERP is calculated as of a point in time assuming no additional purchases. We present ERP because we consider it to be an important supplemental measure of our purchased debt asset value and because it is used by other companies in our industry. In addition, the instruments governing our indebtedness use ERP to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. ERP, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

        The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as Adjusted EBITDA and ERP, which are derived on the basis of methodologies other than in accordance with GAAP. The reader is cautioned not to place undue reliance on Adjusted EBITDA and ERP. A reconciliation of net income to Adjusted EBITDA is contained in the Prospectus Summary section.

 MARKET, INDUSTRY AND OTHER DATA

        This prospectus includes industry data that we obtained from periodic industry publications, including Kaulkin Ginsberg Company ("Kaulkin Ginsberg"), the Nilson Reports dated April 2010 and December 2010 (collectively, the "Nilson Reports") and other sources. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, we have supplemented third-party information where necessary with management estimates based on our review of surveys, information from our franchises, collection agencies, local counsel firms, issuers and competitors, trade and business organizations and other contacts in markets in which we operate, and our management's knowledge and experience. However, these estimates are subject to change and are uncertain due to limits on the availability and reliability of primary sources of information and the voluntary nature of the data gathering process. As a result, you should be aware that industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We do not make any representation as to the accuracy or completeness of such information.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus, particularly statements found in "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," may constitute "forward-looking statements" within the meaning of the U.S. federal securities laws. The safe harbor protections provided under the Private Securities Litigation Reform Act do not apply to any forward-looking statements made in this prospectus. Forward-looking statements generally can be identified by the use of terminology such as "may," "will," "should," "expect," "intend," "estimate," "anticipate," "plan," "foresee," "believe" or "continue" or, in each case, their negative or other variations or similar expressions. These forward-looking statements include all statements that do not relate solely to historical facts.

        We caution you that these forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. We believe these statements to be reasonable when made. However, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.

        Such forward-looking statements involve known and unknown risks, including, but not limited to, those identified in "Risk Factors" along with changes in general economic, business and labor conditions. More information regarding these and other risks can be found below under "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of this prospectus. These risk factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus. New risks and uncertainties may emerge in the future. It is not possible for us to predict all of these risks or uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward- looking statements. Risks related to our business, among others, could cause actual results to differ materially from those described in the forward-looking statements. These risks include those related to:

  •
  instability in the financial markets and global economy;

  •
  pricing of charged-off receivables we may purchase;

  •
  our failure to purchase sufficient quantities of charged-off receivables;

  •
  the cost of purchases and insufficient recoveries to cover such costs;

  •
  our dependence on third parties and our top franchises;

  •
  our dependence on our franchises' employees;

  •
  the timing of cash returns on investments;

  •
  concentration of charged-off receivables purchases;

  •
  intense competition;

  •
  possible shortages of available charged-off receivables at favorable prices or at all;

  •
  our reliance on the consumer credit card sector;

  •
  potential inaccuracy of the statistical models we use;

  •
  adverse capital and credit market conditions;

  •
  our ability to resell accounts;

v

  •
  the restrictive covenants of our senior revolving credit facility and indenture;

  •
  our reliance on our senior management team;

  •
  our ability to grow our business and number of franchises;

  •
  our failure to successfully acquire and collect on charged-off receivables in segments with which we have little or no experience;

  •
  our ability to recover court costs;

  •
  the purchase of uncollectible charged-off receivables;

  •
  increases in interest rates and interest payments;

  •
  future acquisitions;

  •
  governmental or regulatory actions;

  •
  terrorist attacks, war and threats of attack;

  •
  our or our Partners' ability to comply with governmental regulations of the collections industry;

  •
  increased regulatory pressure on issuers of consumer credit and the collections industry;

  •
  laws limiting our ability to recover on our charged-off receivables;

  •
  our success in lawsuits and our ability to collect on favorable judgments;

  •
  our inability to provide documentation during legal proceedings;

  •
  legal liability and ongoing risks of litigation;

  •
  bankruptcy filings or bankruptcy laws;

  •
  negative perceptions of the debt collection industry;

  •
  our dependence on technology;

  •
  security and privacy breaches;

  •
  technological changes;

  •
  intellectual property rights;

  •
  estimations required by our accounting methods;

  •
  the impairment of goodwill and other tangible and intangible assets;

  •
  examinations and challenges by tax authorities;

  •
  our cyclical collections and results;

  •
  our internal controls over financial reporting and disclosure controls and procedures; and

  •
  the interests of our controlling equity holder.

PROSPECTUS SUMMARY

        This summary highlights certain information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in the exchange notes. You should read this entire document carefully, including the information under the headings "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus, before making an investment decision.

        In this prospectus, except as otherwise noted or unless the context otherwise requires, (i) "SquareTwo," "we," "our," "us" and the "company" refer to SquareTwo Financial Corporation and all of its restricted subsidiaries on a consolidated basis, (ii) "SquareTwo Financial Corporation" refers to SquareTwo Financial Corporation and not to its parent company or any of its subsidiaries except in the instance of our Consolidated Financial Statements, which are labeled as "SquareTwo Financial Corporation" and include the entities as stated in the Principles of Consolidation header therein, and (iii) "CA Holding" refers to CA Holding, Inc. and not to any of its subsidiaries, and (iv) "initial purchasers" refers to the firms that purchased the outstanding notes from us in the initial sale and issuance.

 Our Company

        We are a leading purchaser of charged-off receivables in the accounts receivable management industry. Our primary business is the acquisition, management and collection of charged-off consumer accounts receivable that we purchase from financial institutions, finance and leasing companies and healthcare providers. Charged-off accounts receivable, which we refer to as "charged-off receivables" or "accounts," are defaulted accounts receivable that the credit issuers have charged-off as bad debt, but that remain subject to collection. We refer to a group of accounts as a "portfolio," and, once purchased, we refer to our owned charged-off receivables as our "purchases" or "purchased debt." We purchase portfolios from, and maintain active relationships with, eight of the top 10 U.S. credit card issuers identified in the Nilson Reports. We believe that we are one of the largest purchasers of "fresh" charged-off credit card receivables in the U.S. Fresh charged-off credit card receivables are generally 180-210 days past due at the time of sale and typically have not been subject to previous collection attempts by a third-party collection agency. Because the credit issuer was unable to collect the charged-off receivables that we purchase, we are able to acquire these portfolios at a substantial discount to their face value.

        Our business model leverages our analytical expertise, technology platform, operational know-how and our exclusive network of independent attorney-based franchises to purchase and manage the recovery of charged-off receivables. Our primary focus is managing the collection and recovery of our purchased debt; however, we also manage collection efforts on behalf of other owners of charged-off receivables that place accounts with us on a fee-for-service basis. We are dedicated to treating debtors fairly and ethically and maintaining stringent compliance standards.

        From 1999, our first full year of purchasing debt, to December 31, 2010, we have invested approximately $1.7 billion in the acquisition of charged-off receivables, representing a face value of accounts of over $26.1 billion. From 1999 to December 31, 2010, we have grown our business from $8.7 million to $337.1 million of annual cash proceeds on owned charged-off receivables, representing a compound annual growth rate of approximately 39.4%. The combination of our historical and future recovery efforts is expected to result in cumulative gross cash proceeds of approximately 2.1x our domestic invested dollars. Based on our proprietary analytic models, which utilize historical data as well as current account level data and economic, pricing and collection trends, we expect that our owned charged-off receivables as of December 31, 2010, of $8.2 billion (active face value) will generate approximately $585.1 million in gross cash proceeds over the next nine years. We refer to this as Estimated Remaining Proceeds or "ERP." We expect to receive approximately 87.8% of these proceeds within the next 36 months starting January 1, 2011. These expectations are based on historical data as well as assumptions about future collection rates, account sales activity and consumer behavior. We cannot guarantee that we will achieve such proceeds.

Our Partners Network

        Collection efforts on our purchased debt and contingent debt are primarily handled by our Partners Network, which consists of 38 independent U.S. law firms and attorney-managed collection operations with which we have exclusive franchise relationships. We have franchises located in 21 U.S. states; however, they are generally able to pursue voluntary, non-legal, collections nationwide. Under the terms of our franchise agreements, our franchises license our proprietary technology and perform recovery work on our behalf, on an exclusive basis, for a fee per dollar collected. We allocate accounts to our franchises based on their performance and are under no obligation to provide accounts to any franchise. We believe that our competitive account placement model is critical to our collection performance, as it motivates each franchise to optimize its efforts on its allocated accounts to receive additional placements of charged-off receivables on which to collect. In addition, because our franchise model is attorney-based, we have the ability to efficiently pursue litigation or legal action on our purchased debt. Even when not pursuing legal action, we believe that debtors generally take collection efforts by a law firm more seriously than those of a collection agency, which we believe enhances our collection rates. In 2010, approximately 70.7% of our collections on our owned and managed accounts were derived from our franchises and, as of December 31, 2010, the average length of our relationships with our franchisees was approximately seven years. We believe that our attorney-based franchise network promotes the highest ethical standards in the industry as our franchises maintain both SquareTwo's stringent compliance standards as well as the obligations imposed by membership in the bar associations of the states in which their attorneys are licensed to practice law. In addition to the compliance and collections benefits provided by our attorney-based franchise model, we believe that law firms generally provide a more professional environment than call centers, helping our franchises to more effectively attract and retain quality collectors.

        In addition to our Partners Network, we also utilize certain specialized collection agencies and an extensive network of local law firms that complement the focus and geographic coverage of our Partners Network. Collectively, our Partners Network, certain specialized collection agencies, and local law firms are referred to as our United Network.

Our Operations

        Our operations can generally be categorized around the following primary business processes:

Underwriting and Purchasing

        The success of our business depends heavily on our ability to find charged-off receivables for purchase, evaluate these assets accurately and acquire them for appropriate valuations. We have a dedicated business development team that generates portfolio acquisition opportunities in the markets in which we operate and works with our decision science team to prepare pricing models and perform account level analysis. In the last five years, we have purchased charged-off receivables from eight of the 10 largest U.S. credit card issuers, as well as from super-regional and regional banks and other issuers of credit. Potential purchasing opportunities are reviewed in detail by our finance department, which is responsible for preparing forecasted cash flows from each purchase based on our proprietary statistical models and our experience with similar purchases. These models and related assumptions are reviewed by our internal investment committee, which includes our senior management team and representatives from each key business function, to determine the appropriate purchase price for the available portfolios. We typically target gross recoveries of 2.0x to 3.0x our initial investment over a nine year period of which we receive the majority within the first 36 months.

        The majority of our purchasing opportunities are sourced through limited auctions where the original credit issuer is generally interested in dealing with a small group of parties that have the financial and operational wherewithal, including requisite information technology and compliance systems, to handle large volumes of charged-off receivables. We also evaluate one-off negotiated deals and broader auction sales depending on the type of charged-off receivable and process desired by the seller.

Voluntary, Non-Legal Collections

        Once we acquire a portfolio, we place the substantial majority of the acquired accounts with our Partners Network to pursue collections on a voluntary or non-legal basis, which means collection activities other than initiating lawsuits or other legal action. In the year ended December 31, 2010, approximately $155.5 million or 46.1%, of our total cash proceeds on owned accounts was generated through telephone and letter campaigns initiated by our Partners Network. Placements within our Partners Network are determined by our operations and inventory and velocity management teams to provide our best performing Partners with the largest placements of charged-off receivables, taking into consideration a variety of factors, including their capacity to effectively collect on additional accounts. For every dollar collected our Partners receive a fee that varies based on the type of account, age of the receivable, their performance relative to targets we establish and performance relative to their peers, and prior recovery attempts. If an account remains uncollected after its initial placement, we will evaluate moving that account to a legal collection effort or to another Partner to facilitate collection. Our internal operations team works closely with our United Network to ensure that our work standards are followed, to optimize recovery efforts and to help respond to changes in the collections environment or regulatory landscape.

Legal Collections

        If we or a franchise believes that a debtor has the ability but not the willingness to pay the debt owed on an account, our Partners, or a local law firm, may initiate legal action on that account. In the year ended December 31, 2010, approximately $106.8 million or 31.7%, of our total cash proceeds on owned accounts was generated through legal collection efforts. The attorney-based structure of our Partners Network provides us with a core group of law firms which have historically handled a substantial portion of our legal collections. In addition, we have assembled an extensive network of local law firms to provide us with legal collections capabilities in jurisdictions where we do not have a local franchisee law firm or where our franchises' legal capacity is insufficient to meet our needs. Similar to non-legal collections, our Partners and local law firms are paid a fee per dollar collected using legal processes. In addition to this servicing fee, we advance court costs and related fees on accounts placed for legal collection, and the attorneys are entitled to pursue reimbursement for their time and other expenses incurred as part of securing a judgment or settlement. Our legal collection efforts over time have led to the development of a significant number of awarded judgments on our owned accounts, which we believe will help generate future cash flows.

Other Collections

        Other collections include medical collections, Canadian collections, court cost recoveries, and miscellaneous cash proceeds. In the year ended December 31, 2010, approximately $29.0 million or 8.6%, of our total cash proceeds on owned accounts was generated through other collections.

Sales and Recourse Proceeds

        An integral part of our strategy is to continually evaluate whether we can derive a higher net present value on our purchased debt by selling it or by holding it and attempting to collect it. Based on market pricing and operational and capacity considerations within our United Network, we may sell certain purchased debt accounts at various stages of their collection cycle if we believe that the sale price may exceed the net present value of continuing to hold and pursue collection on those accounts. We buy large portfolios of accounts, some of which may not fit our collection strategy. Therefore, we sell some accounts before placing them with our United Network. In the year ended December 31, 2010, we generated cash proceeds of approximately $43.8 million, or 13.0% of our total cash proceeds on owned accounts, through the sale of purchased debt to over 84 different buyers.

        In addition, under the terms of our purchase contracts, we typically have the right to return, or recourse, certain accounts to the seller within a designated time period from the purchase date if the account does not meet certain agreed upon requirements, including the accounts of debtors who were deceased or bankrupt at the time of purchase. These recourse provisions typically provide us with a refund at the price paid per dollar amount of face value for each qualifying returned account. In the year ended December 31, 2010, our total cash proceeds from recourse accounts was approximately $1.9 million or 0.6% of total cash proceeds on owned accounts.

Contingency Collections

        In addition to collection efforts on our owned portfolios, we manage collection efforts through our Partners Network on behalf of other owners of charged-off receivables, for which we are paid a fee per dollar collected. In the year ended December 31, 2010, we placed a total of $540.0 million of face value of contingency accounts with our franchises for collections on behalf of our contingency clients. Our franchises collected a total of $42.2 million on these accounts, for which we received aggregate fees and royalties of $14.1 million, of which $9.7 million was paid to our franchises as servicing fees. In addition to our contingent fees earned per dollar collected, we earn royalties on the use of our proprietary collections platform ranging from 2% to 4% of each dollar collected for contingent debt collections from our franchises. The contingency business enables us to test the performance of new products and asset classes, helps us reduce the volatility of account flow to our franchises and provides us with the flexibility to curtail purchasing in situations where market pricing does not meet our return expectations. In times when a sufficient number of appropriately priced accounts are available for purchase, we accept a much smaller volume of contingent accounts. Historically, we have not performed legal collections on accounts placed with us on a contingency basis or performed collections on behalf of credit issuers.

Our Competitive Strengths

        We believe that we possess the following competitive strengths that differentiate us from our competitors:

        Unique Attorney-Based Partners Network.    Our attorney-based franchise model is unique to the charged-off receivables management industry and we believe that it delivers superior collection rates as compared to other models used in the industry. Our owned and managed charged-off receivables are allocated among our franchises based primarily on the performance of the franchises, not on their location. As a result, our franchises compete against each other for new placements of charged-off receivables on a continuing basis. In addition, those franchises whose performance meet or exceed certain underwriting targets over the term of the placement of the account with the franchise receive a higher contingent fee, whereas those who fall short of our prescribed targets receive a lower fee. This operational practice aligns each franchisee's profitability with that of SquareTwo's, thereby continually improving our Partners Network's performance, as over the course of time poorer performers tend to be replaced by those that can consistently meet or exceed our return expectations. Our franchises are operated by entrepreneurs who typically work exclusively for SquareTwo, rather than call center managers, which we believe minimizes turnover, improves efficiency and collection rates and creates a greater focus on compliance. Our agreements with our franchisees do not obligate us to place debt with any franchise, but, at the same time, prohibit the franchises from providing collection services to a third party without our prior approval. This exclusivity, combined with our performance-driven model, motivates each franchisee to deliver results, which we believe increases collection rates compared to the traditional large-scale collection agency platform. Additionally, we believe that debtors are more likely to take remedial action when they are contacted by a law firm or an attorney rather than a collection agency, further improving the effectiveness of our business model. In addition to the compliance and collections benefits provided by our attorney-based franchise model, we believe that law firms generally provide a more professional environment than call centers, helping our franchises to more effectively attract and retain quality collectors.

        Highly Scalable, Cost-Effective Business Model.    Our business model is highly scalable, as we believe that it is easier for each of our 38 franchises to hire and train one quality collector than for a call center to recruit and retain a significant number of quality collectors. In addition, we do not directly incur the expenses related to staffing or operating our franchises' collection efforts. Rather, these costs are borne by our franchises, resulting in a largely variable-cost business model for us as compared to the largely fixed-cost business models of other charged-off receivables buyers, which typically maintain large internal call center operations. In addition, we are able to leverage our proprietary technology platform to support growth without significant incremental corporate overhead.

        Disciplined and Proprietary Underwriting Process.    We adhere to a disciplined underwriting process, which we believe allows us to price purchasing opportunities at levels that meet our targeted return thresholds. Our underwriting process centers around our proprietary analytic models, which utilize historical data collected over our 16 years in the industry and incorporate current account level data, as well as information regarding current economic, pricing and collection trends. Our models use over 30 internally and externally generated variables, including credit bureau attributes, demographic data, and asset class information to provide comprehensive measures of value and potential collection rates at the individual account level. Since inception, our disciplined purchasing process has allowed us to achieve strong expected cash on cash returns of 2.1x on a gross basis, and typically results in 100% of our initial cash investment being returned within 12-24 months on a gross basis.

        Focus on Fresh Charged-off Credit Card Receivables.    We believe that we are one of the largest purchasers of fresh charged-off credit card receivables in the U.S. Fresh charged-off receivables are generally 180-210 days past due at the time of sale and have typically not been subject to previous collection attempts by a third-party collection agency. Typically, fresh charged-off receivables have a more rapid collection cycle than charged-off receivables that have been subject to previous collection attempts by collection agencies. We believe that our focus on fresh charged-off credit card receivables reduces the risk profile of our investments, increases our ability to maximize our cash-on-cash rates of return, and accelerates our ability to reinvest the capital we deploy. Additionally, we believe that fresh charged-off receivables provide a higher quality asset base and more predictable future cash flows than charged-off receivables that have been subject to prior third-party collection attempts, further mitigating risks associated with the future cash flows from our owned debt portfolios. Over the years ended December 31, 2010, 2009, and 2008, approximately 83.8% of our aggregate purchases, based on purchase price, have been of fresh charged-off credit card receivables.

        Purchasing Diversification for Balance.    In addition to our focus on fresh charged-off credit card receivables, the Company continues to evaluate other consumer, commercial, medical, and Canadian receivables to identify attributes that would make the same attractive for purchase and placement into our Partners Network. We believe these diversification efforts provide balance and flexibility for the Company to continue to grow when external, market factors may dictate pulling back on the purchase of fresh credit card charged-off receivables.

        Strong Relationships with Major Credit Issuers.    We have developed strong, long-standing relationships with a number of leading consumer credit card issuers that we believe view us as an important part of their charged-off receivables recovery strategy. We believe that credit issuers value our attorney-based model, focus on compliance, and pursuit of collections in a legal and ethical manner. Over the last five years, we have purchased actively from eight of the top 10 U.S. credit card issuers. Additionally, we have purchased charged-off receivables from regional and local financial institutions, finance and leasing companies and health care providers, and maintain strong relationships with many debt sellers in these markets. As a purchaser of predominantly fresh charged-off credit card receivables, we have direct relationships with issuers of credit that we believe typically provide us with superior access to the account documentation and chain of title information critical to successfully pursuing legal collections.

        Proprietary Technology Platform.    We have developed and will continue to develop a sophisticated software, computing and network architecture to support both the acquisition and management of our charged-off receivables and the collection activities of our franchises. In partnership with Oracle®, we have developed and will continue to develop our proprietary eAGLE technology platform, which we feel provides our franchises with the data necessary to optimize collections. eAGLE is replacing our proprietary legacy collections platform called STARS™. Each of our franchises is required to conduct all collection activities through either STARS™ or eAGLE. eAGLE tracks multiple collection metrics at the collector and account levels and delivers results in real time, providing us with immediate and comprehensive data on the performance of our Partners and enabling us to better allocate charged-off receivables among our Partners based on their performance relative to our expectations. The depth of our historical databases and current performance metrics enables us to perform sophisticated and granular analyses on potential debt purchasing opportunities that help us to achieve our target returns. The quantity and quality of the account and collector level information captured and reported by our systems is also critical to our ability to effectively manage the collection efforts on our owned and managed charged-off receivables, as the visibility our system creates allows us to move accounts efficiently between franchises or to modify liquidation strategies.

        Experienced Management Team.    We have an experienced management team with considerable expertise in the financial services industry, including the credit card and charged-off receivables management sectors. The key members of our management team have on average over 18 years of experience in financial services and related industries, including previous leadership roles at Key National Finance, First Data Corporation, Bank of America, MBNA and Asset Acceptance Capital Corp. We believe that the experience and expertise of our senior management team positions us to continue to successfully maintain and grow our core business. We have actively sought to complement internally developed management talent with externally recruited managers who bring new skill sets and perspectives to our company.

Our Strategy

        Key components of our strategy include the following:

        Strive to Become a World Class Employer Choice.    We believe that our strategies depend upon hiring, developing and retaining the highest quality of personnel. We will, at all levels of the Company, endeavor to attract the highest quality employees; and, through our commitment to our corporate values we will endeavor to retain these critical human resources. Through SquareTwo University, we believe that our investment in the professional development of our employees and Partners will ensure we maintain the advantages delivered by our personnel.

        Pursue Systemic Operational Excellence.    Our business is dependent on our sophisticated proprietary technology and our operational and analytical models that allow us to properly analyze and liquidate our accounts. Our technological and analytical tools are critical to our ability to allocate accounts among the members of our United Network and to manage our recovery efforts on our owned receivables. We will continue to invest in technology, refine our models to enhance our ability to purchase charged-off receivables at appropriate prices and maximize our recoveries through new and existing liquidation strategies.

        Grow and Diversify.    Our relationships with credit issuers provide us with access to purchasing opportunities for charged-off receivables. While we have developed strong relationships with many of the leading consumer credit issuers in the United States, we will continue to develop relationships with additional sellers of charged-off receivables, including regional and super-regional financial institutions. We will continue to expand our existing relationships into other related product lines, and diversify our acquisition efforts into other categories of charged-off receivables. These continued diversification efforts into parallel products and assets will assist us in meeting our long-term financial goals by quickly adapting to dynamic markets.

        Create an Outstanding Network of Partners.    We believe that our unique attorney-based Partners Network enables us to deliver superior recovery rates and provides us with an integrated network to pursue legal action where necessary. We will maintain and strive to further develop our relationships with a network of experienced, highly-motivated entrepreneurs that thrive in the competitive environment we create. We intend to continue to selectively add new franchises that can deliver strong collection results while maintaining the high ethical and compliance standards we demand. In addition to adding new franchise partners, we will continue to deliver tools and training to help our Partners improve and expand their operations to support our growth.

        Deliver Solid Financial Results.    Our focus will be on delivering solid bottom line results. By adhering to our other core strategies, we will strive to deliver sustainable growth and provide financial results that meet and exceed the expectations of our key stakeholders. We will continue to focus on buying assets at the analytically correct price and manage them, through our unique Partners Network, in an efficient, cost effective manner.

Our Owned Portfolios

        As of December 31, 2010, our active owned charged-off receivables totaled $8.2 billion in face value and consisted of approximately 3.6 million accounts. We believe that these accounts will represent a significant base of cash flows for us over the next nine years with approximately 87.8% of the cash proceeds on such accounts expected to be received in the next 36 months starting January 1, 2011. The average balance of the accounts that we own is generally higher than that of certain public companies in our industry. Higher balance accounts are generally better suited for legal collections. The following table sets forth summary information on our active owned charged-off receivables as of December 31, 2010.

Account Type	# of Accts (in thousands)	Avg. Bal. per Acct.	Active Face Value ($ in millions)	Active Face Value (% of Total)	Capital Deployed(1) ($ in millions)	Capital Deployed(1) (% of Total)
Credit Card—Fresh	981	$4,341	$4,256	51.7%	$1,347	81.3%
Consumer Loans—Fresh	86	4,293	370	4.5%	33	2.0%
Credit Card—Other	400	2,880	1,153	14.0%	204	12.3%
Medical	2,104	1,077	2,267	27.5%	20	1.2%
Other(2)	20	9,869	194	2.3%	52	3.2%

Total/Average	3,591	$2,295	$8,240	100.0%	$1,656	100.0%

(1)
Capital Deployed is an aggregate life-to-date total by account type. It is a representation of resource allocation and has not been adjusted based on account activity since the original deployment dates.

(2)
Other includes commercial purchases and student loans.

        Based on our proprietary models and analytics, we have developed detailed cash flow forecasts for the charged-off receivables that we owned as of December 31, 2010. As outlined in the table below, we anticipate that our owned charged-off receivables as of December 31, 2010 will generate a total of approximately $585.1 million of gross cash proceeds over the next nine years.

Estimated Remaining Proceeds by Year of Purchase ($ in thousands)

Purchase Year	0 - 12 Months	13 - 24 Months	25 - 36 Months	37 - 48 Months	49 - 60 Months	61 - 72 Months	73 - 84 Months	85 - 108 Months	Total
2004 and prior(1)	$8,709	$2,997	$395	$—	$—	$—	$—	$—	$12,101
2005	10,052	5,358	1,695	198	—	—	—	—	17,303
2006	13,692	8,458	3,973	987	151	—	—	—	27,261
2007	24,209	14,156	8,063	3,559	948	82	—	—	51,017
2008	49,272	26,842	13,953	8,152	3,501	522	5	—	102,247
2009	49,422	29,325	14,895	7,856	4,103	1,390	149	—	107,140
2010	98,077	88,303	42,098	19,985	10,869	6,501	2,035	137	268,005

Total	$253,433	$175,439	$85,072	$40,737	$19,572	$8,495	$2,189	$137	$585,074

Cumulative Percent	43.3%	73.3%	87.8%	94.8%	98.2%	99.6%	100.0%	100.0%

(1)
Represents estimated remaining proceeds for purchased debt acquired during the years 2001-2004.

Industry Overview

        According to reports published by Kaulkin Ginsberg, there are in excess of 6,000 participants in the U.S. accounts receivable management industry across the following three categories: (i) contingency collection agencies, (ii) debt purchasers and (iii) collection law firms. Contingency collection agencies work predominantly for issuers of credit on a fee per dollar collected basis and represent the largest segment (in terms of number of firms and annual collections) in the industry. Credit issuers use contingency collection agencies primarily to supplement their own internal recovery efforts, with the landscape of these participants generally consisting of smaller firms that work for a handful of credit issuers at a time. A contingency collection agency will typically receive placements of accounts for a pre-specified period of time, typically four to six months, during which they will have the opportunity to collect the accounts before the accounts are recalled by the credit issuer and moved to a different agency or treatment. Debt purchasers generally range from large purchasers that have their own collection operations to contingency collection agencies that acquire additional purchased debt volume as a secondary business, or smaller debt purchasers that may acquire accounts specific to a particular asset class or geography or may represent a pool of investment capital that outsources all collections work.

        During 2009, according to the Nilson Reports, U.S. credit card issuers sold approximately $44.2 billion (face value) in charged-off credit card receivables to debt purchasers. Including the sale of charged-off receivables by parties other than credit issuers, the annual volume of charged-off receivables purchased by debt purchasers is estimated to exceed $100.0 billion (face value). The largest U.S. debt purchasers typically purchase accounts on a national basis and have their own collection operations which they may supplement with contingency collection agencies and collection law firms, as necessary. The industry is characterized by a large number of smaller debt purchasers that may acquire accounts specific to a particular asset class or geography or may represent a pool of investment capital that outsources all collections work to various agencies. Generally, issuers of credit do not sell accounts directly to these smaller debt purchasers who source their accounts through other debt purchasers or portfolio brokers. In total, we believe that there are approximately 1,000 debt purchasing participants in the domestic accounts receivable management industry. Debt buyers often focus on different stages of delinquent or charged-off accounts. Credit card asset classes typically vary from fresh charge-offs (accounts that have generally not been placed with third-party collectors at the time of sale) to "quad" charge-offs (accounts that have been placed with four prior agencies at the time of sale). There are also active debt purchasing markets for other consumer receivables including charge-offs in the telecom, utility and healthcare markets which tend to consist of smaller average account balances than credit card charge-offs.

        Collection law firms generally work for a combination of credit issuers and debt purchasers to pursue legal recoveries on accounts. These firms typically receive advances for non-personnel costs associated with pursuing legal recoveries and are compensated on a fee per dollar collected basis. The placement of an account with a collection law firm typically lasts much longer than the placement of an account with a contingency agency as the legal recovery process can require several years. While several national and regional networks of collection law firms have been developed, we believe our attorney-based franchise model that handles both non-legal and legal collections on an integrated account management system that we control is unique within the industry.

        While the annual volume of charged-off receivables purchased by debt purchasers may exceed $100.0 billion (face value), the size of the industry on an annual basis is dictated primarily by the level of defaulted and charged-off receivables generated on non-mortgage consumer credit obligations and the economic factors that impact the recovery efforts on these accounts. According to the U.S. Federal Reserve Board, non-mortgage consumer obligations consist of non-real estate related short- and intermediate-term credit extended to individuals. Non-mortgage consumer debt can be segmented into two categories, revolving and non-revolving debt. Non-revolving debt, which includes automobile loans, manufactured housing loans, education, boats, trailers, vacations (and other debt not included in revolving debt) represents approximately 67% of the non-mortgage consumer debt market, with revolving debt (largely credit cards) accounting for the remaining 33%. According to the Nilson Reports, credit card purchase volume, which represents annual credit card transaction volume, is expected to increase from $1.9 trillion in 2009 to $3.0 trillion in 2015, representing a compound annual growth rate of approximately 8%. We believe the forecasted increases in purchasing transactions using credit cards will provide a solid base for the future supply of charged-off receivables for debt purchasers such as SquareTwo.

        At a high-level, the supply of debt available for purchase in our markets is determined based on consumer reliance on credit, charge-off rates, and the originating financial institutions willingness to sell charged-off receivables. The rise in charge-off rates during the recent economic recession has led directly to an increase in charged-off debt available for purchase. Collectability of charged-off accounts receivable is generally dictated by the ability to find the debtor and the debtor's ability and willingness to pay. We believe that economic indicators such as unemployment rates, consumer confidence and home equity values are generally indicative of trends in the recoverability of charged-off receivables. In the current economic environment, we believe that the U.S. accounts receivable management industry is being driven by a number of trends including the following:

        Increasing Charge-Offs of Receivables.    Charge-offs of consumer receivables continue to remain at historically high levels as banks and credit card companies continue to charge-off non-performing accounts and loans. According to data published by the Federal Reserve, charge-off rates at the end of 2010 were approximately 9%, which represents a significant increase from the average charge-off level of approximately 4% in the 2005 to 2007 period.

        Increasing Use of Legal Collections.    The accounts receivable management industry is increasingly recognizing the benefits of pursuing legal collections, particularly in a weak economic environment, and a number of industry participants have recently expanded their legal networks. We believe that this trend validates the attorney-based model we have built and improved over the past 16 years. Most other industry participants rely primarily on external legal networks that lack, in our opinion, the integrated account level visibility provided by our systems and the close operating partnership of our United Network.

        Increased Focus on Consumer Protection.    Consumer protection advocacy groups and government agencies continue to focus on the activities of consumer-focused accounts receivable management companies and the fair treatment of consumers. We believe that this trend will benefit high-quality firms such as SquareTwo that are dedicated to treating consumers fairly and maintaining stringent compliance standards. In addition to our experienced internal compliance and legal professionals, each of our franchises is attorney-managed. We believe this combination of internal resources and attorney-managed franchises generates a stronger focus on compliance and results in lower levels of complaints for us and our Partners.

        Our industry experienced a contraction in collections during the recent recession as unemployment rose, consumer confidence weakened and home equity values declined. We believe that collection rates have generally stabilized in the industry, albeit at levels well below historical peaks. In our experience, the debt purchasing and collections industry tends to recover from economic contractions quickly, as consumers and business owners attempt to repay their credit obligations as soon as possible. Historically, our success in collecting on our charged-off receivables has tended to move inversely with the unemployment rate and directly with consumer confidence and housing prices. As these macroeconomic indicators improve, we believe our industry will likely see improving collection rates. In the current environment, we expect there to continue to be a large supply of charged-off receivables available for purchase.

Recent Developments

Senior Revolving Credit Facility

        Concurrently with the closing of the offering of the outstanding notes in April 2010, SquareTwo Financial Corporation and its direct parent, CA Holding, and certain of SquareTwo Financial Corporation's subsidiaries, entered into a senior revolving credit facility and related security and other agreements for a senior secured revolving credit facility with GMAC Commercial Finance LLC, as agent, and the lenders party thereto. The senior revolving credit facility provides senior secured financing commitments of up to $185.0 million subject to a borrowing base, and provides the loan parties thereunder certain rights to obtain an increase of commitments under the facility by up to $15.0 million from any lenders that are willing to provide such commitments. All obligations under the senior revolving credit facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by a first priority security interest in substantially all of the assets of the borrowers and the guarantors thereunder. For more details, see "Description of Other Indebtedness—Senior Revolving Credit Facility."

Description of Principal Equity Holder

        CA Holding owns 100% of the outstanding equity in SquareTwo. CA Holding is majority-owned by affiliates of KRG Capital Management, L.P. ("KRG") and our company's founder, P. Scott Lowery. See "Certain Relationships and Related Transactions" for a description of the relationships between our company and KRG and between our company and Mr. Lowery. The remainder of CA Holding's equity is primarily owned by certain institutional investors, including private equity funds, banks and other financial institutions.

        Founded in 1996, KRG is a Denver-based private equity firm with over $4.3 billion of cumulative capital either deployed or available for future investment through its affiliated funds, including approximately $1.0 billion deployed since inception on behalf of equity co-investors. KRG specializes in investing in differentiated middle-market companies that focus on growth strategies tied to creating value for their customers. The firm seeks investment opportunities where KRG can partner with owners and operating managers who are committed to expanding their companies and becoming industry leaders. The result is a partnership that focuses on creating a larger enterprise through a combination of internal growth and complementary investments.

        Pursuant to the Amended and Restated Stockholders Agreement of CA Holding, affiliates of KRG have the right to designate a majority of the board of directors of CA Holding and, so long as certain continued ownership thresholds are met, P. Scott Lowery is entitled to be elected as a director of CA Holding and to appoint another member of the Board of Directors. Currently, Mr. Lowery's designee on the Board of Directors is Paul A. Larkins, the President and Chief Executive Officer of CA Holding and SquareTwo. See "Certain Relationships and Related Transactions" for a further description of the relationships between our company and related parties.

Corporate Information

        SquareTwo Financial Corporation is a Delaware corporation. Our corporate headquarters are located at 4340 South Monaco Street, Second Floor, Denver, Colorado 80237, and our telephone number at that location is (303) 296-3345. We maintain a website at www.squaretwofinancial.com. Information included on or accessible through our website does not constitute part of this prospectus and the reference to our website does not constitute incorporation by reference of such information, and you should not rely on such information.

 Organizational Structure

        The chart below is a summary of our organizational and ownership structure as of December 31, 2010.

CA Holding, Inc.
SquareTwo Financial Corporation[a][b]
Collect America of Canada, LLC
SquareTwo Financial Commercial Funding Corporation
Healthcare Funding Solutions, LLC
CACH, LLC
CACV of Colorado, LLC
Collect Air, LLC
SquareTwo Financial Canada Corporation
CACH of NJ, LLC
CACV of New Jersey, LLC
CCL Financial Inc.
ReFinance America, Ltd.
Orsa, LLC
Candeo, LLC
Autus, LLC
Metropolitan Legal Administration Services Inc.
Preferred Credit Resources Limited[a]

(a) Borrower under the new revolving credit facility

(b) Issuer of the notes offered hereby

The Exchange Offer

        On April 7, 2010, we completed an offering of $290.0 million in aggregate principal amount of the outstanding notes. The offering of the outstanding notes was exempt from registration under the Securities Act. This prospectus is part of a registration statement covering the exchange of the outstanding notes for the exchange notes. The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see the section entitled "The Exchange Offer" below.

Securities Offered	$290.0 million in aggregate principal amount of 11.625% Senior Second Lien Notes due 2017.
Exchange Offer

The exchange notes are being offered in exchange for a like principal amount of outstanding notes. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                        , 2011. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may only be exchanged in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

• the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer;
• the exchange notes will bear a different CUSIP number than the outstanding notes;
• the exchange notes are not entitled to certain registration rights that are applicable to the outstanding notes under the registration rights agreement; and
• certain special interest rate provisions applicable to the outstanding notes are no longer applicable.
Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2011, unless we decide to extend the exchange offer, which we do not currently intend to do. A tender of outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer

The exchange offer is subject to certain customary conditions, some of which we may waive in the exercise of our discretion. See "The Exchange Offer—Conditions to the Exchange Offer" below for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes

If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal. You must also then mail or otherwise deliver the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes to be exchanged and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures by DTC, by which you will agree to be bound by the letter of transmittal.

By executing the letter of transmittal, you will represent to us that, among other things:
• any exchange notes to be received by you will be acquired in the ordinary course of business;
• you have no arrangement or understanding with any person or entity to participate in a distribution (within the meaning of the Securities Act) of the exchange notes;

•       you are not an "affiliate" (within the meaning of Rule 405 under Securities Act) of SquareTwo Financial Corporation, or if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act; and

•       if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

See the sections below entitled "The Exchange Offer—Purpose of the Exchange Offer," "The Exchange Offer—Procedures for Tendering" and "Plan of Distribution."
Effect of Not Tendering

Any outstanding notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws. See "The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes."

Interest on the Exchange Notes and the Outstanding Notes

The exchange notes will bear interest from the most recent interest payment date on which interest has been paid on the exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Withdrawal Rights	Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
United States Federal Tax Consequences

There will be no United States federal income tax consequences to you if you exchange your outstanding notes for exchange notes in the exchange offer. See "Material United States Federal Income Tax Consequences."

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.
Exchange Agent	U.S. Bank National Association, the trustee under the indentures, is serving as exchange agent in connection with the exchange offer.

Terms of the Exchange Notes

        The following is a brief summary of the terms of the exchange notes. The financial terms and covenants of the exchange notes are the same as the outstanding notes. For a more complete description of the terms of the exchange notes, see the section entitled "Description of Exchange Notes."

Issuer	SquareTwo Financial Corporation
Exchange Notes Offered	$290.0 million of aggregate principal amount of 11.625% Senior Second Lien Notes due 2017.
Resale

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are an "affiliate" of SquareTwo Financial Corporation, within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you are not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Any holder of outstanding notes who:
• is an affiliate of SquareTwo Financial Corporation;
• does not acquire exchange notes in the ordinary course of business; or
• tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirement of the Securities Act in connection with the resale of the exchange notes. See "The Exchange Offer—Resale of Exchange Notes."

Maturity Date	April 1, 2017.
Interest

Interest on the exchange notes will accrue at a rate of 11.625% per annum from the last interest payment date of the outstanding notes exchanged therefore, payable semi-annually in cash in arrears on April 1 and October 1 of each year.

Ranking	The exchange notes and the guarantees will be our and the guarantors' senior secured obligations and will:

•       be effectively junior to our and the guarantors' obligations that are either (i) secured by prior or senior liens on the collateral, including indebtedness under our senior revolving credit facility, or (ii) secured by assets that are not part of the collateral that is securing the exchange notes, in each case to the extent of the value of the collateral securing such obligations;

•       be effectively senior to all of our and the guarantors' existing and future unsecured obligations to the extent of the value of the collateral securing the exchange notes, after giving effect to first-priority liens on the collateral and permitted liens;

•       rank senior in right of payment to our and the guarantors' existing and future obligations and other obligations that expressly provide for their subordination to the exchange notes and the guarantees; and

• be structurally subordinated to all of the existing and future obligations, including trade payables, of our subsidiaries that do not guarantee the exchange notes.

As of December 31, 2010, SquareTwo Financial Corporation and the guarantors have approximately $394.7 million aggregate principal amount of outstanding indebtedness, of which substantially all is senior debt, and of which approximately $106.2 million is effectively ranked senior to the outstanding notes to the extent of the assets securing such debt. In addition, the terms of the senior revolving credit facility and the indenture permit us to incur additional indebtedness, a portion of which may be secured, including up to approximately $25.0 million that would be available under our senior revolving credit facility prior to the effect of any reserves.

Our non-guarantor subsidiaries represented approximately 1.5% of our total assets as of December 31, 2010 and approximately 1.9% of our liabilities as reflected on the subsidiaries' balance sheet as of December 31, 2010, and represented approximately 5.3% and 5.8% of our consolidated revenue and Adjusted EBITDA, respectively, for the trailing twelve months ended December 31, 2010.

Guarantees

The exchange notes will be fully and unconditionally guaranteed on a senior secured basis by substantially all of our existing and future domestic subsidiaries that guarantee, or are otherwise obligors with respect to, indebtedness under our senior revolving credit facility. The exchange notes will not be guaranteed by our parent company, CA Holding.

Security

The exchange notes and the guarantees will be secured by a second priority lien on the assets owned by us and the domestic guarantors that also secure obligations under our senior revolving credit facility and obligations under certain hedging arrangements, subject to certain exceptions. The exchange notes and guarantees will not be secured by the assets of CA Holding other than its stock in SquareTwo Financial Corporation, which will be pledged to secure these obligations. The lenders under our senior revolving credit facility, and certain lenders and their affiliates providing hedging arrangements, will benefit from first-priority liens on the collateral. Under the security and pledge agreement, we and the domestic guarantors will grant security interests in substantially all of our and their real, personal and fixture property, subject to certain exceptions, including (i) accounts, chattel paper, commercial tort claims, deposit accounts, equipment, fixtures, goods, instruments, inventory, investment property, letter of credit rights and supporting obligations, cash and cash equivalents, and personal property, (ii) all of the equity interests held by them in subsidiaries (but, (a) as to the voting stock of any foreign subsidiary, not to exceed 65% of the outstanding voting stock and (b) excluding any capital stock of a subsidiary to the extent necessary for such subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Exchange Act of 1934 (the "Exchange Act"), due to the fact that such subsidiary's capital stock secured the exchange notes or guarantees, to file separate financial statements with the SEC) and (iii) all proceeds and products of the foregoing. For more details, see "Description of Exchange Notes—Security."

The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of the exchange notes (the "Holders") if the collateral is disposed of in a transaction that complies with the indenture and related security documents or in accordance with the provisions of the intercreditor agreement relating to the collateral securing the exchange notes and our senior revolving credit facility. See "Risk Factors—Risks Relating to the Notes—It may be difficult to realize the value of the collateral securing the notes" and "Description of Exchange Notes—Security.

Intercreditor Agreement

Pursuant to the intercreditor agreement, the liens securing the exchange notes will be second priority liens that will be expressly junior in priority to the liens that secure obligations under our senior revolving credit facility and obligations under certain hedging arrangements. Pursuant to the intercreditor agreement, the liens securing the exchange notes may not be enforced at any time when first priority lien obligations are outstanding, except for certain limited exceptions. The holders of the first priority lien obligations will receive all proceeds from any realization of the collateral or from the collateral or proceeds thereof in any insolvency or liquidation proceeding, in each case until the first priority lien obligations are paid in full. See "Description of Exchange Notes—Security—Intercreditor Agreement."

Optional Redemption

Prior to April 1, 2014, the exchange notes may be redeemed at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest plus a make-whole premium. On or after April 1, 2014 we may redeem the exchange notes, in whole or in part, at any time at the redemption prices described under "Description of Exchange Notes—Optional Redemption." In addition to the above described redemptions, we may redeem up to 35% of the aggregate principal amount of the exchange notes before April 1, 2013 with the net cash proceeds from certain equity offerings at a redemption price of 111.625% of the principal amount plus accrued and unpaid interest, if any, to the redemption date. See "Description of Exchange Notes—Optional Redemption."

Change of Control Offer

If we experience certain kinds of changes of control, we must offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see "Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control."

Mandatory Offer to Repurchase Following Certain Asset Sales

If we sell certain assets, under certain circumstances we must offer to repurchase the exchange notes as described under "Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales."

Certain Indenture Covenants	The indenture governing the exchange notes contains certain covenants limiting our ability and the ability of our restricted subsidiaries, under certain circumstances, to:
• incur additional indebtedness;
• declare or pay dividends, redeem stock or make other distributions to stockholders;
• make certain investments;
• create liens or use assets as security in other transactions;
• engage in transactions with affiliates;

• sell or transfer certain assets.
These covenants are subject to important exceptions and qualifications as described in this prospectus under the caption "Description of Exchange Notes—Certain Covenants."
No Public Market for the Exchange Notes

The exchange notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. There is no existing public market for the outstanding notes or the exchange notes. We cannot assure you that a liquid market for the outstanding notes or the exchange notes will develop or be maintained. See the section below entitled "Plan of Distribution."

Original Issue Discount

Because the outstanding notes were issued with original issue discount, or "OID," for U.S. federal income tax purposes, the exchange notes will be treated as having been issued with OID. U.S. holders generally will be required to include such OID in their income as it accrues for U.S. federal income tax purposes in advance of the receipt of any payment on the exchange notes to which the income is attributable. For additional information, see "Material United States Federal Income Tax Consequences."

Risk Factors

You should carefully consider all the information in this prospectus prior to participating in the exchange offer. In particular, you should evaluate the specific risk factors set forth under "Risk Factors" in this prospectus.

Summary Historical Financial and Operating Data

        The tables below set forth our historical financial and operating data for the periods presented. The summary historical income statement data for the years ended December 31, 2010, 2009, and 2008 and the summary historical balance sheet data as of December 31, 2010, 2009, and 2008 have been derived from our audited consolidated financial statements for such periods and such dates, which have been audited by Ernst & Young LLP. The results of operations are not necessarily indicative of the results to be expected for any future period.

        The information in this subsection is a summary and should be read in conjunction with "Capitalization," "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

        Adjusted EBITDA and ERP, as presented in this prospectus, are supplemental measures of our performance and purchased debt asset value, respectively, that are not required by, or presented in accordance with, GAAP. They are not measurements of our financial performance or asset value under GAAP and should not be considered as alternatives to net income, asset value, or any other performance measures derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of our liquidity.

        Adjusted EBITDA is calculated as net income before interest, taxes, depreciation and amortization (including amortization of the carrying value on our purchased debt), as adjusted by several items discussed more fully in this section. Adjusted EBITDA generally represents cash proceeds on our owned charged-off receivables plus the contribution of our other business activities less operating expenses (other than non-cash expenses, such as depreciation and amortization) as adjusted. Adjusted EBITDA, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis.

        We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance. We believe Adjusted EBITDA is representative of our cash flow generation that can be used to purchase charged-off receivables, pay down or service debt, pay income taxes, and for other uses. We believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Our board of directors and management use Adjusted EBITDA to measure our performance, and our management incentive compensation plans are currently based largely on Adjusted EBITDA. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

        ERP represents the expected cash proceeds of our then-current purchased debt portfolios over a nine year period. ERP is calculated as of a point in time assuming no additional purchases. We present ERP because we consider it to be an important supplemental measure of our purchased debt asset value and because it is used by other companies in our industry. In addition, the instruments governing our indebtedness use ERP to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. ERP, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

        The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as Adjusted EBITDA and ERP, which are derived on the basis of methodologies other than in accordance with GAAP. The reader is cautioned not to place undue reliance on Adjusted EBITDA and ERP.

 SquareTwo Financial Corporation and Subsidiaries Historical Financial Data

	Year Ended December 31,
($ in thousands)	2010	2009	2008
Revenues:
Revenues on:
Purchased debt, net(a)	$116,102	$154,561	$232,445
Contingent debt(b)	14,130	20,855	22,219
Other revenue	744	692	1,290

Total revenues	130,976	176,108	255,954

Expenses:
Collection expenses on:
Purchased debt(c)	110,627	101,889	119,906
Contingent debt(d)	9,697	14,479	15,560
Other direct operating expenses	2,477	2,951	3,565
Salaries and payroll taxes	24,139	18,845	20,312
General and administrative	13,376	11,644	11,512
Depreciation and amortization	5,517	5,190	5,781

Total expenses	165,833	154,998	176,636

Operating income (loss)	(34,857)	21,110	79,318
Other Income (Expense)
Interest expense	(45,982)	(45,481)	(46,364)
Other income (expense)	(3,697)	(334)	(394)

Total other expenses	(49,679)	(45,815)	(46,758)
Income (loss) before income taxes	(84,536)	(24,705)	32,560
Total income tax benefit (expense)	11,012	9,300	(12,788)

Net income (loss)	$(73,524)	$(15,405)	$19,772

Statement of Financial Position Data:
Cash and cash equivalents	$1,864	$426	$10,304
Purchased debt, net of valuation allowance	225,694	274,298	305,076
Total assets	466,704	508,651	529,521
Debt, including capital leases	402,663	366,258	427,505
Total equity	30,925	103,578	66,625
Operating and Other Data:
Adjusted EBITDA(e)	$193,369	$169,775	$252,812
Cash proceeds on purchased debt(f)	337,080	295,555	398,791
Cash collections on contingent debt(g)	42,184	61,807	79,911

Total cash proceeds(f)(g)	379,264	357,362	478,702
Operating expenses to total cash collections(h)	38.8%	38.9%	34.3%
Purchased debt—consumer, at face value(i)	3,663,702	2,150,659	2,796,000
Purchased debt—consumer, at cost(i)	162,325	106,529	230,452
Purchased debt—consumer, average cost(i)	4.4%	5.0%	8.2%
Purchased debt—total, at face value	4,312,608	3,278,322	3,042,181
Purchased debt—total, at cost	171,823	108,507	232,312
Purchased debt—total, average cost	4.0%	3.3%	7.6%
Capital expenditures(j)	4,244	6,390	9,785

($ in thousands)	As of December 31, 2010
Financial data:
Estimated Remaining Proceeds ("ERP")(k)	$585,074
Total debt	402,663
ERP to total debt(k)	1.5x
Total debt to TTM Adjusted EBITDA(e)	2.1x

(a)
Purchased debt revenue represents revenue recognized on owned charged-off receivables.

(b)
Contingent debt revenue represents revenue recognized on managed charged-off receivables.

(c)
Purchased debt expense includes servicing fees paid to our United Network for collections on owned charged-off receivables, court costs (net of court cost recoveries on cost recovery purchased debt) and other collection expenses.

(d)
Contingent debt expense includes primarily servicing fees paid to our Partners for collections on managed charged-off receivables.

(e)
TTM Adjusted EBITDA represents the trailing twelve months' net income before interest, taxes, depreciation and amortization plus proceeds applied to our balance sheet to amortize our purchased debt assets, as adjusted before certain other and non-cash items.

(f)
Cash proceeds on purchased debt include legal and non-legal collections, the reimbursement of certain legal costs previously paid by us (court cost recoveries), sales of accounts, and returns of certain non-conforming accounts through recourse.

(g)
Cash collections on contingent debt include collections on accounts we manage on a contingency basis, but do not own.

(h)
Operating expenses to total cash collections is calculated as total direct operating expenses (collection expense on purchased debt, and other direct operating expenses), divided by cash collections (legal collections, non-legal collections, and other collections).

(i)
Purchased debt—consumer includes credit card—fresh, consumer loans—fresh, and credit card—other.

(j)
Capital expenditures exclude expenditures financed through capital leases and capitalized interest.

(k)
ERP represents future cash proceeds that we expect to receive on owned charged-off receivables as of December 31, 2010, including legal and non-legal collections, court cost recoveries, sales of accounts, and recourse.

 Reconciliation of Net Income to Adjusted EBITDA

	Year Ended December 31,
($ in thousands)	2010	2009	2008
Net income (loss)	$(73,524)	$(15,405)	$19,772
Interest expense	45,982	45,481	46,364
Interest income	(234)	(165)	(106)
Income taxes (benefit)	(11,012)	(9,300)	12,788
Depreciation and amortization	5,517	5,190	5,781
Adjustments related to purchased debt accounting
Proceeds recorded as reduction of carrying value(1)	153,611	94,081	144,436
Amortization of step-up of carrying value(2)	534	1,089	4,127
Change in valuation allowance(3)	66,477	45,709	16,900
Certain other or non-cash expenses
Stock option expense(4)	903	1,778	1,406
Loss on debt extinguishment	2,761	—	—
Other(5)	2,354	1,317	1,344

Adjusted EBITDA	$193,369	$169,775	$252,812

(1)
Cash proceeds applied to the carrying value of purchased debt rather than recorded as revenue.

(2)
Non-cash amortization of a step-up in the carrying value of certain purchased debt assets related to purchase accounting adjustments resulting from the 2005 acquisition of us by CA Holding.

(3)
Represents changes in non-cash valuation allowances on purchased debt.

(4)
Represents non-cash expense related to option grants of CA Holding's equity granted to our employees and franchisees.

(5)
Other includes, as required by our covenant calculations within our Revolving Credit Facility, franchise note reserves, lease breakup costs, certain consulting fees, and management fees paid to KRG Capital Management L.P., other transaction expenses, executive recruitment expense and severance expense.

RISK FACTORS

        An investment in the exchange notes, like an investment in the outstanding notes, involves certain risks, including those set forth below. In addition to the risks set forth below, other risks and uncertainties not known to us or that we deem to be immaterial may also materially adversely affect our business operations. All of the following risks could materially and adversely affect our business, results of operations or financial condition, which in turn could adversely affect our ability to repay the notes. In such a case, you could lose all of or a part of your original investment. You should carefully consider the risks described below as well as other information and data included in this prospectus before making a decision whether to continue your investment in the outstanding notes or tender your outstanding notes in exchange for exchange notes. In this prospectus, when we refer to "notes," we are referring both to any outstanding notes that are not exchanged and to the exchange notes.

 Risks Related to our Business

Instability in the financial markets and the global economy may affect our ability to purchase charged-off receivables and the success of our recovery efforts.

        The current global financial and economic crisis, significant stress in the global capital markets, concerns over inflation, deflation, geopolitical issues, the availability and cost of credit, the depressed U.S. mortgage market, and a depressed real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the financial markets going forward. These factors, combined with declining business and consumer confidence and increased unemployment and other factors, precipitated a recession. The economic downturn and reduced consumer confidence adversely affected the ability and willingness of consumers to pay their debts, which has contributed to a significant decline in our recovery rates beginning most noticeably in the second half of 2008. While some economists believe that the recession has ended, relatively low economic growth and consumer confidence coupled with relatively high unemployment continue to present a challenging environment for the liquidation of charged off consumer, medical and commerical accounts.

        Further, as the recovery period for accounts on which we pursue legal action or litigation requires longer lead times, we may not fully understand the impact the economic environment has had on our legal recovery rates until much later in the collection cycle. If the economic downturn continues, consumer confidence remains at historically depressed levels and unemployment continues to remain at elevated levels, the ability and willingness of consumers to pay their debts and, accordingly, our ability to collect on our receivables, could continue to be adversely affected or be further reduced, which could have a material adverse effect on our results of operations, revenue, earnings and financial condition. We are unable to predict the likely duration or severity of the current adverse economic conditions, and the effects they may have on our business, financial condition and results of operations.

        Continued or further credit market dislocations, sustained market downturns, or governmental or other actions to unwind fiscal stimulus policies may also reduce the ability of lenders to originate new credit, limiting our ability to finance charged-off receivables in the future. Increased regulation and changes in underwriting criteria at financial institutions that result in a tightening of credit standards for consumers and an overall reduction in the availability of consumer credit would likely reduce our recovery rates as well. The challenging economic, business and consumer credit environment may impact our operations and financial projections and our ability to meet our debt obligations and covenants in the future.

We may be contractually required to purchase portfolios at a higher price than desired.

        Periodically, we purchase charged-off receivables based upon contracts that require us to make multiple buys at a fixed price. These contracts are commonly referred to in our industry as "forward flow contracts." Depending upon the length of the contractual arrangements, forward flow contracts typically contain termination clauses that allow termination at any time for any reason upon the delivery of advance written notice delivered a negotiated number of days prior to the termination of the contract. We may, from time to time, be required to purchase charged-off receivables under a forward flow contract for an amount higher than we would otherwise agree and therefore, these purchases may result in reduced returns or losses on our investments. We also cannot guarantee that all of our future forward flow agreements will contain the same termination provisions included in our current agreements. In more competitive environments, we have seen issuers focus on negotiating forward flow agreements that are longer in duration and have fewer contractual grounds for termination. If the market returns to these standards, we could be faced with a decision to either reduce our purchasing volume or agree to forward flow contracts that materially increase the risk on our purchases, both of which could have a material and adverse effect on our business.

Our failure to purchase sufficient quantities of charged-off receivables may necessitate franchise workforce reductions, which may harm our franchises and our business.

        Our franchises may be required to reduce the number of employees in their collection operations if we do not continually maintain or augment the charged-off receivables they service with additional charged-off receivables or if they do not collect sufficient amounts on the receivables they service. Reducing the number of franchise employees can adversely affect our business by reducing our overall effectiveness in collecting upon receivables and lead to:

  •
  disruptions in our operations and loss of efficiency in collection functions;

  •
  lower employee morale, higher employee attrition rates, fewer experienced employees and higher recruiting and training costs;

  •
  slowing of our ability to respond to new market opportunities or improvements in overall market conditions; and

  •
  defaults or losses under certain loans or extensions of credit that we have provided to various franchises.

We may not recover the cost of investments in purchased charged-off receivables and support operations.

        We purchase charged-off receivables generated primarily by consumer credit transactions. These are obligations that the individual consumer has failed to pay when due. The charged-off receivables are purchased from consumer creditors such as banks, finance companies, hospitals, and other consumer-oriented companies. Substantially all of the charged-off receivables consist of account balances that the credit grantor has made numerous attempts to collect, subsequently deemed uncollectible, and charged-off. We purchase these charged-off receivables at a significant discount to their then current face value, and, although we expect that our recoveries on these receivables will exceed the amount that we paid for them, actual recoveries will vary, and may be less than the amount expected, or may even be less than the amount we paid for them. In addition, the timing or amounts collected on the charged-off receivables cannot be assured. After purchase, collections on charged-off receivables could be reduced by consumer bankruptcy filings or other economic or regulatory factors. If cash flows from operations are less than anticipated as a result of our inability to collect on the charged-off receivables, we may have difficulty servicing our debt obligations and may not be able to purchase new charged-off receivables.

We are dependent upon third parties to service our charged-off receivables and our top four franchisees account for a significant portion of our total recoveries.

        We outsource our charged-off receivables servicing on both owned and managed portfolios. As a result, we are dependent upon the efforts of our United Network to service and collect our charged-off receivables. Any failure by these third-parties to adequately perform collection services for us or to remit such collections to us could materially reduce our cash flows, income and profitability.

        Our third-party servicing model gives us less control over the recovery efforts on our accounts and limits our ability to manage changes in our business environment. We rely on the owners and managers of our United Network and other third-party organizations to effectively manage their operations and to meet our servicing needs efficiently. Our franchisees tend to be entrepreneurs who do not typically have the resources, management training and management depth that a larger organization may have. This may negatively impact their ability to effectively adapt to changes in the economic environment or our markets or to manage turnover in their organizations. Any failure by the franchises, attorneys, or agencies we use to service our accounts to adequately perform their obligations could materially and adversely affect our recoveries, cash flows, profitability and business operations. To the extent these third-parties violate laws or other regulatory requirements in their collection efforts, it could also negatively impact us and we may not be aware of the risk or occurrence of any such violation given our distributed collections model. We may also face greater resistance in implementing new business practices or strategies at our franchises as their incentives may not align with ours and we do not have direct control over their operations and management.

        Our business model relies, in particular, on the exclusive servicing relationships we have with our franchises. If our franchises decide in the future that it is not desirable to be a SquareTwo franchise, and if we are not able to secure replacement franchises or other channels to service our accounts in a similar manner, it could negatively impact us. For example, one of our former franchisees recently terminated two franchises in the Buffalo, New York area.

        If our franchises are not able to maintain profitable operations, based on their business models, costs or the charged-off receivables we supply them, we could also be exposed to franchise turnover that is detrimental to our business. Our franchise agreements have defined terms that range from three to seven years. In 2011, we have four franchise agreements that are currently scheduled to expire if not renewed.

        Within our franchises, we have concentrations with our largest franchise owners. Our top four franchisees accounted for 30.4% of our total collections on purchased and contingent debt in 2010 and 35.9% in 2009. The loss of any one of, or multiple of, these franchisees could materially impact our collections capacity and the recovery rates on our accounts. During the year ended December 31, 2009, we began staggering the expiration dates of our franchises to attempt to mitigate the risk of losing multiple Partners at the same time. As of December 31, 2010, the average remaining life of our license agreements with our top four franchises is 5 years. One of these owners is P. Scott Lowery, our Chairman of the Board, who owns controlling interests in two of our franchises that represented 8.6% of our collections on purchased and contingent debt in 2010 and 10.2% in 2009.

We are dependent on our franchises' employees and a higher employee turnover rate at our franchises could have a material adverse effect on us.

        We are dependent on our franchises' ability to attract, hire, and retain qualified employees. The collection industry, by its nature, is labor intensive and experiences a high employee turnover rate. Many of our franchises' employees receive modest hourly wages combined with a performance based bonus and some of these employees are employed on a part-time basis. A higher turnover rate among our franchises' employees would increase recruiting and training costs for our franchises and could have a material and adverse impact on collections since we believe that experienced collection professionals generally tend to collect substantially more than inexperienced collections personnel. If our franchises are unable to recruit and retain a sufficient number of employees with the appropriate skill sets, we would be forced to limit our growth or possibly curtail our operations or purchasing of debt portfolios.

        Growth in our business will require recruiting and training qualified personnel at an accelerated rate from time to time. We cannot assure you that we, or our franchises, will be able to continue to hire, train, and retain a sufficient number of qualified employees to meet the needs of our business or to support our growth. If we are unable to do so, our operational results could be harmed. We have historically seen periods where we believe our performance has been negatively impacted by the ability of our franchises to hire and retain the appropriate sized staff to manage the recovery efforts on our accounts. Any increase in hourly wages, costs of employee benefits or employment taxes could also have a material and adverse effect on our operational results.

It can take several years to realize cash returns on our investments in charged-off receivables, during which time we are exposed to a number of risks in our business.

        It is not unusual to take in excess of 24 or 36 months for us to recoup the original purchase price of our investment in charged-off receivables after taking into consideration our direct and indirect operating costs, our financing costs, court cost advances, taxes and other factors. We typically underwrite our investments based on a projected return over five or more years. During this period, significant changes may occur in the economy, the regulatory environment, our company, or our markets, which could lead to a substantial reduction in our expected returns or reduce the value of the accounts we have purchased. Given the multi-year payback period on substantially all of our purchases, we are exposed to the risk of any such changes for a significant period of time.

        Furthermore, because of the payback period on our investments, our growth strategy will require additional capital funding to finance a continued increase in the size of our base of charged-off receivables. Our strategy could be negatively impacted by changes in the costs to finance such growth or our ability to refinance debt obligations that have funded such growth as they become due.

A significant portion of our portfolio purchases during any period may be concentrated with a small number of sellers of charged-off receivables.

        A significant percentage of our portfolio purchases for any given fiscal year may be concentrated with a few large sellers. The five largest sellers combined to account for approximately 83.0% of our portfolio purchases in 2010 and 85.9% in 2009. While we have initiated efforts to continue to diversify our purchasing relationships, given the inherent concentration in the consumer credit card market, we expect significant levels of concentration to continue to exist in our business. We cannot be certain that any of our significant sellers will continue to sell charged-off receivables to us on terms or in quantities acceptable to us, or that we would be able to replace such purchases with purchases from other sellers.

        A significant decrease in the volume of purchases from any of our principal sellers would force us to seek alternative sources of charged-off receivables. We may be unable to find alternative sources from which to purchase charged-off receivables, and even if we could successfully replace such purchases, the search could take time, the receivables could be of lower quality, cost more, or both, any of which could have a material and adverse affect on our financial performance.

We face intense competition that could impair our ability to maintain or grow our purchasing volumes and to achieve our goals.

        The charged-off receivables purchasing market is highly competitive and fragmented. We compete with a wide range of other purchasers of charged-off receivables, third-party collection agencies, other financial service companies and credit issuers who may aggressively attempt to collect defaulted receivables internally, and other owners of debt that manage their own charged-off receivables. Some of these companies may have substantially greater numbers of collectors and financial resources and may experience lower collector turnover rates than our United Network does. To the extent our competitors are able to better maximize recoveries on their assets or are willing to accept lower rates of return, we may not be able to grow or sustain our purchasing volumes or may be forced to acquire portfolios at lower expected returns. We believe that several of our larger competitors have debt financing structures that result in a lower cost of funds for them, which may put us at a significant competitive disadvantage. Furthermore, some of our competitors may obtain alternative sources of financing at more favorable rates than those available to us, the proceeds from which may be used to fund expansion and to increase the amount of charged-off receivables they purchase.

        Barriers to entry into the consumer debt collection industry are low. In addition to our traditional industry competitors, over time we have seen several financial investors such as hedge funds and private equity firms invest in the direct acquisition of charged-off receivables or finance other competitors. Companies with greater financial resources than we have may elect at a future date to enter the charged-off receivables purchasing business. We believe that the entrance of new market participants in our industry can lead to upward pricing pressure on charged-off receivables as a result of increased demand for charged-off receivables, but also because new purchasers may pay higher prices for the portfolios than more experienced purchasers would due to a lack of experience, data and analytics necessary to properly assess risks and return potential of the portfolios. To the extent existing or new participants in our markets drive pricing to levels we view as irrational, we may decide to dramatically reduce our investment activity and redeploy our resources to the collection of potentially less profitable contingency collection accounts.

        We have historically focused on purchasing recently charged-off, or "fresh," consumer receivables. We believe that decreases in applicable statutes of limitations making it potentially less profitable to purchase more aged receivables and the decrease in the cost of fresh charged-off receivables during the current recession have brought increased competition into this market segment. The decrease in recovery rates on all classes of charged-off receivables has also forced our competitors to improve processes, pricing abilities, and collection techniques. We cannot guarantee that we will remain competitive with the increased and improved competition. Furthermore, fresh charged-off credit card receivables volume is impacted by the trends of underlying consumer credit issuance. Over the last year, credit card issuers have significantly reduced their new card issuance volumes. This reduction is likely to lead to a reduced future supply of fresh charged-off credit card receivables available for sale, and therefore lead to increased pricing in our core fresh charged-off credit card receivables market.

        We believe that our substantial use of legal collections through our Partners Network and third party law firms has been a historical competitive advantage for us. We also believe that our competitors are increasingly focusing on legal collection. Their increased use of legal collection may impact the relative competitiveness of our business model, dilute the value of having debtors contacted by collectors associated with attorneys, or increase the compensation we must provide to attract and retain collection attorneys within our network.

        We face bidding competition in our acquisition of charged-off receivables. We believe that successful bids generally are awarded based predominantly on price and, to a lesser extent, based on service, reputation and relationships with the debt sellers. Some of our current competitors, and potential new competitors, may have more effective pricing and collection models, greater adaptability to changing market needs and more established relationships in our industry than us. Moreover, our competitors may elect to pay prices for portfolios that we determine are not reasonable and, in that event, our volume of portfolio purchases may be diminished. There can be no assurance that our existing or potential sources of debt portfolios will continue to sell their charged-off receivables at recent levels or at all, or that we will continue to offer competitive bids for charged-off receivables.

        If we are unable to develop and expand our business or to adapt to changing market needs as well as our current or future competitors, we may experience reduced access to portfolios of charged-off receivables in sufficient face value amounts at appropriate prices. As a result, we may experience reduced profitability which, in turn, may impair our ability to achieve our goals.

We may be adversely affected by possible shortages of available charged-off receivables for purchase at favorable prices.

        The availability of portfolios of charged-off receivables for purchase at favorable prices depends on a number of factors outside of our control, including the continuation of the historic growth trend in consumer credit card debt and the number of industry participants seeking to purchase charged-off receivables. Growth in consumer credit card debt may be limited or reversed by a reduction in available capital, changes in credit grantors' underwriting criteria, and regulations governing consumer lending. A future continued decline in the level of consumer credit card utilization and/or outstanding consumer credit card debt could result in fewer delinquent accounts receivable available at prices that we find attractive.

        In addition, credit card issuers, which have been the principal source of our charged-off receivables purchases, continue to consolidate. This consolidation has decreased the number of sellers in the market and, consequently, could over time, give the remaining sellers increased market strength in the price and terms of the sale of charged-off receivables. Certain issuers rely more heavily on internal collection efforts than debt sales and when such parties have completed acquisitions in the past, we have seen them reduce the volume of debt sales at the acquired entity dramatically, which has changed the supply and demand dynamics in our markets. If such consolidation occurs, we may be unable to buy the type and quantity of charged-off receivables at prices consistent with our historic return targets. In addition, we may overpay for portfolios of charged-off receivables, which may have a material and adverse effect on our results of operations.

        We believe that credit issuers and debt sellers are utilizing more sophisticated collection methodologies and analytical tools that result in lower quality portfolios available for purchase, which may render the portfolios available for sale less attractive for purchase. Our analytical models may not identify changes that issuers make in quality of the accounts they sell and because of the length of time involved in collecting charged-off receivables on acquired portfolios, and the volatility in the timing of our collections, we may not be able to identify trends and make changes in our purchasing or collection strategies in a timely manner which may result in reduced returns or losses on our investments.

Our future operating results will be negatively impacted if we do not replace our charged-off receivables in sufficient amounts. We rely heavily on the consumer credit card sector as a source of the charged-off receivables that we acquire.

        To operate profitably and to maintain the value of our business, we must continually acquire a sufficient amount of charged-off receivables to generate continued cash flows and revenue. Our buying activities during the first two quarters of fiscal year 2009 slowed dramatically. As the economic environment deteriorated, we believed that pricing of portfolios had not fallen enough to offset the decline in ultimate collections. Our decreased level of buying new portfolios during 2009 resulted in decreased collections in 2009 and has continued to impact our level of collections in the first nine months of 2010. If there are future actual changes in the economy or changes in consumer perception of the economy that impact the recovery of the charged-off receivables we acquire or future regulatory changes that we believe are not appropriately reflected in the price the market is willing to pay for charged-off receivables, we may substantially reduce our purchasing levels going forward or completely withdraw from the charged-off receivables purchasing market for short or extended periods of time.

        For the years ended December 31, 2010 and 2009, approximately 77.8% and 94.8%, respectively, of the charged-off receivables that we purchased, based on our acquisition cost, were domestic consumer credit card receivables. If the consumer credit card sector performs poorly, issuers in this sector may have fewer charged-off receivables available for purchase, or they may elect to perform collection services in-house. If there are any trends in this sector that reduce or eliminate the sale of charged-off consumer credit card receivables to third parties, it could dramatically impact our ability to continue to replace our charged-off receivables and harm our business and results of operations.

The statistical models we use to project remaining cash flows from our charged-off receivables may prove to be inaccurate, which could result in reduced revenues or the recording of a valuation allowance if we do not achieve the recoveries forecasted by our models.

        We use internally developed models to project the remaining cash flows from our charged-off receivables. These models and our decision science team are critical to determining the prices we are willing to pay for the portfolios that we acquire, the strategies that we use to pursue recovery on receivables, and selecting the accounts on which we will pursue legal recoveries. Our models consider known data about the accounts we acquire, including, among other things, our collection experience and changes in external factors impacting the debtor, in addition to certain data elements known when we acquired the accounts. There can be no absolute assurance, however, that we will be able to achieve the recoveries forecasted by our models or that our models appropriately capture and weigh the important predictive elements or that all the models we create and use will yield correct or accurate forecasts, since the historical collection experience may not reflect current realities, but it is our belief that the models that we have generated appropriately reflect our estimates of expected reality. Our models are based in part on information provided to us by third parties. We have no control over the accuracy of such information. If our models are not accurate, it could lead us to pay too much for charged-off receivables, pursue the wrong collection techniques on accounts and experience lower liquidation rates or larger investments in court costs and operating expenses. Furthermore, if we are not able to achieve these levels of forecasted liquidations, valuation allowances may be recognized and our revenues and returns will be reduced. Any of these events may have a material and adverse impact on our results of operations.

Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs and to access capital.

        The recent global financial and credit crisis exposes us to a variety of risks. The capital and credit markets experienced extreme volatility and disruption for nearly twenty-four months. Disruptions in the credit markets make it harder and more expensive to obtain funding. We rely on liquidity to pay our operating expenses and debt service obligations and to continue to finance the acquisition of charged-off receivables. Without sufficient liquidity, we could be forced to limit our investments in charged-off receivables or curtail operations. The principal sources of our liquidity are cash flows from operations, including recoveries on purchased charged-off receivables, bank borrowings, investments by CA Holding, and debt offerings. As a result of the challenging economic environment there is a risk that one or more lenders in our senior revolving credit facility syndicate could be unable to meet contractually obligated borrowing requests in the future. In the event current resources do not satisfy our needs, we may have to seek additional financing, which in times of adverse capital and credit market conditions may be unduly expensive or may not be available.

We may not be able to successfully resell accounts, which would reduce our returns and impact our liquidity.

        Periodically, we will sell certain accounts in a portfolio when we believe that the current market price exceeds our estimate of the net present value of the estimated remaining proceeds, net of our expenses, or when we otherwise determine that additional recovery efforts by us are not warranted. However, we may not be able to sell these accounts if resale pricing is unfavorable, if our buyers cannot secure adequate financing, if we are subject to certain resale restrictions, or if the number of resale transactions is limited. Our inability to resell unprofitable accounts may reduce our portfolio returns and reduce our cash flows. In the years ended December 31, 2010, 2009 and 2008, we generated total aggregate proceeds on account sales of approximately $43.8 million, $24.3 million and

$36.1 million, which represented 13.0%, 8.2%, and 9.0%, respectively, of our total recoveries on accounts in those years. In addition, when we resell accounts, we are often required to provide the purchaser with certain representations and warranties regarding the accounts. When making these representations and warranties, we typically rely on the representations and warranties given to us by the original creditor when we purchased the account. To the extent that the representations and warranties provided by the original creditor are inaccurate, we also may, inadvertently, make inaccurate representations or warranties that may require us to repurchase the affected accounts or expose us to liabilities and claims.

We may not be able to continue to satisfy the restrictive covenants in our senior revolving credit facility and indenture.

        All of our charged-off receivables are pledged to secure amounts owed to our lenders under our senior revolving credit facility and to our Holders pursuant to our indenture. Our senior revolving credit facility and our indenture impose a number of restrictive covenants on how we operate our business. These include financial maintenance covenants and covenants that restrict our ability to access additional capital or take other actions that we may determine are desirable for our business. Our ability to meet these financial covenants is predicated on our ability to continue to generate revenues and other financial results at levels sufficient to satisfy the requirements of our senior revolving credit facility and our indenture. Our failure to satisfy any one of these covenants could result in all or any of the following consequences, each of which could have a material and adverse effect on our ability to conduct business:

  •
  acceleration of outstanding indebtedness;

  •
  reduced availability under the calculations that govern our revolver borrowings under our senior revolving credit facility;

  •
  an increase in the interest rates we pay or the incurrence of significant fees and expenses;

  •
  our inability to continue to purchase charged-off receivables needed to operate our business; or

  •
  our inability to secure alternative financial financing on favorable terms, if at all.

Our success depends on our senior management team, and if we are not able to retain them, it could have a material and adverse affect on us.

        We are highly dependent upon the continued services and experience of our senior management team, including P. Scott Lowery, our Chairman of the Board; Paul Larkins, our President and Chief Executive Officer; L. Heath Sampson, our Chief Financial Officer; and Brian Tuite, our Chief Business Development Officer, as well as the managers and employees who report to these individuals. We depend on the services of our senior management team to, among other things, continue the development and implementation of our strategies, and to maintain and develop relationships with our franchises and the issuers from whom we purchase charged-off receivables. We have employment agreements with each of these named individuals; however, these agreements do not and will not assure the continued services of these officers. We have historically experienced voluntary and involuntary turnover of senior management personnel and can provide no assurance that this will not happen in the future. To the extent such turnover occurs, it could negatively impact our business and results of operations.

Failure to effectively manage our growth could adversely affect our business and operating results.

        We have expanded significantly over our history and we intend to grow in the future. However, any future growth will place additional demands on our resources, and we cannot be sure that we will be able to manage our growth effectively. To successfully manage our growth, we may need to:

  •
  expand and enhance our administrative infrastructure;

  •
  expand or enhance our access to debt or equity capital; and

  •
  enhance our management systems, our financial and information systems, and our controls.

        Uncontrolled growth could put additional emphasis on recruiting, training, managing and retaining our employees and the employees of our franchises, and place a strain on management, operations, and financial resources. We cannot assure you that the existing infrastructure, facilities, franchises and employees will be adequate to support our future operations or to effectively adapt to future growth. If we cannot manage our growth effectively, our results of operations may be adversely affected.

Failure to grow our existing and add new franchises could adversely affect our business and operating results.

        Growing our business is primarily dependent on our ability to grow through our franchises, which is dependent upon:

  •
  our ability to retain existing franchises and add new franchises; and

  •
  our ability to increase the amount of charged-off receivables placed with our franchises while maintaining satisfactory recovery rates and our compliance standards.

        Our ability to retain existing franchises and to expand those franchises is subject to a number of risks, including the risk that:

  •
  we fail to maintain the quality of services we provide to our franchises;

  •
  we fail to provide sufficient compensation for collections services; and

  •
  we fail to maintain the quality and quantity of charged-off receivables placements expected by our franchises.

        Our ability to add new franchises is subject to a number of risks, including the risk that:

  •
  we fail to identify qualified franchise owners;

  •
  we fail to offer competitive compensation for collections services;

  •
  we fail to properly train new franchises and they are unable to meet our performance expectations; and

  •
  we lack sufficient liquidity to provide start up or expansion loans to new or existing franchisees.

        If our efforts to retain and expand our existing franchises and add new franchises do not prove effective, it could have a material and adverse effect on our business, results of operations, and financial condition due to the resultant impact on our operational capacity.

Failure to successfully acquire and collect on portfolios in certain market spaces in which we may have little or no experience may have a material and adverse effect on our revenue and results of operations.

        We may acquire portfolios of charged-off receivables in market spaces in which we have limited or no prior experience. This may include, but may not be limited to, new or increased purchasing levels in the medical receivables market, student loan market, commercial receivables market, older consumer receivables market, delinquent but pre-charge off receivables market, and Canadian receivables market.

Our limited experience in these market spaces may impair our ability to properly underwrite and price these investments or to effectively and efficiently collect on these portfolios. Some of these market spaces may also have specific regulatory restrictions with which we have no experience or are not fully aware and are not fully compliant. Even if we price these assets appropriately, our United Network might not have the appropriate resources to effectively manage the recovery of these assets and the introduction of new types of charge-offs might have unforeseen and undesired consequences on the profitability and stability of our franchises.

We may not be successful in recovering court costs.

        We contract with our franchises and a nationwide network of attorneys that specialize in collection matters. We generally direct charged-off receivables for legal collection when we believe the related debtor has sufficient assets to repay the indebtedness but has, to date, been unwilling to pay. In certain circumstances, our franchises also initiate legal collection efforts on their own determination. In connection with our agreements with our franchises, we advance certain out-of-pocket court costs. While these costs are typically expensed as incurred, our recovery estimates of these costs are factored into our cash flow projections used to determine our revenue recognition in accordance with the interest method, or level-yield method, of accounting. These court costs may be difficult to collect, and we may not be successful in collecting amounts we expected to collect. If we are not able to recover these court costs, this may have a material and adverse affect on our results of operations and cash flows.

We may purchase portfolios that contain accounts which do not meet our account collection criteria.

        In the normal course of our portfolio acquisitions, some charged-off receivables may be included in the portfolios that fail to conform to the terms of the purchase agreements and we may seek to return these receivables to the seller for payment or replacement. However, we cannot guarantee that such sellers will be able to meet their obligations to us or that we will identify non-conforming accounts soon enough to qualify for recourse. Accounts which would be eligible for recourse if discovered in a timely fashion that we are unable to return to sellers are likely to yield no return. If we purchase portfolios containing too many accounts that do not conform to the terms of the purchase contracts or contain accounts that are otherwise uncollectible, we may be unable to recover a sufficient amount and the portfolio purchase could be unprofitable, which would have an adverse effect on our results of operations and cash flows.

A portion of our borrowings have floating interest rates that may expose us to higher interest payments should interest rates increase substantially.

        As of December 31, 2010, we had approximately $111.3 million of floating rate (primarily based on spreads above LIBOR or a base rate) debt outstanding, which represents the outstanding balance of the senior revolving credit facility. Prior to the impact of any interest rates swaps or caps we may enter into in the future, each 25 basis point increase in interest rates could increase our annual cash interest expense by $125,000 for each $50 million of our Base Rate variable rate borrowings outstanding for the entire year. Our LIBOR loans are subject to a floor of 2%, excluding our fixed margin, which is more fully described in our consolidated financial statements, and until certain LIBOR rates exceed 2% the cash we pay, per dollar borrowed, on those loans will not increase. We utilize LIBOR loans for the majority of our variable rate borrowings. As our strategy is to fund our growth in purchasing with additional borrowings under the senior revolving credit facility, our exposure to floating interest rates is likely to increase. In addition, the senior revolving credit facility contains interest rate floors which will eliminate the benefit of interest rates below certain thresholds even though we will be negatively impacted by increased interest rates.

We may seek to make strategic acquisitions. Acquisitions involve additional risks that may adversely affect us.

        From time to time, we, CA Holding or any of its other subsidiaries may seek to make acquisitions of businesses. We, CA Holding or any of its other subsidiaries may elect to borrow money, incur liabilities, or sell or issue stock to pay for future acquisitions and we or CA Holding may not be able to do so on terms favorable to us, or at all. Additional borrowings and liabilities may have a material and adverse affect on our or CA Holding's liquidity and capital resources. Our and CA Holding's common stock is not publicly traded and potential sellers may be unwilling to accept equity in a privately held company as payment for the sale of their business. If potential sellers are not willing to accept equity as payment for the sale of their business, we, CA Holding or any of our other subsidiaries may be required to use more of our cash resources, if available, in order to continue with the potential acquisition.

        Completing acquisitions involves a number of risks, including diverting management's attention from our daily operations, expenditures of other additional management, operational and financial resources, system conversions and the inability to maintain key pre-acquisition relationships with customers, suppliers and employees. We or CA Holding might not be able to successfully integrate future acquisitions into our business or operate the acquired businesses profitably, and we or CA Holding may be subject to unanticipated problems and liabilities of acquired companies. For example, certain other subsidiaries of CA Holding acquired substantially all of the assets of Impulse Marketing Group, LLC in November 2006, but was not successful in operating the acquired assets profitably and sold the business in December 2008 at a substantial loss. We or CA Holding may also be unable to make acquisitions of businesses with key strategic capabilities if we or CA Holding cannot secure financing or required approvals under our debt agreements or they are not available at favorable prices due to increased competition for these businesses which might adversely impact our competitive positioning in our industry.

There can be no assurance that actions of the U.S. Government, Federal Reserve and other governmental and regulatory bodies for the purpose of stabilizing the financial markets will achieve the intended effect.

        In response to the financial crisis affecting the banking system and financial markets, and going concern threats to investment banks and other financial institutions, the U.S. Government, Federal Reserve, and other governmental and regulatory bodies took actions to address the financial crisis, and future governmental and regulatory actions may be taken to provide further stimulus or to unwind the current fiscal stimulus. We cannot predict the future effect of these actions on our business and they could affect our ability to collect our charged-off receivables and result in a material adverse effect on our results of operations, revenue and profitability.

Terrorist attacks, war, and threats of attacks and war may adversely impact our results of operations, revenue and profitability.

        Terrorist attacks in the U.S. and abroad, as well as war and threats of war or actual conflicts involving the U.S. or other countries in which we or our United Network operate, may dramatically and adversely impact the economies of the U.S. and the other countries and cause consumer confidence and spending to decrease. Any of these occurrences could affect our ability to collect our charged-off receivables and result in a material adverse effect on our results of operations and cash flows.

Risks Relating to Compliance and Regulatory Matters

If we, or our United Network, fail to comply with applicable government regulation of the collections industry, it could result in the suspension or termination of our or our United Network's, ability to conduct business.

        The collections industry is regulated under various U.S. federal and state and Canadian laws and regulations. Many states, as well as Canada, require that we, and our third-party collectors, be licensed as debt collection companies. Both the Federal Trade Commission, referred to as the FTC, and the Bureau of Consumer Financial Protection each have the authority to investigate consumer complaints against debt collection companies, recommend enforcement actions, and seek monetary penalties. State regulatory authorities have similar powers. Furthermore, we rely extensively on the attorneys affiliated with our franchises, legal partner network, and agency network to perform and supervise collection operations in a highly compliant fashion. These attorneys are subject to regulation by their respective licensing and regulatory bodies. Failure to comply with applicable laws, regulations, and rules could result in further investigations and enforcement actions, and we could be subject to fines as well as the suspension or termination of our ability to conduct collections through our United Network, which would have a material and adverse effect on our financial position and the results of operations.

        In addition, new federal, state or foreign laws or regulations in the jurisdictions in which we or our United Network operates, or changes in the ways these rules or laws are interpreted or enforced, could limit our activities, or the activities of our United Network, in the future or significantly increase the cost of regulatory compliance. If we expand our international operations, we may become subject to additional government controls and regulations in other countries, which may be stricter or more burdensome than those government controls and regulations to which we are currently subject.

        In addition, we may purchase charged-off receivables in industries which have unique industry specific regulations. For example, the purchasing and collection of healthcare related receivables is subject to the provisions of the privacy rule contained in the Healthcare Insurance Portability and Accountability Act. To the extent that these specialty regulations apply to our business, the failure to comply could have a material and adverse impact on our financial position and results of operations.

Increased regulatory pressure on issuers of consumer credit could have a material and adverse impact on our business.

        The current legislative and regulatory environment is challenging for issuers of consumer credit. The Credit Card Accountability Responsibility and Disclosure Act of 2009 has been enacted. This law includes provisions that limit the interest rates that credit issuers can charge consumers, limit certain fees and other sources of revenue for credit issuers, and make other general changes focused on providing consumers with greater disclosure and protection. To the extent that this law reduces the profitability of issuing credit and results in lower credit card issuance volume, we could see a reduced supply of charged-off credit card receivables available for sale, which could lead to increased pricing and lower returns on our investments. This law could also impact the interest rates that we can charge consumers on post charge-off balances.

Our ability to recover on our charged-off receivables may be limited under federal, state and Canadian laws.

        Federal, state or local, and Canadian consumer protection, privacy and related laws, rules, and regulations extensively regulate the relationship between debt collectors and debtors. These laws, rules, and regulations may limit our ability to recover on our charged-off receivables regardless of any act or omission on our part or on our franchises' part. Some laws and regulations applicable to credit card issuers may preclude us from collecting on charged-off receivables we purchase if the credit card issuer or receivable owner previously failed to comply with applicable law in generating or servicing those receivables.

        New federal, state, local, or Canadian laws, rules or regulations, or changes in interpretation or enforcement, could limit our activities in the future or significantly increase the cost of regulatory compliance for us and our franchises. In addition, federal and state governmental bodies are considering, and may consider in the future, other legislative proposals that would regulate the collection of consumer receivables or the use of the consumer data that is critical to valuing and collecting on charged-off receivables.

        The Bureau of Consumer Financial Protection also has the ability to issue regulations interpreting the Fair Debt Collection Practices Act that may adversely affect our business and results of operations. This Bureau may also take enforcement actions against either debt sellers or debt purchasers that could have adverse impacts on our industry generally and our business specifically. This Bureau may also impose requirements on credit card issuers that could create a disincentive for credit card issuers to sell these accounts.

        The FTC has proposed amendments to the Fair Debt Collection Practices Act that may adversely affect our business and results of operations. No legislation has yet been proposed that would make these amendments law. The FTC may seek to accomplish its legislative goals through undertaking enforcement actions under section 5 of the FTC Act against debt purchasers and collection firms. Although we cannot predict if or how any future legislation would impact our business, our failure to comply with any current or future laws or regulations applicable to us could limit our ability to accurately price and collect on our charged-off receivables, which could reduce our profitability and harm our business.

        In addition to the possibility of new laws being enacted, it is possible that regulators and litigants may attempt to extend debtors' rights beyond the current interpretations placed on existing statutes. These attempts could cause us to expend significant financial and human resources to either litigate these new interpretations, or to alter our existing methods of conducting business to comply with these interpretations, either of which could reduce our profitability and harm our business.

A significant portion of our collections relies upon our success in individual lawsuits, which are inherently unpredictable, brought against consumers and our ability to collect on judgments in our favor.

        We generate a significant portion of our cash flows and revenue by collecting on judgments that are granted by courts in lawsuits filed against debtors. A decrease in the willingness of courts to grant such judgments, a change in the requirements for filing such cases or obtaining such judgments, a decrease in the applicable statute of limitations, or a decrease in our ability to collect on such judgments could have a material and adverse effect on our results of operations. As we increase our use of legal channels for collections, our margins and recoveries may decrease as a result of an increase in upfront court costs and costs related to counter claims. We may not be able to collect on certain aged accounts because of changes to applicable statues of limitations and we may be subject to adverse effects of regulatory changes that we cannot predict.

Our inability to provide sufficient evidence on accounts that are subject to legal collections may negatively impact the liquidation rate on these accounts.

        When we collect accounts using a legal channel, courts in certain jurisdictions require that a copy of the account statements or applications be attached to the pleadings to obtain a judgment against the account debtors. If we are unable to produce account documents, or if courts require documentation that the original creditor is not able, or contractually required, to provide, these courts may deny our claims. As our industry has increased its use of legal collection tactics significantly over the last several years, we have witnessed the institution of increased documentation requirements, evidentiary requirements in excess of those required for claims brought by entities other than debt purchasers and more consumer friendly behavior from judges and courts in various jurisdictions. We believe the current trend toward consumer protectionism could lead to judicial proceedings or practices that create increasingly challenging requirements that could limit our ability to effectively pursue litigation on accounts, or substantially increase our costs incurred in pursuing our legal remedies.

We are subject to ongoing risks of litigation, including individual and class actions under consumer credit, collections, and other laws.

        We operate in a litigious climate and currently are, and may in the future be, named as defendants in litigation, including individual and class actions under consumer credit, collections, and other laws. In certain situations, our current legal liability is limited by provisions of the Fair Debt Collections Practices Act. To the extent this act is amended or repealed in the future in a manner that eliminates the limitations on our liability for certain claims, we could face significantly larger litigation and claims expense going forward.

Our collections may decrease if bankruptcy filings increase or if bankruptcy laws change.

        Our ability to recover on an account where the debtor is subject to a Chapter 7 bankruptcy is substantially eliminated. During times of significant economic challenges, the amount of charged-off receivables generally increases, which contributes to an increase in the amount of personal bankruptcy filings. Under certain bankruptcy filings, a debtor's non-exempt assets are sold to repay creditors. Because the charged-off receivables we are attempting to collect are generally unsecured or secured on a second or third priority basis, we often would not be able to collect on those receivables if a Debtor files for bankruptcy and secured creditors have a claim on the debtor's assets. As a result, our collections may decline with an increase in bankruptcy filings or if the bankruptcy laws change in a manner adverse to our business, in which case, our financial condition and results of operations could suffer.

Negative attention and news regarding the debt collection industry and individual debt collectors may have a negative impact on a debtor's willingness to pay the charged-off receivables we acquire.

        The following factors may cause consumers to be more reluctant to pay their debts or more willing to pursue legal actions against us:

  •
  Annually the FTC publishes a report summarizing the complaints it has received regarding debt collection practices. The report contains the total number of complaints filed, the percentage of increases or decreases from the previous year, and an outline of key types of complaints.

  •
  Print and television media, from time to time, may publish stories about the debt collection or debt purchasing industry that may cite specific examples of real or perceived abusive collection practices. These stories are also published on websites, which can lead to the rapid dissemination of the story increasing the exposure to negative publicity about us or the industry.

  •
  The internet has websites where consumers list their concerns about the activities of debt collectors and seek guidance from other website posters on how to handle the situation. These websites are increasingly providing consumers with legal forms and other strategies to protest collection efforts and to try to avoid their obligations. To the extent that these forms and strategies are based upon erroneous legal information, the cost of collections is unnecessarily increased.

  •
  Advertisements by attorneys representing consumers, credit counseling centers, and debt settlement companies are becoming more common and add to the negative attention given to our industry. Certain of these organizations may also enable consumers to negotiate a larger discount on their payments than we would otherwise allow.

        As a result of this negative publicity, debtors may be more reluctant to pay their debts or could pursue legal action against us regardless of whether those actions are warranted. These actions could impact our ability to collect on the charged-off receivables we acquire and impact our ability to operate profitably.

 Risks Related to Information Technology and Telecommunications

We are highly dependent on our telecommunications and computer systems, including our proprietary collections platform.

        Our business is highly dependent on our telecommunications and computer systems. These systems could be interrupted by terrorist acts, natural disasters, power losses, computer viruses, or similar events. Our business is also materially dependent on services provided by various internet service providers and local and long distance telephone companies. Furthermore, our ability to use telecommunications systems to contact debtors is limited by laws, rules, and regulations. If our equipment or systems cease to work or become legally unavailable, if there is any change in the telecommunications market that would affect our ability or our franchises' ability to obtain favorable rates on communication services, or if there is any significant interruption in internet or telephone services, we may be prevented from providing services and our franchises may not be able to collect on the charged-off receivables we have purchased. Because we generally recognize revenue and generate operating cash flow primarily through collections, any failure or interruption of services and collections would mean that we, and our franchises, would continue to incur payroll and other expenses without any corresponding income.

        In 2009, we launched a new proprietary collections platform called eAGLE. The eAGLE collections platform will eventually replace our proprietary legacy collections platform called STARSTM. Each of our franchises is required to conduct all collection activities through either the STARSTM or eAGLE platform. As both systems are proprietary, we maintain them through internal resources and are not typically able to rely on third-party providers to remedy systems issues or errors. As the eAGLE platform was released in 2009, we are continuing to work through the resolution of systems adjustments and error resolutions. Given that this system has been in the production environment for only a year, we cannot be certain that the eAGLE system will be as effective as the STARSTM system or will generate the same level of collections efficiency. We are also in the process of finalizing the development for certain functional elements in STARSTM that do not currently exist in eAGLE. These additional releases will include functionality that is critical to our business such as our legal collections account management system. To the extent we are not able to complete these additional functions in a timely manner, we may incur additional development costs, our ability to efficiently pursue legal action on accounts in eAGLE may be limited, or we may be required to continue operating STARSTM. Continuing to operate two platforms for a prolonged period of time will likely result in higher costs and lower efficiency for us and our franchises. As the eAGLE platform is highly complex and represents over three years of continuing development and investment in excess of $20 million, we may also discover future errors in existing or newly created proprietary software coding that could have material adverse impacts on our business or require substantial investments to remedy, or which we may not be able to remedy at all. As these are internally developed programs, we cannot be assured that our level of development documentation is comparable to that on third-party software packages and we may have certain employees that possess important, undocumented, knowledge of our systems. If any such employee no longer works for us, our ability to maintain, repair or modify our collections platform may be limited.

Security and privacy breaches of the systems we use to protect personal data could adversely affect our business, results of operations and financial condition.

        Our databases contain personal data of our debtors, including credit card and healthcare information. This information includes (i) personal information relating to the debtor, such as name, social security number and credit card account number; (ii) location information relating to the location and telephone numbers for the debtor and (iii) account specific information such as the date of issuance of the card, charge-off date and charge-off balance for the card. Any security or privacy breach of these databases could expose us to liability, increase our expenses relating to the resolution of these breaches, and deter suppliers from selling charged-off receivables to us or clients from placing charged-off receivables with us on a contingency basis. Our data security procedures may not effectively counter evolving security risks, address the security and privacy concerns of existing or potential clients or be compliant with federal, state, and local laws and regulations in all respects. As each member of our Partners Network has access to our collections platform and this confidential information, we may also be subject to security breaches within a franchise. Any failures in our or our franchises' security and privacy measures could adversely affect our business, financial condition, and results of operations.

If we are not able to respond to technological changes in telecommunications and computer systems in a timely manner, we may not be able to remain competitive.

        Our success depends in large part on our sophisticated telecommunications and computer systems. We use these systems to enable our franchises to identify and contact large numbers of debtors and to record the results of the collection efforts on our owned and managed portfolios. If we are not able to respond to technological changes in telecommunications and computer systems in a timely manner, we may not be able to remain competitive. We have made a significant investment in technology to remain competitive and we anticipate that it will be necessary to continue to do so in the future. Telecommunications and computer technologies are changing rapidly and are characterized by short product life cycles, so we must anticipate technological developments. If we are not successful in anticipating, managing, or adopting technological changes on a timely basis, or if we do not have the capital resources available to invest in new technologies, our business could suffer.

We may not be able to adequately protect the intellectual property rights upon which we rely.

        We rely on proprietary software programs and valuation and collection processes and techniques, and we believe that these assets provide us with a competitive advantage. We consider our proprietary software, processes and techniques to be trade secrets, but a significant portion of them are not protected by patent or registered copyright. We may not be able to adequately protect our technology and data resources, which may materially diminish our competitive advantage.

Risks Relating to Accounting and Controls

We generally account for purchased charged-off receivables revenues using the interest method, or level yield method, of accounting in accordance with U.S. Generally Accepted Accounting Principles, which requires making reasonable estimates of the timing and amount of future cash collections. If the timing is delayed or the actual amount recovered by us is materially different from our estimates, it could cause us to recognize valuation allowances, and negatively impact our earnings.

        We utilize the interest, or level yield, method of accounting for the majority of our purchased charged-off receivables because we believe that the purchased receivables are discounted as a result of deterioration of credit quality and that the amounts and timing of cash proceeds for our purchased receivables can be reasonably estimated. This belief is predicated on our historical results and our knowledge of the industry. The interest method was prescribed by the Accounting Standards Executive Committee Practice Bulletin 6 ("PB 6"), "Amortization of Discounts on Certain Acquired Loans," as well as the Accounting Standards Executive Committee Statement of Position 03-3 ("SOP 03-3"), "Accounting for Certain Loans or Debt Securities Acquired in a Transfer," which was codified in Accounting Standards Codification 310-30 ("ASC 310-30"), "Loans and Debt Securities Acquired with Deteriorated Credit Quality."

        We first implemented the level yield method of accounting in January 2005 for a limited number of our purchases and applied them to certain purchased receivables acquired after December 31, 2004. Beginning with purchases in 2007, we have adopted the level yield method of accounting for the substantial majority of our purchases. The provisions of ASC 310-30 that relate to decreases in expected cash flows amend PB 6 for consistent treatment and apply prospectively to receivables acquired before January 1, 2005. Charged-off receivables acquired before January 1, 2005 will continue to be accounted for under PB 6, as amended, for provisions related to decreases in expected cash proceeds. The cost recovery method prescribed by ASC 310-30 is used when proceeds on a particular portfolio cannot be reasonably predicted in timing and amount. When appropriate, the cost recovery method may be used for pools that previously had a yield assigned. Under the cost recovery method, no revenue on a net basis is recognized until we have fully amortized the carrying value of a purchase net of the servicing fees we pay our United Network.

        Purchased debt portfolios accounted for under the level yield method are accumulated into static pools on a quarterly basis. Under the level yield method of accounting, cash proceeds on each static pool are allocated to revenue and to reduce the carrying value (purchased debt line item on balance sheet) based on an estimated gross internal rate of return ("IRR") for that pool. We determine the applicable IRR for each static pool based on our estimate of the expected cash proceeds of that pool and the rate of return required to reduce the carrying value of that pool to zero over its estimated life. Each pool's IRR is typically determined using an expected life of 60 to 108 months. As described below, if cash proceeds for a purchase deviate from the forecast in timing or amount, then we adjust the carrying value of the pool or its IRR (which determines our future revenue recognition), as applicable.

        Application of the level yield method of accounting requires the use of estimates, primarily estimated remaining cash proceeds, to calculate a projected IRR for each pool. These estimates are primarily based on historical experience and our proprietary models. The expected trends of each pool are analyzed at least quarterly. If these trends are materially different than the original estimates, certain adjustments are required. If future cash proceeds are materially different in amount or timing than the original estimate, earnings could be affected, either positively or negatively. Higher cash proceeds amounts, or cash proceeds that occur sooner than projected cash proceeds, will have a favorable impact on reversal of valuation allowances and the IRR thereby increasing revenues. Lower cash proceeds amounts, or cash proceeds that occur later than projected, will have an unfavorable impact and may result in a valuation allowance being recorded. As the accounting required under level yield treats current or projected underperformance as a current charge and current or projected over performance as future increase in revenue recognition, it can create increased volatility in our financial statements and results as there is no effective netting of over and underperforming pools. We believe the charged-off receivables we acquire will continue to exhibit variability that will make continued valuation allowances probable in our business. We believe this variability is accentuated in periods of changing economic environments as is evidenced by the level of valuation allowances we recorded in 2008, 2009, and 2010. Valuation allowances may cause reduced earnings or increased volatility in earnings. Consistent over-performance of our pools would also result in us understating revenue relative to the life-to-date yields of our pools due to consistently higher actual cash proceeds. As revenue recognition in the level yield method of accounting is based on estimates, any errors or misjudgments in our projected cash proceeds on a static pool could result in a significant future valuation allowance or an increase in IRR.

        In accordance with GAAP, we continue to have significant static pools of purchases that are accounted for under the cost recovery standards required by PB 6 and ASC 310-30. As cost recovery accounting results in revenue that is back-end weighted, we may experience a reduction in revenue as we transition a greater portion of our purchases to the level yield method of accounting, and thus have less revenue being recorded for our cost recovery assets as the cash flow streams for our assets accounted for under PB 6, prior to ASC 310-30, decrease. We expect to continue to have certain pools that do not meet our criteria for level yield method of accounting on cost recovery accounting going forward. The use of two different revenue recognition procedures may result in a lack of comparability of our financial performance or may increase the volatility of our revenues and earnings on our financial statements. In addition, our continued use of cost recovery accounting results in a more rapid reduction in the carrying value of purchased debt and slower recognition of revenue.

Goodwill and other intangible assets represented 36.7% of our total assets at December 31, 2010. If goodwill or the other intangible assets, including our Partners Network, are deemed to be impaired, we may need to take a charge to earnings.

        Our balance sheet includes goodwill, which represents the excess of the purchase price over the fair market value of the net assets of acquired businesses based on their respective fair values at the date of acquisition. Goodwill is tested at least annually for impairment. The test for impairment uses a fair value based approach, whereby if the implied fair value of a reporting unit's goodwill is less than its carrying amount, goodwill would be considered impaired. If our goodwill is deemed to be impaired, we will need to take a charge to earnings in the future to write-down this asset to its fair value.

        We make significant assumptions to estimate the future revenue and cash flows used to determine our fair value. These assumptions include future growth rates, profitability, discount factors, market comparables, future tax rates, and other factors. Variations in any of these assumptions could result in materially different calculations of impairment amounts. If the expected revenue and cash flows are not realized, impairment or valuation allowance losses may be recorded in the future.

        Our other intangibles include the value of our Partners Network, which was valued as part of purchase accounting applied at the date of CA Holding's acquisition of us during 2005. The Partners Network is reviewed each reporting period to determine if events and circumstances continue to support an indefinite life. If at any point it is determined that the Partners Network has a finite useful life, or if a triggering event occurs, it will be tested for impairment. We made significant assumptions to estimate the future cash flows used to determine the fair value of the Partners Network. If we lost a significant Partner, the future cash flows expected to be generated by the Partners Network may be less than the carrying amount, and an impairment loss may be recorded.

We may be subject to examinations and challenges by tax authorities.

        Our industry is relatively unique and, as a result, there is not a set of well defined laws, regulations, or case law for us to follow that match our particular facts and circumstances for certain tax positions. Therefore, certain tax positions we take are based on industry practice, tax advice, and drawing similarities of our facts and circumstances to those in case law relating to other industries. These tax positions may relate to tax compliance, sales and use, franchise, gross receipts, payroll, property, and income tax issues, including tax base and apportionment. Challenges made by tax authorities to our application of tax rules may result in adjustments to the timing or amount of taxable income or deductions, the allocation of income among tax jurisdictions, and inconsistent positions between different jurisdictions on similar matters. If any such challenges are made and are not resolved in our favor, we may be required to pay additional taxes and/or penalties which may be substantial, and could have a material and adverse effect on our financial condition and result of operations. Due to the differences in our tax and GAAP financial statements, we also expect to continue to generate deferred tax asset balances on our financial statements. To the extent we cannot satisfy the "more likely than not" requirement that we are confident these assets will be used in a reasonable time frame, we may be required to record valuation allowances against these assets as we did in the year ended December 31, 2010.

Our operating results and cash collections are cyclical and may vary from quarter to quarter.

        Our business depends on the ability to collect on our purchased charged-off receivables. Collections within purchases tend to be seasonally higher in the first and second quarters of the year, due to consumers' receipt of tax refunds and other factors. Conversely, collections within portfolios tend to be lower in the third and fourth quarters of the year, due to consumers' spending in connection with summer vacations, back-to-school purchases, the holiday season, and other factors. However, revenue recognized is relatively level due to our application of the interest method for revenue recognition. In addition, our operating results may be affected to a lesser extent by the timing of purchases of charged-off receivables due to the initial costs associated with purchasing and integrating these receivables into our system. As the interest method of accounting is sensitive to the timing of cash proceeds, a shift in the expected timing of significant receipts on purchases can have a material impact on the projected yield on a static pool and can result in valuation allowance charges. Consequently, income and margins may fluctuate quarter to quarter and our results in any particular quarter may not be indicative of future operating results.

If we fail to maintain an effective system of internal control over financial reporting and disclosure controls and procedures, we may be unable to accurately report our financial results and to comply with the reporting requirements under the Securities Exchange Act of 1934. As a result, creditors and investors may lose confidence in our financial reporting and disclosure required under the Securities Exchange Act of 1934, which could adversely affect our business and could subject us to regulatory scrutiny.

        Pursuant to our indenture, we will be required to file Annual Reports on Form 10-K once we have completed the exchange offer for the notes (or in certain circumstances, file a shelf registration statement with respect to the notes) and are registered with the SEC. Our Annual Reports will include our management's report on internal control over financial reporting. We cannot guarantee that we will not have any "significant deficiencies" or "material weaknesses". Compliance with these reporting requirements is expensive and time-consuming. If in the future we fail to complete this evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal control over financial reporting and would likely be in default under certain of our borrowing agreements. Meeting these requirements may result in a significant increase in costs for us. In addition, any failure to establish an effective system of disclosure controls and procedures could cause our current and potential creditors and investors to lose confidence in our financial reporting and disclosure required under the Securities Exchange Act of 1934, which could adversely affect our business.

Other Risks

We are controlled by an investor group led by KRG Capital Management, L.P., a private equity firm, and its affiliates, whose interests may not be aligned with those of our Holders.

        Under the stockholders agreement of our parent corporation, CA Holding, KRG has a contractual right to appoint a majority of the board of directors of CA Holding and thereby has the power to control our affairs and policies through its control of CA Holding, including the power of appointment or removal of management, the issuance of additional stock, stock repurchase programs and the declaration and payment of dividends. In addition, CA Holding must consent to the entering into of mergers, sales of substantially all our assets and certain other transactions.

        Circumstances may occur in which the interests of CA Holding and its equity investors could be in conflict with those of our Holders. For example if we encounter financial difficulties or are unable to pay our debts as they mature, CA Holding might pursue strategies that favor its equity investors over our debt investors. KRG may also have an interest in pursuing acquisitions, divestitures, financing or other transactions that, in their judgment, could enhance their equity investments, even though such transaction might involve risk to our Holders. Additionally, CA Holding and its equity investors have significant knowledge of our business operations and strategy and are not prohibited from making investments in any of our competitors.

Risks Related to the Notes and This Exchange Offer

We have substantial debt and have the ability to incur additional debt, a portion of which may be secured. The principal and interest payment obligations of such debt may restrict our future operations and impair our ability to meet our obligations under the notes.

        As of December 31, 2010, we have approximately $402.7 million aggregate principal amount of outstanding indebtedness, of which substantially all is senior debt, and of which approximately $111.3 million is effectively ranked senior to the outstanding notes to the extent of the assets securing such debt. In addition, the terms of senior revolving credit facility and the indenture permit us to incur additional indebtedness, a portion of which may be secured, including up to approximately $25 million that would be available under our senior revolving credit facility prior to the effect of any reserves.

        Our substantial debt may have important consequences to you. For instance, it could:

  •
  make it more difficult for us to satisfy our financial obligations, including those relating to the notes;

  •
  require us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, which will reduce funds available for other business purposes, including portfolio investments and capital expenditures;

  •
  place us at a competitive disadvantage compared with some of our competitors that may have less debt and better access to capital resources; and

  •
  limit our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

        Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

We may be unable to repay or repurchase the notes at maturity.

        At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes, we would try to obtain waivers of such prohibitions from the lenders and Holders under those arrangements, or we could attempt to refinance the borrowings that contain such restrictions. If we could not obtain a waiver or refinance the borrowings on favorable terms or at all, we would be unable to repay the notes.

The indenture governing the notes and our other debt agreements contain covenants that significantly restrict our operations.

        The indenture governing the notes and the senior revolving credit facility each contain, and any of our other future debt agreements may contain, numerous covenants imposing financial and operating restrictions on our business. These restrictions may have a material and adverse effect on our ability to operate our business and take advantage of potential business opportunities as they arise, including by restricting our ability to finance future operations and capital needs and limiting our ability to engage in other business activities. These covenants place restrictions on our ability and the ability of our restricted subsidiaries to, among other things:

  •
  incur additional indebtedness;

  •
  declare or pay dividends, redeem stock or make other distributions to stockholders;

  •
  make certain investments;

  •
  create liens or use assets as security in other transactions;

  •
  merge or consolidate, or sell, transfer, lease or dispose of substantially all of our assets;

  •
  engage in transactions with affiliates; and

  •
  sell or transfer certain assets.

        The senior revolving credit facility also includes restrictions on our ability, among other things, to make capital expenditures; changes in the nature of our business; acquisitions, reorganizations and recapitalization; guarantees; and debt repayments and requires us to maintain certain financial performance ratios. See "Description of Other Indebtedness." A payment default or an acceleration of indebtedness thereunder as a result of an event of default under the senior revolving credit facility would give rise to an event of default under the indenture governing the notes, which would entitle the Holders to exercise the remedies provided in the indenture, subject to the restrictions and other provisions set forth in the intercreditor agreement.

A default under any of the agreements governing our indebtedness could result in a default and acceleration of indebtedness under other agreements.

        Our senior revolving credit facility contains cross default provisions whereby a default under the indenture governing the notes could result in a default and acceleration of our repayment obligations under our senior revolving credit facility. If a cross-default were to occur, we may not be able to pay our debts or borrow sufficient funds to refinance such indebtedness. Even if new financing were available, it may not be on commercially reasonable terms or acceptable terms. If some or all of our indebtedness is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

        Any default under the agreements governing our indebtedness, including a default under our senior revolving credit facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior revolving credit facility and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness.

        In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior revolving credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior revolving credit facility to avoid being in default. If we breach our covenants under our senior revolving credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior revolving credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. In any such event, the lenders under our senior revolving credit facility and holders of certain hedging obligations would be entitled to be repaid with the proceeds of the sale of any collateral prior to the Holders.

Your right to receive payment on the notes will be structurally subordinated to the obligations of our non-guarantor subsidiaries.

        The notes will be guaranteed on a senior secured basis by substantially all of our existing and future domestic subsidiaries that guarantee, or are otherwise obligors with respect to, indebtedness under our senior revolving credit facility. Although CA Holding and our Canadian subsidiaries will guarantee our obligations under our senior revolving credit facility, they will not guarantee our obligations under the notes. Our non-U.S. subsidiaries will not be required by the indenture to guarantee the notes. Our non-guarantor subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the notes or the guarantees of the notes or to provide us or the guarantors with funds for our payment obligations. Our cash flow and our ability to service our debt, including the notes, depend in part on the earnings of our non-guarantor subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. Our non-guarantor subsidiaries represented approximately 1.5% of our total assets and approximately 1.9% of our liabilities as reflected on the subsidiaries' balance sheet as of December 31, 2010, and represented approximately 5.3% and approximately 5.8% of our consolidated revenue and Adjusted EBITDA, respectively, for the year ended December 31, 2010.

        The notes will be structurally subordinated to all current and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In the event of a bankruptcy, liquidation, dissolution or similar proceeding of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us or our guarantor subsidiaries. As of December 31, 2010, the non-guarantor subsidiaries had approximately $8.2 million of total indebtedness including trade payables and excluding intercompany indebtedness.

The lenders under our senior revolving credit facility will have the discretion to release the guarantors under the senior revolving credit facility in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

        While any obligations under our senior revolving credit facility remain outstanding, any guarantee of the notes may be released without action by, or consent of, any Holder or the trustee under the indenture governing the notes if the related guarantor is no longer a guarantor of obligations under the senior revolving credit facility or certain other indebtedness. See "Description of Exchange Notes—Brief Description of Exchange Notes and the Guarantees—The Notes Guarantees." The lenders under the senior revolving credit facility or such other indebtedness will have the discretion to release the guarantees under the senior revolving credit facility in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes.

We may not be able to repurchase the notes upon a change of control or sale of certain assets.

        Upon the occurrence of specific changes of control events or the sale of certain assets, we will be required to offer to repurchase all or a portion of the outstanding notes as set forth in "Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control" and "—Asset Sales," as appropriate. We may not be able to repurchase the notes upon a change of control or sale of certain assets because we may not have sufficient funds. Further, we will be contractually restricted under the terms of our senior revolving credit facility from repurchasing all of the notes tendered by Holders upon a change of control or sale of certain assets. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under the senior revolving credit facility. Our failure to repurchase the notes upon a change of control or sale of certain assets would cause a default under the indenture governing the notes and a cross-default under the senior revolving credit facility, which would permit the lenders thereunder to accelerate the maturity of borrowings under our senior revolving credit facility and, if such indebtedness is not paid, to enforce security interests in the collateral, thereby limiting the practical benefit of the offer-to-purchase provisions to the Holders. Any of our future debt agreements may contain similar provisions.

        In addition, the change of control provisions in the indenture governing the notes may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a "Change of Control" as defined in the indenture governing the notes that would trigger our obligation to repurchase the notes. If an event occurs that does not constitute a "Change of Control" as defined in the indenture governing the notes, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See "Description of Other Indebtedness" and "Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control."

The liens on the collateral securing the notes and the guarantees are junior and subordinate to the liens on the collateral securing the senior revolving credit facility and certain other first lien obligations.

        The notes and the guarantees will be secured by second priority liens granted by us and our existing domestic guarantors and any of our future domestic guarantors on our assets and the assets of such guarantors that secure obligations under our senior revolving credit facility and certain hedging obligations, subject to certain permitted liens, exceptions and encumbrances described in the indenture governing the notes and the security documents relating to the notes. As set out in more detail under "Description of Exchange Notes," the lenders under our senior revolving credit facility and holders of certain of our hedging obligations will be entitled to receive all proceeds from the realization of the collateral under most circumstances, including upon default in payment on, or the acceleration of, any obligations under our senior revolving credit facility, or in the event of our, or any of our subsidiary guarantors', bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, to repay such obligations in full before the Holders will be entitled to any recovery from such collateral. In addition, the indenture governing the notes permits us and the guarantors to create additional liens under specified circumstances, including liens senior in priority to the liens securing the notes. We cannot assure you that in the event of a foreclosure by the holders of the first priority lien obligations, the proceeds from the sale of collateral would be sufficient to satisfy all or any of the amounts outstanding under the notes after payment in full of the obligations secured by first priority liens on the collateral.

Holders will not control decisions regarding collateral.

        The lenders under our senior revolving credit facility, as holders of first priority lien obligations, control substantially all matters related to the collateral pursuant to the terms of the intercreditor agreement. The holders of the first priority lien obligations may cause the collateral agent thereunder (the "first lien agent") to dispose of, release, or foreclose on, or take other actions with respect to, the collateral (including amendments of and waivers under the security documents) with which Holders may disagree or that may be contrary to the interests of Holders, even after a default under the notes. To the extent collateral is released from securing the first priority lien obligations, the intercreditor agreement provides that, subject to certain exceptions, the second priority liens securing the notes will also be released. In addition, the security documents related to the second priority liens generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents governing such first priority liens without the consent of the Holders (except under certain limited circumstances) and that the security documents governing the second priority liens will be automatically changed, waived and modified in the same manner. Further, the security documents governing the second priority liens may not be amended in any manner adverse to the holders of the first-priority obligations without the consent of the first lien agent until the first priority lien obligations are paid in full. The security agreement governing the second priority liens prohibits second priority lienholders from foreclosing on the collateral until payment in full of the first priority lien obligations. We cannot assure you that in the event of a foreclosure by the holders of the first priority lien obligations, the proceeds from the sale of collateral would be sufficient to satisfy all or any of the amounts outstanding under the notes after payment in full of the obligations secured by first priority liens on the collateral.

It may be difficult to realize the value of the collateral securing the notes.

        The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee for the notes and the second lien collateral agent and any other creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the second lien collateral agent to realize or foreclose on such collateral.

        We believe our purchased debt accounts represent the significant majority of our collateral value. These assets, in particular, may be subject to significant changes in value due to economic or regulatory trends. In addition, it may be challenging for you to realize the value of our purchased debt collateral as these are financial assets, not physical assets, and represent liabilities of consumers who have defaulted on their obligations. Charged-off receivables typically decline in value over time. Due to the priority of the first lien security interests, and the provisions of the intercreditor agreement, you may not be able to take action on the collateral prior to it declining in value. To realize the value of the collateral, you may need to rely on third-party collection resources. In the event of a liquidation or winding up of our business, our franchisees may not be willing to continue to pursue recovery efforts on our accounts or may require you to increase the servicing fees you pay them to do so. If you had to rely on third parties outside of our Partners Network, you may not be able to access attorney-based collections or may be required to provide significant upfront investments in expenses. The institutions from which we acquire charged-off receivables may be unwilling to provide you with the account level documentation you would need to successfully pursue litigation on accounts which may significantly reduce the realizable value of the collateral for you.

        The value of the collateral at any time will also depend on the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, the failure by our franchises or other local law firms to adequately collect on such assets, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by Holders from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. Additionally, if a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

        In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary or otherwise, is subject to the provisions of the security agreement. The security agreement sets out a number of limitations on the rights of the Holders to require security in certain circumstances, which may result in, among other things, the amount recoverable under any security provided by any subsidiary being limited and/or security not being granted over a particular type or class of assets. Accordingly, this may affect the value of the security provided by us and our subsidiaries. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement the claims of the Holders to the proceeds of such enforcement will rank behind the claims of the holders of obligations under our senior revolving credit facility, which are first priority obligations, and holders of additional secured indebtedness (to the extent permitted to have priority by the indenture).

        The security interest of the second lien collateral agent will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the second lien collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the second lien collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

Bankruptcy laws may limit your ability to realize value from the collateral.

        The right of the second lien collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the second lien collateral agent repossessed and disposed of the collateral. Upon the commencement of a case under the bankruptcy code, a secured creditor such as the second lien collateral agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval, which may not be given. Moreover, the bankruptcy code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor's interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

        In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary power of a bankruptcy court, it is impossible to predict:

  •
  how long payments under the notes could be delayed following commencement of a bankruptcy case;

  •
  whether or when the collateral agent could repossess or dispose of the collateral;

  •
  the value of the collateral at the time of the bankruptcy petition;

  •
  or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        In addition, the intercreditor agreement provides that, in the event of a bankruptcy, the trustee and the second lien collateral agent may not object to a number of important matters following the filing of a bankruptcy petition so long as any first priority lien obligations are outstanding. After such a filing, the value of the collateral securing the notes could materially deteriorate and the Holders would be unable to raise an objection. The right of the holders of obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

        Any disposition of the collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on first priority lien debt and, thereafter, the notes, the Holders would hold a secured claim only to the extent of the value of the collateral to which the Holders are entitled and unsecured claims with respect to such shortfall. The bankruptcy code only permits the payment and accrual of post-petition interest, costs and attorney's fees to a secured creditor during a debtor's bankruptcy case to the extent the value of its collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

A court could void our subsidiaries' guarantees of the notes and the liens securing such guarantees under fraudulent transfer laws.

        Although the guarantees provide you with a direct claim against the assets of the subsidiary guarantors and the guarantees will be secured by the collateral owned by the guarantors, under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee or lien could be voided, or claims with respect to a guarantee or lien could be subordinated to all other debts of that guarantor. In addition, a bankruptcy court could void (i.e., cancel) any payments by that guarantor pursuant to its guarantee and require those payments and enforcement proceeds from the collateral to be returned to the guarantor or to a fund for the benefit of the other creditors of the guarantor. Each guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor's obligations or reduce the guarantor's obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the interests of the creditors in the guarantees.

        The bankruptcy court might take these actions if it found, among other things, that when a subsidiary guarantor executed its guarantee or granted its lien (or, in some jurisdictions, when it became obligated to make payments under its guarantee):

  •
  such subsidiary guarantor received less than reasonably equivalent value or fair consideration for the incurrence of its guarantee or granting of the lien; and

  •
  such subsidiary guarantor:

  •
  was (or was rendered) insolvent by the incurrence of the guarantee;

  •
  was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital to carry on its business;

  •
  intended to incur, or believed that it would incur, obligations beyond its ability to pay as those obligations matured; or

    •
    was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

        A bankruptcy court would likely find that a subsidiary guarantor received less than fair consideration or reasonably equivalent value for its guarantee or lien to the extent that it did not receive direct or indirect benefit from the issuance of the notes. A bankruptcy court could also void a guarantee or lien if it found that the subsidiary issued its guarantee or granted its lien with actual intent to hinder, delay or defraud creditors.

        Although courts in different jurisdictions measure solvency differently, in general, an entity would be deemed insolvent if the sum of its debts, including contingent and unliquidated debts, exceeds the fair value of its assets, or if the present fair salable value of its assets is less than the amount that would be required to pay the expected liability on its debts, including contingent and unliquidated debts, as they become due.

        If a court voided a guarantee or lien, it could require that Holders return any amounts previously paid under such guarantee or enforcement proceeds from the collateral. If any guarantee or lien were voided, Holders would retain their rights against us and any other subsidiary guarantors, although there is no assurance that those entities' assets would be sufficient to pay the notes in full.

Any future pledge of collateral might be avoidable in bankruptcy.

        Any future pledge of collateral in favor of the second lien collateral agent, including pursuant to mortgages and other security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the Holders to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

        We maintain insurance or otherwise insure against certain hazards. There are, however, losses that may not be insured. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes and the guarantees.

We cannot be sure that a market for the notes, if any, will develop or continue.

        We cannot assure you as to:

  •
  the liquidity of any trading market for the notes;

  •
  your ability to sell your notes; or

  •
  the price at which you may be able to sell your notes.

        The notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects and prospects for companies in our industry generally. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high-yield securities.

        The exchange notes are new issues of securities and will not be listed on any securities exchange or included in any automated quotation system. There is no existing public market for the outstanding notes or the exchange notes. We cannot assure you that a liquid market for the outstanding notes or the exchange notes will develop or be maintained.

        Prior to completion of a registered exchange offer for the notes, the notes may not be publicly offered, sold or otherwise transferred in any jurisdiction where registration may be required. Under the exchange and registration rights agreement applicable to the notes, we have agreed to use commercially reasonable efforts to exchange the notes for equivalent registered securities or, in some circumstances, to register resales of the notes under the Securities Act. However, we may not be successful in consummating the exchange or having the registration statement declared effective.

If you do not exchange your outstanding notes pursuant to the exchange offer, you will continue to have restrictions on your ability to resell them.

        The outstanding notes were not registered under the Securities Act or under the securities laws of any state and may not be resold, offered for resale or otherwise transferred unless they are subsequently registered or resold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your outstanding notes for exchange notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless they are registered under the Securities Act or unless you resell them, offer to resell them, or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, once the exchange offer has terminated, we will no longer be under an obligation to register the outstanding notes under the Securities Act except in limited circumstances provided for in the registration rights agreement. In addition, to the extent that the outstanding notes are tendered for exchange and accepted in the exchange offer, any trading market for the untendered or tendered but unaccepted outstanding notes could be adversely affected.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that: (i) the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer; (ii) the exchange notes will bear a different CUSIP number than the outstanding notes; (iii) the exchange notes will not be entitled to certain registration rights that are applicable to the outstanding notes; and (iv) certain interest rate provisions applicable to the outstanding notes will no longer be applicable. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

 CAPITALIZATION

        The table below sets forth our cash and cash equivalents and our capitalization as of December 31, 2010. This table should be read in conjunction with the information included under the headings "Use of Proceeds," "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Other Indebtedness" and the financial statements and related notes included elsewhere in this prospectus.

($ in thousands)	December 31, 2010
Cash and cash equivalents	$1,864

Debt:
U.S. Senior revolving credit facility	106,226
Canadian line of credit borrowings	5,114
11.625% Senior Second Lien Notes due 2017, net of $4,506 unamortized discount	285,494
Other(1)	5,829

Total debt	402,663
Total SquareTwo stockholder's equity	30,714

Total capitalization	$433,377

(1)
Includes capital leases and other promissory notes. See "Description of Other Indebtedness."

 SELECTED HISTORICAL FINANCIAL DATA

        The tables below set forth our historical financial and operating data for the periods presented. The summary historical income statement data for the years ended December 31, 2010, 2009, 2008, 2007, and 2006 as well as the summary historical balance sheet data as of December 31, 2010, 2009, 2008, 2007, and 2006 have been derived from our audited consolidated financial statements for such periods and such dates, which have been audited by Ernst & Young LLP. The audited consolidated balance sheets of SquareTwo Financial Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2010 are included elsewhere in this prospectus. The results of operations are not necessarily indicative of the results to be expected for any future period.

        Adjusted EBITDA and ERP, as presented in this prospectus, are supplemental measures of our performance and purchased debt asset value, respectively, that are not required by, or presented in accordance with, GAAP. They are not measurements of our financial performance or asset value under GAAP and should not be considered as alternatives to net income, asset value, or any other performance measures derived in accordance with GAAP, or as alternatives to cash flows from operating activities or a measure of our liquidity.

        Adjusted EBITDA is calculated as net income before interest, taxes, depreciation and amortization (including amortization of the carrying value on our purchased debt), as adjusted by several items discussed more fully in "Summary—Summary Historical Financial and Operating Data." Adjusted EBITDA generally represents cash proceeds on our owned charged-off receivables plus the contribution of our other business activities less operating expenses (other than non-cash expenses, such as depreciation and amortization) as adjusted. Adjusted EBITDA, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis.

        We present Adjusted EBITDA because we consider it to be an important supplemental measure of our performance. We believe Adjusted EBITDA is representative of our cash flow generation that can be used to purchase charged-off receivables, pay down or service debt, pay income taxes, and for other uses. We believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Our board of directors and management use Adjusted EBITDA to measure our performance, and our current management incentive compensation plans are based largely on Adjusted EBITDA. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

        ERP represents the expected cash proceeds of our then-current purchased debt portfolios over a nine year period. ERP is calculated as of a point in time assuming no additional purchases. We present ERP because we consider it to be an important supplemental measure of our purchased debt asset value and because it is used by other companies in our industry. In addition, the instruments governing our indebtedness use ERP to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. ERP, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

        The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures, such as Adjusted EBITDA and ERP, which are derived on the basis of methodologies other than in accordance with GAAP. The reader is cautioned not to place undue reliance on Adjusted EBITDA and ERP.

        The information in this subsection is a summary and should be read in conjunction with "Capitalization," "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

 SquareTwo Financial Corporation and Subsidiaries Historical Financial Data

	Year Ended December 31,
($ in thousands)	2010	2009	2008	2007	2006
Revenue:
Revenues on:
Purchased debt, net(a)	$116,102	$154,561	$232,445	$228,789	$180,334
Contingent debt(b)	14,130	20,855	22,219	26,187	23,537
Other revenue	744	692	1,290	646	1,008

Total revenues	130,976	176,108	255,954	255,622	204,879

Expenses:
Collection expenses on:
Purchased debt(c)	110,627	101,889	119,906	131,460	107,925
Contingent debt(d)	9,697	14,479	15,560	19,734	16,177
Other direct operating expenses	2,477	2,951	3,565	3,508	3,138
Salaries and payroll taxes	24,139	18,845	20,312	22,097	16,619
General and administrative	13,376	11,644	11,512	13,148	7,892
Depreciation and amortization	5,517	5,190	5,781	4,901	3,719

Total expenses	165,833	154,998	176,636	194,848	155,470

Operating income (loss)	(34,857)	21,110	79,318	60,774	49,409
Other Income (Expense):
Interest expense	(45,982)	(45,481)	(46,364)	(60,540)	(56,417)
Other income (expense)	(3,697)	(334)	(394)	250	1,470

Total other expenses	(49,679)	(45,815)	(46,758)	(60,290)	(54,947)
Income (loss) before income taxes	(84,536)	(24,705)	32,560	484	(5,538)
Total income tax benefit (expense)	11,012	9,300	(12,788)	(1,003)	2,114

Net income (loss)	$(73,524)	$(15,405)	$19,772	$(519)	$(3,424)

Statement of Financial Position Data:
Cash and cash equivalents	$1,864	$426	$10,304	$39	$492
Purchased debt, net of valuation allowance	225,694	274,298	305,076	238,389	212,079
Total assets	466,704	508,651	529,521	522,726	530,918
Total debt, including capital leases	402,663	366,258	427,505	411,695	401,443
Total equity	30,925	103,578	66,625	89,241	103,983
Operating and Other Data:
Cash proceeds on purchased debt(e)	$337,080	$295,555	$398,791	$438,775	$362,926
Cash collections on contingent debt(f)	42,184	61,807	79,911	95,135	72,369
Total cash proceeds(e)(f)	379,264	357,362	478,702	533,910	435,295
Purchased debt—consumer, at face value(g)	3,663,702	2,150,659	2,796,000	2,584,550	2,550,844
Purchased debt—consumer, at cost(g)	162,325	106,529	230,452	229,639	227,267
Purchased debt—consumer, average cost(g)	4.4%	5.0%	8.2%	8.9%	8.9%
Purchased debt—total, at face value	4,312,608	3,278,322	3,042,181	2,995,074	3,135,052
Purchased debt—total, at cost	171,823	108,507	232,312	237,989	247,772
Purchased debt—total, average cost	4.0%	3.3%	7.6%	7.9%	7.9%
Capital expenditures(h)	4,244	6,390	9,785	2,371	379

(a)
Purchased debt revenue represents revenue recognized on owned charged-off receivables.

(b)
Contingent debt revenue represents revenue recognized on managed charged-off receivables.

(c)
Purchased debt expense includes servicing fees paid to our United Network for collections on owned charged-off receivables, court costs (net of court cost recoveries on cost recovery purchased debt) and other collection expenses.

(d)
Contingent debt expense includes primarily servicing fees paid to our Partners for collections on managed charged-off receivables.

(e)
Cash proceeds on purchased debt include legal and non-legal collections, the reimbursement of certain legal costs previously paid by us (court cost recoveries), sales of accounts, and returns of non-conforming accounts through recourse.

(f)
Cash collections on contingent debt include collections on accounts we manage on a contingency basis, but do not own.

(g)
Purchased debt—consumer includes credit card—fresh, consumer loans—fresh, and credit card—other.

(h)
Capital expenditures exclude expenditures financed through capital leases and capitalized interest.

RATIO OF EARNINGS TO FIXED CHARGES

        We have calculated the ratio of earnings to fixed charges in the following table. For this purpose, earnings include pre-tax income from continuing operations, plus fixed charges, before capitalized interest, plus amortization of capitalized interest. Fixed charges include interest, whether expensed or capitalized, amortized discounts and capitalized expenses related to indebtedness, and an estimate of the interest within rental expense.

	Year Ended December 31,
($ in thousands)	2010	2009	2008	2007	2006
Fixed Charges:
Interest expense(1)	$45,982	$45,481	$46,364	$60,540	$56,417
Interest portion of net rental expense(2)	188	187	184	201	107

Fixed charges before capitalized interest	46,170	45,668	46,548	60,741	56,524
Capitalized interest	128	436	—	—	—

Total fixed charges	$46,298	$46,104	$46,548	$60,741	$56,524
Earnings:
Income (loss) before income taxes	$(84,536)	$(24,705)	$32,560	$484	$(5,538)
Fixed charges before capitalized interest	46,170	45,668	46,548	60,741	56,524
Amortization of capitalized interest	62	16	—	—	—

Total earnings and fixed charges	$(38,304)	$20,979	$79,108	$61,225	$50,986

Ratio of earnings to fixed charges	—	—	1.70	1.01	—
Deficiency of earnings to fixed charges	$(84,602)	$(25,125)	$—	$—	$(5,538)

(1)
Includes amortization of discounts and capitalized expenses related to indebtedness.

(2)
The interest portion of net rental expense is estimated to be equal to 12% of the minimum rental expense for the period based on imputed interest rates of similar leases.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This management's discussion and analysis of financial condition and results of operations (this "MD&A") is provided as a supplement to the accompanying consolidated financial statements and footnotes to help provide an understanding of our financial condition, changes in financial condition and results of operations. This MD&A should be read in conjunction with, and is qualified in its entirety by reference to, the accompanying consolidated financial statements and footnotes.

        This MD&A includes statements that are, or may deemed to be, "forward-looking statements." These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "plans," "may," "will" or "should" or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. These forward-looking statements are based on management's present expectations and beliefs about future events. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the "Risk Factors" section of this prospectus. These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus. New risks and emergencies may emerge in the future. It is not possible for us to predict all of these risks or uncertainties, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Any forward-looking statements speak only as of the date of such statement, and we undertake no obligation to update such statements. See "Risk Factors" and "Disclosure Regarding Forward-Looking Statements."

 Our Company

        We are a leading purchaser of charged-off receivables in the accounts receivable management industry. Our primary business is the acquisition, management and collection of charged-off consumer accounts receivable that we purchase from financial institutions, finance and leasing companies and healthcare providers. Charged-off accounts receivable, which we refer to as "charged-off receivables" or "accounts," are defaulted accounts receivable that the credit issuers have charged-off as bad debt, but that remain subject to collection. We refer to a group of accounts as a "portfolio," and, once purchased, we refer to our owned charged-off receivables as our "purchases" or "purchased debt." We purchase portfolios from, and maintain active relationships with, eight of the top 10 U.S. credit card issuers identified in the Nilson Reports. We believe that we are one of the largest purchasers of "fresh" charged-off credit card receivables in the U.S. Fresh charged-off credit card receivables are generally 180-210 days past due at the time of sale and typically have not been subject to previous collection attempts by a third-party collection agency. Because the credit issuer was unable to collect the charged-off receivables that we purchase, we are able to acquire these portfolios at a substantial discount to their face value. In this MD&A section, we also refer to the charged-off receivables that we purchase as "purchased debt."

        Our business model leverages our analytical expertise, technology platform, operational know-how and our exclusive network of independent attorney-based franchises to purchase and manage the recovery of charged-off receivables. Our primary focus is managing the collection and recovery of our purchased debt; however, we also manage collection efforts on behalf of other owners of charged-off receivables that place accounts with us on a fee-for-service basis (referred to in this MD&A section as "contingent debt"). We are dedicated to treating debtors fairly and ethically and maintaining stringent compliance standards.

        From 1999, our first full year of purchasing debt, to December 31, 2010, we have invested approximately $1.7 billion in the acquisition of charged-off receivables, representing over $26.1 billion of face value of accounts. From 1999 to December 31, 2010, we have grown our business from $8.7 million to $337.1 million of annual cash proceeds on owned charged-off receivables, representing a compound annual growth rate of approximately 39.4%. The combination of our historical and future recovery efforts is expected to result in cumulative gross cash proceeds of approximately 2.1x our domestic invested dollars. Based on our proprietary analytic models, which utilize historical data as well as current account level data and economic, pricing and collection trends, we expect that our owned charged-off receivables as of December 31, 2010 of $8.2 billion (active face value) will generate approximately $585.1 million in gross cash proceeds over the next nine years. We refer to this as Estimated Remaining Proceeds, or "ERP." We expect to receive approximately 87.8% of these proceeds within the next 36 months starting January 1, 2011. These expectations are based on historical data as well as assumptions about future collection rates, account sales activity and consumer behavior. We cannot guarantee that we will achieve such proceeds.

Our Partners Network

        Collection efforts on our purchased debt and contingent debt are primarily handled by our Partners Network, which consists of 38 independent U.S. law firms and attorney-managed collection operations with which we have exclusive franchise relationships. We have franchises located in 21 U.S. states; however, they are generally able to pursue voluntary, or non-legal, collections nationwide. Under the terms of our franchise agreements, our franchises license our proprietary technology and perform recovery work on our behalf, on an exclusive basis, for a fee per dollar collected. We allocate accounts to our franchises based on their performance and are under no obligation to provide accounts to any franchise. We believe that our competitive account placement model is critical to our collection performance, as it motivates each franchise to optimize its efforts on its allocated accounts to receive additional placements of charged-off receivables on which to collect. In addition, because our franchise model is attorney-based, we have the ability to efficiently pursue litigation or legal action on our purchased debt. Even when not pursuing legal action, we believe that debtors generally take collection efforts by a law firm more seriously than those of a collection agency, which we believe enhances our collection rates. In 2010, approximately 70.7% of our collections on our owned and managed accounts were derived from our franchises and, as of December 31, 2010, the average length of our relationships with our franchisees was approximately seven years. We believe that our attorney-based franchise network promotes the highest ethical standards in the industry as our franchises maintain both SquareTwo's stringent compliance standards as well as the obligations imposed by membership in the bar associations of the states in which their attorneys are licensed to practice law. In addition to the compliance and collections benefits provided by our attorney-based franchise model, we believe that law firms generally provide a more professional environment than traditional call centers, helping our franchises to more effectively attract and retain quality collectors.

        In addition to our Partners Network, we also utilize certain specialized collection agencies and an extensive network of local law firms that complement the focus and geographic coverage of our Partners Network. Collectively, our Partners Network, certain specialized collection agencies, and local law firms are referred to as our United Network.

Underwriting and Purchasing

        The success of our business depends heavily on our ability to find charged-off receivables for purchase, evaluate these assets accurately and acquire them for appropriate valuations. We have a dedicated business development team that generates portfolio acquisition opportunities in the markets in which we operate and works with our decision science team to prepare pricing models and perform account level analysis. In the last five years, we have purchased charged-off receivables from eight of the 10 largest U.S. credit card issuers, as well as from super-regional and regional banks and other issuers of credit. Potential purchasing opportunities are reviewed in detail by our finance department, which is responsible for preparing forecasted cash flows from each purchase based on our proprietary statistical models and our experience with similar purchases. These models and related assumptions are reviewed by our internal investment committee, which includes our senior management team and representatives from each key business function, to determine the appropriate purchase price for the available portfolios. We typically target gross recoveries of 2.0x to 3.0x our initial investment over a nine year period of which we receive the majority within the first 36 months.

        The majority of our purchasing opportunities are sourced through limited auctions where the original credit issuer is generally interested in dealing with a small group of parties that have the financial and operational wherewithal, including requisite information technology and compliance systems, to handle large volumes of charged-off receivables. We also evaluate one-off negotiated deals and broader auction sales depending on the type of charged-off receivable and process desired by the seller.

        The following table summarizes our investment activity in purchased debt for the years ended December 31, 2010, 2009, and 2008 by type of charged-off receivable:

	December 31,
Purchased Debt, Cost ($ in thousands)	2010	2009	2008	Totals	% of Total
Credit Card—Fresh	$121,447	$78,114	$230,225	$429,786	83.8%
Consumer Loans—Fresh	28,591	3,657	—	32,248	6.3%
Credit Card—Other	12,287	24,758	227	37,272	7.3%
Medical	4,195	1,978	1,860	8,033	1.6%
Other(1)	5,303	—	—	5,303	1.0%

Total	$171,823	$108,507	$232,312	$512,642	100.0%

(1)
Other includes commercial purchases and student loans.

        In any period, we acquire charged-off receivables that can vary dramatically in age, type and ultimate collectability. Because of this variation, we may pay significantly different prices for our charged-off receivables within any period and from period to period. In addition, market forces can drive prices up or down. Regardless of the price paid for charged-off receivables, we target a required rate of return for each of our purchases based on the unique qualities of each portfolio.

        Our purchasing strategy in a given period is based predominantly on expected returns at pricing which we believe will be successful in the market compared to the risks we perceive on potential impacts to collectability. In 2007 and 2008, we maintained a fairly consistent investment pace acquiring an average of approximately $235 million of purchased debt in each period. With the change in the economic environment in late 2008, we began to withdraw from the purchasing market, and largely ceased making new commitments for the first and second quarter of 2009. Based on our proprietary models, we did not believe market reductions in pricing were sufficient to account for the reductions in recovery rates we expected. Through the first half of 2009, while market pricing was falling, prices for available charged-off receivables had generally not reached levels that supported our targeted investment returns. At the end of the first half of 2009, we believe the market began appropriately reflecting the reductions in recoverability and economic risks in portfolio pricing and we reinitiated our purchasing efforts in the third quarter of 2009. Based on our purchasing discipline, we expect the gross returns on our 2009 and 2010 purchased debt investments to exceed projected returns on our purchased debt acquired during 2006-2008. While our 2009 and 2010 investments are in their early stages and we cannot guarantee that we will meet our current projections, we have thus far exceeded our expectations on our 2009 and 2010 portfolios in aggregate. The following chart outlines our quarterly investment pace in the years ended December 31, 2010, 2009, and 2008.

Quarterly Purchased Debt, Cost ($ in millions)

Cash Proceeds on Purchased Debt

        A key driver to our performance, and one of the primary metrics monitored by our management team, is cash proceeds received from our purchased debt. This measurement, and our focus on cash proceeds, is important because proceeds drive our business operations. Included in cash proceeds are voluntary non-legal collections, legal collections, the reimbursement of certain legal costs previously paid by us (which we refer to as court cost recoveries), sales of accounts, and returns of non-conforming accounts (which we refer to as recourse). These incoming cash flow streams and their respective relationships to the collection life cycle are described further below.

Voluntary, Non-Legal Collections

        Once we acquire a portfolio, we place the substantial majority of the acquired accounts with our Partners Network to pursue collections on a voluntary or non-legal basis, which means collection activities other than initiating lawsuits or other legal action. In the year ended December 31, 2010, approximately $155.5 million or 46.1%, of our total cash proceeds on owned accounts was generated through telephone and letter campaigns initiated by our Partners Network. Placements within our Partners Network are determined by our operations and inventory and velocity management teams to provide our best performing Partners with the largest placements of charged-off receivables, taking into consideration a variety of factors, including their capacity to effectively collect on additional accounts. For every dollar collected our Partners receive a fee that varies based on the type of account, age of the receivable, their performance relative to targets we establish and performance relative to their peers, and prior recovery attempts. If an account remains uncollected after its initial placement, we will evaluate moving that account to a legal collection effort or to another Partner to facilitate collection. Our internal operations team works closely with our United Network to ensure that our work standards are followed, to optimize recovery efforts and to help respond to changes in the collections environment or regulatory landscape.

Legal Collections

        If we or a franchise believes that a debtor has the ability but not the willingness to pay the debt owed on an account, our Partners, or local law firm, may initiate legal action on that account. In the year ended December 31, 2010, approximately $106.8 million or 31.7%, of our total cash proceeds on owned accounts was generated through legal collection efforts. The attorney-based structure of our Partners Network provides us with a core group of law firms which have historically handled a substantial portion of our legal collections. In addition, we have assembled an extensive network of local law firms to provide us with legal collections capabilities in jurisdictions where we do not have a local franchisee law firm or where our franchises' legal capacity is insufficient to meet our needs. Similar to non-legal collections, our Partners and local law firms are paid a fee per dollar collected using legal processes. In addition to this servicing fee, we advance court costs and related fees on accounts placed for legal collection, and the attorneys are entitled to pursue reimbursement for their time and other expenses incurred as part of securing a judgment or settlement. Our legal collection efforts over time have led to the development of a significant number of awarded judgments on our owned accounts, which we believe will help generate future cash flows.

Other Collections

        Other collections include medical collections, Canadian collections, court cost recoveries, and miscellaneous cash proceeds. In the year ended December 31, 2010, approximately $29.0 million or 8.6%, of our total cash proceeds on owned accounts was generated through other collections.

Sales and Recourse Proceeds

        An integral part of our strategy is to continually evaluate whether we can derive a higher net present value on our purchased debt by selling it or by holding it and attempting to collect it. Based on market pricing and operational and capacity considerations within our United Network, we may sell certain purchased debt accounts at various stages of their collection cycle if we believe that the sale price may exceed the net present value of continuing to hold and pursue collection on those accounts. We may buy large portfolios of accounts, some of which may not fit our collection strategy. Therefore, we sell some accounts before placing them with our United Network. Therefore, since we buy large portfolios of accounts, certain of these accounts may not fit our collection strategy. In the year ended December 31, 2010, we generated cash proceeds of approximately $43.8 million, or 13.0% of our total cash proceeds on owned accounts, through the sale of purchased debt to over 84 different buyers.

        In addition, under the terms of our purchase contracts, we typically have the right to return, or recourse, certain accounts to the seller within a designated time period from the purchase date if the account does not meet certain agreed upon requirements, including the accounts of debtors who were deceased or bankrupt at the time of purchase. These recourse provisions typically provide us with a refund at the price paid per dollar amount of face value for each qualifying returned account. In the year ended December 31, 2010, our total cash proceeds from recourse accounts was approximately $1.9 million or 0.6% of total cash proceeds on owned accounts.

Our Owned Portfolios

        As of December 31, 2010, our active owned charged-off receivables totaled $8.2 billion in face value and consisted of approximately 3.6 million accounts. We believe that these accounts will represent a significant base of cash flows for us over the next nine years. The average balance of the accounts that we own is generally higher than that of certain public companies in our industry. Higher balance accounts are generally better suited for legal collections. The following table sets forth summary information on our active owned charged-off receivables as of December 31, 2010.

Account Type	# of Accts (in thousands)	Avg. Bal. per Acct.	Active Face Value ($ in millions)	Active Face Value (% of Total)	Capital Deployed(1) ($ in millions)	Capital Deployed(1) (% of Total)
Credit Card—Fresh	981	$4,341	$4,256	51.7%	$1,347	81.3%
Consumer Loans—Fresh	86	4,293	370	4.5%	33	2.0%
Credit Card—Other	400	2,880	1,153	14.0%	204	12.3%
Medical	2,104	1,077	2,267	27.5%	20	1.2%
Other(2)	20	9,869	194	2.4%	52	3.2%

Total/Average	3,591	$2,295	$8,240	100.0%	$1,656	100.0%

(1)
Capital Deployed is an aggregate life-to-date total by account type. It is a representation of resource allocation and has not been adjusted based on account activity since the original deployment dates.

(2)
Other includes commercial purchases and student loans.

        Based on our proprietary models and analytics, we have developed detailed cash flow forecasts for the charged-off receivables that we owned as of December 31, 2010. As outlined in the table below, we anticipate that our owned charged-off receivables as of December 31, 2010, will generate a total of approximately $585.1 million of gross cash proceeds over the next nine years. This represents a decrease of $59.9 million or 9.3% from our ERP as of December 31, 2009. This 9.3% decrease is predominantly related to decreases in estimated remaining proceeds for 2007 and 2008 purchases which are related to the valuation allowance charges of $66.5 million taken during the year ended December 31, 2010. We believe that the significant decline in consumer confidence, coupled with prolonged unemployment and depleted home equity values, has altered the timing and overall recoveries of legal collections. In addition to these macro-economic challenges, another significant factor contributing to our reduction of forecasted proceeds is the limitation of our ability to litigate certain accounts that have been adversely impacted by the liquidation, discontinuance of business, and/or forced takeover of two sellers from whom we had previously purchased portfolios, thereby negatively impacting our ability to obtain necessary account documentation. This limitation, which we believe to be an isolated event affecting a discrete subset of our portfolio, represents a significant driver of the reduction in ERP from December 31, 2009. To mitigate the risk associated with the 2007 and 2008 purchases, we reduced our ERP to a level that we believe appropriately reflects future proceeds based on historical trending, the altered timing of legal proceeds, and impacts of the limitation issues described above. While the decrease related to 2007 and 2008 purchases has had a significant impact on our ERP, we have continued to see our 2009 and 2010 purchases meet or exceed our expectations. Since reducing our ERP to its low point of $568.0 million at June 30, 2010, we have experienced continued improvements in our non-legal collections and have experienced stability in our more recent legal placements.

        Due to the consistent and continued proceeds received beyond our 72 month period for which our ERP has historically been forecasted, we have extended our forecast beyond 72 months to 108 months starting June 30, 2010. As seen below, the unshaded section represents historical proceeds by purchase year for the 72 month period for which we have historically forecasted our ERP, and the shaded section (to the right of the step-line) represents historical proceeds received beyond the 72 month period illustrating the consistency of proceeds received in the 73 - 108 month period.

        While the change in forecast affects all purchase years, its impact is greatest for years prior to 2007 due to legal placements occurring much later in the life cycle of these purchased accounts. In recent years, we have accelerated legal placements as we continue to improve our flow of accounts through the United Network optimizing their collection potential. Based on our forecasts, we expect to receive approximately 87.8% of the cash proceeds within the next 36 months starting January 1, 2011. Our ERP expectations are based on historical data as well as assumptions about future collection rates and consumer behavior and are subject to a variety of factors that are beyond our control, and we cannot guarantee that we will achieve these results.

Estimated Remaining Proceeds by Year of Purchase ($ in thousands)

Purchase Year	0 - 12 Months	13 - 24 Months	25 - 36 Months	37 - 48 Months	49 - 60 Months	61 - 72 Months	73 - 84 Months	85 - 108 Months	Total
2004 and prior(1)	$8,709	$2,997	$395	$—	$—	$—	$—	$—	$12,101
2005	10,052	5,358	1,695	198	—	—	—	—	17,303
2006	13,692	8,458	3,973	987	151	—	—	—	27,261
2007	24,209	14,156	8,063	3,559	948	82	—	—	51,017
2008	49,272	26,842	13,953	8,152	3,501	522	5	—	102,247
2009	49,422	29,325	14,895	7,856	4,103	1,390	149	—	107,140
2010	98,077	88,303	42,098	19,985	10,869	6,501	2,035	137	268,005

Total	$253,433	$175,439	$85,072	$40,737	$19,572	$8,495	$2,189	$137	$585,074

Cumulative Percent	43.3%	73.3%	87.8%	94.8%	98.2%	99.6%	100.0%	100.0%

(1)
Represents estimated remaining proceeds for purchased debt acquired during the years 2001-2004.

Sources of Revenue

Purchased Debt

        Our primary sources of revenue are cash proceeds from voluntary, non-legal collections, legal collections, court cost recoveries, sales and recourse, and royalty fees from collections on our purchased debt. We earn royalties from our franchises ranging from 2% to 4% of each dollar collected from voluntary, non-legal collections for the use of our proprietary collection platforms, STARS™ or eAGLE. Because we purchase charged-off receivables that have been charged-off as bad debt by credit issuers, we are able to acquire these receivables at a substantial discount to their face values. During the year ended December 31, 2010, we purchased 222 portfolios of charged-off receivables with an aggregate face value of $4.3 billion for an aggregate purchase price of $171.8 million. The specific accounting methodologies utilized for income recognition is described under the caption "Accounting for Income Recognized on Purchased Debt."

Contingent Debt

        In addition to collection efforts on our owned portfolios, we manage collection efforts through our Partners Network on behalf of other owners of charged-off receivables, for which we are paid a fee per dollar collected. In the year ended December 31, 2010, we placed a total of $540.0 million of face value of contingency accounts with our franchises for collections on behalf of our contingency clients. During the year ended December 31, 2010, our franchises collected a total of $42.2 million on these accounts, for which we received aggregate fees and royalties of $14.1 million, of which $9.7 million was paid to our franchises as servicing fees. In addition to our contingent fees earned per dollar collected, we earn royalties from our franchises ranging from 2% to 4% of each dollar collected for the use of our technology platform for contingent debt collections. The contingency business enables us to test the performance of new products and asset classes, helps us reduce the volatility of account flow to our franchises and provides us with the flexibility to curtail purchasing in situations where market pricing does not meet our return expectations. The flexibility of our contingent business is apparent in 2010 where we have intentionally reduced contingent placements in order to expand capacity available for our increased purchased debt acquisitions. Historically, we have not performed legal collections on accounts placed with us on a contingency basis.

Other Revenue

        Other revenue represents certain miscellaneous revenue items from our Canadian and commercial subsidiaries, as well as franchise license fee income.

Accounting for Income Recognized on Purchased Debt

        Since January 1, 2005, we have accounted for our purchased debt under the guidance of the Financial Accounting Standards Board ("FASB") ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality ("ASC 310-30"). Under ASC 310-30, static pools of purchased debt may be established and accounted for under either the interest method of accounting (referred to by us as "level yield") or the cost recovery method of accounting. These pools are aggregated based on certain common risk criteria. Each static pool is recorded at cost, which includes certain direct costs of acquisition, and is accounted for as a single unit for the recognition of income, reduction of carrying value and any valuation allowance. Once a static pool is established, individual accounts are not added to or removed from the pool unless sold to a third party or recoursed back to the seller. Purchased debt accounted for under our level yield method of accounting is pooled each quarter, whereas purchased debt accounted for under cost recovery is pooled by each individual purchase. The cost recovery method prescribed by ASC 310-30 is required when cash proceeds on a particular purchase cannot be reasonably predicted in timing or amount. Purchased debt accounted for under the cost recovery method comprises all Canadian, commercial, medical, student loan purchases, and any other asset class for which we do not have the necessary experience to forecast the timing and amount of cash flows. For purchased debt for which we believe that we can reasonably forecast the timing and amount of our cash proceeds, we utilize the level yield method.

Level Yield Method

        Beginning January 1, 2007, most of our purchased debt has been accounted for under the level yield method of accounting. Under the level yield method of accounting, cash proceeds on each static pool are allocated to both revenue and to reduce the carrying value (the purchased debt, net line item on our balance sheet) based on an estimated gross internal rate of return ("IRR") for that pool. We determine the applicable IRR for each static pool based on our estimate of the expected cash proceeds of that pool, which is based on our estimated remaining proceeds, or ERP, for each static pool, and the rate of return required to reduce the carrying value of that pool to zero over its estimated life. Each pool's IRR is typically determined using an expected life of 60 to 108 months. As described below, if cash proceeds for a pool deviate from the forecast in timing or amount, we adjust the carrying value of the pool or its IRR (which determines our future revenue recognition), as applicable.

        Purchased debt portfolios accounted for under the level yield method are accumulated into static pools on a quarterly basis. Cash proceeds on a pool that are greater than the revenue recognized in accordance with the established IRR will reduce the carrying value of the static pool. Cash proceeds on a pool that are lower than the revenue recognized in accordance with the established IRR will increase the carrying value of the static pool as required by ASC 310-30. However, this generally results in recording an offsetting current period allowance charge. In the initial month of each purchase during the quarter of formation if cash received for a level yield pool is less than the amount of revenue that would be recognized under level yield, revenue is limited to cash received.

        The expected trends of each pool are analyzed at least quarterly. If these trends are different than the original estimates, certain adjustments may be required. Each quarter, we use our estimated remaining proceeds, or ERP, to determine our estimate of future cash proceeds for each pool. We then use all factors available, such as the types of assets within the pool, our experience with those assets, the age of the pool, any recent fluctuations in our recovery rates from the various channels we collect from, and where that pool is in its own collection life cycle. We use these factors for each static pool to determine a range of future proceeds, which becomes smaller as we gain more experience with each static pool. We determine our best estimate of future proceeds within that range, which may be used for adjustments to our revenue recognition, or for our determination of allowance charges.

        Using our best estimate of future proceeds, if we estimate a reduction or delay in the receipt of the aggregate future cash proceeds on a pool, a valuation allowance may be recognized and the original IRR remains unchanged. The valuation allowance is determined to the extent that the present value (using the established IRR) of the revised future cash proceeds is less than the current carrying value of the pool. If we estimate an increase in the aggregate future cash proceeds or an acceleration of the timing of future cash proceeds on a pool, the IRR may be increased prospectively to reflect revised best estimates of those future cash proceeds over the remaining life of the pool. If there was a previous valuation allowance taken, reversal of the previously recognized valuation allowance occurs prior to any increases to the IRR. ASC 310-30 requires that each pool be evaluated independently and does not allow netting across pools. Thus, even in periods of increasing cash proceeds for our entire purchased debt portfolio, we may be required to record a valuation allowance. Allowance charges for purchased debt are included as adjustments to the revenues on purchased debt, net line item in the consolidated statements of operations.

Cost Recovery Method

        Treatment of cash proceeds under the cost recovery method differs from treatment under the level yield method. Under the cost recovery method, as cash proceeds, excluding court cost recoveries, less servicing fees paid to the United Network are received, they directly reduce the carrying value of the purchased debt. For every dollar recorded as a servicing fee paid to the United Network, there is a corresponding dollar recorded as revenue in the purchased debt, net line item in the consolidated statement of operations (i.e. the expense and revenue amounts are equal). Once the purchase's carrying value has been reduced to zero, all cash proceeds, excluding court cost recoveries, are recorded as revenues. Court cost recoveries received for purchased debt accounted for under the cost recovery method of accounting are netted against court cost expenditures in the collection expenses on purchased debt line item in the consolidated statements of operations. As compared to the level yield method of accounting, the cost recovery method of accounting results in a more rapid reduction in the carrying value of purchased debt and slower recognition of revenue with respect thereto.

        We assess our purchased debt accounted for under the cost recovery method at least annually, or more frequently if necessary, to determine if a valuation allowance is necessary. If the carrying value of a purchase is greater than our best estimate of future cash proceeds, excluding court cost recoveries, net of the fees expected to be paid to the United Network for that purchase, we record a valuation allowance for the difference. In the instance that our best estimate of future cash proceeds, excluding court cost recoveries, increase for a cost recovery purchase that has a valuation allowance that was previously recorded, we may reverse the valuation allowance. Similar to our process to determine our revenue recognition, or allowance charges for our level yield pools as described above, we use all factors available, and our estimated remaining proceeds to determine our best estimate of future cash proceeds for our purchased debt accounted for under the cost recovery method.

Expenses

Collection Expenses on Purchased Debt

        Collection expenses on purchased debt represent the direct costs of collections related to our purchased debt. We do not directly employ consumer debt collectors on our domestic consumer purchased debt portfolio. Rather we use our United Network as the majority of our direct expenses represent the servicing fees that we pay on a percentage basis to our United Network based on their collections on our purchased debt. The servicing fee we pay to our United Network varies depending on the age and type of purchased debt and certain network performance targets. Collection expenses include court cost expenses for all purchased debt and are reduced by court cost recoveries for purchased debt accounted for under the cost recovery method.

Collection Expenses on Contingent Debt

        Collection expenses on contingent debt represent the direct cost of collections on our contingent debt and are predominantly comprised of the servicing fees paid to our Partners Network based on their collections on contingent debt.

Other Direct Operating Expenses

        Other direct operating expenses represent other costs of collections primarily on purchased debt. Included in other direct operating expenses are certain costs related to communication, stock options of our parent ("CA Holding") granted to our franchises, and miscellaneous operating legal costs.

Gross Profit (loss)

        Gross profit (loss) represents total revenues less collection expenses on purchased debt and contingent debt and less other direct operating expenses.

Salaries and Payroll Taxes

        Salaries and payroll taxes include all employment-related expenses, including salaries, wages, bonuses, insurance, payroll taxes and benefits.

General and Administrative

        General and administrative expenses consist of rent, utilities, marketing, information technology, property taxes, office, travel and entertainment, accounting and payroll services, consulting fees, licenses, various other taxes and general insurance.

Depreciation and Amortization

        We incur depreciation related to our property and equipment. We incur amortization on the intangible value of our internally developed proprietary collection platforms, STARS™ and eAGLE, which are used by our Partners.

Results of Operations

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

        The following tables summarize the purchasing and cash proceeds activity for the year ended December 31, 2010 compared to the year ended December 31, 2009:

	Year Ended December 31,
Purchasing Activity ($ in thousands)	2010	2009	$ Variance	% Variance
Credit Card—Fresh
Face	$2,828,879	$1,323,401	$1,505,478	113.8%
Price	121,447	78,114	43,333	55.5%
Price (%)	4.3%	5.9%
Consumer Loans—Fresh
Face	395,884	88,726	307,158	346.2%
Price	28,591	3,657	24,934	681.8%
Price (%)	7.2%	4.1%
Credit Card—Other
Face	438,939	738,532	(299,593)	(40.6)%
Price	12,287	24,758	(12,471)	(50.4)%
Price (%)	2.8%	3.4%
Medical
Face	491,018	1,127,663	(636,645)	(56.5)%
Price	4,195	1,978	2,217	112.1%
Price (%)	0.9%	0.2%
Other(1)
Face	157,888	—	157,888	N/A
Price	5,303	—	5,303	N/A
Price (%)	3.4%	N/A
Purchased Debt—total
Face	$4,312,608	$3,278,322	$1,034,286	31.5%
Price	171,823	108,507	63,316	58.4%
Price (%)	4.0%	3.3%
Contingent debt face placed	$539,986	$2,073,126	$(1,533,140)	(74.0)%

(1)
Other includes commercial purchases and student loans.

Purchasing Activity

        Total purchases were $171.8 million for the year ended December 31, 2010, compared to $108.5 million for the year ended December 31, 2009, an increase of $63.3 million or 58.4%. As indicated previously, with the change in the economic environment in late 2008, we began to withdraw from the purchasing market and largely ceased making new commitments through the first half of 2009. During the period of our purchase withdrawal, while market prices were falling, prices for available charged-off receivables had generally not reached levels that supported our targeted investment returns. At the beginning of the third quarter of 2009, we believe the market began appropriately reflecting the reductions in recoverability and economic risks in portfolio pricing and we reinitiated our purchasing efforts.

Credit Card—Fresh

        Credit Card—Fresh purchases were $121.4 million for the year ended December 31, 2010, compared to $78.1 million for the year ended December 31, 2009, an increase of $43.3 million or 55.5%. The increase for the year ended December 31, 2010 is a direct result of more favorable pricing reaching levels that support our targeted investment returns in the fresh credit card market during the year ended December 31, 2010 when compared to the same period in the prior year.

Consumer Loans—Fresh

        Consumer Loan—Fresh purchases were $28.6 million for the year ended December 31, 2010, compared to $3.7 million for the year ended December 31, 2009, an increase of $24.9 million. The increase is a result of our continued diversification into other areas of charged-off receivables during the year ended December 31, 2010 when compared to the same period in 2009. While we have purchased consumer loans in the past, we believe current pricing in the consumer loan market and our ability to collect this asset class makes it an attractive investment at this time. Consumer loans have similar liquidation characteristics to our credit card portfolio.

Credit Card—Other

        Credit Card—Other purchases consist of any purchases of charged-off credit card receivables that have been worked by an external agency or other external party of the originating financial institution. Credit Card—Other purchases were $12.3 million for the year ended December 31, 2010, compared to $24.8 million for the year ended December 31, 2009, a decrease of $12.5 million or 50.4%. The decrease from prior year is predominantly due to better relative pricing obtained in the Credit Card—Fresh space during the year ended December 31, 2010. We generally first deploy our capital to purchase Credit Card—Fresh when pricing is appropriate to meet our required returns.

Medical

        Medical purchases were $4.2 million for the year ended December 31, 2010, compared to $2.0 million for the year ended December 31, 2009, an increase of $2.2 million or 112.1%. We increased our purchasing volumes in the medical space where we have seen opportunities to purchase assets that meet our return requirements.

Other

        Other purchases consist of commercial and student loan purchases. Other purchases were $5.3 million for the year ended December 31, 2010, compared to zero purchases for the year ended December 31, 2009. The increase in other purchases for the year ended December 31, 2010 is due to our continued diversification into new asset classes.

Contingent Debt Face Placed

        Contingent debt face placed was $540.0 million for the year ended December 31, 2010, compared to $2.1 billion for the year ended December 31, 2009, a decrease of $1.5 billion or 74%. The decrease for the year ended December 31, 2010 is a direct result of increased purchasing volumes for our purchased debt portfolio asset classes. This decrease in contingent placements occurred in connection with our increased purchasing volumes and our intentional reduction in our contingent business as we shifted capacity allocation to purchased debt assets. However, the amount of contingent placements will continue to fluctuate as we strive to maintain the most efficient levels in our Partners Network.

 Proceeds Activity

        The following table summarizes the cash proceeds activity for the year ended December 31, 2010 compared to the year ended December 31, 2009:

	Year Ended December 31,
Cash Proceeds ($ in thousands)	2010	2009	$ Variance	% Variance
Non-legal collections	$155,538	$153,187	$2,351	1.5%
Legal collections	106,756	97,741	9,015	9.2%
Other	29,030	18,314	10,716	58.5%
Sales & recourse	45,756	26,313	19,443	73.9%

Total cash proceeds on purchased debt	337,080	295,555	41,525	14.0%

Contingent collections	42,184	61,807	(19,623)	(31.8)%

Total cash proceeds	$379,264	$357,362	$21,902	6.1%

Voluntary, Non-legal Collections

        Voluntary, non-legal collections were $155.5 million for the year ended December 31, 2010, compared to $153.2 million for the year ended December 31, 2009, an increase of $2.4 million or 1.5%. This increase from the year ended December 31, 2009 to the year ended December 31, 2010 is a result of higher trailing purchasing volumes, as well as continued voluntary, non-legal collections on our older assets. In any given period, assuming consistent purchasing volumes, approximately half of our voluntary, non-legal collections come from purchases made in the previous twelve month period. Voluntary, non-legal collections are predominantly driven by purchasing volumes but have still not returned to our historical levels prior to our reduction in purchasing volume that occurred during 2009.

Legal Collections

        Legal collections were $106.8 million for the year ended December 31, 2010, compared to $97.7 million for the year ended December 31, 2009, an increase of $9.0 million or 9.2%. The increase in legal collections for the year ended December 31, 2010 was primarily driven by the more consistent levels of lawsuit volumes throughout 2010. Upon filing a lawsuit, there generally is a delay in the receipt of legal collections, resulting in a lag between filing activity and the impact on legal collections.

Other Collections

        Other collections were $29.0 million for the year ended December 31, 2010, compared to $18.3 million for the year ended December 31, 2009, an increase of $10.7 million or 58.5%. Other collections include medical collections, Canadian collections, court cost recoveries, and miscellaneous cash proceeds. The increase in other collections in the year ended December 31, 2010 was primarily a result of increased Canadian purchasing volumes of $7.7 million compared to $3.4 million for the year ended December 31, 2009, an increase of $4.3 million or 129.9%. The increase in purchasing volumes resulted in collections of $13.6 million in the year ended December 31, 2010, compared to $7.0 million for the year ended December 31, 2009, an increase of $6.6 million or 95.1%. Also contributing to the increase were court cost recoveries of $11.2 million during the year ended December 31, 2010, compared to $7.9 million for the year ended December 31, 2009.

Sales and Recourse Proceeds

        Sales and recourse proceeds were $45.8 million for the year ended December 31, 2010, compared to $26.3 million for the year ended December 31, 2009, an increase of $19.4 million or 73.9%. The increase in sales and recourse proceeds for the year ended December 31, 2010 was driven by increased sales volumes during which time we were able to sell accounts at a price which we believed exceeded the net economic benefits of our collection efforts, and the reduction in purchasing volumes during the year ended December 31, 2009, which resulted in reduced sales volumes compared to our normal volumes in order to maintain balanced account levels within our United Network.

Contingent Collections

        Contingent collections were $42.2 million for the year ended December 31, 2010, compared to $61.8 million for the year ended December 31, 2009, a decrease of $19.6 million or 31.8%. The decrease in contingent collections for the year ended December 31, 2010 was primarily related to lower placements of contingent accounts into our Partners Network. This decrease in contingent placements occurred in connection with our increased purchasing volumes and our intentional reduction in our contingent business as we shifted capacity allocation to purchased debt assets.

 GAAP Results

        The following table summarizes the GAAP results of our operations for the year ended December 31, 2010 compared to the year ended December 31, 2009:

	Year Ended December 31,
$ in thousands	2010	2009	$ Variance	% Variance
Revenues
Revenues on:
Purchased debt, net	$116,102	$154,561	$(38,459)	(24.9)%
Contingent debt	14,130	20,855	(6,725)	(32.2)%
Other revenue	744	692	52	7.5%

Total revenues	130,976	176,108	(45,132)	(25.6)%

Expenses
Collection expenses on:
Purchased debt	110,627	101,889	8,738	8.6%
Contingent debt	9,697	14,479	(4,782)	(33.0)%
Other direct operating expenses	2,477	2,951	(474)	(16.1)%

Total direct operating expenses	122,801	119,319	3,482	2.9%

Gross profit	8,175	56,789	(48,614)	(85.6)%

Salaries and payroll taxes	24,139	18,845	5,294	28.1%
General and administrative	13,376	11,644	1,732	14.9%
Depreciation and amortization	5,517	5,190	327	6.3%

Total indirect expenses	43,032	35,679	7,353	20.61%

Total expenses	165,833	154,998	10,835	7.0%
Operating income (loss)	(34,857)	21,110	(55,967)	(265.1)%
Other income (expense):
Interest expense	(45,982)	(45,481)	(501)	(1.1)%
Other income (expense)	(3,697)	(334)	(3,363)	(1006.9)%

Total other income (expense)	(49,679)	(45,815)	(3,864)	(8.4)%

Loss before income taxes	(84,536)	(24,705)	(59,831)	(242.2)%
Current income tax benefit (expense)	(254)	22,907	(23,161)	(101.1)%
Deferred income tax benefit (expense)	11,266	(13,607)	24,873	182.8%

Total income tax benefit	11,012	9,300	1,712	18.4%

Net income (loss)	$(73,524)	$(15,405)	$(58,119)	(377.3)%

Revenues

        Total revenues, shown net of a non-cash valuation allowance, were $131.0 million for the year ended December 31, 2010, compared to $176.1 million for the year ended December 31, 2009, a decrease of $45.1 million or 25.6%.

Purchased Debt

        Revenues recognized on purchased debt, net were $116.1 million for the year ended December 31, 2010, compared to $154.6 million for the year ended December 31, 2009, a decrease of $38.5 million or 24.9%.

        Excluding the impact of the non-cash valuation allowance discussed below, purchased debt revenues were $182.6 million during the year ended December 31, 2010, compared to $200.3 million during the year ended December 31, 2009, a decrease of $17.7 million or 8.8%. This decrease is predominantly driven by gross purchased debt revenues on our cost recovery assets of $62.5 million during the year ended December 31, 2010, compared to $87.7 million during the year ended December 31, 2009, a decrease of $25.2 million or 28.7%.

        Gross purchased debt revenues, excluding allowance charges, on purchased debt accounted for under the level yield method, were $116.2 million during the year ended December 31, 2010, compared to $109.1 million for the year ended December 31, 2009, an increase of $7.1 million or 6.5%. This increase is primarily due to the combination of a decrease in average balances outstanding during the periods from $254.6 million in the year ended December 31, 2009 to $233.8 million in the year ended December 31, 2010, and the increase in the weighted average monthly IRR during the periods from 3.6% in the year ended December 31, 2009 to 4.0% in the year ended December 31, 2010. During 2010, due to our performance on our newer purchased debt assets, we wrote up seven different level yield pools that contributed to the IRR increase from 2009.

        We recorded net non-cash allowance charges of $66.5 million and $45.7 million during the years ended December 31, 2010 and 2009, respectively. The $66.5 million of allowance charges recorded in the year ended December 31, 2010 and $45.7 million of the allowance charges recorded in the year ended December 31, 2009 are driven by our 2007 and 2008 level yield pools that have continued to fall short of our previous best estimates of future proceeds. In addition, our allowance charges recorded during the year ended December 31, 2010 have been impacted by certain issues regarding our ability to litigate certain accounts as described above in the ERP section. We also recorded reversals of allowance charges of $0.2 million on certain cost recovery assets in the year ended December 31, 2010 due to increased expectations of future proceeds on those assets. The valuation allowance of $5.6 million recorded in the year ended December 31, 2009 was the result of certain cost recovery assets where we determined that the net amount of future proceeds was less than the carrying balance of these assets. Of the $5.6 million recorded, $1.3 million was an allowance charge against our step-up in basis that was recorded in connection with the acquisition of Collect America, Ltd. by CA Holding in 2005. We did not record an allowance charge against the step up in basis in year ended December 31, 2010.

        Under ASC 310-30, an allowance charge must be taken when we have a reduction or delay in timing of our expectation of future proceeds for a specific pool of assets. The allowance charges recorded during the years ended December 31, 2010 and 2009 were predominantly the result of then-current cash proceeds that fell short of our then best estimated future proceeds for each applicable period, and reductions in those proceeds at the point in time of each allowance charge. The factors described above in this section and the ERP section resulted in the depression of our expectations of future proceeds at each point that an allowance charge was recorded. We believe the largest macro-economic drivers to our estimated remaining proceeds are consumer confidence, unemployment, and home equity values. Our allowance charges may also be impacted by internal factors as a result of inefficient movements of our accounts through our United Network, or turnover within our United Network which may decrease their productivity. For the allowance charges recorded during the years ended December 31, 2010 and 2009, internal factors had a nominal effect.

Contingent Debt

        Revenue recognized on contingent debt was $14.1 million for the year ended December 31, 2010, compared to $20.9 million for the year ended December 31, 2009, a decrease of $6.7 million or 32.2%. This decrease occurred in connection with increased purchasing volumes and intentional reduction in our contingent business as we shifted capacity allocation to purchased debt assets, which resulted in contingent collections of $42.2 million during the year ended December 31, 2010, compared to $61.8 million during the year ended December 31, 2009, a decrease of $19.6 million or 31.7%.

Other Revenue

        Other revenue remained relatively consistent between the periods and was $0.7 million for the years ended December 31, 2010 and December 31, 2009.

Expenses

        Total expenses were $165.8 million for the year ended December 31, 2010, compared to $155.0 million for the year ended December 31, 2009, an increase of $10.8 million or 7.0%. Total direct operating expenses for purchased debt were 38.8% of total cash collections for the year ended December 31, 2010, compared to 38.9% of total cash collections for the year ended December 31, 2009. Total cash collections are defined as total cash proceeds on purchased debt less sales and recourse proceeds.

Collection Expenses on Purchased Debt

        Collection expenses on purchased debt were $110.6 million for the year ended December 31, 2010, compared to $101.9 million for the year ended December 31, 2009, an increase of $8.7 million or 8.6%. This increase was primarily due to an increase in purchased debt collections excluding sales and recourse proceeds to $291.3 million during the year ended December 31, 2010, from $269.2 million during the year ended December 31, 2009, an increase of $22.1 million or 8.2%.

Collection Expenses on Contingent Debt

        Collection expenses on contingent debt were $9.7 million for the year ended December 31, 2010, compared to $14.5 million for the year ended December 31, 2009, a decrease of $4.8 million or 33.0%. This decrease was driven by the continued reduction in contingent placements during the year ended December 31, 2010 as a result of increased purchasing volumes.

Other Direct Operating Expenses

        Other direct operating expenses were $2.5 million for the year ended December 31, 2010, compared to $3.0 million for the year ended December 31, 2009, a decrease of $0.5 million or 16.1%. This decrease was primarily driven by certain Partners Network stock options reaching the end of their vesting period during the first quarter of 2010.

Gross Profit

        Gross profit was $8.2 million for the year ended December 31, 2010, compared to $56.8 million for the year ended December 31, 2009, a decrease of $48.6 million or 85.6%. Gross profit, excluding the non-cash allowance charges, was $74.7 million for the year ended December 31, 2010, compared to $102.5 million for the year ended December 31, 2009, a decrease of $27.8 million or 27.2% due to a $24.3 million reduction in revenues and a $3.5 million increase in direct operating expenses.

Salaries and Payroll Taxes

        Salaries and payroll taxes were $24.1 million for the year ended December 31, 2010, compared to $18.8 million for the year ended December 31, 2009, an increase of $5.3 million or 28.1%. This increase was partially due to a $1.9 million reduction in year-end employee incentives during 2009 as a result of lower than targeted Company performance. Also contributing to the increase in salaries and payroll costs is a 6.1% increase in average headcount which includes the addition of several executive officers that joined the Company in late 2009. In addition, there was a $0.4 million reduction in salary expense capitalized as part of the development of our proprietary collection system eAGLE.

General and Administrative

        General and administrative expenses were $13.4 million for the year ended December 31, 2010, compared to $11.6 million for the year ended December 31, 2009, an increase of $1.7 million or 14.9%. This increase was primarily due to increases in software license, equipment leases, and telecommunication expense of $1.1 million resulting from ongoing investments in our technology platform. In addition there was an increase in professional and marketing fees of $0.6 million.

Depreciation and Amortization

        Depreciation and amortization expense was $5.5 million for the year ended December 31, 2010, compared to $5.2 million for the year ended December 31, 2009, an increase of $0.3 million or 6.3%. This increase was due to the start of amortization of our proprietary collection system eAGLE in the fourth quarter of 2009 and the end of the amortization of the STARSTM collection system resulting in a net of $0.6 million increase, offset by a reduction of $0.3 million due to fully depreciated computer equipment in the year ended December 31, 2010 when compared to the same period of the prior year.

Other Income (Expense)

Interest Expense

        Interest expense was $46.0 million for the year ended December 31, 2010, compared to $45.5 million for the year ended December 31, 2009, an increase of $0.5 million or 1.1%. This increase is due primarily to the new credit facility, our senior second lien notes, entered into in April 2010 resulting in a 0.8% higher weighted average interest rate and $2.9 million in additional interest expense. Another contributor is an increase in average borrowings of $16.9 million due to growth in purchasing volumes, resulting in a $1.8 million increase in interest expense. Partially offsetting the increase is a reduction of $2.2 million in residual interest payments to a previous lender related to purchased debt acquired prior to 2006 and a net decrease in amortization of loan origination fees of $1.9 million.

Other Income (Expense)

        Other expense was $3.7 million for the year ended December 31, 2010, compared to $0.3 million for the year ended December 31, 2009, an increase of $3.4 million. This increase was primarily a result of a $2.8 million loss on debt extinguishment as a result of the early repayment of the Company's previously existing credit facility in April 2010. In addition, the Company entered into a settlement with the ownership group of two franchises in October 2010 resulting in a $0.7 million loss.

Income Tax Benefit

        Income tax benefit was $11.0 million for the year ended December 31, 2010, compared to $9.3 million for the year ended December 31, 2009, an increase of $1.7 million or 18.4%. This increase is primarily driven by the loss before taxes of $84.5 million for the year ended December 31, 2010 compared to $24.7 million for the year ended December 31, 2009 resulting in an increase of $59.8 million or 242.2%. Before any tax valuation allowance taken, our income tax benefit was $32.3 million in the year ended December 31, 2010 compared to $9.3 million in the year ended December 31, 2009, an increase of $23.0 million or 247.3%.

        We recorded a valuation allowance of $21.3 million against our deferred tax assets during the year ended December 31, 2010 as a result of continued GAAP losses. In accordance with the accounting guidance for income taxes under GAAP, a valuation allowance is established to reduce the deferred tax asset to the extent the deferred tax asset does not meet the GAAP criteria for future realization. To the extent that a determination is made to establish or adjust a valuation allowance, the expense or benefit is recorded in the period in which the determination is made. When excluding the impact of the tax valuation allowance recorded, the effective tax rate in the year ended December 31, 2010 did not significantly change from the effective tax rate in the year ended December 31, 2009.

Adjusted EBITDA

        The following table summarizes our Adjusted EBITDA for the year ended December 31, 2010 compared to the year ended December 31, 2009:

	Year Ended December 31,
Reconciliation of Net Income to Adjusted EBITDA ($ in thousands)	2010	2009	$ Variance	% Variance
Net loss	$(73,524)	$(15,405)	$(58,119)	(377.3)%
Interest expense	45,982	45,481	501	1.1%
Interest income	(234)	(165)	(69)	(41.8)%
Income tax benefit	(11,012)	(9,300)	(1,712)	(18.4)%
Depreciation and amortization	5,517	5,190	327	6.3%
Adjustments related to purchased debt accounting
Proceeds recorded as reduction of carrying value(1)	153,611	94,081	59,530	63.3%
Amortization of step-up of carrying value(2)	534	1,089	(555)	(51.0)%
Change in valuation allowance(3)	66,477	45,709	20,768	45.4%
Certain other or non-cash expenses
Stock option expense(4)	903	1,778	(875)	(49.2)%
Loss on debt extinguishment	2,761	—	2,761	N/A
Other(5)	2,354	1,317	1,037	78.7%

Adjusted EBITDA	$193,369	$169,775	$23,594	13.9%

(1)
Cash proceeds applied to the carrying value of purchased debt rather than recorded as revenue.

(2)
Non-cash amortization of a step-up in the carrying value of certain purchased debt assets related to purchase accounting adjustments resulting from the 2005 acquisition of us by CA Holding.

(3)
Represents changes in non-cash valuation allowances on purchased debt.

(4)
Represents the non-cash expense related to option grants of CA Holding's equity granted to our employees and franchisees.

(5)
Consistent with the covenant calculations within our Revolving Credit Facility, Other includes franchise note reserves, lease breakup costs, certain consulting fees, management fees paid to KRG Capital Management L.P., other transaction expenses, executive recruitment expense, and severance expense.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

        The following tables summarize the purchasing and cash proceeds activity for the year ended December 31, 2009 compared to the year ended December 31, 2008:

	Year Ended December 31,
Purchasing Activity ($ in thousands)	2009	2008	$ Variance	% Variance
Credit Card—Fresh
Face	$1,323,401	$2,341,924	$(1,018,523)	(43.5)%
Price	78,114	230,225	(152,111)	(66.1)%
Price (%)	5.9%	9.8%
Consumer Loans—Fresh
Face	88,726	—	88,726	N/A
Price	3,657	—	3,657	N/A
Price (%)	4.1%	N/A
Credit Card—Other
Face	738,532	454,076	284,456	62.6%
Price	24,758	227	24,531	10,806.6%
Price (%)	3.4%	0.0%
Medical
Face	1,127,663	246,181	881,482	358.1%
Price	1,978	1,860	118	6.3%
Price (%)	0.2%	0.8%
Other(1)
Face	—	—	—	—
Price	—	—	—	—
Price (%)	N/A	N/A
Purchased Debt—Total
Face	3,278,322	3,042,181	236,141	7.8%
Price	108,507	232,312	(123,805)	(53.3)%
Price (%)	3.3%	7.6%
Contingent debt face placed	$2,073,126	$1,059,493	$1,013,633	95.7%

(1)
Other includes commercial purchases and student loans.

Purchasing Activity

        During the year ended December 31, 2009, we acquired purchased debt with an aggregate face value amount of $3.3 billion at an acquisition price of $108.5 million. During the year ended December 31, 2008, we acquired purchased debt with an aggregate face value of $3.0 billion at an acquisition price of $232.3 million. Of the $3.3 billion of face value of purchases in the year ended December 31, 2009, $2.2 billion consisted of charged-off consumer receivables purchases compared to $2.8 billion in the year ended December 31, 2008. The purchase price of charged-off consumer receivables decreased to $106.5 million from $230.5 million for the year ended December 31, 2009, compared to the year ended December 31, 2008.

        In the first half of 2009, we significantly reduced our purchasing volume as prices for available charged-off receivables had generally not reached levels that supported our targeted investment returns based on our proprietary models. At the end of the second quarter of 2009, we believe the market began appropriately reflecting the reductions in recoverability and economic risks in portfolio pricing and we reinitiated our purchasing efforts in the third quarter of 2009. Despite our lower purchasing volumes, we expect the gross returns on the purchased debt we acquired in 2009 to exceed the returns of our purchased debt acquired during 2006-2008. While these investments are in their early stages and we cannot guarantee that we will meet our current projections, we have thus far exceeded our expectations on these portfolios in aggregate.

        Contingent debt face placed of $2.1 billion in the year ended December 31, 2009, was $1.0 billion higher than contingent debt placed of $1.1 billion in face value in the year ended December 31, 2008.

Proceeds Activity

        The following table summarizes the cash proceeds activity for the year ended December 31, 2009 compared to the year ended December 31, 2008:

	Year Ended December 31,
Cash Proceeds ($ in thousands)	2009	2008	$ Variance	% Variance
Non-legal collections	$153,187	$227,932	$(74,745)	(32.8)%
Legal collections	97,741	109,191	(11,450)	(10.5)%
Other	18,314	22,725	(4,411)	(19.4)%
Sales & recourse	26,313	38,943	(12,630)	(32.4)%

Total cash proceeds on purchased debt	295,555	398,791	(103,236)	(25.9)%

Contingent collections	61,807	79,911	(18,104)	(22.7)%

Total cash proceeds	$357,362	$478,702	$(121,340)	(25.3)%

Voluntary, Non-legal Collections

        Voluntary, non-legal collections were $153.2 million for the year ended December 31, 2009, compared to $227.9 million for the year ended December 31, 2008, a decrease of $74.7 million or 32.8%. The decrease in voluntary, non-legal collections was primarily driven by the reduction in our purchasing volumes which amounted to $108.5 million in the year ended December 31, 2009, compared to $232.3 million in the year ended December 31, 2008, a decrease of $123.8 million or 53.3%. Our decrease in purchasing volumes was partially offset by continued voluntary, non-legal collections received from prior year purchases.

Legal Collections

        Legal collections were $97.7 million for the year ended December 31, 2009, compared to $109.2 million for the year ended December 31, 2008, a decrease of $11.5 million or 10.5%. The decrease in legal collections was primarily driven by the reductions in our lawsuit volumes in the year ended December 31, 2008 and in the first quarter of 2009, which resulted in lower legal collections during the year ended December 31, 2009. Upon filing a lawsuit, there generally is a delay in the receipt of legal collections, resulting in a lag between filing activity and the impact on legal collections.

Other Collections

        Other collections was $18.3 million for the year ended December 31, 2009, compared to $22.7 million for the year ended December 31, 2008, a decrease of $4.4 million or 19.4%. Other collections includes medical collections, Canadian collections, court cost recoveries, and miscellaneous cash proceeds. The decrease in other collections is a result of medical collections of $3.5 million in the year ended December 31, 2009, compared to $5.0 million in the year ended December 31, 2008, a decrease of $1.5 million or 30.0%. Also contributing to the decrease were court cost recoveries of $7.9 million in the year ended December 31, 2009, when compared to $10.7 million in the year ended December 31, 2008, a decrease of $2.8 million or 26.2%.

Sales and Recourse Proceeds

        Sales and recourse proceeds were $26.3 million for the year ended December 31, 2009, compared to $38.9 million for the year ended December 31, 2008, a decrease of $12.6 million or 32.4%. The decrease in sales and recourse proceeds was primarily driven by the reduction in purchasing volumes during the year ended December 31, 2009, when compared to the year ended December 31, 2008.

Contingent Collections

        Contingent collections were $61.8 million for the year ended December 31, 2009, compared to $79.9 million for the year ended December 31, 2008, a decrease of $18.1 million or 22.7%. This decrease in contingent revenues was primarily related to lower collection rates on the contingent debt placed into the Partners Network due to a change in the mix of contingent accounts.

GAAP Results

        The following table summarizes the GAAP results of our operations for the year ended December 31, 2009 compared to the year ended December 31, 2008:

	Year Ended December 31,
$ in thousands	2009	2008	$ Variance	% Variance
Revenues:
Purchased debt, net	$154,561	$232,445	$(77,884)	(33.5)%
Contingent debt	20,855	22,219	(1,364)	(6.1)%
Other revenue	692	1,290	(598)	(46.4)%

Total revenues	176,108	255,954	(79,846)	(31.2)%

Expenses:
Collection expenses on:
Purchased debt	101,889	119,906	(18,017)	(15.0)%
Contingent debt	14,479	15,560	(1,081)	(6.9)%
Other direct operating expenses	2,951	3,565	(614)	(17.2)%

Total direct operating expenses	119,319	139,031	(19,712)	(14.2)%

Gross profit	56,789	116,923	(60,134)	(51.4)%

Salaries and payroll taxes	18,845	20,312	(1,467)	(7.2)%
General and administrative	11,644	11,512	132	1.1%
Depreciation and amortization	5,190	5,781	(591)	(10.2)%

Total indirect expenses	35,679	37,605	(1,926)	(5.1)%

Total expenses	154,998	176,636	(21,638)	(12.3)%
Operating income	21,110	79,318	(58,208)	(73.4)%
Other income (expense):
Interest expense	(45,481)	(46,364)	883	1.9%
Other expense	(334)	(394)	60	15.2%

Total other income (expense)	(45,815)	(46,758)	943	2.0%

Income (loss) before income taxes	(24,705)	32,560	(57,265)	(175.9)%
Current income tax benefit (expense)	22,907	(6,016)	28,923	480.8%
Deferred income tax expense	(13,607)	(6,772)	(6,835)	(100.9)%

Total income tax benefit (expense)	9,300	(12,788)	22,088	172.7%

Net income (loss)	$(15,405)	$19,772	$(35,177)	(177.9)%

 Revenues

        Total revenue was $176.1 million for the year ended December 31, 2009, compared to total revenue of $256.0 million for the year ended December 31, 2008, a decrease of $79.8 million or 31.2%.

Purchased Debt

        Revenues recognized on purchased debt were $154.6 million for the year ended December 31, 2009, compared to $232.4 million for the year ended December 31, 2008, a decrease of $77.9 million or 33.5%. The primary reason for this decrease was our reduced purchasing volume during the year ended December 31, 2009 as compared to 2008. Another significant reason for our decrease in purchased debt revenues in 2009 was valuation allowances, which are recorded as contra revenue, of $45.7 million established during the year ended December 31, 2009, compared to the $16.9 million of valuation allowances recorded during the year ended December 31, 2008.

        Under ASC 310-30, an allowance charge must be taken in the instance we have a reduction or delay in timing of our expectation of future proceeds for a specific pool of assets. The allowance charges recorded during the years ended December 31, 2009 and 2008, were predominantly the result of then-current cash proceeds that fell short of our then best estimated future proceeds for each applicable period, and reductions in those proceeds at the point in time of the allowance charge. These allowance charges have been isolated to certain assets purchased in the 2007 and 2008 purchase years. The allowance charges were driven by deterioration in our then-current economic environment, which also resulted in the depression of our expectations of future proceeds at each point that an allowance charge was recorded. We believe the largest macro-economic drivers to our estimated remaining proceeds are consumer confidence, unemployment, and home equity values. Our allowance charges may also be impacted by internal factors as a result of inefficient movements of our accounts through our United Network, or turnover within our United Network which may decrease their productivity. For the allowance charges recorded during the years ended December 31, 2009 and 2008, internal factors had a nominal effect.

        The percentage of purchased debt revenues recognized under the level yield method of accounting were approximately 47.0% for the year ended December 31, 2009 versus approximately 39.1% for the corresponding period in 2008.

Contingent Debt

        Revenue recognized on contingent debt was $20.9 million for the year ended December 31, 2009, compared to $22.2 million for the year ended December 31, 2008, a decrease of $1.4 million or 6.1%. While volumes of contingent debt were 95.7% higher in the year ended December 31, 2009 compared to December 31, 2008, contingent fee rates decreased resulting in lower relative contingent revenues.

Other Revenue

        Other revenue was $0.7 million for the year ended December 31, 2009, compared to $1.3 million for the year ended December 31, 2008, a decrease of $0.6 million or 46.4%. The decrease is the result of a legal settlement in favor of the Company in the amount of $0.4 million in the year ended December 31, 2008 and a reduction in property and equipment rental income of $0.2 million in the year ended December 31, 2009, when compared to the year ended December 31, 2008.

Expenses

        Total expenses were $155.0 million for the year ended December 31, 2009, compared to $176.6 million for the year ended December 31, 2008, a decrease of $21.6 million or 12.3%.

Collection Expenses on Purchased Debt

        Collection expenses on purchased debt were $101.9 million for the year ended December 31, 2009, compared to $119.9 million for the year ended December 31, 2008, a decrease of $18.0 million or 15.0%. The majority of the decrease was due to the 26.2% decrease in purchased debt proceeds. This reduction was partially offset by an increase in court cost expense of $20.5 million for the year ended December 31, 2009, compared to $13.8 million for the year ended December 31, 2008, an increase of $6.7 million or 48.6%. This increase was due to our strategy during the year ended December 31, 2009 to increase legal suits for viable accounts after intentionally reducing lawsuit filings in the second half of 2008.

Collection Expenses on Contingent Debt

        Collection expenses on contingent debt were $14.5 million for the year ended December 31, 2009, compared to $15.6 million for the year ended December 31, 2008, a decrease of $1.1 million or 6.9%. This decrease was consistent with the decrease in contingent debt revenues in the year ended December 31, 2009 from the same period in 2008.

Other Direct Operating Expenses

        Other direct operating expenses were $3.0 million for the year ended December 31, 2009, compared to $3.6 million for the year ended December 31, 2008, a decrease of $0.6 million or 17.2%.

Gross Profit

        Our gross profit was $56.8 million for the year ended December 31, 2009, compared to $116.9 million for the year ended December 31, 2008, a decrease of $60.1 million or 51.4%. Total gross profit as a percentage of total revenues was 32.2% for the year ended December 31, 2009, compared with 45.7% for the same period in 2008.

Salaries and Payroll Taxes

        Salaries and payroll taxes were $18.8 million for the year ended December 31, 2009, compared to $20.3 million for the year ended December 31, 2008, a decrease of $1.5 million or 7.2%. However, headcount remained flat from the year ended December 31, 2008 to 2009. The majority of the decrease in salaries and payroll taxes was due to increased time spent by employees in the development of eAGLE, which increased the amounts capitalized in the year ended December 31, 2009 compared to the same period in 2008.

General and Administrative

        General and administrative expenses were $11.6 million for the year ended December 31, 2009, compared to $11.5 million for the year ended December 31, 2008, an increase of $0.1 million or 1.1%. This increase was due to increases in other general and administrative costs offset by decreased travel and entertainment costs in the year ended December 31, 2009, compared to the same period in 2008.

Depreciation and Amortization

        Depreciation and amortization expense was $5.2 million in the year ended December 31, 2009, compared to $5.8 million for the year ended December 31, 2008, a decrease of $0.6 million or 10.2%. The decrease was due to a $1.4 million reduction in amortization due to STARSTM, the Company's legacy proprietary collection platform, becoming fully amortized in June 2009. This decrease was partially offset by a $1.0 million increase in depreciation of office furniture and leasehold improvements.

 Other Income (Expense)

Interest Expense

        Interest expense was $45.5 million for the year ended December 31, 2009, compared to $46.4 million for the year ended December 31, 2008, a decrease of $0.9 million or 1.9%. This change was a result of a reduction in interest expense of $3.4 million related to cash paid to a lender that was receiving interest payments based on a residual interest in purchased debt acquired during their lending period that ended in 2005. The residual interest represented 11.8% of the total interest expense for the year ended December 31, 2009. This change was offset by an increase in interest rates on our then existing Credit Agreement and then existing Subordinated Notes whose rates increased in April 2009.

Other Income (Expense)

        Other income (expense) was $(0.3) million for the year ended December 31, 2009, compared to $(0.4) million for the year ended December 31, 2008, an increase of $0.1 million or 15.2%. The increase is a result of interest income of $0.2 million in the year ended December 31, 2009, compared to $0.1 million in the year ended December 31, 2008.

Income Tax Benefit (Expense)

        Income tax benefit was $9.3 million in the year ended December 31, 2009, compared to an income tax expense of $12.8 million in the year ended December 31, 2008, a change of $22.1 million or 172.7%. This change in tax benefit (expense) is primarily driven by book income or loss before taxes. We had a book loss before taxes of $24.7 million for the year ended December 31, 2009, when compared to the year ended December 31, 2008 when book income before taxes was $32.6 million.

        The combined state and federal tax rate from operations for the year ended December 31, 2009 was 37.6% compared to 39.3% for the year ended December 31, 2008. Differences between the total income tax expense and the income tax expense computed using the statutory rate of 35.0% resulted from state taxes, Canadian taxes, and permanent differences for tax purposes in the treatment of certain nondeductible expenses. Pursuant to a tax sharing agreement, we are entitled to the benefit of certain tax attributes of CA Holding, including certain net operating losses resulting from CA Holding's disposition of a non-performing acquisition in December 2008.

Adjusted EBITDA

        The following table summarizes our Adjusted EBITDA for the year ended December 31, 2009 compared to the year ended December 31, 2008:

	Year Ended December 31,
Reconciliation of Net Income to Adjusted EBITDA ($ in thousands)	2009	2008	$ Variance	% Variance
Net income (loss)	$(15,405)	$19,772	$(35,177)	(177.9)%
Interest expense	45,481	46,364	(883)	(1.9)%
Interest income	(165)	(106)	(59)	(55.7)%
Income tax expense (benefit)	(9,300)	12,788	(22,088)	(172.7)%
Depreciation and amortization	5,190	5,781	(591)	(10.2)%
Adjustments related to purchased debt accounting
Proceeds recorded as reduction of carrying value(1)	94,081	144,436	(50,355)	(34.9)%
Amortization of step-up of carrying value(2)	1,089	4,127	(3,038)	(73.6)%
Change in valuation allowance(3)	45,709	16,900	28,809	170.5%
Certain other or non-cash expenses Stock option expense(4)	1,778	1,406	372	26.5%
Other(5)	1,317	1,344	(27)	(2.0)%

Adjusted EBITDA	$169,775	$252,812	$(83,037)	(32.8)%

(1)
Cash proceeds applied to the carrying value of purchased debt rather than recorded as revenue.

(2)
Non-cash amortization of a step-up in the carrying value of certain purchased debt assets related to purchase accounting adjustments resulting from the 2005 acquisition of us by CA Holding.

(3)
Represents changes in non-cash valuation allowances on purchased debt.

(4)
Represents the non-cash expense related to option grants of CA Holding's equity granted to our employees and franchisees.

(5)
Other includes, as required by our covenant calculations within our then existing Revolving Credit Facility, franchise note reserves, lease breakup costs, certain consulting fees, management fees paid to KRG Capital Management L.P., other transaction expenses, executive recruitment expense, and severance expense.

Supplemental Performance Data

Owned Portfolio Performance:

        The following tables show certain data related to our purchased debt portfolios. These tables describe purchase price, cash proceeds, and related gross returns.

        The gross ROIs for 2006 through 2008 described below are lower than most of our historical multiples in the years prior as well as 2009 and 2010. These ROIs were generally caused by increased market pricing and an overall deterioration in the macroeconomic environment that was predominantly related to purchase years 2006 through 2008. As a result, on a relative basis, our ROIs for these years are lower than other years. However, after the period in which we dramatically decreased purchasing as a result of the increased market pricing, our ROIs have returned to multiples that are more consistent with our historical performance.

U.S. Purchased Debt Portfolio as of December 31, 2010(1) ($ in thousands)

Purchase Period	Purchase Price(2)	Valuation Allowance(3)	Purchased Debt Carrying Value(4)	% of Carrying Value Unamortized(5)	Actual Proceeds Life to Date	Estimated Remaining Proceeds(6)	Total Estimated Proceeds(7)	Gross ROI(8)
1998	$2,226	$—	$—	0%	$4,279	$—	$4,279	1.92x
1999	13,966	—	—	0%	24,463	—	24,463	1.75x
2000	51,832	—	—	0%	111,380	—	111,380	2.15x
2001	63,031	—	—	0%	152,102	—	152,102	2.41x
2002	88,756	—	—	0%	216,019	426	216,445	2.44x
2003	131,790	—	—	0%	369,816	3,577	373,393	2.83x
2004	105,228	(409)	74	0%	319,773	8,099	327,872	3.12x
2005	191,176	(1,314)	695	0%	400,522	17,303	417,825	2.19x
2006	248,335	(2,548)	3,650	1%	408,975	27,261	436,236	1.76x
2007	236,005	(61,726)	31,305	13%	298,841	51,017	349,858	1.48x
2008	226,030	(66,044)	58,661	26%	251,513	102,246	353,759	1.57x
2009	105,157	(175)	28,231	27%	120,772	107,140	227,912	2.17x
2010	164,117	—	100,450	61%	90,429	268,005	358,434	2.18x

(1)
Excludes Canadian purchases.

(2)
Purchase price represents cost of each purchase.

(3)
Valuation allowance represents the total valuation allowance on our purchased debt, net of reversals.

(4)
Portfolio carrying value represents the book value of our purchased debt portfolios excluding the step-up in basis and certain other items.

(5)
Percentage of carrying value unamortized represents the carrying value divided by the purchase price.

(6)
Although we receive cash proceeds related to purchases with an age greater than 108 months, we do not forecast cash proceeds for these purchases beyond 108 months due to the unpredictable nature of those cash proceeds.

(7)
Total estimated proceeds represent actual proceeds life to date plus the estimated remaining proceeds.

(8)
Gross ROI represents the total estimated proceeds divided by purchase price.

        The following table demonstrates our ability to realize continuing cash flow streams on our purchased debt, showing our cash proceeds by year, and year of purchase. Those periods extending beyond the 72 month period used for our previous ERP methodology are bolded below to illustrate the consistency of those proceeds.

        We rely on consistent cash proceeds in each period to maintain our long-term growth plans. Collections are generally higher in the first quarter of the year due to income tax refunds, patterns of seasonal employment, and the impact of holiday consumer spending. In addition to seasonal collection patterns, 2009 cash proceeds were reduced due to our reduced investment activity. The following chart represents our historical proceeds by quarter.

Liquidity and Capital Resources

Working Capital and Seasonality

        Our working capital requirements are typically consistent throughout the year except for the first quarter of each year when we historically tend to have higher collections. These higher collections are primarily driven by tax refunds, patterns of seasonal employment, and the impact of holiday spending. Our primary sources of working capital are cash flows from operations and bank borrowings. We use our working capital to purchase charged-off receivables, service our indebtedness, and fund our operations to ensure our long-term growth.

        Under our current borrowing structure, we sweep all excess cash proceeds obtained from operations against our line of credit daily. As a result, we maintain minimal cash balances on hand, excluding our restricted cash. We borrow from our line of credit only as needed to reduce overall interest costs on our outstanding borrowings. Therefore, we view our liquidity as our availability to borrow on our line of credit, which is subject to a borrowing base and described further in our consolidated financial statements.

        From time to time we enter into forward flow purchase agreements with various debt sellers to purchase specified amounts of debt for designated prices. These contracts typically cover a year or less. Generally, we can terminate these contracts at our discretion if certain contractual parameters are not met by the sellers. As of December 31, 2010, we had obligations outstanding to purchase up to $955.0 million in face value of debt at an aggregate price of $65.3 million during 2011 under forward flow purchase agreements.

        Based on our current level of operations, we have ample liquidity to fund our operations, and our forward flow contracts, prospectively through the next twelve months. However, our purchasing volumes and proceeds in any period fluctuate based on pricing and other macro-economic factors. As of December 31, 2010, our total availability under our line of credit was $57.6 million based on our borrowing base calculation.

Cash Flows

        Our primary sources of liquidity are cash proceeds from purchased debt, cash from operations, and borrowings on our senior revolving credit facility. Our primary uses of liquidity are to purchase additional charged-off receivables, fund operating expenses, and service our indebtedness. Our indebtedness at December 31, 2010 and 2009 was $402.7 million and $366.3 million, respectively, including obligations under capital leases. Our ability to service our debt and to fund planned purchases of charged-off receivables will depend on our ability to generate cash proceeds in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

        The following table provides a summary of the components of cash flow for the years ended December 31, 2010, 2009, and 2008:

	Year Ended December 31,
$ in thousands	2010	2009	2008
Net cash provided by operating activities	$6,911	$35,961	$77,785
Net cash used in investing activities	(22,302)	(22,003)	(97,978)
Net cash provided by (used in) financing activities	16,613	(23,021)	30,144

Increase (decrease) in cash and cash equivalents(1)	$1,222	$(9,063)	$9,951

(1)
Before foreign currency translation.

Operating Activities

        Cash generated from operations is dependent upon our ability to generate proceeds on our purchased debt. Many factors, including the economy and our United Network's ability to maintain low turnover and adequate liquidation rates, are essential to our ability to generate cash proceeds. Fluctuations in these factors that cause a negative impact on our business could have a material impact on our expected future cash flows.

        Our operating activities provided cash of $6.9 million and $36.0 million during the years ended December 31, 2010 and 2009, respectively. The decrease in cash provided by operating activities of $29.1 million, or 80.8% was primarily due to a greater portion of the total proceeds on purchased debt being applied to purchased debt carrying value, which decreased revenue on purchased debt resulting in increased net loss. Cash proceeds applied to the carrying value of our purchased debt are recognized under investing activities in accordance with GAAP. While total proceeds in 2010 were higher than in 2009, the amount of the proceeds applied to the carrying value of purchased debt increased in 2010 by $59.5 million. Refer to Note 3 to the consolidated financial statements for further details regarding the allocation of total proceeds.

        Operating activities provided cash of $36.0 million and $77.8 million for the years ended December 31, 2009, and 2008 respectively. Cash proceeds applied to carrying value are recognized under investing activities in accordance with GAAP. The decrease of $41.8 million, or 53.8%, for the year ended December 31, 2009, when compared to the year ended December 31, 2008, was predominantly due to lower cash proceeds generated on our purchased debt. These lower cash proceeds combined with lower purchasing volumes in the year ended December 31, 2009 contributed to a reduction in revenues. Partially offsetting our decrease in revenues, was our ability to pay interest-in-kind on our previously existing subordinated notes in the amount of $9.2 million in the year ended December 31, 2009, compared to only cash interest payments on our previously existing subordinated notes in the year ended December 31, 2008.

Investing Activities

        Our investing activities used net cash of $22.3 million during the year ended December 31, 2010, and $22.0 million during the year ended December 31, 2009, respectively. Cash provided by investing activities is primarily driven by cash proceeds applied to the carrying value of our purchased debt and by investments in charged-off receivables. The increase in cash used of $0.3 million, or 1.4%, when comparing the year ended December 31, 2010 to the year ended December 31, 2009, is due to a $63.3 million increase in investments in purchased debt, which was substantially offset by a $59.5 million increase in cash proceeds recorded as a reduction of our purchased debt carrying value and a $2.1 million decrease in capital expenditures.

        Investing activities used net cash of $22.0 million for the year ended December 31, 2009 compared to $98.0 million for the year ended December 31, 2008. The decrease in cash used of $76.0 million, or 77.5%, when comparing the year ended December 31, 2009 to the year ended December 31, 2008, is predominantly due to our decrease in purchasing volumes of $123.8 million, or 53.3%, in the year ended December 31, 2009 when compared to the year ended December 31, 2008. Our decrease in purchasing volumes was partially offset by our decrease in cash proceeds recorded as a reduction of our purchased debt carrying value which decreased $50.4 million, or 34.9%, in the year ended December 31, 2009 compared to the year ended December 31, 2008.

Financing Activities

        Our financing activities provided cash of $16.6 million during the year ended December 31, 2010, and used $23.0 million during the year ended December 31, 2009. Cash used in financing activities is primarily driven by purchasing volume, payments on our current and previously existing revolver, principal payments on our previously existing term loans, capital lease obligations, and payments of origination fees on our new revolver and senior second lien notes. Cash is provided by draws on our current and previously existing revolver, proceeds from the issuance of our senior second lien notes and the proceeds from investments by CA Holding. The increase of $39.6 million in cash provided by financing operations during the year ended December 31, 2010, when compared to the year ended December 31, 2009, is primarily a result of the April 2010 refinancing and new revolving credit facility, as discussed below in long-term financing.

        Financing activities used cash of $23.0 million in the year ended December 31, 2009, and provided cash of $30.1 million in the year ended December 31, 2008. The decrease of $53.2 million in cash provided by financing activities in the year ended December 31, 2009, when compared to the year ended December 31, 2008, is primarily a result of an increase in payments on our revolver and term loans of $86.7 million, partially offset by an increase in cash from an investment by CA Holding in us of $35.0 million.

Long-term Financing

Senior Revolving Credit Facility and Senior Second Lien Notes

        On April 7, 2010, SquareTwo and its direct parent CA Holding, and certain of SquareTwo's subsidiaries, entered into a senior revolving credit facility and related security and other agreements for a senior secured revolving credit facility. The senior revolving credit facility provides financing commitments of $185.0 million, subject to a borrowing base, and provides the loan parties certain rights to obtain an increase of commitments of up to $15.0 million. Pursuant to the senior revolving credit facility, the Company can request advances daily, as needed, subject to a borrowing base and other calculations, which may reduce the actual amount available under the maximum commitment. All obligations under the senior revolving credit facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by a first-priority security interest in substantially all of the assets of the borrowers and the guarantors thereunder.

        Concurrently with the closing of the senior revolving credit facility, the Company issued $290.0 million in aggregate principal amount of 11.625% Senior Second Lien Notes (the "Second Lien Notes"). The Second Lien Notes will mature on April 1, 2017. They are guaranteed on a senior secured basis by substantially all of SquareTwo's existing and future domestic subsidiaries, and the guarantees are secured by a second-priority lien on substantially all of the Company's and the guarantors' assets. We have agreed to exchange the Second Lien Notes, within 365 days of issuance, for a new issue of substantially identical notes that will be registered under the Securities Act of 1933, as amended.

        The proceeds from the Second Lien Notes, together with borrowings under the senior revolving credit facility, were used to repay certain indebtedness, including indebtedness under the prior revolving line of credit, term notes A and B, and subordinated notes.

Capital Leases

        We had outstanding capital lease obligations relating to computer equipment of $1.0 million and software agreements of $0.3 million as of December 31, 2010.

Related Party Loans

        During the year ended December 31, 2001, we entered into two promissory notes with two individuals related to our Chairman of the Board, P. Scott Lowery. The notes were issued to repurchase common stock of SquareTwo Financial Corporation held by these related parties. These notes bear interest at a fixed rate of 8.0% and require us to make monthly principal and interest payments of less than $0.1 million. As of December 31, 2010, these notes had outstanding balances of $1.3 million and $0.4 million, respectively. The notes mature on January 15, 2016, and August 15, 2021, respectively.

Off-Balance Sheet Arrangements

        As of December 31, 2010, we do not have any off balance sheet arrangements as defined by Regulation S-K 303(a)(4) promulgated under the Securities Exchange Act of 1934.

Contractual Obligations

        The following summarizes our contractual obligations that exist as of December 31, 2010 (amounts in thousands) and their payments due by period:

	Payments due by period
Contractual Obligations	Total	Less than 1 year(4)	1-3 Years(5)	3-5 Years(6)	More than 5 years
Lines of Credit(1)	$136,887	$—	$—	$136,887	$—
Notes Payable(1)	514,453	34,469	70,935	68,158	340,981
Capital Leases(2)	1,402	1,041	243	118	—
Operating Leases	9,296	1,959	3,174	2,926	1,237
Purchase Commitments(3)	65,339	65,339	—	—	—

Total	$727,377	$102,808	$74,352	$208,089	$342,218

(1)
Payments on lines of credit and notes payable include interest calculated at our effective rate at December 31, 2010 on floating rate debt.

(2)
Payments on capital lease obligations include interest and taxes.

(3)
Purchase commitment contracts typically cover a year or less and can be generally cancelled by the Company at its discretion with a 60 day notice.

(4)
Represents payments due within 1 year or less.

(5)
Represents payments due within more than 1 year and up to and including 3 years.

(6)
Represents payments due within more than 3 years and up to and including 5 years.

        The table of contractual obligations above does not include certain contractual obligations to pay a former lender contingent residual interest payments related to collections on certain previously purchased receivables. These amounts are paid as a set percentage of net collections for certain assets that were purchased prior to 2006. During the years ended December 31, 2010, 2009 and 2008 we paid approximately $3.4 million, $5.7 million, and $9.8 million, respectively, to this former lender.

Quantitative and Qualitative Disclosure About Market Risk

Market Risk

        We are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes, foreign currency exchange rate fluctuations, changes in corporate tax rates, and inflation. From time to time, we employ risk management strategies that may include the use of derivatives, such as interest rate swap agreements. We do not enter into derivatives for trading purposes.

Foreign Currency Risk

        Foreign currency exposures arise from transactions denominated in Canadian dollars translated into U.S. dollars. During the year ended December 31, 2010, we continued to see volatility in the exchange rate of the U.S. dollar. We believe this trend may continue, and if so, it could have a negative impact on our future results of operations. To date the Canadian operations have not been material to our consolidated results of operations.

Interest Rate Risk

        At December 31, 2010 and 2009, we had $111.3 million and $244.8 million, respectively, of variable rate indebtedness. As of December 31, 2010, our domestic variable rate borrowings have margins, at our option, of 5.0% over LIBOR where LIBOR has a floor of 2.0%, referred to as our LIBOR loans; or 4.0% over the higher of (a) the Prime rate, (b) the Federal Funds rate plus 0.5%, or (c) one-month LIBOR plus 1.0%, referred to as our Base Rate loans. As of December 31, 2010, our Canadian variable rate borrowings have margins, at our option, of 4.0% over the higher of (a) the reference rate for commercial Canadian Loans, or (b) the Canadian BA rate plus 1.0%; or 5.50% over the higher of (a) the Canadian BA rate or (b) 2%.

        A material change in interest rates could adversely affect our operating results and cash flows. A 25 basis point increase in interest rates could increase our annual interest expense by $125,000 for each $50 million of our Base Bate variable rate borrowings outstanding for the entire year. Our LIBOR loans are subject to a LIBOR floor of 2% as described above, and until certain LIBOR rates exceed 2% the interest rates we pay on those loans per dollar borrowed, will not increase. We utilize LIBOR loans for the majority of our variable rate borrowings. We have, from time to time, utilized derivative financial instruments in an effort to limit potential losses from adverse interest rate changes. These transactions have generally been interest rate swap agreements entered into with large multinational banks. At December 31, 2010 and 2009 we had zero derivative instruments outstanding.

Recent Accounting Pronouncements

        In January 2010, the FASB issued guidance requiring additional disclosures related to the presentation of the reconciliation of fair value measurements using unobservable inputs to, and transfers between, levels in the hierarchy of fair value measurement. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, excluding certain provisions related to Level 3 disclosures which are effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of this guidance did not impact the Company's financial position or results of operations.

        In April 2010, the FASB issued guidance which clarifies the accounting for acquired loans that, at the acquisition date, have evidence of deterioration in credit quality since origination ("credit deteriorated loans"). This guidance states that, upon certain modifications that may qualify as a troubled debt restructuring otherwise, entities are not required to apply troubled debt restructuring guidance to credit deteriorated loans that are accounted for in a pool, as allowed by the guidance that governs those loans. The adoption of this guidance on July 1, 2010 did not impact the Company's financial position or results of operations.

        In July 2010, the FASB issued guidance which expands on the required disclosures about the credit quality of financing receivables and their corresponding allowance for credit losses. The requirements are intended to enhance transparency regarding credit losses and the credit quality of finance receivables. Under the new guidance, allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information and impaired financing receivables are to be presented by asset class. The disclosures are to be presented at the level of disaggregation that the Company uses when determining allowance charges. This guidance is effective on a prospective basis for interim and annual reporting periods ending on or after December 15, 2010. The Company adopted the guidance on December 31, 2010, and has added the required disclosures in footnote 3.

        In December 2010, the FASB issued guidance clarifying the two-step methodology for goodwill impairment calculations when an entity has a reporting unit that has zero or a negative carrying value. In the instance that an entity that has a reporting unit with zero or a negative carrying value, the guidance states the entity is required to skip to the second step of the two-step goodwill impairment test if it is more likely than not that a goodwill impairment exists. This guidance is effective on a prospective basis for interim and annual reporting periods beginning after December 15, 2010. The adoption of this guidance is not expected to impact the Company's financial position or results of operations.

Critical Accounting Policies

        The preparation of financial statements and related disclosures in conformity with U.S. generally accepted accounting principles ("GAAP") and our discussion and analysis of our financial condition and results of operations require our management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and such differences may be material.

        Management believes our critical accounting policies and estimates are those related to accounting estimates, revenue recognition, valuation of acquired intangibles and goodwill and income taxes. Management believes these policies to be critical because they are both important to the portrayal of our financial condition and results, and they require management to make judgments and estimates about matters that are inherently uncertain.

Revenue

        See accounting for income recognized on purchased debt discussed earlier in "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as Note 2 to the consolidated financial statements.

Accounting Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes.

        Actual results could differ from those estimates. Our consolidated financial statements are based on a number of significant estimates, including the collectability of purchased debt and the timing of such proceeds. Due to the uncertainties inherent in the estimation process, it is at least reasonably possible that our estimates in connection with these items could be materially revised within the near term.

Change in Accounting Estimate

        During the second quarter of 2010, we implemented a change in estimate regarding the period of time we forecast future cash flows associated with our purchased debt from a 72 month period to a 108 month period. This change is supported by multiple years of historical proceeds on purchased debt assets that extend beyond the previously forecasted 72 month period. This change increases the operating income and net income line items in our consolidated statements of operations, and increases our purchased debt, net line item in the consolidated balance sheets, by approximately $2.0 million in the year ended December 31, 2010. We are unable to calculate the impact of this change in future periods as of December 31, 2010.

Goodwill and Intangible Assets

        Goodwill represents the cost of acquired businesses in excess of the fair value assigned to the net assets acquired. Goodwill is reviewed for impairment annually or more frequently if indicators of possible impairment arise. As prescribed by ASC Topic 350, Intangibles—Goodwill and Other, goodwill is not amortized. Potential impairment is indicated when the book value of a reporting unit, including goodwill, exceeds its fair value.

        If potential impairment exists, the fair value of the reporting unit is compared to the fair value of its assets and liabilities, excluding goodwill, to estimate the implied value of the reporting unit's goodwill. An impairment loss is recognized for any excess of the book value of the reporting unit's goodwill over the implied fair value.

        In connection with CA Holding's acquisition of SquareTwo on August 5, 2005, certain intangible assets were identified. The Partners Network, with a value of $24.9 million was deemed to have an indefinite life and, therefore, is not being amortized. After the purchase price allocation to all net assets, goodwill was determined to be in the amount of $146.5 million. In addition to the indefinite lived intangible assets, certain amortizable intangible assets were identified.

        We evaluate the remaining useful lives of the amortizable intangible assets each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of an amortizable intangible asset's remaining useful life is changed, the remaining carrying value of the intangible asset is amortized prospectively over that revised remaining useful life. If events or changes in circumstances indicate an amortizing intangible asset's carrying value may not be recoverable, the asset is tested for impairment. We perform an impairment test annually, or more frequently, if events or changes in circumstances indicate impairment of our indefinite-lived intangible assets.

Income Taxes

        We account for income taxes in accordance with ASC Topic 740, Income Taxes. ASC Topic 740 requires an asset and liability approach to the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of our assets and liabilities.

BUSINESS

Our Company

        We are a leading purchaser of charged-off receivables in the accounts receivable management industry. Our primary business is the acquisition, management and collection of charged-off consumer accounts receivable that we purchase from financial institutions, finance and leasing companies and healthcare providers. Charged-off accounts receivable, which we refer to as "charged-off receivables" or "accounts," are defaulted accounts receivable that the credit issuers have charged-off as bad debt, but that remain subject to collection. We refer to a group of accounts as a "portfolio," and, once purchased, we refer to our owned charged-off receivables as our "purchases" or "purchased debt." We purchase portfolios from, and maintain active relationships with, eight of the top 10 U.S. credit card issuers identified in the Nilson Reports. We believe that we are one of the largest purchasers of "fresh" charged-off credit card receivables in the U.S. Fresh charged-off credit card receivables are generally 180-210 days past due at the time of sale and typically have not been subject to previous collection attempts by a third-party collection agency. Because the credit issuer was unable to collect the charged-off receivables that we purchase, we are able to acquire these portfolios at a substantial discount to their face value.

        Our business model leverages our analytical expertise, technology platform, operational know-how and our exclusive network of independent attorney-based franchises to purchase and manage the recovery of charged-off receivables. Our primary focus is managing the collection and recovery of the our purchased debt; however, we also manage collection efforts on behalf of other owners of charged-off receivables that place accounts with us on a fee-for-service basis. We are dedicated to treating debtors fairly and ethically and maintaining stringent compliance standards.

        From 1999, our first full year of purchasing debt, to December 31, 2010, we have invested approximately $1.7 billion in the acquisition of charged-off receivables, representing over $26.1 billion of face value of accounts. From 1999 to December 31, 2010, we have grown our business from $8.7 million to $337.1 million of annual cash proceeds on owned charged-off receivables, representing a compound annual growth rate of approximately 39.4%. The combination of our historical and future recovery efforts is expected to result in cumulative gross cash proceeds of approximately 2.1x our domestic invested dollars. Based on our proprietary analytic models, which utilize historical data as well as current account level data and economic, pricing and collection trends, we expect that our owned charged-off receivables as of December 31, 2010, of $8.2 billion (active face value) will generate approximately $585.1 million in gross cash proceeds over the next nine years. We refer to this as Estimated Remaining Proceeds or "ERP." We expect to receive approximately 87.8% of these proceeds within the next 36 months starting January 1, 2011. These expectations are based on historical data as well as assumptions about future collection rates, account sales activity and consumer behavior. We cannot guarantee that we will achieve such proceeds.

Our Partners Network

        Collection efforts on our purchased debt and contingent debt are primarily handled by our Partners Network, which consists of 38 independent U.S. law firms and attorney-managed collection operations with which we have exclusive franchise relationships. We have franchises located in 21 U.S. states; however, they are generally able to pursue voluntary, or non-legal, collections nationwide. Under the terms of our franchise agreements, our franchises license our proprietary technology and perform recovery work on our behalf, on an exclusive basis, for a fee per dollar collected. We allocate accounts to our franchises based on their performance and are under no obligation to provide accounts to any franchise. We believe that our competitive account placement model is critical to our collection performance, as it motivates each franchise to optimize its efforts on its allocated accounts to receive additional placements of charged-off receivables on which to collect. In addition, because our franchise model is attorney-based, we have the ability to efficiently pursue litigation or legal action on our purchased debt. Even when not pursuing legal action, we believe that debtors generally take collection efforts by a law firm more seriously than those of a collection agency, which we believe enhances our collection rates. In 2010, approximately 70.7% of our collections on our owned and managed accounts were derived from our franchises and, as of December 31, 2010, the average length of our relationships with our franchisees was approximately seven years. We believe that our attorney-based franchise network promotes the highest ethical standards in the industry as our franchises maintain both SquareTwo's stringent compliance standards as well as the obligations imposed by membership in the bar associations of the states in which their attorneys are licensed to practice law. In addition to the compliance and collections benefits provided by our attorney-based franchise model, we believe that law firms generally provide a more professional environment than traditional call centers, helping our franchises to more effectively attract and retain quality collectors.

        Our franchise agreements have staggered maturities terminating between 2010 and 2017. These agreements typically span three to seven years and are structured around the licensing of our proprietary collections software. Under the terms of the franchise agreement and technology license, our franchises can only work charged-off receivables through our system and are paid a servicing fee for every dollar collected. As part of the agreement, the franchises pay a royalty that ranges from $0.02 - $0.04 per dollar collected for certain collections. We are not obligated to provide placements of debt with any franchise that is not meeting our performance and compliance criteria. Upon the termination of a franchise, the franchisee is restricted from participating in our market through a two year non-compete provision in the franchise agreement.

        In addition to our Partners Network, we also utilize certain specialized collection agencies and an extensive network of local law firms that complement the focus and geographic coverage of our Partners Network. Collectively, our Partners Network, certain specialized collection agencies, and local law firms are referred to as our United Network.

Subsidiary Operations

        We operate our domestic charged-off receivables management business through a series of subsidiary entities. This core business is operated through CACH, LLC, CACV of Colorado, LLC, CACH of NJ, LLC, CACV of New Jersey, LLC, Orsa, LLC, Candeo, LLC and Autus, LLC. These entities purchase charged off consumer receivables and place them with the United Network for collection.

        In addition to our core domestic charged-off receivables management business, we have three smaller operating subsidiaries as described below. In 2010, on an aggregate basis, these operations accounted for 7.2% of our total Adjusted EBITDA, and represented 1.4% of our total assets as of December 31, 2010. Refer to Note 2 to our consolidated financial statements for further discussion of our operating segments as well as domestic versus foreign revenues.

  •
  Healthcare Funding Solutions, L.L.C. ("HFS")—HFS is an acquirer of outstanding self-pay healthcare receivables. HFS manages the recovery of these accounts through a dedicated network of specialized healthcare recovery partners.

  •
  SquareTwo Financial Canada Corporation ("SquareTwo Canada")—Acting through its subsidiaries, SquareTwo Canada is an acquirer of consumer credit charged-off receivables in Canada. SquareTwo Canada also performs collection work on a contingency basis on behalf of certain Canadian based credit issuers. SquareTwo Canada utilizes a combination of internal recovery resources and a network of third-party collection agencies and law firms to pursue recovery on the accounts it owns and manages.

  •
  SquareTwo Financial Commercial Funding Corporation ("Commercial Funding")—Located in Lenexa, Kansas, Commercial Funding, through our other subsidiary entities, purchases charged-off commercial finance accounts and manages their collection within Commercial Funding.

Operations

        Our operations can generally be categorized around the following primary business processes:

Underwriting and Purchasing

        The success of our business depends heavily on our ability to find charged-off receivables for purchase, evaluate these assets accurately and acquire them for appropriate valuations. We have a dedicated business development team that generates portfolio acquisition opportunities in the markets in which we operate and works with our decision science team to prepare pricing models and perform account level analysis. In the last five years, we have purchased charged-off receivables from eight of the 10 largest U.S. credit card issuers, as well as from super-regional and regional banks and other issuers of credit. Potential purchasing opportunities are reviewed in detail by our finance department, which is responsible for preparing forecasted cash flows from each purchase based on our proprietary statistical models and our experience with similar purchases. These models and related assumptions are reviewed by our internal investment committee, which includes our senior management team and representatives from each key business function, to determine the appropriate purchase price for the available portfolios. We typically target gross recoveries of 2.0x to 3.0x our initial investment over a nine year period of which we receive the majority within the first 36 months.

        The majority of our purchasing opportunities are sourced through limited auctions where the original credit issuer is generally interested in dealing with a small group of parties that have the financial and operational wherewithal, including requisite information technology and compliance systems, to handle large volumes of charged-off receivables. We also evaluate one-off negotiated deals and broader auction sales depending on the type of charged-off receivable and process desired by the seller.

Cash Proceeds on Purchased Debt

        A key driver to our performance, and one of the primary metrics monitored by our management team, is cash proceeds received from our purchased debt. This measurement, and our focus on cash proceeds, is important because proceeds drive our business operations. Included in cash proceeds are voluntary non-legal collections, legal collections, the reimbursement of certain legal costs previously paid by us (which we refer to as court cost recoveries), sales of accounts, and returns of non-conforming accounts (which we refer to as recourse). These incoming cash flow streams and their respective relationships to the collection life cycle are described further below.

Voluntary, Non-Legal Collections

        Once we acquire a portfolio, we place the substantial majority of the acquired accounts with our Partners Network to pursue collections on a voluntary or non-legal basis, which means collection activities other than initiating lawsuits or other legal action. In the year ended December 31, 2010, approximately $155.5 million or 46.1%, of our total cash proceeds on owned accounts was generated through telephone and letter campaigns initiated by our Partners Network. Placements within our Partners Network are determined by our operations and inventory and velocity management teams to provide our best performing Partners with the largest placements of charged-off receivables, taking into consideration a variety of factors, including their capacity to effectively collect on additional accounts. For every dollar collected our Partners receive a fee that varies based on the type of account, age of the receivable, their performance relative to targets we establish and performance relative to their peers, and prior recovery attempts. If an account remains uncollected after its initial placement, we will evaluate moving that account to a legal collection effort or to another Partner to facilitate collection. Our internal operations team works closely with our United Network to ensure that our work standards are followed, to optimize recovery efforts and to help respond to changes in the collections environment or regulatory landscape.

Legal Collections

        If we or a franchise believes that a debtor has the ability but not the willingness to pay the debt owed on an account, our Partners, or local law firm, may initiate legal action on that account. In the year ended December 31, 2010, approximately $106.8 million or 31.7%, of our total cash proceeds on owned accounts was generated through legal collection efforts. The attorney-based structure of our Partners Network provides us with a core group of law firms which have historically handled a substantial portion of our legal collections. In addition, we have assembled an extensive network of local law firms to provide us with legal collections capabilities in jurisdictions where we do not have a local franchisee law firm or where our franchises' legal capacity is insufficient to meet our needs. Similar to non-legal collections, our Partners and local law firms are paid a fee per dollar collected using legal processes. In addition to this servicing fee, we advance court costs and related fees on accounts placed for legal collection, and the attorneys are entitled to pursue reimbursement for their time and other expenses incurred as part of securing a judgment or settlement. Our legal collection efforts over time have led to the development of a significant number of awarded judgments on our owned accounts, which we believe will help generate future cash flows.

Sales and Recourse Proceeds

        An integral part of our strategy is to continually evaluate whether we can derive a higher net present value on our purchased debt by selling it or by holding it and attempting to collect it. Based on market pricing and operational and capacity considerations within our United Network, we may sell certain purchased debt accounts at various stages of their collection cycle if we believe that the sale price may exceed the net present value of continuing to hold and pursue collection on those accounts. We may buy large portfolios of accounts, some of which may not fit our collection strategy. Therefore, we sell some accounts before placing them with our United Network. In the year ended December 31, 2010, we generated cash proceeds of approximately $43.8 million, or 13.0% of our total cash proceeds on owned accounts, through the sale of purchased debt to over 84 different buyers. In addition, under the terms of our purchase contracts, we typically have the right to return, or recourse, certain accounts to the seller within a designated time period from the purchase date if the account does not meet certain agreed upon requirements, including the accounts of debtors who were deceased or bankrupt at the time of purchase. These recourse provisions typically provide us with a refund at the price paid per dollar amount of face value for each qualifying returned account. In the year ended December 31, 2010, our total cash proceeds from recoursed accounts was approximately $1.9 million or 0.6% of total cash proceeds on owned accounts.

Contingency Collections

        In addition to collection efforts on our owned portfolios, we manage collection efforts through our Partners Network on behalf of other owners of charged-off receivables, for which we are paid a fee per dollar collected. In the year ended December 31, 2010, we placed a total of $540.0 million of face value of contingency accounts with our franchises for collections on behalf of our contingency clients. Our franchises collected a total of $42.2 million on these accounts, for which we received aggregate fees and royalties of $14.1million of which $9.7 million was paid to our franchises as servicing fees. In addition to our contingent fees earned per dollar collected, we earn royalties ranging from 2% to 4% of each dollar collected for contingent debt collections from our franchises. The contingency business enables us to test the performance of new products and asset classes, helps us reduce the volatility of account flow to our franchises and provides us with the flexibility to curtail purchasing in situations where market pricing does not meet our return expectations. Historically, we have not performed legal collections on accounts placed with us on a contingency basis or performed collections on behalf of credit issuers.

Industry Overview

        According to reports published by Kaulkin Ginsberg, there are in excess of 6,000 participants in the U.S. accounts receivable management industry across the following three categories: (i) contingency collection agencies, (ii) debt purchasers and (iii) collection law firms. Contingency collection agencies work predominantly for issuers of credit on a fee per dollar collected basis and represent the largest segment (in terms of number of firms and annual collections) in the industry. Credit issuers use contingency collection agencies primarily to supplement their own internal recovery efforts, with the landscape of these participants generally consisting of smaller firms that work for a handful of credit issuers at a time. A contingency collection agency will typically receive placements of accounts for a pre-specified period of time, typically four to six months, during which they will have the opportunity to collect the accounts before the accounts are recalled by the credit issuer and moved to a different agency or treatment. Debt purchasers generally range from large purchasers that have their own collection operations to contingency collection agencies that acquire additional purchased debt volume as a secondary business, or smaller debt purchasers that may acquire accounts specific to a particular asset class or geography or may represent a pool of investment capital that outsources all collections work.

        During 2009, according to The Nilson Reports, U.S. credit card issuers sold approximately $44.2 billion (face value) in charged-off credit card receivables to debt purchasers. Including the sale of charged-off receivables by parties other than credit issuers, the annual volume of charged-off receivables purchased by debt purchasers is estimated to exceed $100.0 billion (face value). The largest U.S. debt purchasers typically purchase accounts on a national basis and have their own collection operations which they may supplement with contingency collection agencies and collection law firms, as necessary. The industry is characterized by a large number of smaller debt purchasers that may acquire accounts specific to a particular asset class or geography or may represent a pool of investment capital that outsources all collections work to various agencies. Generally, issuers of credit do not sell accounts directly to these smaller debt purchasers who source their accounts through other debt purchasers or portfolio brokers. In total, we believe that there are approximately 1,000 debt purchasing participants in the domestic accounts receivable management industry. Debt buyers often focus on different stages of delinquent or charged-off accounts. Credit card asset classes typically vary from fresh charge-offs (accounts that have generally not been placed with third-party collectors at the time of sale) to "quad" charge-offs (accounts that have been placed with four prior agencies at the time of sale). There are also active debt purchasing markets for other consumer receivables including charge-offs in the telecom, utility and healthcare markets which tend to consist of smaller average account balances than credit card charge-offs.

        Collection law firms generally work for a combination of credit issuers and debt purchasers to pursue legal recoveries on accounts. These firms typically receive advances for non-personnel costs associated with pursuing legal recoveries and are compensated on a fee per dollar collected basis. The placement of an account with a collection law firm typically lasts much longer than the placement of an account with a contingency agency as the legal recovery process can require several years. While several national and regional networks of collection law firms have been developed, we believe our attorney-based franchise model that handles both non-legal and legal collections on an integrated account management system that we control is unique within the industry.

        While the annual volume of charged-off receivables purchased by debt purchasers may exceed $100.0 billion (face value), the size of the industry on an annual basis is dictated primarily by the level of defaulted and charged-off receivables generated on non-mortgage consumer credit obligations and the economic factors that impact the recovery efforts on these accounts. According to the U.S. Federal Reserve Board, non-mortgage consumer obligations consist of non-real estate related short- and intermediate-term credit extended to individuals. Non-mortgage consumer debt can be segmented into two categories, revolving and non-revolving debt. Non-revolving debt, which includes automobile loans, manufactured housing loans, education, boats, trailers, vacations (and other debt not included in revolving debt) represents approximately 67% of the non-mortgage consumer debt market, with revolving debt (largely credit cards) accounting for the remaining 33%. According to the Nilson Reports, credit card purchase volume, which represents annual credit card transaction volume, is expected to increase from $1.9 trillion in 2009 to $3.0 trillion in 2015, representing a compound annual growth rate of approximately 8%.

        At a high-level, the supply of debt available for purchase in our markets is determined based on consumer reliance on credit, charge-off rates, and the originating financial institutions willingness to sell charged-off receivables. The rise in charge-off rates during the recent economic recession has led directly to an increase in charged-off debt available for purchase. Collectability of charged-off accounts receivable is generally dictated by the ability to find the debtor and the debtor's ability and willingness to pay. We believe that economic indicators such as unemployment rates, consumer confidence and home equity values are generally indicative of trends in the recoverability of charged-off receivables.

Credit Card Purchase Volume
($ billions)

Source: Nilson Reports

        In the current economic environment, growth in the charged-off debt purchasing industry has been driven by the general expansion in consumer credit over the last decade and the increasing default and charge-off rates facing issuers of credit. According to the Federal Reserve, historical credit card charge-off rates have increased from approximately 4% in the 2005 to 2007 periods to approximately 9% at the end of 2010. Given the pace of the increase in charge-off rates since the 2005 to 2007 period, we believe issuers of credit have often struggled to find adequate capacity from internal recovery operations and contingency collection relationships. We believe these factors have led credit issuers to resort to selling additional accounts to debt purchasers.

Historical Credit Card Charge-off Rate

Source: Federal Reserve

        The increase in the supply of charged-off debt for sale, coupled with a more challenging collections environment, has led to an overall decrease in the prices paid for charged-off credit card receivables from their highest of points during 2005-2007. Following a period of general price inflation for charged-off credit card receivables in 2005 through 2007, the industry showed signs of a pricing pullback in 2008 followed by continued lower pricing in 2009. Through December 31, 2010 average prices have remained below their highest points during 2005 through 2007.

        In addition to the economic data above, the following summarizes a number of recent trends which we believe are driving the U.S. accounts receivable management industry:

          Increasing Charge-Offs of Receivables.     Charge-offs of consumer receivables continue to remain at historically high levels as banks and credit card companies continue to charge-off non-performing accounts and loans. According to data published by the Federal Reserve, charge-off rates at the end of 2010 were approximately 9%, which represents a significant increase from the average charge-off level of approximately 4% in the 2005 to 2007 period.

          Increasing Use of Legal Collections.     The accounts receivable management industry is increasingly recognizing the benefits of pursuing legal collections, particularly in a weak economic environment, and a number of industry participants have recently expanded their legal networks. We believe that this trend validates the attorney-based model we have built and improved over the past 16 years. Most other industry participants rely primarily on external legal networks that lack, in our opinion, the integrated account level visibility provided by our systems and the close operating partnership of our United Network.

          Increased Focus on Consumer Protection.     Consumer protection advocacy groups and government agencies continue to focus on the activities of consumer-focused accounts receivable management companies and the fair treatment of consumers. We believe that this trend will benefit high-quality firms such as SquareTwo that are dedicated to treating consumers fairly and maintaining stringent compliance standards. In addition to our experienced internal compliance and legal professionals, each of our franchises is attorney-managed. We believe this combination of internal resources and attorney-managed franchises generates a stronger focus on compliance and results in lower levels of complaints for us and our Partners.

        Our industry experienced a contraction in collections during the recent recession as unemployment rose and consumer confidence weakened. We believe that collection rates have generally stabilized in the industry, albeit at levels well below historical peaks. In our experience, the debt purchasing and collections industry tends to recover from economic contractions quickly, as consumers and business owners attempt to repay their credit obligations as soon as possible. Historically, our success in collecting on our charged-off receivables has tended to move inversely with the unemployment rate and directly with consumer confidence and housing prices. As these macroeconomic indicators improve, we believe our industry will likely see improving collection rates. In the current environment, we expect there to continue to be a large supply of charged-off receivables available for purchase.

Our Competitive Strengths

        We believe that we possess the following competitive strengths that differentiate us from our competitors:

          Unique Attorney-Based Partners Network.     Our attorney-based franchise model is unique to the charged-off receivables management industry and we believe that it delivers superior collection rates as compared to other models used in the industry. Our owned and managed charged-off receivables are allocated among our franchises based primarily on the performance of the franchises, not on their location. As a result, our franchises compete against each other for new placements of charged-off receivables on a continuing basis. In addition, those franchises whose performance meets or exceeds certain underwriting targets over the term of the placement of the account with the franchise receive a higher contingent fee, whereas those who fall short of our prescribed targets receive a lower fee. This operational practice aligns each franchisee's profitability with that of SquareTwo's, thereby continually improving our Partners Network's performance, as over the course of time poorer performers tend to be replaced by those that can consistently meet or exceed our return expectations. Our franchises are operated by entrepreneurs who typically work exclusively for SquareTwo, rather than call center managers, which we believe minimizes turnover, improves efficiency and collection rates and creates a greater focus on compliance. Our agreements with our franchisees do not obligate us to place debt with any franchise, but, at the same time, prohibit the franchises from providing collection services to a third party without our prior approval. This exclusivity, combined with our performance-driven model, motivates each franchisee to deliver results, which we believe increases collection rates compared to the traditional large-scale collection agency platform. Additionally, we believe that debtors are more likely to take remedial action when they are contacted by a law firm or an attorney rather than a collection agency, further improving the effectiveness of our business model. In addition to the compliance and collections benefits provided by our attorney-based franchise model, we believe that law firms generally provide a more professional environment than call centers, helping our franchises to more effectively attract and retain quality collectors.

          Highly Scalable, Cost-Effective Business Model.     Our business model is highly scalable, as we believe that it is easier for each of our 38 franchises to hire and train one quality collector than for a call center to recruit and retain a significant number of quality collectors. In addition, we do not directly incur the expenses related to staffing or operating our franchises' collection efforts. Rather, these costs are borne by our franchises, resulting in a largely variable-cost business model for us as compared to the largely fixed-cost business models of other charged-off receivables buyers, which typically maintain large internal call center operations. In addition, we are able to leverage our proprietary technology platform to support growth without significant incremental corporate overhead.

          Disciplined and Proprietary Underwriting Process.     We adhere to a disciplined underwriting process, which we believe allows us to price purchasing opportunities at levels that meet our targeted return thresholds. Our underwriting process centers around our proprietary analytic models, which utilize historical data collected over our 16 years in the industry and incorporate current account level data, as well as information regarding current economic, pricing and collection trends. Our models use over 30 internally and externally generated variables, including credit bureau attributes, demographic data, and asset class information to provide comprehensive measures of value and potential collection rates at the individual account level. Since inception, our disciplined purchasing process has allowed us to achieve strong expected cash on cash returns of 2.1x on a gross basis, and typically results in 100% of our initial cash investment being returned within 12-24 months on a gross basis.

          Focus on Fresh Charged-off Credit Card Receivables.     We believe that we are one of the largest purchasers of fresh charged-off credit-card receivables in the U.S. Fresh charged-off receivables are generally 180-210 days past due at the time of sale and have typically not been subject to previous collection attempts by a third-party collection agency. Typically, fresh charged-off receivables have a more rapid collection cycle than charged-off receivables that have been subject to previous collection attempts by collection agencies. We believe that our focus on fresh charged-off credit card receivables reduces the risk profile of our investments, increases our ability to maximize our cash-on-cash rates of return, and accelerates our ability to reinvest the capital we deploy. Additionally, we believe that fresh charged-off receivables provide a higher quality asset base and more predictable future cash flows than charged-off receivables that have been subject to prior third party collection attempts, further mitigating risks associated with the future cash flows from our owned debt portfolios. Over the years ended December 31, 2010, 2009, and 2008 approximately 83.8% of our aggregate purchases, based on purchase price, have been of fresh charged-off credit card receivables.

          Purchasing Diversification for Balance.     In addition to our focus on fresh charged-off credit card receivables, the Company continues to evaluate other consumer, commercial, medical, and Canadian receivables to identify attributes that would make the same attractive for purchase and placement into our Partners Network. We believe these diversification efforts provide balance and flexibility for the Company to continue to grow when external, market factors may dictate pulling back on the purchase of fresh credit card charged-off receivables.

          Strong Relationships with Major Credit Issuers.     We have developed strong, long-standing relationships with a number of leading consumer credit card issuers that we believe view us as an important part of their charged-off receivables recovery strategy. We believe that credit issuers value our attorney-based model, focus on compliance, and pursuit of collections in a legal and ethical manner. Over the last five years, we have purchased actively from eight of the top 10 U.S. credit card issuers. Additionally, we have purchased charged-off receivables from regional and local financial institutions, finance and leasing companies and health care providers, and maintain strong relationships with many debt sellers in these markets. As a purchaser of predominantly fresh charged-off credit card receivables, we have direct relationships with issuers of credit that we believe typically provide us with superior access to the account documentation and chain of title information critical to successfully pursuing legal collections.

          Proprietary Technology Platform.     We have developed and will continue to develop a sophisticated software, computing and network architecture to support both the acquisition and management of our charged-off receivables and the collection activities of our franchises. In partnership with Oracle®, we have developed and will continue to develop our proprietary eAGLE technology platform, which we feel provides our franchises with the data necessary to optimize collections. eAGLE is replacing our proprietary legacy collections platform called STARSTM. Each of our franchises is required to conduct all collection activities through either STARSTM or eAGLE. eAGLE tracks multiple collection metrics at the collector and account levels and delivers results in real time, providing us with immediate and comprehensive data on the performance of our Partners and enabling us to better allocate charged-off receivables among our Partners based on their relative performance. The depth of our historical databases and current performance metrics enables us to perform sophisticated and granular analyses on potential debt purchasing opportunities that help us to achieve our target returns. The quantity and quality of the account and collector level information captured and reported by our systems is also critical to our ability to effectively manage the collection efforts on our owned and managed charged-off receivables, as the visibility our system creates allows us to move accounts efficiently between franchises to modify liquidation strategies.

          Experienced Management Team.    We have an experienced management team with considerable expertise in the financial services industry, including the credit card and charged-off receivables management sectors. The key members of our management team have on average over 18 years of experience in financial services and related industries, including previous leadership roles at Key National Finance, First Data Corporation, Bank of America, MBNA and Asset Acceptance Capital Corp. We believe that the experience and expertise of our senior management team positions us to continue to successfully maintain and grow our core business. We have actively sought to complement internally developed management talent with externally recruited managers who bring new skill sets and perspectives to our company.

Our Strategy

        Key components of our strategy include the following:

          Strive to Become a World Class Employer Choice.     We believe that our strategies depend upon hiring, developing and retaining the highest quality of personnel. We will, at all levels of the Company, endeavor to attract the highest quality employees; and, through our commitment to our corporate values we will endeavor to retain these critical human resources. Through SquareTwo University, we believe that our investment in the professional development of our employees and Partners will ensure we maintain the advantages delivered by our personnel.

          Pursue Systemic Operational Excellence.     Our business is dependent on our sophisticated proprietary technology and our operational and analytical models that allow us to properly analyze and liquidate our accounts. Our technological and analytical tools are critical to our ability to allocate accounts among the members of our United Network and to manage our recovery efforts on our owned receivables. We will continue to invest in technology, refine our models to enhance our ability to purchase charged-off receivables at appropriate prices and maximize our recoveries through new and existing liquidation strategies.

          Grow and Diversify.     Our relationships with credit issuers provide us with access to purchasing opportunities for charged-off receivables. While we have developed strong relationships with many of the leading consumer credit issuers in the United States, we will continue to develop relationships with additional sellers of charged-off receivables, including regional and super-regional financial institutions. We will continue to expand our existing relationships into other related product lines, and diversify our acquisition efforts into other categories of charged-off receivables. These continued diversification efforts into parallel products and assets will assist us in meeting our long-term financial goals by quickly adapting to dynamic markets.

          Create an Outstanding Network of Partners.     We believe that our unique attorney-based Partners Network enables us to deliver superior recovery rates and provides us with an integrated network to pursue legal action where necessary. We will maintain and strive to further develop our relationships with a network of experienced, highly-motivated entrepreneurs that thrive in the competitive environment we create. We intend to continue to selectively add new franchises that can deliver strong collection results while maintaining the high ethical and compliance standards we demand. In addition to adding new franchise partners, we will continue to deliver tools and training to help our Partners improve and expand their operations to support our growth.

          Deliver Solid Financial Results.     Our focus will be on delivering solid bottom line results. By adhering to our other core strategies, we will strive to deliver sustainable growth and provide financial results that meet and exceed the expectations of our key stakeholders. We will continue to focus on buying assets at the analytically correct price and manage them, through our unique Partners Network, in an efficient, cost effective manner.

Our Owned Portfolios

        As of December 31, 2010, our active owned charged-off receivables totaled $8.2 billion in face value and consisted of approximately 3.6 million accounts. We believe that these accounts will represent a significant base of cash flows for us over the next nine years. The average balance of the accounts that we own is generally higher than that of certain public companies in our industry. Higher balance accounts are generally better suited for legal collections. The following table sets forth summary information on our active owned charged-off receivables as of December 31, 2010.

Account Type	# of Accts (in thousands)	Avg. Bal. per Acct.	Active Face Value ($ in millions)	Active Face Value (% of Total)	Capital Deployed(1) ($ in millions)	Capital Deployed(1) (% of Total)
Credit Card—Fresh	981	$4,341	$4,256	51.7%	$1,347	81.3%
Consumer Loans—Fresh	86	4,293	370	4.5%	33	2.0%
Credit Card—Other	400	2,880	1,153	14.0%	204	12.3%
Medical	2,104	1,077	2,267	27.5%	20	1.2%
Other(2)	20	9,869	194	2.3%	52	3.2%

Total/Average	3,591	$2,295	$8,240	100.0%	$1,656	100.0%

(1)
Capital Deployed is an aggregate life-to-date total by account type. It is a representation of resource allocation and has not been adjusted based on account activity since the original deployment dates.

(2)
Other includes commercial purchases and student loans.

        Based on our proprietary models and analytics, we have developed detailed cash flow forecasts for the charged-off receivables that we owned as of December 31, 2010. As outlined in the table below, we anticipate that our owned charged-off receivables as of December 31, 2010, will generate a total of approximately $585.1 million of gross cash proceeds over the next nine years. Based on our forecasts, we expect to receive approximately 87.8% of the cash proceeds within the next 36 months starting January 1, 2011.

Estimated Remaining Proceeds by Year of Purchase ($ in thousands)

Purchase Year	0 - 12 Months	13 - 24 Months	25 - 36 Months	37 - 48 Months	49 - 60 Months	61 - 72 Months	73 - 84 Months	85 - 108 Months	Total
2004 and prior(1)	$8,709	$2,997	$395	$—	$—	$—	$—	$—	$12,101
2005	10,052	5,358	1,695	198	—	—	—	—	17,303
2006	13,692	8,458	3,973	987	151	—	—	—	27,261
2007	24,209	14,156	8,063	3,559	948	82	—	—	51,017
2008	49,272	26,842	13,953	8,152	3,501	522	5	—	102,247
2009	49,422	29,325	14,895	7,856	4,103	1,390	149	—	107,140
2010	98,077	88,303	42,098	19,985	10,869	6,501	2,035	137	268,005

Total	$253,433	$175,439	$85,072	$40,737	$19,572	$8,495	$2,189	$137	$585,074

Cumulative Percent	43.3%	73.3%	87.8%	94.8%	98.2%	99.6%	100.0%	100.0%

(1)
Represents estimated remaining proceeds for purchased debt acquired during the years 2001-2004.

Partners Network Management

        We rely on our Partners Network to conduct the collection efforts on our owned and managed charged-off receivables, and we form a close working partnership with these independently owned firms. A significant focus of our company is providing the resources, tools and oversight to the Partners Network necessary to help them succeed and to maximize their liquidation performance on our charged-off accounts. Our operations team has directors assigned to each franchise that are tasked with both monitoring franchise performance and working directly with our franchises to implement collections strategies and to provide training, tools, technology and reporting to enhance each franchise's internal operations. These directors interact daily with our Partners Network and typically conduct on-site visits at least twice a year at each franchise. One of the benefits that we provide our Partners is a suite of tools and resources to enable them to operate their businesses efficiently and to identify opportunities to improve their collections. On a weekly and monthly basis, we distribute automated reporting to the Partners Network that provides non-legal and legal metrics that focus on the key drivers of performance and benchmarks our Partners to their peers and our internal targets. The presentation of these materials is aimed at providing our Partners with insights into best practices and the cause-and-effect relationships of each metric and its impact on overall performance. Our operations team uses these reports and other information available on our system to proactively address development opportunities with each franchise. The feedback generated from performance reports and ongoing franchise interaction is used to determine how we allocate our future account placements amongst our Partners.

        We also strive to focus our Partners Network on the liquidation performance of the accounts placed with them by using a variable fee structure. Under this variable fee structure, franchises that meet or exceed certain underwriting targets with respect to the accounts placed with them will receive a higher contingent fee than franchises that fail to meet our prescribed targets. This operational practice aligns each franchisee's profitability with that of SquareTwo, and should continually improve our Partners Network's performance, as poorer performing franchises are replaced by franchises that can consistently meet or exceed our return expectations.

        In addition to reporting and support from our operations team, we have developed a series of branded optimization tools for our franchises. These tools, which are summarized below, are designed to help both new and existing franchisees operate their businesses. As we introduce these tools to our franchises, SquareTwo representatives will typically visit our franchises to provide detailed instruction regarding their application.

  •
  NuMax—NuMax is a proprietary financial model that provides new franchisees with a pathway to creating a successful franchise. The model provides specific information about expected placement volumes for a new franchise, the number and timing of required collectors, investments and start-up costs and collector-level profitability.

  •
  MoneyMax—MoneyMax is a proprietary financial model that provides existing franchisees with the tools to review current collections trends and related expenses by collector to optimize their staffing levels, fixed cost investments and profitability.

        On an annual basis, we hold several conferences that serve as both recognition and education events for our Partners. Each year, we hold an Annual Partners Summit where we recognize top performing Partners for their achievements during the year. We also hold an annual Attorney's Conference for both our franchises and local counsel firms. This conference typically includes significant content on regulatory trends, legal compliance and collection best practices, and other considerations pertinent to the legal collections process presented by third-party experts and SquareTwo personnel. We have also historically held conferences for franchise managers and top collectors that focus on creating a forum to discuss best practices and to launch new collection strategies and technologies. On a quarterly basis, our senior management team hosts update calls with the Partners

Network to discuss performance trends, recognize top achievers and to discuss SquareTwo and industry developments.

        In 2010, we launched a formal corporate training program which we refer to as "SquareTwoU" that is available for our employees and the employees of our franchises. The SquareTwoU curriculum includes workshops on management skills, collection skills and fundamental skills that we believe are important to the successful operation of a franchise. Specific courses include "Management Essentials", "Career Development: The Influence Edge and Your Career", "Customer Service: Building Customer Loyalty", "Understanding Financial Statements" and others.

New Franchise and Local Counsel Recruiting

        As outlined in our business strategy, we expect to continue to add new franchisees to our Partners Network. Historically, we have had limited voluntary turnover within our franchise base. While our primary business is not selling franchises, we would expect to continue to add a limited number of new franchisees to our network on an annual basis. In evaluating a potential new franchisee, in addition to customary background investigations, we conduct a series of interviews with prospective owners, their proposed attorneys and collections managers. We also spend a considerable amount of time with the potential owners and our NuMax model to make sure they have a clear understanding of the cumulative capital required to reach a profitable operating level and what resources and support they can expect from us. In total, while the amount required to start a franchise varies based on geography, scale and local rent and labor costs, we typically expect a new franchisee to invest between $250,000 to $500,000 to reach profitability. This includes the payment to us of an initial franchise fee of $50,000. While we will occasionally provide funding to existing franchises that are expanding their operation, we believe it is important that new franchise owners have the resources to fund their start up costs without any investment from us. In 2010, we opened two new franchises, which are focused on fresh consumer collections, and we opened two franchises focused on medical collections. We additionally formalized three offices that had previously collected post-prime accounts for us as franchises. In addition to developing new franchises, we continually assess the capacity and composition of our local counsel network and will look to proactively top-grade local counsel resources where appropriate. Prior to placing accounts with a new local counsel relationship, we conduct an investigation of their operations and negotiate a contract that enables us to mandate specific legal and compliance requirements and work standards for our accounts.

Business Development and Purchasing Contracts

        We have a dedicated business development team that consists of 12 professionals who focus on sourcing charged-off and distressed receivable purchasing opportunities, manage our relationships with national, state and local buyers who purchase the accounts that we elect to sell, and manage our relationships with other debt buyers who place accounts with us on a contingency basis. This team actively maintains relationships with a significant majority of the leading issuers of domestic credit cards and consumer loans in addition to relationships with a broad group of regional and local issuers of credit. Within this team, we have individuals who focus on opportunities in the consumer, commercial, healthcare and Canadian markets specifically.

        In 2009, we changed the structure of our business development department and added resources as part of an effort to both broaden our relationships with institutions from which we have historically acquired charged-off receivables and to expand our active purchasing relationships with both national and regional financial institutions. Depending on whether an institution has historically sold its charged-off receivables, our sourcing efforts require different levels of education on our capabilities and the process of selling charged-off receivables. We believe the efforts of our business development team are important to enhancing our relationships with, and penetration of, existing credit issuers and in forming effective partnerships with new credit issuers. In addition, we hold our business development team responsible for providing the executive management team with market insights, trends and competitive behavior.

        We have developed longstanding relationships with a number of leading credit issuers including U.S. and Canadian credit card and consumer loan issuers. In the last five years, we have purchased assets from eight of the largest 10 credit card issuers in the U.S. The average continuous length of our relationships with our top 10 sources of purchased debt in 2010 is approximately five years and our largest source of purchased debt in 2010 has sold us charged-off receivables for over eight years. In aggregate, we have purchased from over 30 different issuers of credit over the last five years as of December 31, 2010 which includes purchases we have made from other debt buyers.

        When we acquire a portfolio of charged-off receivables, there are generally two types of arrangements that we utilize. While a majority of our purchases occur through forward flow agreements that provide for a range of purchased volumes at predetermined pricing on a monthly basis, we actively manage the risk associated with fixed pricing under these agreements. It is our current policy not to enter into forward flow agreements that have terms longer than 180 days or that we cannot terminate without condition. In addition, most of our forward flow contracts have 60 day termination provisions that allow us to cancel the contract for any reason. Finally, our purchased debt agreements contain specific criteria around the credit quality and characteristics of the accounts we purchase to protect us from receiving future assets that do not conform to the product we evaluated to establish pricing. In addition to purchases under our short-term forward flow agreements, we regularly acquire charged-off receivable portfolios through individually negotiated transactions at spot market prices.

        In addition to sourcing the charged-off receivables we purchase, our business development team maintains active relationships with a number of other debt purchasers for whom we provide contingency collection services. In this capacity, we and our United Network act as an agency, collecting on accounts owned by other institutions, and receive a fee per dollar collected in return for this service. While we generate little profit on contingency collections after we have paid servicing fees to our Partners Network, the contingency business provides us with other strategic benefits including the ability to provide a more consistent flow of account volume to our Partners, which allows them to better project collector hiring and retention needs.

        Our relationships with local, regional and national purchasers of later stage charge-offs are important to our strategy of reselling accounts when the market pricing exceeds the economic value we would expect to derive from continuing to pursue recovery efforts on certain accounts. We utilize a network of over 100 buyers that typically evaluate accounts we resell, the majority of which cannot directly access the accounts we purchase from issuers of credit. We leverage an industry software platform that provides potential buyers an ability to evaluate accounts we have for sale through an on-line due diligence and auction system. The market for our resale accounts is active and diverse.

Proprietary Technology and Analytics

        eAGLE is our proprietary debt distribution, portfolio management and collection system built on the latest Oracle® database, middleware and application framework technology to enhance performance, security, flexibility and scalability. This platform represents three years of continuing development and investment in excess of $20 million and is replacing our proprietary legacy collections platform called STARSTM. The franchises license and utilize the eAGLE system as part of their collection efforts. eAGLE is a user friendly tool that enables a new or seasoned collector to collect debt using the latest collection techniques and information repositories and provides the data that we believe is necessary to enhance collections. Our new eAGLE platform, that we continue to develop, is designed as an asset management system as well as a collections platform. The system monitors and evaluates the performance of our Partners and their collectors. The system also provides standard operating metrics to enhance performance and visibility on a daily, weekly and monthly basis for both the Partners Network and us. It allows us to track the data that we believe is necessary to efficiently allocate purchased debt to our franchises based on state licensing requirements, historical collection success rates and other factors, and to move purchased debt within our Partners Network (recalling and replacing accounts) to maximize performance. eAGLE is scalable, with the ability to expand our business operations while still maintaining rigorous internal controls, and it is built with architecture to provide flexibility for future operational and process changes that we may choose to implement. In addition to enabling an efficient, effective and continuously improving collection process, eAGLE was designed to capture data to help us better understand the market and debt performance, which further enhances our ability to acquire and sell receivables. We believe that the eAGLE platform is a key competitive advantage for us relative to our primary competitors that utilize "off-the-shelf" or legacy platforms.

        Our decision science team has the ability to provide in depth statistical analyses on our accounts and to provide our management team with the data necessary to track and enhance performance at the franchise level. The elaborate statistical models, accuracy in pricing, and overall portfolio management capabilities of the decision science team supports the business leaders within our firm and enables them to make decisions based on real-time performance. The team developed a structured projection model that generates portfolio-level cash flow expectations. The team also operates a debt grading model that utilizes more than 30 variables comprised of credit bureau statistics, asset class information, demographics and other details to determine internal account level grading of the purchased charged-off receivables.

        The account flow system implemented by the inventory and velocity management team is an inventory management system designed to make the appropriate "present value" decision for each account.

Properties

        Our headquarters are located on leased property at 4340 South Monaco Street, Second Floor, Denver, Colorado. We own no real property. The following table sets forth certain information regarding our leased facilities as of the date of this offering.

Location	Principal Use	Type	Square Footage	Expiration Date
Denver, CO	Headquarters	Office	62,100	October 31, 2016
Lenexa, KS	Commercial Operations	Office	9,607	August 31, 2012
Newmarket, Ontario	Canadian Operations	Office	3,500	June 30, 2011

Risk Management, Compliance and Insurance

        We operate in a regulated industry and have devoted significant resources to risk management and compliance. Our legal department manages internal compliance and works in partnership with our operations team to monitor compliance and licensing at our Partners. We also leverage the experience of third-party law firms that have particular expertise in our industry to monitor important regulatory trends. We believe our business model of attorney-based franchises contributes to a two pronged approach to compliance and risk management. In addition to our corporate efforts, our franchise attorneys have a strong interest in compliance and actively oversee collection operations at the franchise level. As attorneys, they have a vested interest in compliance as any complaints at their franchise could require the state bar association to investigate and thereby jeopardize their license.

        Our internal legal department manages our insurance policies and claims on a company-wide basis. Our franchises and local law firms are required to report any actual or threatened claims to our legal department, which allows us to evaluate trends. In addition to internal legal resources, we regularly work with outside counsel to manage our exposure on specific claims. As a debt purchasing entity, we are periodically forced to defend claims that allege the violation of applicable state and federal law. We believe that we have obtained appropriate liability insurance policies to protect us from claims in this area. In addition, we have obtained insurance to help protect us from general and employee-related claims.

        Prior to allowing any person employed by any of our Partners to work on any of our owned or managed accounts, we require that such persons be provided comprehensive training relating to the Fair Debt Collection Practices Act ("FDCPA") to ensure that those individuals attempting to collect on our accounts understand and meet their legal obligations. All of our employees also receive extensive training on applicable federal and state laws directed at protecting consumers.

        In all of our insurance policies, all costs of defense, negotiation and costs incurred in liquidating a claim are considered insured costs, beyond any applicable policy retentions. Our personnel costs involved in managing insured claims are not reimbursed. We evaluate our insurance coverage regularly and typically renew our policies on an annual basis, although as market conditions change, we may elect to have our policies carry a multi-year term. We believe our insurance coverage is adequate. Certain of the parties from whom we purchase indebtedness or on whose behalf we place debt with our Partners Network on a contingency basis require us to maintain specified levels of insurance under their contracts. We believe that we are currently in compliance with these requirements.

        For our technology and operations, we have a tested disaster recovery site at a secure location distinct from our headquarters. The center offers limited physical and logical access and provides an alternative data center out of which we can conduct business. We have disaster recovery capabilities such that we can switch over primary collection operations within an acceptable outage window that meets our business continuity guidelines. We have configured our disaster recovery site such that we can switch over primary collection operations to our STARSTM collections system within 30 minutes of an outage and anticipate having this capability in place for eAGLE by the end of the second quarter of 2011. In addition, we perform system tape backups every night with tapes sent offsite once a week. Our disaster recovery team has developed a comprehensive disaster recovery plan outlining decision authority in the event of a disaster, the step-by-step processes for completing switchovers, testing plans and the results of previous tests. The plan also contemplates two different types of scenarios, a graceful fail scenario in which we still have access to our facilities and a hard fail scenario in which access to our facilities is non-existent or severely limited. The disaster recovery team updates the plan on a quarterly basis.

Government Regulation

        As a purchaser of charged-off receivables that relies on the efforts of our United Network, we are impacted by federal, state and local laws that establish specific guidelines and procedures that debt collection account representatives must follow when collecting consumer accounts. It is our policy to require our United Network to comply with the provisions of all applicable laws in all of their recovery activities. Failure to comply with these laws could lead to fines or loss of licensure of our Partners that could have a material and adverse effect on us. Court rulings in various jurisdictions also impact our United Network's ability to collect our charged-off receivables.

        The FDCPA was adopted in 1977 to provide the collection industry with guidance as to appropriate actions in the collection of consumer indebtedness and to provide protection to consumers from deceptive and abusive collection practices. While the FDCPA has been amended periodically, the basic structure of the law has remained unchanged since its enactment. Under Section 814(a) of the FDCPA, the Federal Trade Commission, or FTC, has the authority to investigate actions that may violate the FDCPA or that may be considered to be unfair or deceptive acts or practices forbidden by Section 5 of the FTC Act. The FTC does not have the authority to issue regulations interpreting the FDCPA. The FTC also issues an annual written report to Congress with recommendations for legislative improvements to the FDCPA.

        In addition to the jurisdiction granted to the FTC, the Consumer Financial Protection Bureau also has jurisdiction over the debt purchasing, debt collection and credit issuance industries and will be allowed to pursue enforcement actions and issue regulations interpreting the FDCPA.

        Other significant federal laws and regulations applicable to us or our United Network include the following:

          Fair Credit Reporting Act/Fair and Accurate Credit Transaction Act of 2003.     The Fair Credit Reporting Act and its amendment entitled the Fair and Accurate Credit Transaction Act of 2003 ("FACT Act") place requirements on credit information providers regarding verification of the accuracy of information provided to credit reporting agencies and requires such information providers to investigate consumer disputes concerning the accuracy of such information. The FACT Act also requires certain conduct in the cases of identity theft or unauthorized use of a credit card and direct disputes with the creditor;

          The Financial Privacy Rule.     Promulgated under the Gramm-Leach-Bliley Act, this rule requires that financial institutions, including collection agencies, develop policies to protect the privacy of consumers' private financial information and provide notices to consumers advising them of their privacy policies. It also requires that if private personal information concerning a consumer is shared with another unrelated institution, the consumer must be given an opportunity to opt out of having such information shared. Since we do not share consumer information with non-related entities, except as required by law, or except as allowed in connection with the collection efforts of the United Network, the debtors of our owned and managed charged-off receivables are not entitled to any opt-out rights under this act. Both this rule and the Safeguards Rule described below are enforced by the FTC, which has retained exclusive jurisdiction over enforcement of them. Consumers do not have a private cause of action for violations of the Gramm-Leach-Bliley Act;

          The Safeguards Rule.     Also promulgated under the Gramm-Leach-Bliley Act, this rule specifies that we, and our United Network, must safeguard financial information of consumers and have a written security plan setting forth information technology safeguards and the ongoing monitoring of the storage and safeguarding of electronic information;

          Telephone Consumer Protection Act.     In the process of collecting accounts, our franchises and other local law firms may use automated dialers to place calls to consumers. This act and similar state laws place certain restrictions on telemarketers and users of automated dialing equipment that place telephone calls to consumers;

          Health Insurance Portability and Accountability Act ("HIPAA").    This act requires that healthcare institutions provide safeguards to protect the privacy of consumers' healthcare information. Because we purchase and manage the collection of charged-off healthcare receivables, we are considered a business associate to the healthcare institutions that sell us charged-off receivables or use our contingency collection services, and therefore we are required to abide by HIPAA with respect to these healthcare accounts;

          U.S. Bankruptcy Code.     To prevent any collection activity with bankrupt debtors by creditors and collection agencies, the U.S. Bankruptcy Code provides for an automatic stay, which prohibits certain contacts with consumers after the filing of bankruptcy petitions; and

          Dodd-Frank Wall Street Reform and Consumer Protection Act.     To provide further protections to consumer debtors, the Dodd-Frank Wall Street Reform and Consumer Protection Act has established the Bureau of Consumer Financial Protection which has been given substantial authority to issue regulations interpreting those statutes which govern the accounts receivable management and debt collection industries.

        Additionally, there are state and local statutes and regulations comparable to the above federal laws and other state and local-specific licensing requirements that affect our operations and the operations of our United Network. State laws may also limit interest rates and fees, methods of collections, as well as the timeframe in which judicial actions may be initiated to enforce the collection of consumer accounts. Failure to comply with current or future laws and regulations may result in the imposition of fines and/or restrictions or prohibitions on us or our United Network's ability to operate. Laws, administrative regulations and their future interpretations may ultimately have a negative impact on our industry. Changes in law, administrative regulations and their interpretation may have a negative impact on our operations.

        The FTC has conducted a series of public meetings discussing the state of debt collection. From these meetings, the FTC issued a report dated February 26, 2009 suggesting certain changes to the FDCPA to modernize the terms of the law and to provide more direct administrative oversight. Additionally, in July 2010, the FTC issued a report making certain recommendations to the states as to changes that could be made in the litigation system to protect consumers. It is unclear whether these proposals will be adopted and if adopted, what impact they will have on the accounts receivable management and debt collection industries.

Sarbanes-Oxley Act Considerations

        As a privately held company we are not currently subject to the requirements of the Sarbanes-Oxley Act of 2002. Since we are not currently required to comply with these requirements, we may not have internal control over financial reporting and corporate governance procedures in place comparable to those of public companies.

Legal Proceedings

        From time to time, we are a party to claims and legal proceedings in the ordinary course of business. Our United Network regularly initiates collection lawsuits against debtors, and, occasionally, we and the law firm initiating the legal proceeding are countersued by the debtor in such actions. Debtors also initiate litigation against us, and our United Network, in which they allege that we have violated a federal or state law with respect to the collection of their account.

        In our opinion, the results of claims and legal proceedings are not individually, or in the aggregate, likely to have a material adverse effect on our consolidated financial position or the results of our operations.

Employees

        As of December 31, 2010 we had 266 employees, none of which are represented by a union or covered by a collective bargaining agreement. We believe our relations with our employees are good. Of our 266 employees, 207 are employed by SquareTwo Financial Corporation at our headquarters in Denver, Colorado. These employees consist of executive, operations, business development and corporate services personnel. Our executives develop and execute our corporate business plan. Our operations personnel oversee the development and operation of the United Network. Our business development personnel acquire charged-off receivables and sell the accounts that we decide to sell. The corporate services personnel support our executives, operations, sales and purchasing personnel through human resources, information technology, accounting, finance and legal support. Of our remaining 59 employees, 26 are employed at the offices of SquareTwo Financial Commercial Funding in Lenexa, Kansas, and 33 are employed at the offices of SquareTwo Financial Canada Corporation in Newmarket, Ontario. The majority of the employees at both of these subsidiaries conduct recovery efforts.

MANAGEMENT
Board of Directors

        Pursuant to the Amended and Restated Stockholders Agreement of CA Holding as amended, the stockholders of CA Holding that are party thereto and that collectively control a majority of the voting stock of CA Holding have agreed to vote such shares and to take all other action necessary to cause the board of directors of CA Holding to be comprised of no more than nine members, and to elect to the board of directors of CA Holding five directors designated by affiliates of KRG, and as long as he holds at least 5% of the outstanding common stock of CA Holding, P. Scott Lowery and an additional member of the Board of Directors designated by Mr. Lowery. The remaining members of the Board of Directors will be selected by the Board. CA Holding, through its control of 100% of our outstanding voting stock, is able to elect all of our directors. It has been our past practice that our board of directors has the same composition as CA Holding's board of directors; however, there is no contractual requirement that it do so.

Current Directors and Executive Officers

        The following table sets forth certain information with respect to our current directors and executive officers as of March 1, 2011:

Name	Age	Position
P. Scott Lowery	52	Chairman of the Board of Directors
Paul A. Larkins	50	President, Chief Executive Officer and Director
L. Heath Sampson	40	Senior Vice President and Chief Financial Officer
Brian W. Tuite	41	Executive Vice President and Chief Business Development Officer
William A. Weeks	38	Senior Vice President and Chief Information Officer
J.B. Richardson, Jr.	28	Senior Vice President of Operations
Richard Roth	59	Senior Vice President and Chief Marketing Officer
Bethany S. Parker	30	Senior Vice President—Major Markets
Mikel J. Burroughs	53	Senior Business Line Leader—Healthcare
Mark D. Erickson	45	Senior Business Line Leader—Commercial Business
Thomas G. Good	51	General Counsel and Secretary
Mark M. King	50	Director
Christopher J. Bock	41	Executive Vice President, Assistant Secretary and Director
Christopher J. Lane	49	Director
Damon S. Judd	35	Executive Vice President, Assistant Secretary and Director
Kimberly S. Patmore	54	Director
Thomas W. Bunn	57	Director
Thomas R. Sandler	64	Director

        P. Scott Lowery, our co-founder, has served as the Chairman of our board of directors since our founding in 1994. From 1994 through December 2009, Mr. Lowery was our Chief Executive Officer. He also served as our President from November 2002 until April 2009. Mr. Lowery also owns two of our franchises. Mr. Lowery received his Bachelor of Science Degree in Business Administration from the University of Denver and his Juris Doctorate from the University of Denver College of Law. Due to Mr. Lowery's experience as the founder of the company and CEO during its formative stages, his extensive experience in the accounts receivable management industry and his alignment with the shareholders through his extensive shareholdings, we believe that Mr. Lowery is a valuable member of our Board of Directors.

        Paul A. Larkins has been our President and one of our directors since April 2009. Effective January 2010, he was appointed as our Chief Executive Officer. Mr. Larkins was the Chief Executive Officer and President of Key National Finance in Superior, Colorado from May 1998 until April 2009.

Prior to this role Mr. Larkins served as a Senior Executive Vice President with Key Bank USA and KeyCorp Leasing Ltd. Prior to KeyCorp, Mr. Larkins held regional and national roles with USL Capital and IBM. Mr. Larkins received his Bachelor of Science degree in Economics and Business Administration from St. Mary's College of California. Additionally, he is a graduate of the Institute of Lease Management at Columbia University and the Stonier Graduate School of Banking at the University of Delaware. Due to Mr. Larkins extensive experience in the finance industry, his knowledge of management techniques garnered through leading corporate organizations and his ability at developing and implementing strategic initiatives, we believe that Mr. Larkins is a valuable member of our Board of Directors.

        L. Heath Sampson has been our Senior Vice President and Chief Financial Officer since September 2009. Prior to joining us, Mr. Sampson was employed by First Data Corporation in various corporate governance and divisional chief financial officer roles from 2001 until September 2009. Prior to joining First Data Corporation, Mr. Sampson was employed from 1994 until 2001 by Arthur Andersen, LLP. Mr. Sampson earned both his Bachelor's Degree in accounting and Master's Degree in Accounting from the University of Denver.

        Brian W. Tuite has been our Executive Vice President and Chief Business Development Officer since August 2009. Prior to joining us, Mr. Tuite was employed by Bank of America in its Credit Card division, where he served on the Credit Card Leadership Team as a sales and marketing executive in the Affinity Card and Latin America credit card businesses following Bank of America's acquisition of MBNA. Prior to that, Mr. Tuite spent 14 years with MBNA holding a variety of positions including Senior Executive Vice President, Customer Marketing Director and Customer Segmentation Leader. Mr. Tuite received his Bachelor of Business Administration in Management Information Systems from the University of Oklahoma.

        William A. Weeks has been our Senior Vice President and Chief Information Officer since April 2010. Prior to joining us, Mr. Weeks was the Senior Vice President and Chief Information Officer of Key Equipment Finance, Inc. from 2005 until 2010. Mr. Weeks earned his Sigma Six certification and a Certificate in Executive Management from the University of Colorado at Boulder. He currently serves as the President of the Colorado Chapter of the Society for Information Management and is a member and mentor for the Chief Information Officer (CIO) Executive Council.

        James B. Richardson has been our Senior Vice President of Operations since September 2010. Before assuming that role, Mr. Richardson was our Vice President of Strategic Development. Prior to joining us, Mr. Richardson was employed by KRG as an Associate from 2007 to 2009. From 2004 to 2007, Mr. Richardson was an Analyst at Wachovia Capital Markets, LLC, the investment banking subsidiary of Wachovia Corporation. Mr. Richardson earned his Bachelor of Arts in Economics and Commerce from Hampden-Sydney College.

        Richard Roth has been our Senior Vice President and Chief Marketing Officer since August 2009. Previously, he was the Senior Vice President of Global Marketing for ProLogis Corp from 2002 to 2008. He also held the positions of Vice President of Global Marketing and Communications at Level 3 Communications from 1998 to 2001 and Vice President of Global Marketing and Communications at Corporate Express from 1993 to 1998. Mr. Roth received his Bachelor's Degree in Philosophy from St. Mary's College.

        Bethany S. Parker has been our Senior Vice President—Major Markets since September 2010. Before assuming that role, Ms. Parker served in a variety of positions in the Operations arena, including senior management roles with us since joining Collect America, Ltd., SquareTwo's predecessor, in April 2001. Ms. Parker attended the University of New Hampshire Whittemore School Of Business and Economics as well as the University of Colorado at Denver.

        Mikel J. Burroughs has been our Senior Business Line Leader—Healthcare since July 2007. Before assuming that role, Mr. Burroughs served as Vice President—Operations of our subsidiary, Healthcare

Funding Solutions. Prior to joining Healthcare Funding Solutions, Mr. Burroughs served as a Brigade Commander (Colonel) in the United States Army from August 2005 until October 2006. Mr. Burroughs received his Bachelor of Management from Illinois State University and his Masters in Strategic Studies from the United States Army War College.

        Mark D. Erickson has been our Senior Business Line Leader—Commercial since November 2010. Prior to joining us, Mr. Erickson held multiple executive level positions from 1994 to 2009 with Key Equipment Finance, Inc., a unit of KeyCorp, engaged in small and mid-ticket commercial equipment finance and leasing. His roles included management positions in credit underwriting, lease syndications, asset management, and sales and marketing. Mr. Erickson holds a Bachelor of Arts from the University of Denver, and a Masters in Business Administration from Washington University.

        Thomas G. Good has been our General Counsel since August 2006. In November 2008, he was appointed as our Secretary. Prior to joining us, Mr. Good was the General Counsel of Asset Acceptance Capital Corporation from 2004 to 2006. Mr. Good received both his Bachelor of Business Administration and his Juris Doctorate from the University of Michigan.

        Mark M. King has been one of our directors since August 2005. Mr. King is a co-founder and Managing Director of KRG and has over 23 years of experience in private equity, buyouts and corporate finance. Mr. King has served as a member of the KRG Investment Committee since KRG's inception and as the lead Managing Director for KRG's investments in numerous KRG acquisitions. Prior to forming KRG, Mr. King led many industry consolidating transactions in areas such as industrial distribution, telecommunications and engineering services, and co-founded Industrial Services Technologies, Inc., a provider of maintenance services to the refinery, fertilizer and chemicals industries. Mr. King also served as President and Vice Chairman of Industrial Services Technologies, Inc. prior to its sale to another industry consolidator. Mr. King attended the University of Denver, Menlo College and the University of Oklahoma. He currently holds or has held directorships at Aurora Diagnostics, LLC, Cetero Research, Inc., KRG, Marquette Transportation Company Holdings, LLC, and Liberty Dialysis Holdings, Inc. As a Managing Director of KRG and an individual with substantial financial and operational experience, we believe that Mr. King is a valuable addition to our Board of Directors.

        Christopher J. Bock has been our Executive Vice President and one of our directors since August 2005. From August 2005 through November 2008, Mr. Bock was our Secretary. Since November 2008, he has served as our Assistant Secretary. Mr. Bock is a Managing Director of KRG, which he joined in 1997. Mr. Bock has over 17 years of private equity and corporate finance experience, and has experience in a broad range of industries including financial services, transportation and logistics, consumer products, human resources outsourcing, medical technologies and life sciences, and power and energy. Mr. Bock earned a Bachelor of Arts degree from Amherst College. He currently serves or has served as a director for Aurora Diagnostics, Inc., CL Holdings, Inc. (Case Logic), Cetero Research, Inc., Contract Research Solutions, Inc., FMI, Global Employment Solutions, Inc., Specialty Finance Co., and Tecta America Corp. Due to Mr. Bock's corporate finance background and extensive experience with the Company, we believe that Mr. Bock is a valuable member of the Board of Directors.

        Christopher J. Lane has been one of our directors since August 2005. Mr. Lane is a Managing Director of KRG and has served on KRG's investment committee since 1997. Mr. Lane has over 20 years of diverse business experience as a principal and advisor in corporate strategy, business development, finance and operations, and has been involved with numerous corporate transactions, including mergers, acquisitions, recapitalizations, public offerings and going-private transactions. Prior to joining KRG, Mr. Lane was a partner in a certified public accounting and consulting firm. Mr. Lane graduated from the University of California, Irvine with a Bachelor of Arts in Economics and a Master of Business Administration in Management. He currently serves on the Board of Directors of Fort Dearborn Holding Company, Inc., Tecta America Corp., Fire & Life Safety America, Inc. and Interior

Specialists Holdings, Inc. Due to Mr. Lane's financial and accounting background, and his extensive experience in strategic transactions, we believe that Mr. Lane is a valuable member of the Board of Directors of the Company.

        Damon S. Judd has been our Executive Vice President, Assistant Secretary and one of our directors since August 2005. Mr. Judd is a Principal of KRG, and has held several positions with the firm since joining it in 2004. Prior to joining KRG, Mr. Judd worked for The Cypress Group L.L.C., a New York-based private equity fund, from 2000 to 2002. Prior to that, he worked for J.P. Morgan in its Industrials Mergers and Acquisitions group. Mr. Judd earned a Bachelor of Arts degree in Economics and Political Science from Yale University and received his Master of Business Administration from Harvard Business School. He currently serves as a director for Marquette Transportation Company Holdings, LLC and PAS TECH Holdings, Inc. Due to Mr. Judd's knowledge of financial transactions and his extensive experience working with us since the time of KRG Capital's involvement with us, we believe that Mr. Judd is a valuable member of our Board of Directors.

        Kimberly S. Patmore has been a Director since September 2010. Ms. Patmore was the Chief Financial Officer and Executive Vice President of First Data Corporation, a leading provider of electronic commerce and payment solutions for merchant, financial institutions, and card issuers, from February 2000 to 2008. Ms. Patmore joined First Data Corporation as Controller in 1992 and held various divisional chief financial officer roles. Ms. Patmore graduated from the University of Toledo with a Bachelor of Arts in Accounting. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Due to Ms. Patmore's significant experience in accounting, finance and compliance matters, the Board concluded that her membership on the Board of Directors would be a valuable asset to the Company.

        Thomas W. Bunn has been a director since November 2010. Mr. Bunn was employed by KeyCorp from 2002 until 2008, serving as the President of Key Corporate and Investment Banking from 2002-2005 and serving as the Vice Chairman of KeyCorp and President of Key National Banking from 2005 to 2008. Prior to his tenure with KeyCorp, Mr. Bunn was employed by Bank of America from 1977 to 2000 in a number of management positions including Managing Director of Syndications and Leveraged Finance, Managing Director and Head of Global Debt Capital Markets and Managing Director and Head of Leveraged Finance and EMEA. Mr. Bunn graduated from Wake Forest University with a Bachelor of Science in Business Administration and from the University of North Carolina at Chapel Hill with a Masters of Business Administration. Mr. Bunn is currently a member of the Wake Forest University Board of Trustees. Mr. Bunn's strong executive business experience, demonstrated capability for strategic thought and his expertise in corporate finance were all factors in our conclusion that Mr. Bunn should serve on our Board of Directors.

        Thomas R. Sandler has been a Director since December 2010. Mr. Sandler was the President of Thule Organization Systems, Inc., a leading consumer product provider from May 2004 until July 2009. Prior to that he was employed by Samsonite Corporation, where from May 1995 until February 1998 he was Worldwide CFO and from February 1998 until May 2004 he was the President of the Americas. Mr. Sandler graduated from Ithaca College with a Bachelor of Science Degree in Accounting and from State University of New York—Binghamton with a Master's of Science Degree, Accounting with a Finance Emphasis. Mr. Sandler is a Certified Public Accountant. Mr. Sandler's many years of senior business management experience, dedication to assisting organizations achieve significant growth goals and his strong financial management experience were all factors in our conclusion that Mr. Sandler should serve on our Board of Directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        The purpose of this compensation discussion and analysis ("CD&A") is to provide information about each material element of compensation earned by our Named Executive Officers during our 2010 fiscal year. The following discussion and analysis should be read in conjunction with the "2010 Summary Compensation Table" and related tables and narrative that are presented herein.

        For our 2010 fiscal year, our Named Executive Officers were:

  •
  P. Scott Lowery, who is our Chairman of the Board. Effective as of January 1, 2010, Mr. Lowery relinquished his role as Chief Executive Officer while remaining Chairman of the Board.

  •
  Paul A. Larkins, who is our President and Chief Executive Officer. Effective as of January 1, 2010, Mr. Larkins assumed the position as our Chief Executive Officer.

  •
  L. Heath Sampson, who is our Chief Financial Officer.

  •
  Brian W. Tuite, who is our Chief Business Development Officer.

  •
  Thomas G. Good, who is our General Counsel and Corporate Secretary.

        This CD&A addresses and provides the context behind the numerical and related information contained in the "2010 Summary Compensation Table" and related tables and includes actions regarding executive compensation that occurred after the end of our 2010 fiscal year, including the award of bonuses related to 2010 performance, the establishment of salaries, and the adoption of any new, or the modification of any existing, compensation programs.

Processes and Procedures for Considering and Determining Executive and Director Compensation

        Our executive compensation program is administered by the Compensation Committee of the Board. The Compensation Committee determines the compensation of our Chief Executive Officer and Chairman of the Board and approves the compensation of the remaining Named Executive Officers. With the assistance of the Chief Executive Officer, the Compensation Committee administers the 2005 Equity Incentive Plan. Under the Compensation Committee Charter, the Compensation Committee has the authority to:

  •
  Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers and evaluate the executive officers' performance in light of those goals and objectives;

  •
  Develop the compensation levels of the Chief Executive Officer and review the compensation levels for the other executive officers in light of such evaluation;

  •
  Make recommendations to the Board with respect to incentive compensation plans and equity-based plans; and

  •
  Consider and authorize the compensation philosophy for the Company's personnel.

Overview

        Our Compensation Philosophy and Purpose.    The Compensation Committee is chartered with establishing and reviewing the performance and compensation of our executive officers. Our compensation philosophy is to establish and maintain base salaries, bonus plans and equity-based compensation plans that attract and retain qualified executive officers and key employees necessary for our continued successful operation and growth. The underlying goal of our compensation plans is to ensure that management is rewarded appropriately for its contributions to our growth and profitability in alignment with our objectives and stockholder interests, while not rewarding those actions that expose us and our key stakeholders to undue risk.

        Our compensation philosophy is generally focused on the following:

  •
  Performance and Experience Based Pay.  Base salaries are commensurate with the executive's or key employee's experience and expertise coupled with an assessment of: (i) the executive's contribution to the Company, (ii) the responsibilities and experience of the executive, (iii) the terms of any applicable employment agreements, and (iv) the recommendations of the Chief Executive Officer. Incentive compensation is likewise tied to performance and experience.

  •
  Comparable Market Compensation.  The Compensation Committee periodically analyzes market compensation data and other relevant information regarding total direct compensation structures, giving appropriate weight to the data from our publicly traded market competitors. We believe that our compensation programs must be competitive to attract and retain highly talented senior executives both from within and outside our industry. The Compensation Committee has the authority, when it deems it necessary, to retain outside consultants to assist the committee in evaluating the overall appropriateness of the compensation levels of the executive officers of the Company.

  •
  Stockholder Alignment.  In general, the payment of our incentive compensation is dependent upon the achievement of targeted corporate operating measures, together with an evaluation of departmental and individual contributions to the Company in meeting these objectives. We believe that basing a significant component of employee compensation on corporate results and performance aligns employee interests with long term stockholder interests. We also believe that granting options to our executives to purchase substantial equity interests in CA Holding, the company that owns 100% of our issued and outstanding stock, provides significant incentive to the executive officers to perform in a manner that best balances the need for growth and risk management in a fashion that aligns management incentives with the goals of the other stockholders.

  •
  Retention of Key Individuals.  We believe that our compensation program is designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. The Company is highly dependent on attracting individuals with significant management experience and therefore, the Compensation Committee believes that the compensation packages granted to executive officers must provide them appropriate incentives to remain with the Company. Our compensation philosophy is designed to retain our executives and other key employees, while also strongly aligning their incentives with the long term goals of the stockholders of our parent company.

  •
  Severance.  To provide sufficient assurances to our executives, the Compensation Committee approved severance protection arrangements for certain of our current executive officers that provide for payments if the executive's employment is terminated without cause or if the executive resigns for good reason.

        Outside Consultants.    Our Compensation Committee has the authority, in the exercise of its sole discretion, and at our expense, to hire outside advisors and consultants to assist it with developing appropriate compensation plans and policies. The Compensation Committee has not exercised this discretion to this point, preferring instead to rely on competitive information that is publicly available to assess the competitiveness of the compensation packages offered to the executive officers. However, if the Compensation Committee determines that the existing compensation plans and policies are inappropriate to meet the above described goals, the Compensation Committee may decide to retain outside consultants to assist with the discharge of its duties. In setting compensation packages, the

Compensation Committee compares Company compensation with publicly traded companies in our industry and other similarly sized companies. These publicly traded companies include, but are not limited to Portfolio Recovery Associates (NASDAQ: PRAA), Asset Acceptance Capital Corporation (NASDAQ: AACC) and Encore Capital Group (NASDAQ: ECPG).

        Role of Executives in the Compensation Setting Process.    The Compensation Committee generally solicits management's assistance to determine executive compensation as it deems appropriate. However, when reviewing and setting the compensation, benefits, and perquisites of the CEO, neither the CEO nor any employee of the Company is present. When the Compensation Committee reviews the compensation, benefits, and perquisites of all other executives, the CEO and the Chairman of the Board may be present during deliberations at the Compensation Committee's discretion, but the CEO may not be present for voting on executive officer compensation, benefits or perquisites. The Chairman of the Board is not present at any meeting at the point at which his compensation is set by the Compensation Committee. Although the CEO generally makes recommendations to the Compensation Committee with respect to executive compensation decisions, including base salaries, cash incentive bonuses and equity-based awards, the Compensation Committee has, at times, in the past determined compensation, benefits or perquisites that were different from that recommended by the CEO.

        The Compensation Committee approves all material grants of equity-based awards. The Compensation Committee has delegated to the CEO the right to make certain immaterial equity grants. Equity award grants to executives are determined based on a periodic review by the Compensation Committee regarding appropriate incentives, with recommendations typically originating from management, consistent with the criteria established in the long-term incentive program adopted by the Compensation Committee.

Elements of our Compensation Program

        Our compensation plans are designed to provide a competitive total compensation package consistent with our performance in the marketplace. The compensation program for each of our executive officers may include:

  •
  base salary;

  •
  annual cash incentive bonus;

  •
  stock option-based compensation incentive;

  •
  severance protection and/or change of control arrangements for certain of the executive officers; and

  •
  participation in other benefit plans and programs.

        While executives have more of their total compensation at risk than other employees, the principles that serve as the basis for executive officer compensation practices apply to the compensation plans for all employees who are eligible for incentive compensation; namely, corporate, departmental and individual performance drive incentive compensation in a manner that holds the individual accountable for performance while also aligning employee interests with those of our stockholders.

        Base Salary.    The first component of our executive compensation package is base salary. Our philosophy is to pay base salaries that are commensurate with the executive's experience and expertise, taking into account competitive market data for executives with similar backgrounds, experience and expertise. The factors considered by the Compensation Committee in making its evaluation and determination regarding the appropriateness of base salary include:

  •
  an assessment of each executive's contribution to the Company;

  •
  the responsibilities and experience of each executive;

  •
  competitive market data, individual performance, and other relevant information regarding base salary structures;

  •
  the terms of any applicable employment agreements;

  •
  the detriment to our stockholders should the executive leave our employ including following a change in control of CA Holding or the Company; and

  •
  recommendations of the Chief Executive Officer.

        The Compensation Committee generally reviews each executive's base salary and benefits on an annual basis and from time to time as it deems appropriate.

        With respect to its periodic review of salaries for our Named Executive Officers and other executive officers for 2010, the Compensation Committee considered data provided by our management which included an assessment of corporate performance, as well as individual performance of each executive. In 2010, the Compensation Committee maintained the 2009 salaries for each of the Named Executive Officers still employed by the Company except for Mr. Good who received a salary increase from $200,000 to $225,000 in recognition of his increased responsibilities. The salaries for the Named Executive Officers are believed to be an appropriate reflection of our compensation philosophy which seeks to find an appropriate balance between "pay at risk" and market competitiveness.

        We disclose the salary earned in 2010 by our Named Executive Officers in the "Salary" column of the "2010 Summary Compensation Table."

        Annual Cash Incentive Bonus.    The second component of our executive compensation package is an annual cash incentive bonus. Each executive's target bonus is a stated percentage of his or her annual salary. Actual bonuses paid to executives under our annual performance-based cash incentive plan are computed based upon achievement of our corporate performance against targeted operating measures, together with the executive's departmental and individual performance against its annual goals, taking into account the recommendation of the CEO. We believe that variable bonus opportunities should be used to provide significant rewards for outstanding performance and drive the successful achievement of short-term critical business objectives. For further discussion of the metrics by which individual performance is judged, please see "Certain Relationships and Related Transactions-Relationships with other Named Executive Officers."

        The primary metric which the Company currently uses to evaluate its executives' performance is the attainment of annual Adjusted EBITDA goals. The Company believes that this metric captures the need of the Company to grow its business intelligently and maintain an appropriate focus on the cost structure of the Company. Additionally, the Company expects its Named Executive Officers to focus on and achieve significant improvement in key components of its future growth, including, without limitation, the expansion of the Company's purchasing efforts into new product lines and with new creditors, the accuracy of underwriting in relation to actual returns, the hiring, retention and development of individuals who are viewed as being excellent performers by the Company and the improvement of our operational focus through leveraging innovative business practices and technologies.

        The bonus is calculated based on a percentage of the Named Executive Officers salary. The following table describes the minimum and target percentages which the executives may receive:

Executive	Minimum	Target
P. Scott Lowery	0%	100%
Paul A. Larkins	0%	100%
L. Heath Sampson	0%	100%
Brian W. Tuite	0%	100%
Thomas G. Good	0%	35%

        For performance which significantly exceeds the targeted expectation, the Compensation Committee may in the exercise of its discretion, provide bonuses that exceed the targeted percentage.

        The Compensation Committee exercises its discretion in awarding cash bonuses to our executives. The Compensation Committee may determine not to approve an award for any or all executives or to reduce the amount of any such award, even if the targets are met. The Compensation Committee periodically reviews the bonus component of executive incentive compensation and, in addition to bonuses paid under our plan, the Compensation Committee may approve payment of discretionary bonuses for performance or other reasons for certain executives.

        For 2010, the Compensation Committee established goals and parameters for the annual cash incentive program based on corporate financial and strategic objectives reflected in our 2010 operating plan approved by the Board of Directors, as well as a stated bonus target for each individual. The initial goal for Adjusted EBITDA was $206.0 million for 2010. In 2010, the Company earned $193.4 million in Adjusted EBITDA which was approximately 94% of the target. Based on this performance, the Compensation Committee agreed to fund the management bonus pool in an amount equal to 91% of the targeted bonus for the management discretionary bonus pool. For an explanation of the Adjusted EBITDA metric, please see "Non-GAAP Financial Measures."

        Based on the Compensation Committee's corporate, departmental and individual performance for 2010, actual bonus payouts for our Named Executive Officers, to be paid in March 2011 and reported in the "2010 Summary Compensation Table" below, were $150,000 for Mr. Lowery which represented 42.9% of his base salary paid in 2010, $500,000 for Mr. Larkins which represented 100.0% of his base salary paid in 2010, $325,000 for Mr. Sampson which represented 108.3% of his base salary paid in 2010, $238,000 for Mr. Tuite which represented 95.2% of his base salary paid in 2010, and $75,000 for Mr. Good which represented 33.6% of his base salary in 2010.

        Stock Option-Based Compensation.    The third component of our executive compensation package is stock option-based compensation incentive, which has traditionally taken the form of qualified stock options to purchase common stock of CA Holding. The Compensation Committee grants options to our executive officers and key employees to more closely align the interests of our executive officers and key employees with the long-term interests of SquareTwo and our direct and indirect stockholders.

        In addition to the stock option-based compensation, the Company also provides non-compensatory incentives to our executives by allowing them to acquire, at fair market value, certain contingent preferred equity tranches of CA Holding that are not available to most employees. The stock option-based compensation incentive and the contingent preferred stock purchase program incentive are made through the CA Holding 2005 Equity Incentive Plan.

        2005 Equity Incentive Plan.    On August 5, 2005, CA Holding, our sole stockholder, promulgated the 2005 Equity Incentive Plan which was amended and restated on November 21, 2006 and was further amended pursuant to a First Amendment to Amended and Restated 2005 Equity Incentive Plan (as amended, the "Plan"). The Plan was promulgated for the purpose of promoting the success of the

Company's business through providing options and stock to those individuals who are important in promoting the business interests of the Company and its stockholders.

        Under the terms of the Plan, CA Holding has reserved 160,000 shares of non-voting common stock, 60,000 shares of Series A-2 Preferred Stock, 450,000 shares of Series B-1 Contingent Convertible Preferred Stock, 200,000 shares of Series B-2 Contingent Convertible Preferred Stock and 50,000 shares of Series C-1 Contingent Convertible Preferred Stock for issuance to employees and directors of CA Holding or its subsidiaries. The following is a general description of the various classes of stock of CA Holding available for issuance under the Plan:

  1.
  Non-Voting Common Stock is common stock of CA Holding without the right to vote on affairs of CA Holding.

  2.
  Series A-2 Non-Convertible Preferred Stock is preferred stock of CA Holding that has a preference over all shares of capital stock other than the Series PL Preferred Stock, Series A Preferred Stock, Series AA Preferred Stock and Series A-1 Preferred Stock. The terms of the Series A-2 Non-Convertible Preferred Stock provide for a mandatory cumulative dividend of 9% per annum. Upon the occurrence of a Liquidity Event, holders of the Series A-2 Non-Convertible Preferred Stock are entitled to receive $99.90 per share plus all accrued but unpaid dividends. Holders of the Series A-2 Non-Convertible Preferred Stock have limited voting rights relating to amendments to the Certificate of Incorporation that adversely impact their rights.

  3.
  Series B-1 Contingent Convertible Preferred Stock is non-dividend bearing preferred stock of CA Holding that is convertible into common stock upon the occurrence of a Liquidity Event. The conversion rate is based upon the achievement of certain IRR thresholds by KRG Capital Fund II, L.P., which is described in more detail in Section 4 of the CA Holding Certificate of Incorporation. The Series B-1 Contingent Convertible Preferred Stock is non-voting.

  4.
  Series B-2 Contingent Convertible Preferred Stock is non-dividend bearing preferred stock that is convertible to common stock upon the occurrence of a Liquidity Event. The conversion rate is based upon the achievement of certain IRR and ROI thresholds by KRG Capital Fund II, L.P., which is described in more detail in Section 4 of the CA Holding Certificate of Incorporation. The Series B-2 Contingent Convertible Preferred Stock is non-voting.

  5.
  Series C-1 Contingent Convertible Preferred Stock is non-dividend bearing preferred stock that is convertible to common stock upon the occurrence of a Liquidity Event. The conversion rate is based upon the achievement of certain IRR thresholds by KRG Capital Fund II, L.P., which conversion rights are described in more detail in Section 4 of the CA Holding Certificate of Incorporation. The Series C-1 Contingent Convertible Preferred Stock is non-voting. The Series C-1 Contingent Convertible Preferred Stock was issued solely to employees of Impulse Marketing Group, an entity that was formerly affiliated with the Company and that was sold in December 2008.

        All Series B-1 Contingent Convertible Preferred Stock, Series B-2 Contingent Convertible Preferred Stock and Series C-1 Contingent Convertible Preferred Stock is subject to the right of CA Holding to reacquire the stock upon the executive leaving the employ of CA Holding or its subsidiaries. For Series B-1 Contingent Convertible Preferred Stock and Series C-1 Contingent Convertible Preferred Stock, the repurchase period runs for either three years or five years from the date of purchase with the right expiring as to either1/3rd or1/5th of the stock each year. For the Series B-2 Contingent Convertible Preferred Stock, the repurchase period runs for five years from the date of purchase with the right expiring as to1/5th of the stock each year.

        For the purposes of the classes of contingent convertible preferred stock or the Series PL Preferred Stock, a "Liquidity Event" is either a Qualified IPO by CA Holding the sale of 50% or more of the combined voting power of the outstanding securities of CA Holding, or a sale of all or substantially all of the assets of CA Holding.

        While the Compensation Committee, acting as the Administrator of the Plan, has the authority to issue stock pursuant to the Plan at any time, generally for executive officers, the issuance of stock occurs upon the employment or promotion of the executive officer. The purpose of the 2005 Equity Incentive Plan is to provide the executive officer with an alignment with the long term interests of the stockholders of the Company. While annual grants or permitted purchases of equity could also serve to align the interests of the executive officer with the stockholders, it is our belief and practice that using a grant or purchase at the time of employment or upon a serious change in corporate role, focuses the executive officer on the long term goals of the Company without any competing pressure to focus on short term goals to increase equity grants or purchases.

        In weighing the determination of which long term incentive to provide, there is a strong bias towards aligning the interests of the stockholder with the executive officers through the use of stock or stock options. It is the view of the Compensation Committee that alternative methods of long term compensation which might involve the payment of cash are less effective in focusing the attention of the executive officers on the same long term interests as our other stockholders—namely, long term, sustainable profitable growth of the business.

        In choosing between contingent convertible preferred stock and options to purchase common stock, the Compensation Committee has historically favored the contingent convertible preferred stock because the initial investment exposes the holder to downside market risk. This is true because (i) the contingent convertible preferred stock involves the purchase of the stock and requires the recipient to make a cash payment as opposed to a granting of the option and (ii) the conversion being tied to the attainment of certain return thresholds for KRG Capital provides the owner of the stock with a significant incentive to maximize the return because each increment of return leads to an increase in the amount of common stock into which the stock will be converted.

        In 2010, there were no option grants, or preferred equity purchases by the Named Executive Officers under the Plan.

        Series PL Preferred Stock.    In addition to the stock acquired under the Plan, CA Holding has established a separate class of stock, Series PL Preferred Stock. All 250 authorized shares of Series PL Preferred Stock were purchased by Mr. Larkins in 2009. Series PL Preferred Stock is non dividend bearing preferred stock. The Series PL Preferred Stock has a variable liquidation preference over all other classes of CA Holding stock payable upon a Liquidity Event. The amount of the liquidation preference ranges from zero to $248,000 per share, and is based upon the Enterprise Value of the Company at the time of the Liquidity Event. The purpose of offering Mr. Larkins the ability to purchase this stock at fair market value was to incentivize him to maximize the enterprise value of the Company at the time of a corporate transaction that will benefit the stockholders and other stakeholders of our parent company.

        The Company determined the purchase price for the Series PL Preferred Stock of $280,800 through the consultation of a third party valuation firm and the use of all available data at the time. Mr. Larkins paid $50,000 of the purchase price in cash and the remaining $230,800 was financed by CA Holding pursuant to a Promissory Note that is secured by the Series PL Preferred Stock. This note matures upon the earliest of January 1, 2018, the occurrence of a Qualified IPO, as defined in the Certificate of Incorporation of CA Holding or a Change of Control Event as defined in the Certificate of Incorporation of CA Holding. The principal amount of the Note bears interest at 2.80%. Payments of interest only on the note are made on an annual basis.

        Severance and Change in Control Agreements.    Pursuant to the terms of their employment agreements, the Compensation Committee has approved certain severance arrangements for Messrs. Lowery, Larkins, Sampson and Tuite.

        Mr. Lowery's employment agreement dated August 5, 2005 provides for certain severance arrangements including in situations involving a change in control of the Company or CA Holding. Pursuant to the terms of the agreement, if Mr. Lowery's employment is terminated without Cause or if he terminates the agreement for Good Reason (as such terms are defined in the agreement) at any time during the term of the agreement, upon execution and delivery of a release and waiver of claims, he is entitled to continuation of his then-current salary for 12 months immediately following his date of termination. In addition, if he is terminated without Cause or resigns for Good Reason, he will receive a bonus payment in the amount equal to the bonus which would have been paid by us if our EBITDA continued at the same rate per month as experienced from the beginning of the current period through the date of termination multiplied by a fraction equal to the number of calendar days in the then current bonus period that have elapsed from the date of termination divided by 365. The terms of the agreement include a provision to provide Mr. Lowery with medical, dental, life and disability benefits until the later to occur of 1 year following termination or the expiration of the non-compete and non-solicitation provision. The agreement contains a one year non-compete and non-solicitation provision.

        Mr. Larkins' employment agreement dated April 6, 2009 provides for certain severance arrangements including in situations involving a change in control of the Company or CA Holding. Pursuant to the terms of the agreement, if Mr. Larkins' employment is terminated without Cause or he terminates the agreement for Good Reason (as such terms are defined in the agreement) at any time during the term of the agreement, upon execution and delivery of a release and waiver of claims, he is entitled to continuation of his then-current salary for 12 months immediately following his date of termination. In addition, if he is terminated without Cause or resigns for Good Reason, he will receive a bonus payment in the amount equal to the bonus which would have been paid by us if our Adjusted EBITDA continued at the same rate per month as experienced from the beginning of the current period through the date of termination multiplied by a fraction equal to the number of calendar days in the then current bonus period that have elapsed from the date of termination divided by 365. The terms of the agreement include a provision to provide Mr. Larkins with medical, dental, life and disability benefits until the later to occur of 1 year following termination or the expiration of the non-compete and non-solicitation provision. The agreement contains a one year non-compete and non-solicitation provision.

        Mr. Sampson's employment agreement dated August 3, 2009 provides for certain severance arrangements including in situations involving a change in control of the Company or CA Holding. Pursuant to the terms of the agreement, if Mr. Sampson's employment is terminated without Cause or he terminates the agreement for Good Reason (as such terms are defined in the agreement) at any time during the term of the agreement, upon execution and delivery of a release and waiver of claims, he is entitled to continuation of his then-current salary for 6 months immediately following his date of termination. In addition, if he is terminated without Cause or resigns for Good Reason, he will receive a bonus payment in an amount equal to the bonus that would have been paid by us for the then current twelve month bonus period multiplied by the number of days that have elapsed in such period as of the termination divided by 365. The terms of the agreement include a provision to provide that if Mr. Sampson is eligible under and elects to continue his health coverage under COBRA, we will continue to pay his COBRA for a six month period, unless Mr. Sampson earlier becomes eligible to receive health care pursuant to a subsequent employer's group healthcare plan. The agreement contains a one year non-compete and non-solicitation provision.

        Mr. Tuite's employment agreement dated July 29, 2009 provides for certain severance arrangements including in situations involving a change in control of the Company or CA Holding. Pursuant to the terms of the agreement, if Mr. Tuite's employment is terminated without Cause or if he terminates the agreement for Good Reason (as such terms are defined in the agreement) at any time during the term of the agreement, upon execution and delivery of a release and waiver of claims, he is entitled to continuation of his then-current salary for 6 months immediately following his date of termination. In addition, if he is terminated without Cause or resigns for Good Reason, he will receive a bonus payment in an amount equal to the bonus that would have been paid by us for the then current twelve month bonus period multiplied by the number of days that have elapsed in such period as of the termination divided by 365. The terms of the agreement include a provision to provide that if Mr. Tuite is eligible under and elects to continue his health coverage under COBRA, we will continue to pay his COBRA for a six month period, unless Mr. Tuite earlier becomes eligible to receive health care pursuant to a subsequent employer's group healthcare plan. The agreement contains a one year non-compete and non-solicitation provision.

        We believe that the provisions of our severance and change in control arrangements with Messrs. Lowery, Larkins, Sampson and Tuite are consistent with the principal objectives of our compensation programs. We believe that the compensation elements that would be triggered upon termination are (i) consistent with the market in which we operate, (ii) at appropriate levels when viewed in relation to the benefits the executives provide us and our stockholders and the overall value of SquareTwo, (iii) designed to compensate the executives for playing a significant role in managing our affairs, (iv) will provide an important "safety net" that allows these executives to focus on our business and pursue the course of action that is in the best interests of our stockholders by alleviating some concerns regarding their personal financial well-being in the event of a termination or change of control transaction, and (v) provides compensation to the executives for the non-compete provisions contained in their employment agreements.

        Other Benefits and Programs.    For Messrs. Larkins, Lowery and Good, the Company has provided medical, dental and vision insurance without these individuals making an employee contribution for the insurance. Under the terms of this arrangement, these individuals are provided family coverage at the lowest level of coverage provided for any of our employees. On any enhanced coverage, these individuals will pay the differential employee contribution.

        For all employees of the Company, the Company pays for life insurance in an amount equal to 1 times the annual salary of the employee not to exceed $150,000. For the Named Executive Officers and certain other executive officers, the Company pays for life insurance with a benefit in an amount equal to the lesser of (i) the annual salary of the executive officer or (ii) $250,000.

        All of the Named Executive Officers are beneficiaries of the Company's long term disability program. For executives who meet the eligibility requirements for long term disability, the Company will pay an amount equal to 66.66% of the executives' salary up to an amount equal to $10,000 per month.

        As with all other employees of the Company, the Named Executive Officers may participate in the SquareTwo Financial 401(k) Plan. Under the terms of the 401(k)Plan, the Company will contribute to the 401(k) Plan in an amount based upon the contributions of the employee. Pursuant to the 401(k) Plan, the Company matches on a dollar for dollar basis, employee contributions in an amount up to 3% of the employee's salary. For the next 2% that the employee contributes to the 401(k) Plan, the Company matches 50% of the employee contribution.

        In 2010, the Company contributed $15,846 to match Mr. Lowery's contributions to the 401(k) Plan; $9,231 to match Mr. Larkins contributions to the 401(k) Plan; $8,308 to match Mr. Sampson's contributions to the 401(k) Plan; $0 to match Mr. Tuite's contributions to the 401(k) Plan and $9,961 to match Mr. Good's contributions to the 401(k) Plan.

        Perquisites.    The Company believes in substantially limiting significant perquisites provided to the executive officers to those deemed essential to recruit and retain highly qualified executive officers.

  Tax Considerations

        Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct non-performance based compensation paid to certain Named Executive Officers in excess of $1 million per year. These officers include any employee who, as of the close of the taxable year, is the principal executive officer, and any employee whose total compensation for the taxable year is required to be reported to stockholders under the Securities Exchange Act of 1934 by reason of such employee being among the three highest compensated officers for that taxable year, other than the principal executive officer or the principal financial officer, which are designated for this purpose as covered employees. We generally try to ensure, to the extent feasible, that our compensation for our covered employees satisfies Section 162(m) requirements for deductibility, though we cannot assure that the IRS would reach the same conclusion. Nonetheless, the Compensation Committee believes that SquareTwo must be able to attract, retain and reward the executive leadership necessary to execute our business strategy. Therefore, the Compensation Committee may authorize compensation that may not be deductible if it believes this is in the best interests of us and our stockholders.

Other Matters Relating to Executive Compensation

        Option Strike Price.    Our Board of Directors sets an estimated valuation of the common stock twice a year. Options granted by the Company will have exercise prices based upon the then current estimated valuation of the common stock. We believe that this approach effectively aligns the option recipients with the long term objectives of the stockholders and causes the employees to focus on the goal of increasing stockholder value.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of our Compensation Committee during the fiscal year ended December 31, 2010 were directors Christopher Lane, Damon Judd and Thomas W. Bunn. None of our Compensation Committee members had an interlocking relationship with our executive officers or with directors of another entity during the last fiscal year.

 SUMMARY COMPENSATION TABLE

        The following table sets forth information concerning compensation earned by, or paid to, each of our Named Executive Officers for services provided to us and our subsidiaries for the years ended December 31, 2010, 2009, and 2008.

Name and Principal Position	Year	Salary	Bonus	Option Awards(5)	All Other Compensation(6)	Total
P. Scott Lowery,	2010	$350,000	$150,000	$—	$107,175	$607,175
Founder and Chairman	2009	350,000	50,000	—	62,306	462,306
	2008	350,000	—	—	96,200	446,200
Paul A. Larkins,	2010	500,000	500,000	—	15,402	1,015,402
President and Chief Executive Officer(1)	2009	355,769	470,000	—	15,050	840,819
L. Heath Sampson,	2010	300,000	325,000	—	12,673	637,673
Chief Financial Officer(2)	2009	92,308	100,000	41,308	136,746	370,362
Brian W. Tuite,	2010	250,000	238,000	—	120	488,120
Executive Vice President, Chief Business Development Officer(3)	2009	81,731	55,000	20,654	178,258	335,643
Thomas G. Good,	2010	223,077	75,000	—	17,681	315,758
General Counsel and Corporate	2009	200,000	50,000	—	9,654	259,654
Secretary(4)	2008	200,000	20,000	—	9,875	229,875

(1)
Mr. Larkins was appointed President on April 6, 2009. Effective January 1, 2010, he assumed the position of Chief Executive Officer.

(2)
Mr. Sampson was appointed Chief Financial Officer on September 1, 2009.

(3)
Mr. Tuite was appointed Chief Business Development Officer on August 17, 2009.

(4)
Mr. Good was appointed General Counsel on August 28, 2006 and was appointed Corporate Secretary on November 12, 2008.

(5)
Amount represents the grant date fair value of option awards. Refer to note 11 to our consolidated financial statements for discussion of valuation methodology and assumptions.

(6)
Amounts set forth in the All Other Compensation column consist of the following:

	Perquisites
						Total Perquisites & Other Compensation
Name	Company Airplane(a)	Sports Tickets(b)	All Other Perquisites(c)	Total Perquisites	401k Match
P. Scott Lowery	$38,243	$40,182	$12,904	$91,329	$15,846	$107,175
Paul A. Larkins	—	—	6,171	6,171	9,231	15,402
L. Heath Sampson	4,245	—	120	4,365	8,308	12,673
Brian W. Tuite	—	—	120	120	—	120
Thomas G. Good	—	—	7,720	7,720	9,961	17,681

(a)
The cost to the Company for use of the Company plane for personal travel for Messrs. Lowery and Sampson.

(b)
The cost to the Company for personal use of Denver Bronco tickets by Mr. Lowery and his family.

(c)
For 2010, All Other Perquisites include (i) cost of insurance benefits not offered to other employees for Messrs. Lowery, Larkins, and Good; (ii) office space for employees of Mr. Lowery's law firm; (iii) note at below market interest rate for Mr. Good. None of these perquisites, individually or by type aggregate to greater than $25,000 for any Named Executive Officer.

        The Compensation Committee decided to provide bonuses in excess of the calculated formulaic amount for Mr. Larkins in recognition of his meeting his personal scorecard objectives and the substantial improvements which have been made in the management of the Company in 2010, through upgrading the management team and leading the company to better alignment between significant functional areas. The Compensation Committee decided to provide a bonus in excess of the calculated formulaic amount for Mr. Sampson in recognition of his meeting of his scorecard objectives together with his significant accomplishments of Mr. Sampson in guiding the Company through the refinancing process in 2010 which is expected to provide significant long term benefit to the Company.

        In setting the bonus for Mr. Lowery, the Compensation Committee determined that a bonus of $150,000 would establish a total compensation level for Mr. Lowery commensurate with the significant value which he provides to the Company through his deep knowledge of the industry and the substantial respect and interactions with the Franchise Partners. The Committee also recognized that since his resignation from the position of Chief Executive Officer, his responsibilities are no longer operational in nature, and therefore sole, formulaic reliance on bonus funding levels is no longer appropriate.

2010 OPTION EXERCISES AND VESTING

        During the year ended December 31, 2010 there were no exercises of common stock options by our Named Executive Officers. The Named Executive Officer option awards that vested during 2010 were 500 and 250 to Messrs. Sampson and Tuite, respectively.

        During the year ended December 31, 2010, 343 common stock options and 343 Series A-2 Non-Convertible Preferred Stock options, granted to Mr. Lowery in 2005 in his capacity as owner of two franchises within our Partners Network, vested. Mr. Lowery did not exercise any of the aforementioned options during 2010. At the end of 2010, all of Mr. Lowery's unexercised options from the franchise stock option plan were vested.

        As previously mentioned, the B-1 and B-2 Contingent Convertible Preferred shares purchased by certain executives are subject to a three and five year repurchase period, respectively, from the date of purchase. The following table sets forth summary information relating to the lapsing of the Company's repurchase right relating to the B-1 and B-2 Contingent Convertible Preferred shares outstanding at December 31, 2010.

		Subject to Repurchase	Vested	Subject to Repurchase
	Vested
			B-2 Preferred
Name	B-1 Preferred	B-1 Preferred		B-2 Preferred
P. Scott Lowery.	106,244	—	3,000	12,000
Paul A. Larkins	—	—	8,500	34,000
L. Heath Sampson	—	—	4,500	18,000
Brian W. Tuite	—	—	2,500	10,000
Thomas G. Good	—	—	2,000	8,000

2010 OUTSTANDING OPTION AWARDS AT FISCAL YEAR-END

        The following table sets forth information concerning option awards to purchase shares of common stock of CA Holding that were outstanding (vested or unvested) as of December 31, 2010 with respect to the Named Executive Officers. Vesting of each award accelerates upon death, disability or a change of control.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
L. Heath Sampson	500	2,000	$20.00	9/18/2019
Brian W. Tuite	250	1,000	$20.00	9/18/2019

(1)
Refer to note 11 to our consolidated financial statements for further discussion of outstanding option awards and vesting period.

        At December 31 2010, the outstanding option awards granted to Mr. Lowery as the owner of two franchises, as described previously, included 688 vested common stock options, and 688 vested Series A-2 Non-Convertible Preferred Stock options.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE OF CONTROL

        The following table sets forth the possible compensation for our Named Executive Officers in certain instances of a change in control, and/or termination without cause.

Name	Severance Salary Payments(1)	Severance Bonus Payments(1)	COBRA or Individual Insurance Premiums(1)	Total
P. Scott Lowery	$350,000	$350,000	$20,331	$720,331
Paul A. Larkins	500,000	500,000	13,903	1,013,903
L. Heath Sampson	150,000	300,000	8,857	458,857
Brian W. Tuite	125,000	250,000	9,234	384,234

(1)
Severance Salary Payments, Severance Bonus Payments, and COBRA or Individual Insurance Premiums are calculated based upon each Named Executive Officer's salary and benefits in effect as of March 1, 2011. The total amount of compensation assumes twelve months of payments for Salary and COBRA or Insurance Premiums for Messrs. Lowery and Larkins, and six months of payments for salary and COBRA or Insurance for Messrs. Sampson and Tuite; and that all Named Executive Officers receive 100% of their targeted bonus amount. However, bonus amounts paid are subject to change upwards or downwards based upon the performance of the Company at the date of the Named Executive Officer's severance per their respective employment agreements described herein.

2010 DIRECTOR COMPENSATION

Compensation Arrangements with Directors

        The Board has established the following compensation arrangements for our independent directors who are neither employed by the Company nor affiliated with KRG Capital:

  •
  An annual retainer of $30,000 for service on the Board and attendance at meetings of the Board or any committees of the Board;

  •
  An annual retainer of $50,000 for service as the Chairperson of the Audit Committee of the Company

  •
  An annual payment of $10,000 per committee for service as a member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee.

  •
  An initial grant of an unvested option to purchase 1,000 shares of CA Holding, Inc. common stock at an exercise price determined by the Board of Directors.

  •
  An initial grant an unvested option to purchase 1,000 shares of CA Holding, Inc. common stock at an exercise price determined by the Board of Directors for service as chairperson of the Audit Committee.

  •
  On each anniversary date of the director's election to the Board of Directors, a grant of unvested options to purchase 500 shares of CA Holding, Inc. for common stock at a price equal to a price determined by the Board of Directors at the time of grant.

  •
  All out of pocket expenditures incurred by the individual director in attending the meeting will be reimbursed by the Company.

        The Company has agreed with Mr. Bunn that any cash compensation may, at his election, be paid to a charitable foundation of his choosing. To date, all cash compensation paid to Mr. Bunn has been paid to Foundation for the Carolinas.

        All stock options granted or required to be granted to directors will have a 3 year vesting period. The options will expire upon the earlier to occur of a date which is ten years from the date of granting or sixty days from the date that the director leaves the Company's Board of Directors. For all options granted to directors in 2010, the exercise price is $20.00 per share. Through the significant equity component of the directors' compensation, the Company believes that it has properly aligned the interests of the independent director with the long term goals of the shareholders of the Company.

        Directors who are Company employees or who are employed by KRG Capital receive no incremental compensation for their membership on the Board of Directors.

2010 DIRECTOR COMPENSATION

        The following table sets forth the compensation received by our non-employee directors or their designees for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Kimberly S. Patmore	$80,000	$25,401	$105,401
Thomas W. Bunn	50,000	12,941	62,941
Thomas R. Sandler	50,000	12,941	62,941

(1)
Amount represents the grant date fair value of option awards. Refer to note 11 of our consolidated financial statements for discussion of valuation methodology assumptions

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships with KRG

        As of December 31, 2010, a series of entities affiliated with KRG owned approximately 23.3% of the outstanding voting stock of CA Holding and CA Holding owned 100% of our issued and outstanding voting stock. KRG is a private equity firm that focuses on a broad range of investments and has extensive experience in equity investments, corporate financing activities and mergers and acquisitions. KRG effectively controls CA Holding through its affiliates' ownership interests in CA Holding and through its affiliates' rights pursuant to CA Holding's Amended and Restated Stockholders Agreement and a Voting Trust Agreement among an affiliate of KRG and certain other stockholders of CA Holding, pursuant to which KRG and its affiliates have the power to vote a majority of the outstanding voting stock of CA Holding. Representatives of KRG currently hold five of the nine positions on CA Holding's board of directors. CA Holding, through its control of 100% of our outstanding voting stock, is able to elect all of our directors. See "Summary—Description of Principal Equity Holder" and "Management—Board of Directors" for further discussion of our relationship with KRG.

        On August 5, 2005, SquareTwo Financial Corporation entered into a Management Agreement with KRG and CA Holding, pursuant to which KRG provides transaction advisory, financial and management consulting services to CA Holding and its subsidiaries. For the services provided under the Management Agreement, KRG receives an annual fee of $500,000 and certain transaction fees for services rendered with respect to the consummation of acquisitions and business combinations by CA Holding or its subsidiaries or in the event of certain liquidity events, sale transactions or an initial public offering by CA Holding or its subsidiaries. KRG is also entitled to reimbursement for certain costs and expenses related to services it provides under the Management Agreement, including the costs and expenses it will incur in connection with the registration of the exchange notes and the exchange offer. During 2010, 2009, and 2008, the management fees earned by KRG were $500,000 for each year.

        Messrs. Bock, King and Lane are Managing Directors of KRG. Mr. Judd is a Principal of KRG. As such, Messrs. Bock, King, Lane and Judd have an indirect financial interest in fees paid to KRG. For a description of the relationships between us and each of Messrs. Bock, King, Lane and Judd, see "Management—Current Directors and Executive Officers."

Relationships with P. Scott Lowery and the Lowery Family

        Equity Ownership.    As of December 31, 2010, P. Scott Lowery, our Chairman of the Board, owned approximately 35.2% of the outstanding voting common stock of CA Holding, either individually or through the Scott Lowery Family Limited Partnership. Pursuant to the terms of CA Holding's Amended and Restated Stockholders Agreement, Mr. Lowery has the right to be elected as one of the nine members of the board of directors of CA Holding so long as he holds at least five percent (5%) of the outstanding common stock of CA Holding. See "Management—Board of Directors" for further discussion of the composition of our board of directors.

        Employment.    SquareTwo Financial Corporation employs P. Scott Lowery as its Chairman of the Board pursuant to an Executive Employment Agreement dated August 5, 2005. The Executive Employment Agreement provided for an initial three-year term with recurring one year extensions unless either party provides thirty (30) days prior written notice of its intent not to renew the contract. The Executive Employment Agreement provides Mr. Lowery with an annual base salary, discretionary bonus, benefits that are generally available to our other executive officers, and to certain severance benefits if Mr. Lowery terminates his employment for good reason or if SquareTwo Financial Corporation terminates his employment without cause.

        Franchise Ownership.    Through the Law Offices of Scott Lowery, Mr. Lowery is the owner of two franchises. We paid servicing fees to these franchises totaling $7.4 million, $5.2 million, and $7.2 million for the years ended December 31, 2010, 2009, and 2008, respectively.

        Promissory Notes.    On September 13, 2001, SquareTwo Financial Corporation repurchased from Erma Lowery and Arthur Lowery, Mr. Lowery's mother and brother, respectively, all of their ownership interests in SquareTwo Financial Corporation in exchange for promissory notes in the aggregate principal amount of $3.2 million. These promissory notes bear interest at 8.0% per annum, call for an aggregate monthly payment of less than $0.1 million, and mature on January 15, 2016, and August 15, 2021, respectively. In 2010, we paid an aggregate of $112,000 and $32,000 of interest and $200,000 and $23,000 of principal on these notes, respectively. The largest aggregate amount of principal outstanding in 2010 was $1,486,000 and $416,000, respectively, and the aggregate amount of principal outstanding at December 31, 2010 was $1,286,232 and $393,785, respectively.

Relationships with other Named Executive Officers

        Promissory Note.    Pursuant to a Promissory Note dated August 5, 2009, Paul Larkins borrowed $230,800 from CA Holding for the purpose of funding a portion of the purchase of 250 shares of Series PL Preferred Stock of CA Holding. This note is secured by a pledge of the stock purchased with the proceeds of the note. This note bears interest at 2.80% per annum, calls for an interest only payment to be made on the earlier of the payment of annual bonuses to Mr. Larkins or March 31 of each year. The current balance as of December 31, 2010 is $230,800. The note matures upon the earliest to occur of a Qualified IPO, a Change in Control (each term as defined in the CA Holding Sixth Amended and Restated Certificate of Incorporation) or January 1, 2018.

        Promissory Note.    Pursuant to a Promissory Note dated January 9, 2007 in the amount of $150,000, and amended April 15, 2009 to a balance of $151,530, Thomas Good borrowed funds from CA Holding, for the purpose of funding the purchase of 1,000 shares of Voting Common stock and 1,000 shares of Series A-1 Preferred Stock. The note is secured by a pledge of the stock purchased with the proceeds of the note. This note, as amended on January 9, 2011 and April 15, 2009, bears interest at 0.32% per annum, and calls for repayment of both principal and interest on January 9, 2014.

        Employment Agreement with Paul A. Larkins.    Effective as of April 6, 2009, the Company and Paul A. Larkins entered into an Executive Employment Agreement pursuant to which Mr. Larkins agreed to serve as the President of the Company. The term of the Executive Employment Agreement is three years together with a series of automatic one year extensions subject to the right of either party to deliver a notice of intent to not renew at least thirty days prior to the expiration of the term of employment and also to certain rights to discharge Mr. Larkins for cause. The Executive Employment Agreement provides for a base salary of $500,000 together with an incentive compensation bonus in an amount with a targeted bonus of 100% if certain projected Adjusted EBITDA milestones are met, and/or other tangible financial metrics and management bonus objectives to be established periodically by the Compensation Committee are met. In addition to the salary and incentive bonus, the Executive Employment Agreement required the payment of a $50,000 signing bonus.

        The Executive Employment Agreement requires Mr. Larkins to, with certain minor exceptions, devote his full time to the Company. In addition, the Executive Employment Agreement provides for a confidentiality agreement and a one year non-compete and non-solicitation agreement which expires one year following Mr. Larkins termination as an employee.

        The Executive Employment Agreement contains certain severance provisions which are described in this Compensation Discussion and Analysis section under the heading Severance Agreement.

        Employment Agreement with L. Heath Sampson.    Effective as of August 3, 2009, the Company and L. Heath Sampson entered into an Executive Employment Agreement pursuant to which Mr. Sampson agreed to serve as the Chief Financial Officer of the Company. The term of the Executive Employment Agreement is three years together with a series of automatic one year extensions subject to the right of either party to deliver a notice of intent to not renew at least thirty days prior to the expiration of the term of employment and also to certain rights to discharge Mr. Sampson for cause. For 2010, the Executive Employment Agreement provided for a base salary of $300,000.

        The Executive Employment Agreement requires Mr. Sampson to, with certain minor exceptions, devote his full time to the Company. In addition, the Executive Employment Agreement provides for a confidentiality agreement and a one year non-compete and non-solicitation agreement, which expires one year following Mr. Sampson termination as an employee.

        The Executive Employment Agreement contains certain severance provisions which are described in this Compensation Discussion and Analysis section under the heading Severance Agreement.

        Employment Agreement with Brian W. Tuite.    Effective as of July 29, 2009, the Company and Brian Tuite entered into an Executive Employment Agreement pursuant to which Mr. Tuite agreed to serve as the Chief Business Development Officer of the Company. The term of the Executive Employment Agreement is three years together with a series of automatic one year extensions subject to the right of either party to deliver a notice of intent to not renew at least thirty days prior to the expiration of the term of employment and also to certain rights to discharge Mr. Tuite for cause. For 2010, the Executive Employment Agreement provides for a base salary of $250,000.

        The Executive Employment Agreement requires Mr. Tuite to, with certain minor exceptions, devote his full time to the Company. In addition, the Executive Employment Agreement provides for a confidentiality agreement and a one year non-compete and non-solicitation agreement which expires one year following Mr. Tuite termination as an employee.

        The Executive Employment Agreement contains certain severance provisions which are described in this Compensation Discussion and Analysis section under the heading Severance Agreement.

Tax Sharing Agreement

        We have entered into a tax sharing agreement with CA Holding that provides for mandatory quarterly tax distributions to CA Holding. With respect to each fiscal quarter, the tax sharing agreement requires us to distribute to CA Holding an amount of cash equal to the amount of taxable income allocable to us in respect of such fiscal quarter multiplied by the combined maximum federal, state and local income tax rate to be applied with respect to such taxable income to which we may be subject. In addition, under the tax sharing agreement, we file tax returns as part of the CA Holding consolidated tax group (in jurisdictions where this filing position is available), and therefore, any tax attributes, including certain net operating losses resulting from CA Holding's disposition of substantially all of the assets of Impulse Marketing Group, LLC in December 2008, may be available to offset our taxable income.

 DESCRIPTION OF OTHER INDEBTEDNESS

Senior Revolving Credit Facility

Overview

        On April 7, 2010, SquareTwo Financial Corporation and its direct parent, CA Holding, and certain of SquareTwo Financial Corporation's subsidiaries (collectively referred to herein as the "Loan Parties"), entered into the senior revolving credit facility and related security and other agreements for a senior secured revolving credit facility with GMAC Commercial Finance LLC, as agent (the "Agent"), and the lenders party thereto (the "Lenders").

        The senior revolving credit facility provides senior secured financing commitments of up to $185.0 million (as such amount may be adjusted with increased commitments of up to $15.0 million from any lenders willing to provide such increased commitments, the "Maximum Revolver Amount"), with the amount of such commitments available for borrowing at any time equal to the lesser of (i) the Maximum Revolver Amount minus the undrawn amount of outstanding letters of credit and outstanding swingline loans or (ii) the borrowing base minus the undrawn amount of outstanding letters of credit and outstanding swingline loans. All increases in commitments are subject to customary conditions precedent, but do not require the approval of any lenders to the facility that do not elect to increase their commitments. The borrowing base will be determined according to a borrowing base calculation equal to the lesser of (a) 30% of Estimated Remaining Proceeds of Eligible Asset Pools (as such terms are defined in senior revolving credit facility) and (b) the Adjusted EBITDA (as defined in the senior revolving credit facility) of the Loan Parties for the applicable trailing twelve month period and less, in each case, such reserves as the Agent in its reasonable credit judgment may from time to time elect to establish. The senior revolving credit facility includes sub-limits for borrowings in Canadian dollars, the issuance of letters of credit in U.S. and Canadian dollars and swingline loans.

Interest Rate and Fees

        Borrowings in U.S. Dollars under the senior revolving credit facility bear interest at a rate equal to, at the option of the borrowers, either (a) a base rate determined by reference to the highest of (1) the rate of interest published by the Board of Governors of the Federal Reserve System as the "Bank Prime Loan" rate, (2) the federal funds rate plus 1/2 of 1%, and (3) the LIBOR rate published by the British Bankers' Association that appears on the Telerate Page 3750 for an interest period of one month commencing on such date plus 1%, and in any case, the base rate shall never be lower than 3.00%, or (b) a LIBOR rate equal to the greater of (1) 2.00% and (2) the offered rate for deposits in U.S. Dollars in an amount comparable to the amount of the applicable loan in the London interbank market for the relevant interest period (which may be one, two, three, six, nine or 12 months, subject to Lender availability) which is published by the British Bankers' Association that appears on the Telerate Page 3750 divided by a number equal to one minus the maximum reserve percentages for Eurocurrency funding which are required to be maintained by any Lender by the Board of Governors of the Federal Reserve System, in each case plus a margin of 4.00% in the case of base rate borrowings and 5.00% in the case of LIBOR rate borrowings. Borrowings in Canadian dollars under the senior revolving credit facility bear interest at the rate set forth in the senior revolving credit facility.

        We are also required to pay an unused line fee under the senior revolving credit facility of 0.75% or 0.50% per annum in respect of any unutilized commitments, depending on the utilization of the facility. The borrowers paid an initial commitment and arrangement fee and must also pay customary letter of credit fees and agency fees.

Mandatory Repayments

        If at any time the aggregate amount of outstanding loans and the undrawn amount of outstanding letters of credit under the senior revolving credit facility exceeds the borrowing base, then the borrowers will be required to prepay outstanding loans in an aggregate amount equal to such excess, with no reduction of the amount of commitments under the facility.

Voluntary Repayments

        The borrowers may voluntarily repay a portion of outstanding loans at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans or Canadian BA rate loans and subject to certain other limitations. The borrowers may terminate the commitments in whole or in part at any time, subject to certain notice requirements, without premium or penalty.

Amortization and Final Maturity

        There is no scheduled amortization under the senior revolving credit facility. The principal amount of the borrowings outstanding under the senior revolving credit facility will be due and payable in full at maturity, April 6, 2014.

Guarantees and Security

        All obligations under the senior revolving credit facility are unconditionally guaranteed by CA Holding and certain of SquareTwo Financial Corporation's existing and future subsidiaries (collectively referred to herein as the "guarantors").

        All obligations under the senior revolving credit facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by a first priority security interest in substantially all of the assets of the Borrowers and the guarantors including:

  •
  accounts receivable, documents, equipment, fixtures, general intangibles, inventory, cash and currency, deposit accounts, investment property, instruments and other personal property of whatever type or description and certain related assets and proceeds of the foregoing; and

  •
  100% of the capital stock of each of the Borrowers and guarantors (other than CA Holding) and certain of the capital stock held by them.

        The guarantors that are Canadian subsidiaries only guarantee the obligations of the Canadian Borrower, Preferred Credit Resources Limited, and the assets of the Canadian guarantors only secure the Canadian obligations, while the domestic subsidiaries guarantee, and their assets secure, all obligations.

Certain Covenants and Events of Default

        The senior revolving credit facility contains a number of covenants that, among other things and subject to certain exceptions, restricts the ability of the Borrowers and the guarantors, and the ability of their subsidiaries, to:

  •
  incur additional indebtedness;

  •
  pay dividends on their capital stock or redeem, repurchase or retire capital stock or indebtedness;

  •
  make investments, loans, advances and acquisitions;

  •
  create restrictions on the payment of dividends or other amounts to the Borrowers and guarantors from their subsidiaries;

  •
  engage in transactions with affiliates;

  •
  sell assets, including capital stock of their subsidiaries;

  •
  consolidate or merge; and

  •
  create liens.

The senior revolving credit facility contains three financial covenants: (i) minimum Adjusted EBITDA on a rolling four fiscal quarter basis; (ii) an annual capital expenditure limit; and (iii) an annual limit for rent expenses under operating leases.

        The senior revolving credit facility also contains certain customary affirmative covenants and events of default.

Capital Leases

        We have entered into various lease transactions with various lenders, for software and computer equipment in connection with the development of our eAGLE platform. These agreements require us to make average monthly payments of $0.1 million through January 2012. We had outstanding capital lease obligations relating to computer equipment of $1.0 million and software agreements of $0.3 million as of December 31, 2010.

Related Party Loans

        During the year ended December 31, 2001, we entered into two promissory notes with two individuals related to our Chairman of the Board, P. Scott Lowery. The notes were issued to repurchase common stock of SquareTwo Financial Corporation held by these related parties. These notes bear interest at a fixed rate of 8.0% and require us to make monthly principal and interest payments of less than $0.1 million. As of September 30, 2010, these notes had outstanding balances of $1.3 million and $0.4 million, respectively. The notes mature on January 15, 2016, and August 15, 2021, respectively.

THE EXCHANGE OFFER

General

        We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (which together constitute the exchange offer), to exchange up to $290.0 million aggregate principal amount of our 11.625% Senior Second Lien Notes due 2017 (CUSIP Nos. 85224C AA2 and U85224 AA8), which we refer to in this prospectus as the outstanding notes, for a like aggregate principal amount of our 11.625% Senior Second Lien Notes due 2017, which we refer to in this prospectus as the exchange notes, properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange offer is being made with respect to all of the outstanding notes.

        As of the date of this prospectus, $290.0 million aggregate principal amount of the outstanding notes is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about                                    , 2011 to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "—Conditions to the Exchange Offer" below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose of the Exchange Offer

        In connection with our sale of the outstanding notes on April 7, 2010, we, the guarantors, and Banc of America Securities LLC, as Representative of the initial purchasers, entered into a registration rights agreement, in which we and the guarantors agreed to use our commercially reasonable efforts to (i) cause to be filed a registration statement on the appropriate form under the Securities Act relating to an offer to exchange the outstanding notes for the exchange notes, (ii) cause the registration statement to be declared effective by the SEC, (iii) in connection with the foregoing, (A) file all pre-effective amendments to such registration statement as may be necessary to cause such registration statement to become effective, (B) if applicable, file a post-effective amendment to such registration statement pursuant to Rule 430A under the Securities Act and (C) cause all necessary filings in connection with the registration and qualification of the exchange notes to be made under the state securities or blue sky laws of such jurisdictions as are necessary to permit the consummation of the exchange offer, and (iv) upon effectiveness of the registration statement, commence the exchange offer. The registration rights agreement further provides that we shall keep the exchange offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the exchange offer, but in any case not less than 20 business days after the date notice of the exchange offer is mailed to holders of the outstanding notes. We and the guarantors agreed to use our commercially reasonable efforts to consummate the exchange offer within 365 days after the issue date of the outstanding notes (which date is April 7, 2011).

        Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the exchange notes will terminate.

        To participate in the exchange offer, a holder must represent to us, among other things, that:

  •
  any exchange notes to be received by the holder will be acquired in the ordinary course of the holder's business;

  •
  the holder is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes; and

  •
  the holder is not an "affiliate" (within the meaning of Rule 405 under Securities Act) of us.

        Within 60 days of the occurrence of any of the circumstances outlined below (but not prior to the date that is 365 days following the issue date of the outstanding notes), we and the guarantors have agreed to file a shelf registration statement with the SEC to cover the resale of the outstanding notes by the holders thereof. We and the guarantors have further agreed that we will use commercially reasonable efforts to cause the SEC to declare such a shelf registration statement effective within 120 days of the occurrence of such an event. These circumstances include:

  •
  the exchange offer is not permitted by applicable law or SEC policy;

  •
  the exchange offer is not consummated within 365 days after the issue date of the outstanding notes;

  •
  any holder of outstanding notes notifies us within 30 days following consummation of the exchange offer (i) that it is prohibited by law or SEC policy from participating in the exchange offer, (ii) that it may not resell to the public the exchange notes acquired by it in the exchange offer without delivering a prospectus (other than by reason of such holder's status as our affiliate), and the prospectus contained in this registration statement is not appropriate or available for such resales, or (iii) that it is a broker- dealer and owns outstanding notes acquired directly from us or our affiliate.

Resale of Exchange Notes

        Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

  •
  acquired the exchange notes other than in the ordinary course of the holder's business;

  •
  the holder has an arrangement with any person to engage in the distribution of exchange notes;

  •
  is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act; or

  •
  is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

  •
  cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC's letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

 Terms of the Exchange Offer

        This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below, for exchange notes. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                                    , 2011, or such later date and time to which we, in our sole discretion, extend the exchange offer.

        The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that:

  •
  the exchange notes will have been registered under the Securities Act and will not bear any legend restricting their transfer;

  •
  the exchange notes bear a different CUSIP number than the outstanding notes;

  •
  the exchange notes are not entitled to certain registration rights that are applicable to the outstanding notes under the registration rights agreement; and

  •
  certain special interest rate provisions are no longer applicable.

        The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, the outstanding notes and the exchange notes will be treated as a single class of debt securities under the indenture.

        We will issue $2,000 principal amount of exchange notes in exchange for each $2,000 principal amount of outstanding notes surrendered under the exchange offer, and we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes in excess of $2,000 surrendered under the exchange offer. Outstanding notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, or Securities Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders have under the indenture relating to the outstanding notes and the registration rights agreement, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

        We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice thereof to U.S. Bank, National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "—Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "—Fees and Expenses."

 Expiration Date; Extensions; Amendments

        The expiration date shall be 5:00 p.m., New York City time, on                                    , 2011, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any outstanding notes due to an extension of the exchange offer;

  •
  if any condition set forth below under "—Conditions to the Exchange Offer" has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; or

  •
  under the terms of the registration rights agreement, to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any extension, delay, non-acceptance, termination or amendment, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency, which may be an agency controlled by us. Notwithstanding the foregoing, in the event of a material change in the exchange offer, including our waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

        During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

Procedures for Tendering

        Only a holder of outstanding notes may tender outstanding notes in the exchange offer. Except as set forth under the heading "—Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date.

        In addition:

  •
  certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

  •
  a timely confirmation of a book-entry transfer, which we refer to as a book-entry confirmation, of the outstanding notes, if that procedure is available, into the exchange agent's account at The Depository Trust Company, which we refer to as the book-entry transfer facility or DTC, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under the heading "—Exchange Agent" prior to the expiration date.

        Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. You may request that your brokers, dealers, commercial banks, trust companies or nominees effect these transactions for you.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the outstanding notes.

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date, unless the exchange offer is extended.

        In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under the heading "—Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account at the book-entry transfer facility in accordance with that book-entry transfer facility's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under the heading "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        DTC's Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

 Guaranteed Delivery Procedures

        Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the accompanying letter of transmittal or any other available required documents to the exchange agent or comply with the applicable procedures under ATOP prior to the expiration date may tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or "NYSE," trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the properly completed and executed letter of transmittal, or facsimile thereof, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation and all other documents required by the accompanying letter of transmittal, within three NYSE trading days after the expiration date.

Withdrawal Rights

        Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal of a tender of outstanding notes to be effective, a written or, for DTC participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under the heading "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the outstanding notes to be withdrawn, whom we refer to as the depositor;

  •
  identify the outstanding notes to be withdrawn and principal amount of such outstanding notes and where certificates for outstanding notes have been transmitted, specify the name in which outstanding notes were registered, if different from that of the withdrawing holder;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

        If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility.

        All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under the heading "—Procedures for Tendering" at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of this exchange offer, we are not required to accept the outstanding notes in the exchange offer or to issue the exchange notes, and we may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer (x) that acceptance or issuance would violate any applicable law or any interpretations of the staff of the SEC, or (y) there is an action or proceeding instituted or threatened in any court or by any governmental agency that in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

  •
  the representations described under "—Purpose of the Exchange Offer," "—Procedures for Tendering" and "Plan of Distribution"; and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the exchange notes under the Securities Act.

        The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of such rights, and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any outstanding notes, if at the time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

        U.S. Bank National Association, has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Overnight Courier or Regular Mail:	By Hand Delivery:
U.S. Bank National Association	U.S. Bank National Association	U.S. Bank National Association
Corporate Trust Services	Corporate Trust Services	Corporate Trust Services
950 17th Street	950 17th Street	950 17th Street
Denver, CO 80202	Denver, CO 80202	Denver, CO 80202
Attn: SquareTwo Administrator	Attn: SquareTwo Administrator	Attn: SquareTwo Administrator

By Facsimile: (Eligible Institutions Only) (303) 585-6865

For Information or Confirmation by Telephone: (303) 585-4591

        Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand, or by overnight delivery service.

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter or transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

 Fees and Expenses

        We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $750,000. They include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and Trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer or substitute outstanding notes not tendered or exchanged are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

        Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

        Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of the outstanding notes:

  •
  as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes under the exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

        In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes:

  •
  cannot rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will expense the costs of the exchange offer as incurred.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the words "Company," "we," "our" and "us" refer only to SquareTwo Financial Corporation and not to the Parent Company or any subsidiaries of the Company. When we refer to "notes," we are referring both to any outstanding notes that are not exchanged and to the exchange notes.

        The outstanding notes were, and the exchange notes will be, issued under an indenture dated April 7, 2010 among the Company, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"), which we refer to as the "Indenture". The following description is a summary of the material provisions of the Indenture and certain provisions of the Intercreditor Agreement and the Security Agreement. It does not restate those provisions in their entirety, and you should refer to those documents for a complete description of the Company's obligations and your rights. You may obtain a copy of the Indenture, the Intercreditor Agreement and the Security Agreement from us.

        The terms of the exchange notes are identical in all material respects to the outstanding notes except that:

  •
  the exchange notes will have been registered under the Securities Act and will not bear any legend restricting their transfer;

  •
  the exchange notes bear a different CUSIP number than the outstanding notes;

  •
  the exchange notes are not entitled to certain registration rights that are applicable to the outstanding notes under the registration rights agreement; and

  •
  certain special interest rate provisions are no longer applicable.

Outstanding notes that remain outstanding after the exchange offer will be treated, together with the exchange notes, as a single class of securities under the Indenture. When we refer to "notes," we are referring both to any outstanding notes that are not exchanged and to the exchange notes.

Brief Description of the Notes and the Guarantees

The Notes

        The notes:

  •
  are general senior secured obligations of the Company;

  •
  are effectively junior to the Company's obligations that are either (i) secured by Liens on the Collateral senior or prior to the Second Priority Liens, including indebtedness under the Credit Agreement, or (ii) secured by assets that are not part of the Collateral that is securing the notes, in each case to the extent of the value of the collateral securing such obligations;

  •
  are effectively senior to the Company's existing and future unsecured obligations to the extent of the value of the Collateral securing the notes, after giving effect to First Priority Liens on the Collateral and Permitted Liens;

  •
  are senior in right of payment to all existing and future obligations of the Company that are expressly subordinated to the notes;

  •
  are structurally junior to any existing and future obligations of any non-Guarantor Subsidiaries; and

  •
  are unconditionally guaranteed, jointly and severally, on a general senior secured basis by each Guarantor.

        The notes and the Obligations under the Indenture are secured by second- priority security interests in the Collateral (subject as to priority and otherwise to certain exceptions and Permitted Liens). As a result, the notes and the Obligations under the Indenture are effectively (a) junior to any Indebtedness of the Company and the Guarantors which either is (i) secured by the First Priority Liens or (ii) secured by assets which are not part of the Collateral securing the notes, in each case, to the extent of the value of such assets, and (b) equal in rank with any Permitted Additional Pari Passu Obligations. The Indebtedness under the Credit Agreement is secured by a first- priority security interest in the Collateral as well as by a security interest in the assets of our parent company, CA Holding, which assets will not secure the notes. Accordingly, while the notes rank equally in right of payment with the Indebtedness under the Credit Agreement and all other liabilities not expressly subordinated by their terms to the notes, the notes are effectively subordinated to the Indebtedness outstanding under the Credit Agreement, to the extent of the value of the Collateral.

The Note Guarantees

        The notes are unconditionally guaranteed on a general secured basis, jointly and severally, by each of our existing and future Domestic Restricted Subsidiaries (other than Collect Air).

        The Guarantees of the notes:

  •
  are general senior obligations of each Guarantor;

  •
  are effectively junior to each Guarantor's obligations that are either (i) secured by Liens on the Collateral senior or prior to the Second Priority Liens, including the First Priority Liens securing obligations of the Guarantors under the Credit Agreement, and certain Permitted Liens, or (ii) secured by assets that are not part of the Collateral that is securing the notes, in each case to the extent of the value of the collateral securing such obligations;

  •
  are effectively senior to each Guarantor's existing and future unsecured obligations to the extent of the value of the Collateral securing the notes, after giving effect to First Priority Liens on the Collateral and Permitted Liens; and

  •
  are senior in right of payment to all existing and future obligations of each Guarantor that are expressly subordinated to the notes.

        As of December 31, 2010:

  •
  except for the obligations under the Credit Agreement described below, the Company had approximately $290.0 million of senior indebtedness which consisted exclusively of the notes since the Company has no permitted Pari Passu Obligations;

  •
  the Company had approximately $111.3 million of indebtedness secured on a first lien basis under the Credit Agreement to which the notes and the Note Guarantees have been effectively subordinated to the extent of the value of the Collateral, and had additional commitments available to them of approximately $57.6 million under the Credit Agreement; and

  •
  the Company had approximately $4.1 million of indebtedness under capital leases and other obligations to which the notes and the Note Guarantees have been effectively subordinated to the extent of the value of the assets collateralizing such obligations.

  Although the Indenture will limit the amount of Indebtedness that the Company may incur, such Indebtedness may be substantial. See "—Certain Covenants—Incurrence of Indebtedness."

        As of the Issue Date, all of our Subsidiaries were Restricted Subsidiaries. However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the notes. Claims of creditors of non-guarantor Subsidiaries, including trade creditors of those subsidiaries, will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company and the Guarantors, including Holders of the notes.

        Upon any release of a Guarantor from its Note Guarantee, such Guarantor will also be automatically and unconditionally released from its obligations under the Security Documents.

Principal, Maturity and Interest

        We issued the outstanding notes initially with a maximum aggregate principal amount of $290.0 million in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on April 1, 2017.

        Subject to our compliance with the covenants described under the captions "—Certain Covenants—Incurrence of Indebtedness" and "—Certain Covenants—Liens" we may, without the consent of the Holders, issue more notes under the Indenture on the same terms and conditions as the outstanding notes in an unlimited principal amount (the "additional notes"). Any such additional notes that are actually issued will be treated as issued and outstanding notes (and as the same class as the outstanding notes and the exchange notes) for all purposes of the Indenture and this "Description of Exchange Notes" unless the context indicates otherwise.

        Interest on the notes accrues at the rate of 11.625% per annum and is payable semiannually in arrears on each April 1 and October 1, commencing on October 1, 2010. We will make each interest payment to the Holders of record of the notes on the immediately preceding March 15 and September 15.

        Interest on the outstanding notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest on the exchange notes will accrue from the last date on which interest was paid on the outstanding notes exchanged therefore, or, if no interest has been paid, from the date of issuance of such outstanding notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional Interest may accrue on the outstanding notes in certain circumstances pursuant to the Registration Rights Agreement.

Note Guarantees; Restrictions on Guarantors

        The Guarantors, will jointly and severally guarantee our obligations under the notes. The notes will be guaranteed in the future by each new Domestic Subsidiary that provides a Guarantee under the Credit Agreement, provided that such Subsidiary is not prohibited by law from guaranteeing the notes.

        The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent such Note Guarantee from constituting a fraudulent conveyance under applicable law. This provision may not be effective to protect the Note Guarantees from being voided under fraudulent transfer law, or may eliminate the Guarantors' obligations or reduce such obligations to an amount that effectively makes the Note Guarantee worthless. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

        Except in a transaction as a result of which a Guarantor would be released from its Note Guarantee as provided in the Indenture and described below, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or a Guarantor) unless:

          (1)   either: (a) such Guarantor is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any political subdivision thereof, any state thereof or the District of Columbia or the jurisdiction in which such Guarantor is organized and under the laws of which it is existing;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than such Guarantor), or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Guarantor under the Note Guarantees and the Indenture, as applicable, pursuant to agreements reasonably satisfactory to the Trustee; and

          (3)   immediately after such transaction no Default or Event of Default exists.

        The Note Guarantee of a Guarantor will be automatically and unconditionally released:

          (1)   in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), if the Net Proceeds of that sale or other disposition are applied in accordance with the applicable provisions of the Indenture;

          (2)   in connection with any sale of all of the Capital Stock of a Guarantor, if the Net Proceeds of that sale are applied in accordance with the applicable provisions of the Indenture;

          (3)   upon the designation of such Guarantor as an Unrestricted Subsidiary in compliance with the provisions described under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries"; or

          (4)   in connection with a legal defeasance or covenant defeasance of the Indenture or upon satisfaction and discharge of the Indenture.

For further discussion, please see "—Repurchase at the Option of Holders—Asset Sales."

Security

General

        The notes and the Company's Obligations under the Indenture are secured by Second Priority Liens granted by the Company and each existing and future Guarantor on substantially all of the assets of Company and such Guarantor (whether now owned or hereafter arising or acquired), subject to certain exceptions, Permitted Liens and encumbrances described in the Indenture and the Security Documents.

        In the Security Documents, the Parent Company pledges the stock of the Company and the Company and the Guarantors, subject to certain exceptions, grant security interests in (collectively, excluding the Excluded Property, the "Collateral"):

          (a)   all present and future shares of Capital Stock of (or other ownership or profit interests in) each of the Company's present and future direct and indirect subsidiaries held by the Company or a Guarantor;

          (b)   all of the present and future property and assets of the Company and each Guarantor, including, but not limited to, accounts, chattel paper, commercial tort claims, deposit accounts, equipment, fixtures, goods, instruments, inventory, investment property, letter of credit rights and supporting obligations, cash and cash equivalents, and personal property; and

          (c)   all proceeds and products of the property and assets described in clauses (a) and (b) above.

        The Indenture and the Security Documents will exclude certain property from the Collateral (the "Excluded Property"), including:

          (a)   any Voting Stock of any Foreign Subsidiary that is owned directly by the Company or any Guarantor in excess of sixty-five (65%) percent of all of the issued and outstanding Voting Stock of such Foreign Subsidiary;

          (b)   any Capital Stock of any Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Exchange Act, due to the fact that such Subsidiary's Capital Stock secures the notes or Note Guarantees, to file separate financial statements with the Commission (or any other governmental agency);

          (c)   other than with respect to certain accounts, any property to the extent that such grant of a security interest is (x) prohibited by any requirements of any law, rule or regulation of a governmental authority, or requires a consent not obtained of any governmental authority pursuant to such requirement or (y) prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property; provided, that the exclusions set forth in clauses (x) and (y) above shall not apply to accounts, payment intangibles or to any other category of Collateral to the extent such requirements of law, rule or regulation or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law;

          (d)   deposit accounts which consist of trust funds collected on behalf of third parties;

          (e)   any "intent to use" trademark applications for which a statement of use has not been filed (but only until such statement is filed);

          (f)    any assets encumbered by the Cargill Liens as of the Issue Date;

          (g)   any real property to the extent not required to be subject to a Lien under the Credit Agreement or any other Credit Facilities; and

          (h)   the Company's Capital Stock of Collect Air.

        The Company was required to perfect on the Issue Date the security interests in the Collateral to the extent they could be perfected by the filing of UCC-1 financing statements or the delivery of certificates representing Capital Stock or notes representing intercompany debt.

        Subject to the foregoing, if property that is intended to be Collateral is acquired by the Company or a Guarantor (including property of a Person that becomes a new Guarantor) that is not automatically subject to a perfected security interest under the Security Documents, then the Company or such Guarantor will provide a Second Priority Lien over such property (or, in the case of a new Guarantor, such of its property) in favor of the Collateral Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by the Indenture or the Security Documents.

        As set out in more detail below, upon an enforcement event or Insolvency or Liquidation Proceeding, proceeds from the Collateral will be applied first to satisfy First Lien Obligations and then ratably to satisfy obligations under the notes and any Permitted Additional Pari Passu Obligations. In addition, the Indenture will permit the Company and the Guarantors to create additional Liens under specified circumstances. See the definition of "Permitted Liens."

        The Collateral is pledged to (1) the administrative agent under the Credit Agreement (together with any successor, the "First Lien Agent"), on a first- priority basis, for the benefit of the First Lien Secured Parties to secure the First Lien Obligations and (2) the Collateral Agent, on a second-priority basis, for the benefit of the Trustee and the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations to secure the Second Lien Obligations. The Second Lien Obligations will constitute claims separate and apart from (and of a different class from) the First Lien Obligations. The Second Priority Liens will be junior and subordinate to the First Priority Liens.

Control over Collateral and Enforcement of Liens

        The Security Documents provide that, prior to the Discharge of First Lien Obligations, the First Lien Agent will have the sole power to exercise remedies against the Collateral (subject to the right of the Collateral Agent and the holders of Second Lien Obligations to take limited protective measures with respect to the Second Priority Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Collateral.

        Proceeds realized by the First Lien Agent or the Collateral Agent from the Collateral (including proceeds of Collateral in an Insolvency or Liquidation Proceeding) will be applied:

  •
  first, to amounts owing to the First Lien Agent in its capacity as such under the First Lien Credit Documents;

  •
  second, to amounts owing to the holders of the First Lien Obligations until the Discharge of First Lien Obligations;

  •
  third, to amounts owing to the Collateral Agent in its capacity as such in accordance with the terms of the Security Documents and to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture;

  •
  fourth, to amounts owing to any representative for Permitted Additional Pari Passu Obligations in its capacity as such in accordance with the terms of such Permitted Additional Pari Passu Obligations;

  •
  fifth, ratably to amounts owing to the holders of Second Lien Obligations in accordance with the terms of the Security Documents and the Indenture; and

  •
  sixth, to the Company and/or other Persons entitled thereto.

        The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the Collateral at such time and the timing and the manner of the sale. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, our ability to implement our business strategy, the ability to sell the Collateral in an orderly sale, general economic conditions, legal and regulatory conditions, the availability of buyers, the financing available to potential purchasers of our assets and other similar factors. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Likewise, there can be no assurance that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay our obligations under the notes.

        In addition, the fact that the First Lien Obligation holders will receive proceeds from enforcement of the Collateral before Holders of the notes, that other Persons may have first-priority Liens in respect of Collateral subject to Permitted Liens and that the Second Priority Lien held by the Collateral Agent will secure any Permitted Additional Pari Passu Obligations in addition to the Obligations under the notes and the Indenture could have a material adverse effect on the amount that Holders of the notes would receive upon a sale or other disposition of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the notes. In addition, in the event of a bankruptcy, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

        If the proceeds from a sale or other disposition of the Collateral were not sufficient to repay all amounts due on the notes, the Holders of the notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Company and the Guarantors.

        To the extent that Liens (including Permitted Liens), rights or easements granted to third parties encumber assets located on property owned by the Company or the Guarantors, including the Collateral, such third parties may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the Collateral Agent, the Trustee or the Holders of the notes to realize or foreclose on Collateral.

Certain Bankruptcy Limitations

        The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by bankruptcy law if a bankruptcy case were to be commenced by or against the Company or any Guarantor prior to the Collateral Agent's having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the "Bankruptcy Code"), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security without bankruptcy court approval.

        In view of the broad equitable powers of a U.S. bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at any time during a bankruptcy case or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. The Bankruptcy Code permits only the payment and/or accrual of post-petition interest, costs and attorneys' fees to a secured creditor during a debtor's bankruptcy case to the extent the value of such creditor's interest in the collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the collateral.

        Furthermore, in the event a bankruptcy court determines that the value of the Collateral is not sufficient to repay all amounts due on the notes, the Holders of the notes would hold secured claims only to the extent of the value of the Collateral to which the Holders of the notes are entitled, and unsecured claims with respect to such shortfall.

Release of Liens

        The Security Documents and the Indenture provide that the Second Priority Liens securing the Note Guarantee of any Guarantor will be automatically released when such Guarantor's Note Guarantee is released in accordance with the terms of the Indenture. In addition, the Second Priority Liens securing the Obligations under the notes and the Indenture will be released (a) in whole, upon a legal defeasance or a covenant defeasance of the notes as set forth below under "—Legal Defeasance and Covenant Defeasance," (b) in whole, upon satisfaction and discharge of the Indenture, (c), in whole, upon payment in full of principal, interest and all other Obligations on the notes issued under the Indenture, (d) in whole or in part, as described under "—Amendment, Supplement and Waiver" below, and (e) in part, as to any asset constituting Collateral (A) that is sold or otherwise disposed of by the Company or any of the Guarantors in a transaction permitted by "—Certain

Covenants—Limitation on Asset Sales" and by the Security Documents (to the extent of the interest sold or disposed of) or otherwise permitted by the Indenture and the Security Documents, if all other Liens on that asset securing the First Lien Obligations and any Permitted Additional Pari Passu Obligations then secured by that asset are released; (B) that is cash withdrawn from deposit accounts for any purpose not prohibited under the Indenture or the Security Documents; (C) that is Capital Stock of a Subsidiary of the Company to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act, due to the fact that such Subsidiary's Capital Stock secures the notes or Note Guarantees, to file separate financial statements with the Commission (or any other governmental agency); (D) that is used to make a Restricted Payment or Permitted Investment permitted by the Indenture; (E) that becomes Excluded Property; or (F) that is otherwise released in accordance with, and as expressly provided for in accordance with, the Indenture and the Security Documents.

        A release of the Collateral in accordance with the provisions of the Indenture and the Security Documents shall be deemed not to impair the security under the Liens on the Collateral.

        Notwithstanding anything to the contrary herein, the Company and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance of the Commission and its staff as to the meaning thereof, including "no action letters" or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the Company's business without requiring the Company to provide certificates and other documents under Section 314(d) of the Trust Indenture Act.

        If any Collateral is released in accordance with any of the Security Documents (other than as permitted by the Indenture), and if the Company or the applicable Guarantor has delivered the certificates and documents required by the Security Documents, the Trustee will determine whether it has received all documentation required by Section 314(d) of the Trust Indenture Act (to the extent applicable) in connection with such release.

Intercreditor Agreement

        The Company, the Guarantors, the Collateral Agent and the First Lien Agent entered into an intercreditor agreement (the "Intercreditor Agreement"), which establishes the second-priority status of the Second Priority Liens relative to the First Priority Liens. In addition to the provisions described above with respect to control of remedies, release of Collateral and amendments to the Security Documents, the Intercreditor Agreement also imposes certain other restrictions and agreements, including the restrictions and agreements described below.

  •
  Pursuant to the Intercreditor Agreement, the Collateral Agent, the Trustee, the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations agree that the First Lien Agent and the other First Lien Secured Parties have no fiduciary duties to them in respect of the maintenance or preservation of the Collateral. The First Lien Agent agrees in the Intercreditor Agreement to hold, until the Discharge of First Lien Obligations, certain possessory collateral also for the benefit of the Trustee, the Collateral Agent and the holders of the Second Lien Obligations. In addition, the Collateral Agent, the Trustee and the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations waive any right to assert, or request the benefit of, any marshalling or similar rights that may otherwise be available to them.

  •
  The Intercreditor Agreement provides for the right of the Collateral Agent and the holders of Second Lien Obligations to exercise rights and remedies as unsecured creditors against the Company or any Grantor, subject to certain terms, conditions, waivers and limitations as more fully set forth in the Intercreditor Agreement.

  •
  Pursuant to the Intercreditor Agreement, the Collateral Agent and the Trustee, for itself and on behalf of the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, irrevocably constitute and appoint the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as their true and lawful attorney-in-fact with full irrevocable power and authority in the place of the Trustee, Collateral Agent, Holders of the notes, holders of any Permitted Additional Pari Passu Obligations or in the First Lien Agent's own name, from time to time in the First Lien Agent's discretion, for the purpose of carrying out the terms of certain sections of the Intercreditor Agreement (including those relating to the release of the Second Priority Liens as permitted thereby, including releases upon sales due to enforcement of remedies or otherwise provided for in the Intercreditor Agreement), to take any and all appropriate action and to execute any and all releases, documents and instruments which may be necessary to accomplish the purposes of such section of the Intercreditor Agreement, including any endorsements or other instruments of transfer or release.

  •
  Notwithstanding the time, manner, order or method of grant, creation, attachment or perfection of any First Priority Liens or Second Priority Liens, the First Priority Liens will rank senior to any Second Priority Liens on the Collateral. The Collateral for the First Priority Liens, the Second Priority Liens and the Permitted Additional Pari Passu Obligations will at all times be the same; provided however, that the First Priority Liens may also be secured by the Excluded Property identified in clauses (b) and (f) of the definition thereof as well as the assets of CA Holding (in addition to the stock of the Company).

  •
  The Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Obligations agree that if they receive payments at any time from the Collateral in contravention of the Intercreditor Agreement, they will promptly turn such payments over to First Lien Obligation holders.

        In addition, if the Company or any other Grantor is subject to any Insolvency or Liquidation Proceeding, the Trustee, the Collateral Agent, the Holders and the holders of any Permitted Additional Pari Passu Obligations agree that:

  •
  they will not object to or otherwise contest (and, as necessary, will consent to) the Company's or such other Grantor's use of cash collateral if the First Lien Obligation holders consent to such usage;

  •
  if, in connection with the use of Collateral constituting cash collateral by the Company and the other Grantors or debtor-in-possession ("DIP") financing provided to the Company and the other Grantors, the First Lien Obligation holders are granted adequate protection in the form of additional collateral, then the Collateral Agent may seek or request adequate protection in the form of a replacement or additional Lien on such additional collateral and the First Lien Obligation holders will not object to such adequate protection, so long as all such replacement or additional Liens are subordinate both to the Liens securing the First Lien Obligations (and are subject to the terms of the Intercreditor Agreement) and to the Liens securing the DIP financing;

  •
  if the First Lien Obligation holders consent to a DIP financing, the Trustee and the holders of the Second Lien Obligations will be deemed to have consented to, and will not object to, such DIP financing and to the priming of their Liens in connection therewith if the Liens in favor of the First Lien Obligation holders are primed in connection with such DIP financing; provided that the aggregate principal amount of the DIP financing plus the aggregate principal amount of First Lien Obligations does not exceed the amount of Indebtedness permitted under clause (1) of the definition of "Permitted Liens" (as set forth in the Indenture as in effect on the Issue Date);

  •
  prior to the Discharge of First Lien Obligations, without the prior written consent of the First Lien Agent, they will not seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding;

  •
  they will not oppose any sale or other disposition of the Collateral consented to by the First Lien Obligation holders and shall be deemed to have consented to and released the Liens securing the Second Lien Obligations (provided that (x) the Liens securing the First Lien Obligations are simultaneously being released and (y) the net proceeds of such sale or other disposition of the Collateral are applied in accordance with the terms of the Intercreditor Agreement);

  •
  none of the Collateral Agent or any holder of any Second Lien Obligations may support any plan of reorganization in any Insolvency or Liquidation Proceeding if such plan purports to change the agreements relating to the priority of liens, application of proceeds or bankruptcy provisions set forth in the Intercreditor Agreement, unless such plan is otherwise accepted by the class of holders of the First Lien Obligations voting thereon; and

  •
  the Collateral Agent and the holders of Second Lien Obligations have agreed not to object to, oppose, support any objection, or take any other action to impede, the right of any holders of First Lien Obligations to make an election under Section 1111(b)(2) of the Bankruptcy Code and have waived any claim they may have against any holders of First Lien Obligations arising out of the election by any holder of First Lien Obligations of the application of such section.

No Impairment of the Security Interests

        Except as otherwise permitted by the Indenture, neither the Company nor any of the Guarantors will be permitted to take any action, or knowingly or negligently omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the Holders of the notes.

Further Assurances

        Subject to the limitations in the Security Documents and the limitations described above under "—General," the Security Documents and the Indenture provide that the Company and the Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts, as may be necessary or proper to evidence, perfect, maintain and enforce the Second Priority Lien on the Collateral granted to the Collateral Agent and the priority thereof, and to otherwise effectuate the provisions or purposes of the Indenture and the Security Documents.

Optional Redemption

        The notes may be redeemed, in whole or in part, at any time prior to April 1, 2014, at the option of the Company upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        On or following April 1, 2014, the Company may redeem all or a part of the notes (which includes additional notes, if any) upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on an interest payment date), if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2014	105.8%
2015	102.9%
2016 and thereafter	100.0%

        In addition, prior to April 1, 2013, the Company may at its option on any one or more occasions redeem the notes (including additional notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (including additional notes, if any) at a redemption price of 111.625% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided that:

          (1)   at least 65% of such aggregate principal amount of the notes originally issued remains outstanding immediately after the occurrence of such redemption (other than notes held directly or indirectly by CA Holding, the Company and its Subsidiaries); and

          (2)   each such redemption must occur within 90 days of the date of the closing of any such Equity Offering.

Mandatory Redemption

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Other Acquisitions of Notes

        The Company may acquire notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, in accordance with applicable securities laws, so long as the acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each Holder of notes has the right to require the Company to repurchase all or any part (equal to $2,000 or a $1,000 integral multiple thereof (provided that no note will be purchased in part if such note would have a remaining principal amount of less than $2,000)) of that Holder's notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Company will offer to pay an amount in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest thereon, if any, to, but not including, the applicable date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase such Holder's notes on the date specified in such notice (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent the provisions of any securities laws are inconsistent with the terms of the Indenture, the Company will not be deemed to have breached this covenant by complying with such laws.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3)   deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

        The Change of Control Offer is required to remain open for at least 20 business days or for such longer period as is required by law.

        The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount that is a multiple of $1,000 and at least $2,000.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer, or (ii) if at any time prior to 30 days after a Change of Control, a notice of redemption has been given pursuant to the Indenture as described above under the caption "—Optional Redemption." In addition, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer, and such Change of Control Offer is otherwise made in compliance with the provisions of this covenant.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of stockholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a "Change of Control" that would trigger a Holder's right to require the Company to make a Change of Control Offer as described above.

        The Credit Agreement prohibits the Company from repurchasing any notes pursuant to a Change of Control Offer prior to repayment in full of the obligations under the Credit Agreement. Accordingly, if a Change of Control were to occur, there can be no assurance that the Company will have sufficient assets to satisfy its obligations under the Credit Agreement or, thereafter, to purchase any of the notes. Any additional credit agreements or other agreements relating to First Lien Obligations or Permitted Additional Pari Passu Obligations to which the Company becomes a party may contain similar restrictions and provisions. Moreover, the Credit Agreement contains a "change of control" provision that is similar to the provision in the Indenture relating to a Change of Control, and the occurrence of such a "change of control" would constitute a default under the Credit Agreement. The definition of "change of control" in these other agreements may differ from the definition of "Change of Control" herein.

        If a Change of Control occurs at a time when the Company is prohibited from repurchasing the notes by the Credit Agreement or any other Credit Facility or other agreements relating to Indebtedness of the Company, the Company could seek either to repay amounts due under the Credit Agreement or such other Credit Facilities or agreements or to obtain the requisite consents of the lenders or holders under the Credit Agreement or such other Credit Facilities or agreements to commence a Change of Control Offer to repurchase the notes in accordance with the terms of the Indenture. If the Company is unable to obtain such consents and/or repay all such amounts due under the Credit Agreement or such other Credit Facilities or agreements, the Company would remain prohibited from repurchasing any notes and, as a result, the Company could not commence a Change of Control Offer to repurchase the notes within 30 days of the occurrence of the Change of Control, which would constitute an Event of Default under the Indenture. The Company's failure to commence such a Change of Control Offer would also constitute an event of default under the Credit Agreement, and may also constitute any event of default under such other Credit Facilities or agreements, which would or may, as applicable, permit the lenders thereunder or holders thereof to accelerate all of the Company's debt under the Credit Agreement or such other Credit Facilities or other agreements. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient assets to first satisfy its obligations under the Credit Agreement or such other Credit Facilities or other agreements, if accelerated, and then to repurchase all of the notes that might be delivered by Holders seeking to accept a Change of Control Offer. See "Risk Factors—We may be unable to repurchase the notes if we experience a Change of Control."

Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1)   the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets or Equity Interests issued or sold or otherwise disposed of;

          (2)   at least 75% of the Net Proceeds received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

            (a)   any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation, assignment and assumption or similar agreement that releases the Company or such Restricted Subsidiary from further liability;

            (b)   any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 180 days following the closing of such Asset Sale; and

            (c)   any combination of the foregoing.

          (3)   if such Asset Sale involves the disposition of Collateral, the Company or such Subsidiary has complied with the provisions of the Indenture and the Security Documents.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or a Restricted Subsidiary may apply such Net Proceeds:

          (1)   to be reinvested in the business of the Company or a Restricted Subsidiary, which shall include the purchase of any Replacement Assets, and to the extent that the assets that were the subject of such Asset Sale constituted Collateral, such Replacement Assets shall be required to constitute Collateral;

          (2)   to repay First Lien Obligations; or

          (3)   any combination of the foregoing.

        The amount of any such Net Proceeds, if any, not applied during such 365-day period as set forth in the immediately preceding paragraph shall constitute "Excess Proceeds."

        If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds totals at least $10.0 million, then the Company shall, not later than the 15th day of such month, make an offer to purchase all or a portion of the notes, as applicable, at 100% of their principal amount, plus accrued and unpaid interest, if any, and if applicable, (x) in the case of Net Proceeds from Collateral, to make an offer to the holders of other Permitted Additional Pari Passu Obligations and (y) in the case of any other Net Proceeds, to make an offer to the holders of other Indebtedness of the Company that ranks pari passu with the notes (the "Other Debt"), in either case (x) and (y) that by its terms requires the Company to make an offer to purchase such Permitted Additional Pari Passu Obligations or Other Debt, as applicable, upon consummation of an Asset Sale, on a pro rata basis and in an aggregate principal amount of notes and, as applicable, Permitted Additional Pari Passu Obligations or Other Debt, equal to the Excess Proceeds on such date. To the extent that any Excess Proceeds remain after consummation of such offer to purchase pursuant to this "—Asset Sales" covenant, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture, and the amount of Excess Proceeds shall be reset to zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to the preceding paragraph. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

        Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate (subject to the rules and procedures of DTC).

        No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the notes or the Note Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

          (4)   make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2)   the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which internal financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness"; and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (3), (5), (7), (8) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

            (a)   50% of the Consolidated Net Income (or, in each case such Consolidated Net Income is a deficit, minus 100% of such deficit) of the Company since the first day of the fiscal quarter in which the Issue Date occurs, plus

            (b)   the aggregate net cash proceeds received by the Company on and after the first day of the fiscal quarter in which the Issue Date occurs from the sale of Equity Interests or any Indebtedness that is convertible into or exchangeable for Capital Stock and has been so converted or exchanged, plus

            (c)   the aggregate cash and the fair market value, as determined in good faith by the board of directors of the Company, of property and marketable securities received by the Company as capital contributions on and after the first day of the fiscal quarter in which the Issue Date occurs, plus

            (d)   the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company for Capital Stock of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange), plus

            (e)   in the event of a sale or other disposition (other than of the Company or a Restricted Subsidiary) of a Restricted Investment made by the Company or its Restricted Subsidiaries or a repurchase or redemption of a Restricted Investment from the Company or its Restricted Subsidiaries or repayment of a loan or advance which constitutes a Restricted Investment by the Company or its Restricted Subsidiaries, an amount equal to the lesser of (x) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of the Company, of property and marketable securities, in each case, received on and after the first day of the fiscal quarter in which the Issue Date occurs and (y) the amount of such Restricted Investment that was treated as a Restricted Payment, in either case, less the cost of the disposition of such Investment and net of taxes, plus

            (f)    100% of the aggregate amount of cash and the fair market value, as determined in good faith by the board of directors of the Company, of property and marketable securities, in each case, received on and after the first day of the fiscal quarter in which the Issue Date occurs by means of the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary.

        The preceding provisions will not prohibit:

          (1)   the payment of any dividend on, or other distribution in respect of, any Equity Interest within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

          (2)   the repurchase, redemption, defeasance, retirement or other acquisition of any pari passu or subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company or the Parent Company;

          (3)   the redemption, repurchase, defeasance, retirement or other acquisition of pari passu or subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4)   the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

          (5)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, the Parent Company or any Restricted Subsidiary of the Company held by any employee, officer, director or consultant, or former employee, officer, director or consultant, of or to the Company, the Parent Company or any Restricted Subsidiary of the Company upon the death, disability, retirement or termination of employment or service with or to the Company, the Parent Company or any Restricted Subsidiary of the Company or pursuant to any stockholders agreement, consulting agreement, employment agreement, management equity subscription agreement, restricted stock purchase agreement, stock option agreement or any similar agreement or plan in effect as of the Issue Date or approved by the board of directors or the compensation committee of the board of directors of the Company, the Parent Company or any Restricted Subsidiary of the Company; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any calendar year;

          (6)   the making of advances and loans to Franchisees in the ordinary course of business and consistent with past practices, provided that (x) the aggregate outstanding amount of any such loans and advances to a single Franchisee does not exceed $1,250,000 at any time and (y) the aggregate amount of all outstanding loans and advances made under this clause (6) to all Franchisees does not exceed $6,000,000 at any time;

          (7)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, the Parent Company or any Restricted Subsidiary of the Company held by any current or former Franchisee or by current or former employees of any such Franchisee whose employment or Franchisee relationship has been terminated, provided that such Restricted Payments shall not exceed $2,000,000 in any calendar year or $5,000,000 in the aggregate since the Issue Date;

          (8)   the payment or retirement of any Indebtedness of the Company, the Parent Company or any Restricted Subsidiary of the type described in clause (11) of the second paragraph of the covenant described under "—Certain Covenants—Incurrence of Indebtedness.";

          (9)   payments to Astrum Financial, not to exceed $500,000 in any calendar year;

          (10) Restricted Payments not to exceed $12.5 million in the aggregate since the Issue Date; and

          (11) Permitted Payments to the Parent Company;

        provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (7), (9) or (10) above, no Default or Event of Default shall have occurred or would be continuing or would occur as a result thereof.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined conclusively by an officer of the Company, acting in good faith, if such officer's determined fair market value is less than or equal to $2,500,000. If the fair market value determined in good faith by such officer of the Company exceeds $2,500,000, the fair market value shall be determined conclusively by the board of directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee. If the fair market value is estimated in good faith by the board of directors of the Company to exceed $15,000,000, the determination shall be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing or having substantial experience in the Company's industry, which shall be delivered to the Trustee.

Incurrence of Indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt); provided, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 5.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period; provided, further, that the amount of Indebtedness (including Acquired Debt) that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the notes shall not exceed $10.0 million at any one time outstanding.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1)   the incurrence by the Company and any Restricted Subsidiary of Indebtedness under Credit Facilities (including amounts outstanding on the Issue Date); provided that the aggregate principal amount of all Indebtedness under such Credit Facilities (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (1)) permitted by this clause (1) does not exceed $215.0 million less any permanent reductions of Indebtedness thereunder actually made with the Net Proceeds of Asset Sales in accordance with clause (2) of the second paragraph of the covenant described under "—Repurchase at the Option of the Holders—Asset Sales";

          (2)   the incurrence by the Company and its Subsidiaries of Existing Indebtedness (excluding amounts outstanding under the Credit Agreement at the Issue Date);

          (3)   the incurrence by the Company and the Guarantors of Indebtedness represented by the notes and the Note Guarantees (other than additional notes);

          (4)   the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the purchase of Equity Interests of any Person owning such assets), in an aggregate principal amount (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4)) not to exceed $12.5 million at any time outstanding;

          (5)   the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (1), (2), (3), (4), (5), (8), (9) or (13) of this paragraph;

          (6)   the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or between or among such Restricted Subsidiaries; provided, that:

            (a)   if the Company or any Guarantor is the obligor on such Indebtedness and such Indebtedness is owed to or held by a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Note Guarantee of such Guarantor, in the case of a Guarantor; and

            (b)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7)   the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Indenture to be outstanding and not for speculative purposes;

          (8)   the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

          (9)   the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (other than indebtedness permitted by clauses (1) through (16) or the first paragraph of this covenant) in an aggregate principal amount (or accrued value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness, not to exceed $25.0 million;

          (10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of judgment, appeal, surety, bonds required in the course of licensure, performance and other like bonds, bankers acceptances and letters of credit provided by the Company and its Subsidiaries in the ordinary course of business and payment obligations in connection with self-insurance and similar obligations (including any similar Indebtedness incurred to refinance, retire, renew, defease, refund or otherwise replace any Indebtedness referred to in this clause (10));

          (11) Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earn-out or similar obligations, or from guarantees of letters of credit, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries, made, given or entered into in connection with the acquisition or disposition by the Company or any of its Subsidiaries of all or a portion of the Equity Interests, business or assets of the Company or any Subsidiary of the Company;

          (12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such indebtedness is extinguished within five business days of receipt of notice of such incurrence;

          (13) Acquired Debt (including Acquired Debt incurred by any Restricted Subsidiary prior to the time that such Restricted Subsidiary was acquired by the Company), provided that after giving effect to the incurrence of such Indebtedness pursuant to this clause (13) and the related acquisition transaction, either (a) the Company would have been able to incur $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (b) the Company's Fixed Charge Coverage Ratio would be greater than such ratio immediately prior to such acquisition transaction;

          (14) any Guarantee by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness or obligation by the Company or the Restricted Subsidiary incurring such Indebtedness or obligation is permitted by the Indenture;

          (15) Indebtedness of Restricted Subsidiaries that are not Guarantors in an amount outstanding at any time not to exceed $10.0 million; and

          (16) Indebtedness of Canadian Subsidiaries in an amount outstanding at any time not to exceed $20.0 million.

        For purposes of determining compliance with this "Incurrence of Indebtedness" covenant, the outstanding principal amount of any Indebtedness shall be counted only once such that (without limitation) any obligation arising under any Guarantee or with respect to letters of credit supporting such Indebtedness shall not constitute a separate incurrence, or amount outstanding, of, or additional, Indebtedness for any purposes hereunder, and if an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to divide and classify (or later reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clause or clauses or the first paragraph hereof, as the case may be, as designated by the Company; provided, that any incurrences of Indebtedness under Credit Facilities must be first applied to clause (1) above. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

        In addition, with respect to any non-U.S. dollar-denominated Indebtedness, the principal amount of any such Indebtedness will be calculated in an equivalent amount of U.S. dollars based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in the same or a different non-U.S. currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset or property now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

            (i)  pay dividends or make any other distributions or pay Indebtedness to the Company or any of the Company's Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of the Company's Restricted Subsidiaries;

           (ii)  make loans or advances to the Company or any Restricted Subsidiary; or

          (iii)  transfer any of its properties or assets to the Company or any Restricted Subsidiary.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   any agreement or instrument existing as of, or entered into on, the Issue Date, including agreements governing Existing Indebtedness and Credit Facilities and other contractual encumbrances or restrictions in each case as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the Issue Date;

          (2)   the Indenture, the Security Documents, the notes and the Note Guarantees;

          (3)   any applicable law, rule, regulation or order;

          (4)   any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any Restricted Subsidiary as in effect at the time of the Company's acquisition of such Person or Restricted Subsidiary (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreement or instrument, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements and instruments on the date of such acquisition;

          (5)   purchase money obligations for property acquired in the ordinary course of business;

          (6)   any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions, loans, advances or asset transfers by that Restricted Subsidiary pending its sale or other disposition;

          (7)   Permitted Refinancing Indebtedness; provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (8)   any agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Incurrence of Indebtedness" (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the notes than the encumbrances and restrictions contained in the Indenture (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

          (9)   Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

          (11) in the case of clause (iii) of the preceding paragraph, encumbrances or restrictions:

            (a)   that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

            (b)   existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, or

            (c)   arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; and

          (12) customary restrictions on such loans, advances or transfers contained in agreements governing Permitted Investments properly made in accordance with the provisions of the Indenture.

Merger, Consolidation, or Sale of Assets

        The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1)   either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made expressly assumes all the obligations of the Company under the notes, the Indenture and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction no Default or Event of Default exists;

          (4)   the Collateral owned by or transferred to the surviving entity shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the notes, and (c) not be subject to any Lien other than Permitted Liens;

          (5)   the property and assets of the Person which is merged or consolidated with or into the surviving entity, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the surviving entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture; and

          (6)   the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness."

        In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (6) of this "Merger, Consolidation, or Sale of Assets" covenant will not apply to a merger, consolidation, sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)   such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

          (2)   the Company delivers to the Trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the board of directors set forth in the Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors, if any; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction issued by an accounting, appraisal or investment banking firm of national standing or having substantial experience in the Company's industry.

        The following items shall not be deemed to be Affiliate Transactions and, therefor, will not be subject to the provisions of the prior paragraph:

          (1)   any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

          (2)   indemnification agreements permitted by law entered into by the Company or any of its Restricted Subsidiaries with any of its Affiliates who are directors, employees or agents of the Company or any of its Restricted Subsidiaries;

          (3)   transactions between or among the Company and/or its Restricted Subsidiaries;

          (4)   payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company;

          (5)   Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments";

          (6)   payments or loans (or cancellation of loans) to employees or consultants of the Company, the Parent Company or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the disinterested directors of the Company, the Parent Company or any Restricted Subsidiary, if any, in good faith;

          (7)   the payment of reasonable and customary compensation and fees paid to, reimbursement of expenses of, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Company, the Parent Company or any Restricted Subsidiary, in each case, in the ordinary course of business provided that any annual compensation paid to any individual in excess of $5,000,000 is approved by the Company's or the Parent Company's board of directors or compensation committee of its board of directors;

          (8)   transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing or having substantial experience in the Company's industry stating that such transaction is fair to the Company or such Restricted Subsidiary;

          (9)   any agreement, instrument or arrangement as in effect on the Issue Date, or any amendment thereto or renewal or replacement thereof (so long as any such amendment, renewal or replacement, taken as a whole is not disadvantageous to the Holders in any material respect as compared to the applicable agreement as in effect on the Issue Date as reasonably determined in good faith by the Company);

          (10) the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (10) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Holders in any material respect than the terms of the original agreement in effect on the Issue Date as reasonably determined in good faith by the Company;

          (11) so long as no Event of Default has occurred and is continuing or would result therefrom, the payment of management, consulting, monitoring and advisory fees and related expenses and termination fees pursuant to the Sponsor Management Agreement not to exceed the amounts set forth in the Sponsor Management Agreement as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the board of directors the Parent Company when taken as a whole as compared to the Sponsor Management Agreement as in effect on the Issue Date);

          (12) transactions pursuant to the Tax Sharing Agreement;

          (13) the issuance of Equity Interests of the Company (other than Equity Interests that are, or are convertible into or exercisable for Disqualified Stock);

          (14) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was in effect prior to, and was not created in contemplation of, such acquisition or merger; and

          (15) Affiliate Transactions with Franchisees who are Affiliates as long as the terms of any such Affiliate Transactions are not materially less favorable to the Company than the terms applicable to similar transactions, agreements or arrangements with Franchisees who are not Affiliates.

Additional Subsidiary Guarantees

        If after the Issue Date the Company or any Restricted Subsidiary of the Company acquires or creates another Restricted Subsidiary and such Restricted Subsidiary is a Domestic Subsidiary, that newly acquired or created Restricted Subsidiary must, unless prohibited by law from guaranteeing the notes, become a Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an opinion of counsel to the Trustee within 30 days of the date on which it was acquired or created.

        The Obligations under the notes, the Note Guarantees and the Indenture and any Permitted Additional Pari Passu Obligations of any Person that is or becomes a Guarantor after the Issue Date will be secured equally and ratably by a Second Priority Lien on the Collateral granted to the Collateral Agent for the benefit of the Holders of the notes and the holders of Permitted Additional Pari Passu Obligations. Such Guarantor will enter into a joinder agreement to the applicable Security Documents defining the terms of the security interests that secure payment and performance when due of the notes and take all actions advisable in the opinion of the Company, as set forth in an Officers' Certificate accompanied by an opinion of counsel to the Company, to cause the Second Priority Liens created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in the jurisdictions of incorporation or formation of the Company and the Guarantors.

Designation of Restricted and Unrestricted Subsidiaries

        As of the Issue Date all of the Subsidiaries of the Company will be Restricted Subsidiaries. The board of directors may designate any Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. In addition, such designation will only be permitted if such Restricted Payment would be permitted at that time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Limitations on Issuances of Guarantees of Indebtedness

        The Company will not permit any of its Domestic Restricted Subsidiaries that is not a Guarantor of the notes, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or the Parent Company unless such Domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Domestic Restricted Subsidiary to the same extent as such Guarantee of such other Indebtedness, which Guarantee shall be senior to or pari passu with such Domestic Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness.

        Notwithstanding the preceding paragraph, any Note Guarantee of the notes will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "—Note Guarantees; Restrictions on the Guarantors." The form of the Guarantee of the notes is attached as an exhibit to the Indenture.

Business Activities

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses and other activities that, taken as a whole, are immaterial to the Company and its Restricted Subsidiaries.

Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        At all times prior to the effectiveness of a registration statement filed as set forth under "Exchange offer; registration rights" below, the Company will furnish to the Trustee and, upon request, to beneficial owners of the notes, a copy of all of the following information and reports:

          (a)   within 90 days of the end of each fiscal year, annual audited financial statements for such fiscal year (along with customary comparative results) and

          (b)   within 45 days of the end of each of the first three fiscal quarters of every fiscal year, unaudited financial statements for the interim period as of, and for the period ending on, the end of such fiscal quarter (along with comparative results for the corresponding interim period in the prior year), in each case, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" with respect to the periods presented and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants (all of the information in this section entitled "Reports" to be prepared in accordance with GAAP (as in effect at such time)).

        Following the effectiveness of a registration statement filed as set forth under "Exchange offer; registration rights" below, whether or not required by the Commission, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

        In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. For purposes of the immediately preceding paragraph, the Company will be deemed to have furnished the Holders of the notes with the information and reports referred to in clauses (1) and (2) above when the same shall have been filed with the Commission and shall have been made available on the Commission's EDGAR website. The Company also shall comply with the other provisions of Trust Indenture Act § 314(a).

        The foregoing reporting obligation may be satisfied by information and reports prepared and, if applicable, filed by the Parent Company on a consolidated basis under the requirements of the Exchange Act.

Events of Default and Remedies

        Each of the following is an "Event of Default":

          (1)   default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes;

          (2)   default in payment when due of the principal of or premium, if any, on the notes;

          (3)   failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Certain Covenants—Merger, Consolidation and Sale of Assets" or to comply within 30 days after such failure to comply, with the provisions described under "—Repurchase at the Option of Holders—Asset Sales";

          (4)   failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture for 60 days (or 90 days in the case of the covenant entitled "—Reports") after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding;

          (5)   default (after giving effect to any waivers, amendments, grace periods or extensions of any maturity date) under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

            (a)   is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity; and

            (c)   in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

          (6)   failure by the Company or any of its Restricted Subsidiaries to pay final non-appealable judgments aggregating in excess of $20.0 million (not covered by insurance policies or credit-worthy third party indemnity under which the insurer or indemnifying party has not denied coverage or liability, as applicable), which judgments are not paid, waived, discharged or stayed within 60 days following entry of judgment;

          (7)   except as permitted by the Indenture, any Note Guarantee of any Restricted Subsidiary that is a Significant Subsidiary or of any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee;

          (8)   certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

          (9)   (x) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (a) any default or breach by the Company or any Guarantor in the performance of its obligations under the Security Documents or the Indenture which adversely affects in any material respect the condition or value of the Collateral or the enforceability, validity, perfection or priority of the Second Priority Liens, taken as a whole, and continuance of such default or breach for a period of 60 days after written notice thereof by the Trustee or the Holders of 25% in principal amount of the outstanding notes, or (b) any security interest created under the Security Documents or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (y) the Company or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any security interest in any Collateral is invalid or unenforceable.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

        The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Satisfaction and Discharge of the Indenture

        The Company may terminate its obligations and the obligations of the Guarantors under the notes, the Indenture, the Security Documents and the Note Guarantees when (i) either (A) all outstanding notes have been delivered to the Trustee for cancellation or (B) all such notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of (premium, if any, on) and interest to the date of deposit or Stated Maturity or date of redemption, and the Holders have a valid, perfected exclusive security interest on such deposit; (ii) the Company has paid or caused to be paid all sums then due and payable by the Company under the Indenture; and (iii) the Company has delivered an Officers' Certificate and an opinion of counsel relating to compliance with the conditions set forth in the Indenture.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance"), except for:

          (1)   the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest on such notes when such payments are due from the trust referred to below;

          (2)   the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to the Security Documents and most of the covenants under the Indenture ("Covenant Defeasance") and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (other than nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest on the outstanding notes on the stated maturity or on an applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Company shall deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Event of Default or Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default or Default resulting from the borrowing of funds to be applied to such deposit);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any First Lien Obligation or any other material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

          (6)   the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7)   the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (8)   the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for, in the case of the Officers' Certificate, clauses (1) through (7) and, in the case of the opinion of counsel, clauses (2), (3), (5) and (6) of this paragraph relating to the Legal Defeasance or the Covenant Defeasance, as applicable, have been complied with.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at the Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, (i) any of the Indenture, the notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Note Guarantees or the notes may be waived, with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and (ii) the Security Documents or the obligations thereunder may be amended or supplemented with the consent of the holders of not less than a majority in aggregate principal amount of the notes and the Permitted Additional Pari Passu Obligations then outstanding, voting as one class; provided, that without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any note;

          (4)   waive a Default or Event of Default in the payment of principal of or premium, if any, or Additional Interest or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any notes payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or Additional Interest or interest on the notes;

          (7)   waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

          (8)   release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, or amend the provisions of the Indenture relating to the release of Guarantors, except as set forth in the Indenture;

          (9)   except as set forth in the Indenture, subordinate, in right of payment, the notes to any other Indebtedness of the Company; or

          (10) make any change in the preceding amendment and waiver provisions.

        In addition, without the consent of Holders of at least 75% of the principal amount of notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Liens of the Security Documents otherwise than in accordance with the terms of the Indenture or the Security Documents.

        Notwithstanding the preceding, without the consent of any Holder of notes, the Company and the Trustee may amend or supplement the Indenture, the notes or (subject to any required consents of others) the Security Documents:

          (1)   to cure any ambiguity, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of the Company's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets;

          (4)   to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

          (5)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (6)   to evidence and provide for the acceptance of appointment under the Security Documents by a successor Collateral Agent;

          (7)   to add to the Collateral securing the notes;

          (8)   to conform the text of the Indenture, the notes or the Security Documents to any provision of this "Description of Exchange Notes" to the extent that the Trustee has received an Officers' Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this "Description of Exchange Notes";

          (9)   to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders of the notes, as additional security for the payment and performance of all or any portion of the Second Lien Obligations, on any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or on which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

          (10) to provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture;

          (11) to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the Intercreditor Agreement;

          (12) to provide for or confirm the issuance of additional notes in accordance with the terms of the Indenture; or

          (13) to evidence and provide for the acceptance of appointment under the Indenture and the Security Documents by a successor Trustee or Collateral Agent.

Book-Entry, Delivery and Form

        The notes will be delivered in the form of one or more "Global Notes." The Global Notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee, who will be the Global Notes holder. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Notes directly through DTC if they are participating organizations or "participants" in such system or indirectly through organizations that are participants in such system. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated notes.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company that was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.

        We expect that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the participants), the participants and the indirect participants.

        Investors in the Global Notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. Investors may hold their interests in the Global Notes through organizations that are DTC participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC systems, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, premium, if any, Additional Interest (as described in this prospectus under the heading "Exchange Offer; Registration Rights") if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefor, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. See "—Same-Day Settlement and Payment."

        Subject to the transfer restrictions set forth in the Indenture transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for notes in the form of certificated securities. Upon any such issuance, the Trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). If any such person's beneficial interest is in a Global Note that is not an exchange note, such certificated notes would be subject to the legend requirements described in the Indenture. In addition, if:

          (1)   We notify the Trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days, or

          (2)   We, at our option, notify the Trustee in writing that we elect to cause the issuance of notes in the form of certificated securities under the Indenture,

then, upon surrender by the Global Notes holder of its Global Notes, notes in such form will be issued to each person that the Global Notes holder and DTC identify as being the beneficial owner of the related notes.

        Neither we nor the Trustee will be liable for any delay by the Global Notes holder or DTC in identifying the beneficial owners of notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Notes holder or DTC for all purposes.

Same-Day Settlement and Payment

        The Indenture will require that payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Notes holder. With respect to certificated securities, we will make all payments of principal, premium, if any, Additional Interest, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to us, we or the Paying Agent will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the payment agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as paying agent (the "Paying Agent") and registrar for the notes. We may change the paying agent or registrar without prior notice to the Holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of it for all purposes.

Concerning the Trustee

        If the Trustee becomes a creditor of ours, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of at least a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, subject to certain exceptions. The Indenture provides that, in case a Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder offers to the Trustee security and indemnity satisfactory to the Trustee.

Governing Law

        The Indenture (including the Note Guarantees), the notes, the Intercreditor Agreement and the Security Agreement are, as the case may be, governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2)   Indebtedness assumed in connection with the acquisition of any assets by such specified Person.

        "Additional Credit Facility" means any "Credit Facility" (other than the Credit Agreement and related First Lien Documents) as defined in and permitted under the Indenture; provided that any such "Credit Facility" shall only constitute an Additional Credit Facility hereunder if either (a) a Discharge of First Lien Obligations under the Credit Agreement and other related First Lien Documents occurs contemporaneously with a refinancing thereof pursuant to a refinancing that will be secured by a first priority Lien in any Collateral, or (b) the existing First Lien Creditors consent to such Credit Facility in accordance with the terms and conditions of the existing First Lien Credit Documents.

        "Additional Interest" has the meaning assigned to such term in the Registration Rights Agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

        "Applicable Premium" means, as calculated by the Company, with respect to any note on any applicable redemption date, the greater of:

          (1)   1.0% of the then outstanding principal amount of the note; and

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of the note at April 1, 2014 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the note through April 1, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the then outstanding principal amount of the note.

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any assets or rights, including sales and leasebacks; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Certain Covenants—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2)   the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1)   any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $5.0 million; or (b) results in net proceeds to the Company and its Restricted Subsidiaries of less than $5.0 million;

          (2)   a transfer of assets between or among the Company and its Restricted Subsidiaries;

          (3)   an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

          (4)   a Restricted Payment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments";

          (5)   the sale or disposition of any Investments described in clause (9) of the definition of Permitted Investments;

          (6)   sales, discounts, leases, conveyances or other dispositions of Charged-off Receivables, inventory, receivables, other current assets or equipment in the ordinary course of business;

          (7)   any sale, transfer, assignment or other disposition of any property or equipment that has become damaged, worn out, obsolete, surplus or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries;

          (8)   grants of licenses to use the Company's or any Restricted Subsidiary's intellectual property in the ordinary course of business;

          (9)   the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

          (10) sales or other dispositions of cash or Cash Equivalents; and

          (11) leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries.

        "Astrum Financial" means Astrum Financial, LLC, a Colorado limited liability company.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the amount of Indebtedness required to appear as indebtedness on a balance sheet in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

        "Canadian Subsidiaries" means SquareTwo Financial Canada Corporation, CCL Financial Inc., Preferred Credit Resources Limited and Metropolitan Legal Administration Services Inc.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   (a) Canadian dollars, pounds sterling, euros or any national currency of any participating member state of the EMU; or (b) such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

          (3)   securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of not more than 90 days from the date of acquisition;

          (4)   certificates of deposit, time deposits and eurodollar time deposits with maturities of 90 days or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250 million in the case of U.S. banks and $100 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

          (5)   repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

          (6)   direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof with maturities of not more than twelve months from the date of acquisition rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

          (7)   money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

          (8)   investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the Commission under the Investment Company Act of 1940, as amended; and

          (9)   investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (8) above.

        "Cargill" means CFSC Capital Corp. XXXIV, a Delaware corporation.

        "Cargill Liens" means the Liens of Cargill with respect to certain receivables owned by CACV of Colorado, LLC or CACV of New Jersey, LLC, each as of the Issue Date, as a result of prior financing transactions entered into with Cargill prior to 2006.

        "Change of Control" means the occurrence of any of the following:

          (1)   prior to the first public offering of common stock of the Company or the Parent Company, the Permitted Holders cease to be the Beneficial Owners, or to have the right to vote, directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company or the Parent Company, whether as a result of the issuance of securities of the Company or the Parent Company, any merger, consolidation, liquidation or dissolution of the Company or the Parent Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise; provided, that such event described in this clause (1) shall not be deemed to a Change of Control so long as the Permitted Holders have the right or ability by voting power, contract or otherwise, to elect or designate for election a majority of the members of the board of directors of CA Holding or the Company (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the Voting Stock of the parent entity and if such Permitted Holders own less than the majority of the voting power of the Voting Stock of the parent entity, such Permitted Holders will be deemed to own the proportionate share of the specified entity that they own of the parent entity);

          (2)   on the date of or after the first public offering of common stock referred to in clause (1), (a) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets) and (b) the Permitted Holders own, directly or indirectly, in the aggregate a lesser percentage of the total Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets) than such person or group;

          (3)   the first day on which a majority of the members of the board of directors of the Company or the Parent Company are not Continuing Directors;

          (4)   the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or the Parent Company and the Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) of the Exchange Act) other than transactions with one or more Permitted Holders, it being understood that the Company and its Restricted Subsidiaries continually buy and sell Charged-off Receivables and that such buying and selling in the ordinary course of business shall not be considered a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries; or

          (5)   the adoption by the equity holders of the Company or the Parent Company of a plan or proposal for the liquidation or dissolution of the Company or the Parent Company.

        "Charged-off Receivables" means any accounts receivable and defaulted, contingent and charged-off obligations and similar obligations, any participation or interest therein, and all rights and interests related thereto, or arising in connection with, any of the foregoing, including, without limitation, any agreements, documents or instruments related thereto.

        "Collateral" means all of the assets of the Company and the Guarantors, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Second Lien Obligations (including proceeds and products thereof).

        "Collateral Agent" means the Trustee, in its capacity as Collateral Agent under the Security Documents, together with its successors.

        "Collect Air" means Collect Air, LLC, a Delaware limited liability company.

        "Commission" means the Securities and Exchange Commission.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

          (1)   an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2)   provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3)   consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4)   depreciation, amortization (including amortization of goodwill and other intangibles) and additional non-cash amortization expenses resulting from premiums over the asset value of purchased pools of Charged-off Receivables as a result of purchase accounting adjustments in accordance with GAAP relating to the acquisition of such pools) and other non-cash expenses, including stock-based compensation provision and stock-based payments to franchisees and loss on early extinguishment of debt, of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

          (5)   any integration charges, expenses incurred in connection with acquisitions not consummated or reserves or severance costs of up to an aggregate of $5.0 million for any given four-quarter period; plus

          (6)   allowances on or charges to purchased debt; plus

          (7)   non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case on a consolidated basis, and non-cash items that require an accrual or reserve for a cash outlay in a future period.

        In addition to the foregoing, (A) if the proceeds received by the Company and its consolidated Subsidiaries in respect of purchased debt for such period exceed the revenue recognized by the Company and its consolidated Subsidiaries in respect of purchased debt for such period, such excess shall be added to Consolidated Cash Flow and (B) if the revenue recognized by the Company and its consolidated Subsidiaries in respect of purchased debt for such period exceeds the proceeds received by the Company and its consolidated Subsidiaries in respect of purchased debt for such period, such excess shall be deducted from Consolidated Cash Flow.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, provided that, without duplication:

          (1)   the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

          (2)   the Net Income of any non-Guarantor Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that non-Guarantor Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that non-Guarantor Restricted Subsidiary or its stockholders;

          (3)   the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (4)   any write-downs with respect to or losses on dispositions of Subsidiaries and all restructuring charges incurred by the Company, the Parent Company and the Subsidiaries, shall be excluded;

          (5)   certain fees, expenses or charges (including integration charges and, without limitation, the write-off of deferred financing fees) incurred in connection with this offering, or any merger, acquisition or consolidation shall be excluded;

          (6)   any non-cash gains or losses on mark to market accounting on Hedging Obligations shall be excluded; and

          (7)   the cumulative effect of, or a change in accounting principles shall be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the board of directors of the Company or the Parent Company, as the case may be, who:

          (1)   was a member of such board of directors on the Issue Date; or

          (2)   was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors of such board of directors at the time of such nomination or election or the Permitted Holders.

        "Credit Agreement" means the Loan Agreement, dated as of the Issue Date, among the Company, the Parent Company, Preferred Credit Resources Limited, the other loan parties from time to time party thereto, the lenders from time to time party thereto, and GMAC Commercial Finance LLC, as administrative agent and collateral agent, as amended (including any amendment and restatement), supplemented, extended, renewed, replaced (by one or more Credit Facilities, debt instruments, indentures and/or related documentation) or otherwise modified from time to time, including, without limitation, any agreement increasing the amount of, extending the maturity of or refinancing in whole or in part (including, but not limited to, by the inclusion of additional or different lenders, financial institutions or other creditors thereunder or additional borrowers or guarantors thereof) all or any portion of the indebtedness under such agreement or any successor agreement or agreements and whether by the same or any other agent, lender or group of lenders or other financial institutions.

        "Credit Facilities" means, with respect to the Company or any Restricted Subsidiary, one or more debt facilities or commercial paper facilities (including, without limitation, indentures and the Credit Agreement), in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, bonds, debentures, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or other asset securitizations, letters of credit or other long-term indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Discharge of First Lien Obligations" means, subject to any reinstatement of First Lien Obligations in accordance with the Intercreditor Agreement, (a) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the respective First Lien Document, whether or not such interest would be allowed in any such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness under the First Lien Documents and termination of all commitments of the First Lien Lenders to lend or otherwise extend credit under the First Lien Documents, (b) payment in full in cash of all other First Lien Obligations (including letter of credit reimbursement obligations) that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest and premium are paid (other than secured hedging so long as arrangements satisfactory to the applicable provider shall have been made), and (c) termination or cash collateralization (in an amount and manner, and on terms, reasonably satisfactory to the First Lien Agent) of all letters of credit issued under the First Lien Credit Documents.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Domestic Subsidiary" means any Subsidiary of the Company that is organized under the laws of any political subdivision of the United States.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any private or underwritten public offering of common stock of the Company or the Parent Company and, in the case of an offering by the Parent Company, the net proceeds are contributed to the Company.

        "Estimated Remaining Proceeds" means, at any applicable calculation date, the aggregate gross remaining cash proceeds which the Company or any Restricted Subsidiary anticipates to receive from Charged-off Receivables owned by the Company or any Restricted Subsidiary as of the end of the calendar month immediately preceding the calendar month of such calculation date (excluding, for the avoidance of doubt, any amounts to be distributed to Persons from whom Charged-off Receivables are purchased pursuant to sharing arrangements), which Estimated Remaining Proceeds shall be determined and reported by the Company to the Trustee upon incurrence of any Lien permitted pursuant to clause (1) of the definition of "Permitted Liens" and calculated by the Company in a manner consistent with its past practice and the Company's proprietary models; provided, that the Company shall provide such other information relating to the assumptions and method of such calculations as the Trustee may reasonably request.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date.

        "First Lien Agent" has the meaning assigned to the term "Senior Agent" in the Intercreditor Agreement.

        "First Lien Credit Documents" means the Credit Agreement, each other Credit Facility (to the extent that such Credit Facility provides for or evidences First Lien Obligations), the other Loan Documents (as defined in the Credit Agreement or any such other Credit Facility), and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation and any other document or instrument executed or delivered at any time in connection with any First Lien Obligation (including any intercreditor or joinder agreement among holders of First Lien Obligations but excluding documents governing secured hedging obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

        "First Lien Documents" means the First Lien Credit Documents and any and all documents governing the other First Lien Obligations (including documents related to secured hedging obligations).

        "First Lien Lenders" means the "Lenders" or "Holders" (as the case may be) from time to time party to, and as defined in, the Credit Agreement or any other First Lien Credit Document, together with their respective successors and assigns; provided that the term "First Lien Lender" shall in any event also include each letter of credit issuer under the Credit Agreement and any "Agent" under (and as defined in) the Credit Agreement.

        "First Lien Obligations" means (i) all Obligations under (and as defined in) the Credit Agreement and under any other document relating to the Credit Agreement, (ii) all Obligations under (and as defined in) any Additional Credit Facility and under any other document relating to such Additional Credit Facility (to the extent that the Indebtedness under such Additional Credit Facility is designated by the Company as "First Lien Obligations" for purposes of the Indenture) and (iii) all hedging obligations secured pursuant to any First Lien Credit Document. "First Lien Obligations" shall in any event include: (a) all interest accrued or accruing, or which would accrue, absent commencement of an Insolvency or Liquidation Proceeding (and the effect of provisions such as Section 502(b)(2) of the Bankruptcy Code), on or after the commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Document, whether or not the claim for such interest is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding, (b) any and all fees and expenses (including attorneys' and/or financial consultants' fees and expenses) incurred by the First Lien Agent and the First Lien Secured Parties on or after the commencement of an Insolvency or Liquidation Proceeding, whether or not the claim for fees and expenses is allowed or allowable under Section 502 or 506(b) of the Bankruptcy Code or any other provision of the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors as a claim in such Insolvency or Liquidation Proceeding, and (c) all obligations and liabilities of each Grantor under each First Lien Document to which it is a party which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due and payable (but in any event not including any obligations that are in excess of the aggregate principal amount of Indebtedness permitted under clause (1) of the definition of "Permitted Liens").

        "First Lien Secured Parties" has the meaning given to the term "Senior Claimholders" in the Intercreditor Agreement.

        "First Priority Liens" means all Liens that secure the First Lien Obligations.

        "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. If the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays or redeems any Indebtedness or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Fixed Charge Coverage Ratio Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, borrowings in the ordinary course of business under any revolving credit agreement shall not be given pro forma effect and shall be included in the calculation of the Fixed Charge Coverage Ratio only to the extent such borrowings were actually outstanding during the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Fixed Charge Coverage Ratio Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2)   if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed

  Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period;

          (3)   whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission;

          (4)   if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness);

          (5)   interest on a Capital Lease Obligation shall be the amount recorded as interest in accordance with GAAP;

          (6)   interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate;

          (7)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Fixed Charge Coverage Ratio Calculation Date, shall be excluded; and

          (8)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Fixed Charge Coverage Ratio Calculation Date, shall be excluded.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments (excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt (to the extent not already included above), commissions, discounts, and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; plus

          (2)   the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4)   cash dividend payments on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries.

        "Foreign Subsidiary" means any Subsidiary of the Company that is not a Domestic Subsidiary.

        "Franchisee" or "Franchisees" means those Persons or entities who have entered into Franchising Contracts.

        "Franchising Contracts" means all contracts pursuant to which the Company or any of its Subsidiaries grants to any other Person any right, license or right to license, option or right of first refusal or negotiation to operate franchises and businesses using any of the Company's intellectual property.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, unless otherwise specified in the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

        "Grantor" means the Company and each Guarantor that has executed and delivered, or may from time to time hereafter execute and deliver, a Security Document.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means each of:

          (1)   each Domestic Subsidiary, as of the Issue Date, other than Collect Air; and

          (2)   any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (1)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies purchased or received by such Person in the ordinary course of business; and

          (3)   any commodity futures or option contract or other similar commodity hedging contract designed to protect such person against fluctuations in commodity prices.

        "Holder" means the Person in whose name a note is registered on the registrar's books.

        "Indebtedness" means, with respect to any specified Person, any indebtedness (including Acquired Debt) of such Person, whether or not contingent, in respect of:

          (1)   borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   banker's acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense, a trade payable or a contingent obligation to pay a purchase price as long as such obligation remains contingent; or

          (6)   representing any net obligations under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. In addition, if the Company obtains any incremental revolving credit commitments under the Credit Agreement or any other Credit Facilities, 100% of such commitments shall be deemed to be an incurrence of Indebtedness solely for purposes of the first paragraph of the covenant entitled "Incurrence of Indebtedness" and clause (1) of the definition of "Permitted Liens," and any borrowings, repayments and reborrowings at any time under such incremental revolving credit commitments shall not be deemed a new incurrence of Indebtedness.

        The amount of any Indebtedness outstanding as of any date shall be:

          (1)   the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

          (2)   the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Insolvency or Liquidation Proceeding" means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Company or any Guarantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any Guarantor or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding-up of the Company or any Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any Guarantor.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that would be classified as investments on a balance sheet prepared in accordance with GAAP, excluding (i) Hedging Obligations entered into for non-speculative purposes, (ii) accounts receivable and other extensions of trade credit made in the ordinary course of business, (iii) the acquisition of property and assets (including Charged-Off Receivables) from suppliers and vendors in the ordinary course of business, and (iv) prepaid expenses and worker' compensation, utility, lease and similar deposits in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Issue Date" means April 7, 2010, the date of initial issuance of the outstanding notes.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1)   any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

          (2)   the portion of such net income attributable to non-controlling interests of Subsidiaries; and

          (3)   any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

          (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Note Guarantee" means, individually and collectively, the guarantees given by the Guarantors pursuant to the Indenture, including a notation in the notes substantially in the form attached thereto.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means a certificate signed on behalf of the Company by two officers, except as otherwise provided herein, of the Company, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, who meet certain requirements specified in the Indenture.

        "Parent Company" means CA Holding or any other direct or indirect parent of the Company.

        "Permitted Additional Pari Passu Obligations" means obligations under any additional notes or other Indebtedness secured by the Second Priority Liens and otherwise ranking pari passu with the notes that is in each case permitted by the Indenture; provided that (i) the representative of such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement and the Intercreditor Agreement, in each case in the form attached thereto, agreeing to be bound thereby and (ii) the Company has designated such Indebtedness as "Permitted Additional Pari Passu Obligations" under the Security Agreement and the Intercreditor Agreement.

        "Permitted Businesses" means the purchase, management, collection and sale of Charged-off Receivables, any other business or businesses that are similar in nature to such business, and any business that is reasonably ancillary, incidental, complementary or related thereto or any reasonable extension, development or expansion thereof, in each case, as determined in good faith by the board of directors of the Company.

        "Permitted Holders" means (i) KRG Capital Management, L.P. and each of its Affiliates or funds controlled or managed by it or its Affiliates other than any portfolio companies of any of the foregoing, (ii) P. Scott Lowery, Paul A. Larkins, L. Heath Sampson, Brian W. Tuite, Richard Roth, Thomas G. Good and any spouse or lineal descendant of such Person or any trust or estate the sole beneficiary of which is either such Person or any spouse or lineal descendent of such Person and (iii) the Parent Company. Any Person or group whose acquisition of Beneficial Ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the Indenture) will thereafter constitute additional Permitted Holders.

        "Permitted Investments" means:

          (1)   any Investment in the Company or in a Restricted Subsidiary of the Company;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary of the Company; or

            (b)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holder—Asset Sales";

          (5)   Investments existing as of, or required to be made pursuant to any agreement or obligation in effect on, the Issue Date;

          (6)   any acquisition of assets solely in exchange for the issuance of Equity Interests of the Company or the Parent Company;

          (7)   accounts receivable, endorsements for collection, deposits or similar Investments arising in the ordinary course of business;

          (8)   any Investment by the Company or a Restricted Subsidiary in assets of a Permitted Business or assets to be used in a Permitted Business;

          (9)   any Investments, including stock, obligations or securities, received in settlement of debts or obligations created in the ordinary course of business and owing to the Company or any Subsidiary, in satisfaction of judgments, as a result of any bankruptcy or insolvency proceeding or upon the foreclosure or enforcement of any Lien in favor of the Company or any of its Subsidiaries;

          (10) the acceptance of notes payable from and loans and advances to officers, directors and employees of the Company or its Subsidiaries in payment for the purchase of Capital Stock;

          (11) any other Investment acquired by the Company or any of its Restricted Subsidiaries;

            (a)   in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

            (b)   as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (12) Hedging Obligations permitted under clause (7) of the covenant described in "—Incurrence of Indebtedness";

          (13) guarantees of Indebtedness permitted under the covenant described in "—Incurrence of Indebtedness";

          (14) Investments consisting of purchases and acquisitions of Charged-off Receivables portfolios, inventory, supplies, material or equipment;

          (15) advances to, or guarantees of Indebtedness of, employees not in excess of $2.0 million outstanding at any one time, in the aggregate;

          (16) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

          (17) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

          (18) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "Asset Sales"; and

          (19) any other investment in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (19) since the Issue Date and existing at the time such Investment was made, did not exceed $10.0 million.

        "Permitted Liens" means:

          (1)   Liens incurred to secure Obligations in respect of any Indebtedness under (x) Credit Facilities and (y) Permitted Additional Pari Passu Obligations; provided that the aggregate amount of Indebtedness permitted to be secured pursuant to this clause (1) shall not, at the time of such incurrence thereof, exceed the greater of (i) the amount permitted to be incurred pursuant to clause (1) of the covenant described above under "—Certain Covenants—Incurrence of Indebtedness" and (ii) the lesser of (A) 35% of Estimated Remaining Proceeds and (B) an amount equal to the Consolidated Cash Flow of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which financial statements are available; provided, further, that such Liens under this clause (1) are subject to the provisions of the Intercreditor Agreement or any other intercreditor agreement consistent with the terms of the Intercreditor Agreement;

          (2)   Liens in favor of the Company or the Guarantors;

          (3)   Liens on property (other than property constituting Collateral prior to such incurrence pursuant to this clause (3) if the notes are granted a Lien on such property on an equal and ratable basis, unless the Obligation secured by any such Lien is subordinate or junior in right of payment to the notes, in which case the Lien securing such Obligation must be subordinate and junior to the Lien securing the notes with the same or lesser relative priority as such Obligation shall have with respect to the notes;

          (4)   Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired or merged into or consolidated with the Company or the Restricted Subsidiary;

          (5)   Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company so long as such Lien was not incurred in contemplation of such acquisition, provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property being acquired;

          (6)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (7)   Liens to secure Indebtedness (including Capital Lease Obligations and purchase money obligations (including extensions and renewals thereof)) permitted by clause (4) of the second paragraph of the covenant entitled "—Incurrence of Indebtedness" covering only the assets acquired with such Indebtedness;

          (8)   Liens existing on the Issue Date;

          (9)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (10) Liens incurred or deposits made in the ordinary course of business in connection with general insurance, workers' compensation, unemployment insurance and other types of social security, old age pension or public liability obligations or to secure the payment or performance of bids, tenders, leases, statutory or regulatory obligations, surety, stay, or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (11) easements, rights-of-way, restrictions, licenses, sewers, electric lines, communications lines, defects or irregularities in title and other similar charges, zoning or other similar restrictions as to the use of real properties, or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

          (12) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof;

          (13) judgment and attachment Liens not giving rise to an Event of Default;

          (14) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

          (15) Liens arising out of consignment or similar arrangements for the sale of goods;

          (16) any Liens, interest or title of a lessor in property subject to any operating lease;

          (17) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (18) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

          (19) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

          (20) Liens in favor of collecting or payer banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

          (21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (22) Liens (i) of a collection bank arising under the UCC on items in the course of collection, (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other commodity or brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (23) Liens in favor of the sellers of Charged-off Receivables securing residual interests owed to such sellers from amounts collected in respect of such Charged-off Receivables and Liens on Charged-off Receivables deemed to exist pursuant to agreements whereby the seller of such Charged-off Receivables retains the right to recall such Charged-off Receivables for a specified period of time;

          (24) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or to a Guarantor to secure Indebtedness owing to the Company or such Guarantor;

          (25) Liens to secure any Permitted Refinancing Indebtedness (or successive Permitted Refinancing Indebtedness) which refinances as a whole, or in part, any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (4), (5), (7), and (8); provided, that:

            (a)   such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and

            (b)   the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

                (i)  the outstanding principal amount or, if greater, committed amount, of the Indebtedness secured by Liens described under clause (1), (4), (5), (7) or (8) at the time the original Lien became a Permitted Lien under the Indenture and

               (ii)  an amount necessary to pay any fees and expenses, including premiums, related to such Permitted Refinancing Indebtedness;

          (26) Liens on the Collateral granted under the Security Documents in favor of the Collateral Agent to secure the notes (other than additional notes) and the Note Guarantees;

          (27) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

          (28) Liens on funds held on behalf of clients of the Company and its Subsidiaries, arising from the collection of Charged-off Receivables placed with the Company or its Subsidiaries on a contingency basis;

          (29) licenses of intellectual property;

          (30) Cargill Liens;

          (31) Liens arising from the sale of accounts, payment intangibles and promissory notes to the extent (i) such sale is permitted pursuant to the terms of the Indenture and (ii) such Liens relate only to the assets that were the subject of such sale; and

          (32) Liens not otherwise permitted by clauses (1) through (31) that are incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $15.0 million at any one time outstanding.

        "Permitted Payments to the Parent Company" means:

          (1)   payments to the Parent Company in an amount sufficient to permit the Parent Company to pay reasonable and necessary operating expenses and other general corporate expenses to the extent such expenses relate or are fairly allocable to the Company and its Subsidiaries, including franchise taxes and any reasonable professional fees and expenses, not in excess of $1.0 million in the aggregate during any fiscal year;

          (2)   payments to the Parent Company to enable the Parent Company to pay foreign, federal, state or local tax liabilities ("Tax Payment"), not to exceed the amount of any tax liabilities that would be otherwise payable by the Company and its Subsidiaries to the appropriate taxing authorities if they filed separate tax returns, to the extent that the Parent Company has an obligation to pay such tax liabilities relating to the operations, assets or capital of the Company or its Subsidiaries; provided, that (a) notwithstanding the foregoing, in the case of determining the amount of a Tax Payment that is permitted to be paid by the Company and any of its U.S. Subsidiaries in respect of their Federal income tax liability, such payment shall be determined assuming that the Company is the parent company of an affiliated group (the "Company Affiliated Group") filing a consolidated Federal income tax return and that the Parent Company and each such U.S. Subsidiary is a member of the Company Affiliated Group and (b) any Tax Payments shall either be used by the Parent Company to pay such tax liabilities within 90 days of the Parent Company's receipt of such payment or refunded to the party from whom the Parent Company received such payments;

          (3)   payments to the Parent Company in an amount sufficient to pay amounts owed pursuant to the Sponsor Management Agreement as in effect on the Issue Date; and

          (4)   payments to the Parent Company in an amount sufficient to permit the Parent Company to pay amounts permitted to be paid by clauses (5) and (7) of the Restricted Payments covenant.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) and whether or not occurring contemporaneously with the payoff of the previously existing Indebtedness subject to such transaction; provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holder thereof);

          (2)   such Permitted Refinancing Indebtedness has a final maturity date either no earlier than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or 91 days following the maturity of the notes, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)   such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

        "Pledge Agreement" means the pledge agreement dated as of the Issue Date among the Collateral Agent, the Company and the Guarantors granting, among other things, a Second Priority Lien on the pledged equity constituting part of the Collateral in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

        "Registration Rights Agreement" means that certain agreement among the Company, the Guarantors and the Initial Purchasers that may require the Company to file a shelf registration statement to register resales of the notes.

        "Replacement Assets" means, on any date, property or assets, including Charged-off Receivables, of a nature or type that are used in any Permitted Business.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Second Lien Obligations" means the Indebtedness and Obligations under the Indenture and any Permitted Additional Pari Passu Obligations.

        "Second Priority Liens" means all Liens in favor of the Collateral Agent on Collateral securing the Second Lien Obligations, including, without limitation, any Permitted Additional Pari Passu Obligations.

        "Security Agreement" means the security agreement dated as of the Issue Date among the Collateral Agent, the Company and the Guarantors granting, among other things, a Second Priority Lien on the Collateral subject to Permitted Liens and Permitted Liens, in each case in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

        "Security Documents" means the Security Agreement, any mortgages, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders of the notes and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the Issue Date.

        "Sponsor Management Agreement" means the management agreement dated as of August 5, 2005 among KRG Capital Management, L.P., the Company and CA Holding, as amended.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        "Tax Sharing Agreement" means the Tax Sharing Agreement, effective as of January 1, 2010, among CA Holding and the subsidiaries of CA Holding that are signatories thereto.

        "Treasury Rate" means, as obtained by the Company, with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 1, 2014; provided, that if the period from such redemption date to April 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent's security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

        "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the board of directors as an Unrestricted Subsidiary (and any Subsidiary of an Unrestricted Subsidiary) pursuant to a board resolution, but only to the extent that such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt;

          (2)   is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3)   is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4)   has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness," the Company shall be in default of such covenant. The board of directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products of (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, and (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; and

          (2)   the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain U.S. federal income tax consequences regarding participation in the exchange offer and of the ownership and disposition of the exchange notes. The following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986 as amended, or the Code, applicable Treasury Regulations, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions in effect as of the date of this offering memorandum, any of which may be subsequently changed, possibly retroactively, or interpreted differently by the IRS, so as to result in U.S. federal income tax consequences different from those discussed below.

        The discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, dealers in securities or currencies, partnerships or other pass-through entities (or investors in such entities), tax-exempt organizations, persons holding the notes as part of a straddle, hedge, integrated, conversion or constructive sale transaction, regulated investment companies, real estate investment trusts, traders in securities that elect to use a mark to-market method of accounting for their securities, former citizens or residents of the United States, and persons with a functional currency other than the U.S. dollar. In addition, this summary deals only with an exchange note held as a "capital asset" within the meaning of Section 1221 of the Code by a beneficial owner who purchased the outstanding note on original issuance at the first price at which a substantial amount of the outstanding notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the "issue price." Moreover, the effect of any alternative minimum tax, applicable state, local or foreign tax laws or of U.S. federal tax law other than income taxation is not discussed.

        As used herein, "U.S. Holder" means a beneficial owner of notes who, or that, is:

  (i)
  an individual who is a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  (ii)
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  (iii)
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  (iv)
  a trust if (a) (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        As used herein, a "non-U.S. Holder" means a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.

        If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership, and partners in such partnership, are urged to consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning, and disposing of the notes.

        We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

        HOLDERS OF OUTSTANDING NOTES ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Exchange of Outstanding Notes for Exchange Notes

        The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a taxable event to holders. Rather, the exchange notes will be treated as a continuation of the outstanding notes for federal income tax purposes, and are referred to together as "notes" in this summary of federal income tax consequences. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note, and the initial tax basis of the exchange note will be the same as the adjusted basis of the outstanding note immediately before the exchange.

U.S. Holders

Stated Interest and original issue discount

        U.S. Holders generally will be required to include payments of stated interest in income as they are received or accrued, in accordance such holders' regular method of accounting for U.S. federal income tax purposes.

        Because the outstanding notes were issued with original issue discount, or OID, for U.S. federal income tax purposes, and the exchange notes will be treated as a continuation of those notes, the exchange notes will be deemed to have been issued with OID. As a general matter, the amount of OID with which the notes were issued will be an amount equal to the excess of the "stated redemption price at maturity" of the notes over their "issue price." For purposes of the foregoing, the stated redemption price at maturity of a debt instrument generally is the sum of all payments payable under the debt instrument other than payments of "qualified stated interest" (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate). Stated interest payments on the notes should constitute "qualified stated interest" and, thus, the stated redemption price at maturity of the notes should equal their stated principal amount. A U.S. Holder generally must include any OID in gross income (as ordinary income) in advance of the receipt of cash attributable to that income.

        The amount of OID includible in income for a taxable year by a U.S. Holder will generally equal the sum of the "daily portions" of the total OID on the note for each day during the taxable year (or portion of the taxable year) on which such holder held the note. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period will generally be (1) the product of the "adjusted issue price" of a note at the beginning of such accrual period and its "yield to maturity," less (2) the sum of all stated interest payments allocable to the accrual period. The "adjusted issue price" of a note at the beginning of an accrual period will equal the issue price plus the amount of any OID previously includible in the gross income of a holder, less any payments previously made on such note other than payments of stated interest. The "yield to maturity" of a note will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period. The accrual period is generally selected by the U.S. Holder, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

        In certain circumstances (see "Description of Exchange Notes—Optional Redemption," and "Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount or timing of stated interest or OID that a U.S. Holder recognizes if there was only a remote chance as of the date the outstanding notes were issued that such payments would be made. We believe that, as of the issue date of the outstanding notes, the likelihood that we would be obligated to make any such payments was remote. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of the notes. Our determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a U.S. Holder might be required to include in its gross income an amount of stated interest or OID in excess of that described above, and might be required to treat income realized on the taxable disposition of a note before the resolution of the contingencies as ordinary income rather than capital gain. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If any such amounts are in fact paid, U.S. Holders will be required to recognize such amounts as income.

Sale, exchange, retirement, redemption or other taxable disposition of a note

        A U.S. Holder of a note will recognize gain or loss upon the sale, exchange, retirement, redemption or other taxable disposition of such note in an amount equal to the difference between:

  (i)
  the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income); and

  (ii)
  the U.S. Holder's adjusted tax basis in such note. A U.S. Holder's adjusted tax basis in a note generally will be the same as the basis of the outstanding note immediately before the exchange, (a) increased by any previously accrued OID, and (b) decreased by the amount of any payments, other than stated interest payments, received.

        Any gain or loss recognized on a taxable disposition of such note will generally be capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if the note has been held by the U.S. Holder for more than one year. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. Holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2013. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

        For purposes of the discussion below, interest (including any OID) and any gain on the sale, exchange or retirement (including a redemption) of a note will be considered to be "U.S. trade or business income" if such income or gain is (1) effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business and (2) if required by an applicable tax treaty for which the non-U.S. holder is eligible for the benefits, attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the non-U.S. Holder in the United States.

Interest and original issue discount

        Subject to the discussion below concerning backup withholding, generally, interest (including any OID) paid on a note will not be subject to U.S. federal income or withholding tax if such interest is "portfolio interest." Generally, interest (including any OID) on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption if the interest is not effectively connected with the non-U.S. Holder's conduct of a U.S. trade or business and the non-U.S. Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (2) is not a "controlled foreign corporation" with respect to which we are a "related person," as such terms are defined in the Code, (3) is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code, and (4) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed IRS Form W-8BEN executed prior to the payment.

        The gross amounts of interest (including any OID) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty for which the non-U.S. Holder is eligible for the benefits applies to reduce or eliminate withholding. U.S. trade or business income generally will be taxed on a net basis at regular graduated U.S. federal income tax rates (rather than the 30% gross rate), unless an applicable income tax treaty provides otherwise. A non-U.S. Holder that is a corporation also may be subject to a 30% (or lower applicable treaty rate) branch profits tax on its effectively connected earnings and profits attributable to its U.S. trade or business income.

        To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a non-U.S. Holder must provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest (including any OID). These forms may be required to be periodically updated. A non-U.S. Holder claiming the benefits of a treaty is generally required to provide a U.S. taxpayer identification number on the IRS Form W-8BEN. If, however, the notes are treated as being actively traded within the meaning of applicable Treasury Regulations, a non-U.S. Holder who is claiming the benefits of a treaty will not be required to obtain and to provide a U.S. taxpayer identification number on the IRS Form W-8BEN. In certain circumstances, in lieu of providing an IRS Form W-8BEN, the non-U.S. Holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in a foreign country in order to claim treaty benefits.

        Special procedures relating to U.S. withholding taxes are provided under applicable Treasury Regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

Sale, exchange, retirement, redemption or other disposition of a note

        Subject to the discussion of backup withholding below, a non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, retirement, redemption or other disposition of a note unless:

  (i)
  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met; or

  (ii)
  the gain is "U.S. trade or business income."

        A non-U.S. Holder described in clause (ii) above will generally be subject to tax in the same manner as a U.S. Holder with respect to gain realized on the sale or exchange of a note. In certain circumstances, a non-U.S. Holder which is a corporation will be subject to an additional 30% (or lower applicable treaty rate) branch profits tax on its effectively connected earnings and profits attributable to such gain. If a non-U.S. holder is an individual described in clause (i) above, such holder will be subject to a flat 30% tax on the gain derived from the sale or exchange, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. Amounts attributable to accrued but unpaid stated interest will be subject to the rules applicable to interest, as described in "—Interest and original issue discount."

Information Reporting and Backup Withholding

        Certain U.S. Holders may be subject to information reporting requirements on payments of principal and interest (including any OID) on a note and payments of the proceeds of the sale or other disposition (including a retirement or redemption) of a note, and backup withholding tax at the applicable rate (currently 28%) may apply to such payments if the U.S. Holder:

  (i)
  fails to furnish an accurate taxpayer identification number, or TIN, or certification of exempt status to the payor in the manner required;

  (ii)
  is notified by the IRS that it is subject to backup withholding because it has failed to properly report payments of interest or dividends; or

  (iii)
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

        A non-U.S. Holder is generally not subject to backup withholding on payments of interest (including any OID) if it certifies as to its status as a non-U.S. Holder under penalties of perjury in the manner described in "—Non-U.S. Holders—Interest and original issue discount" above or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-U.S. Holder is a U.S. person or that the conditions of any other exemptions are not, in fact, satisfied. However, information reporting requirements will apply to payments of interest (including any OID) to non-U.S. Holders. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides.

        The payment of the proceeds from a sale or other disposition (including a retirement or redemption) of a note to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury in the manner described in "—Non-U.S. Holders—Interest and original issue discount" above or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from a sale or other disposition of a note to or through a non-U.S. office of a non-U.S. broker that is not a "U.S. related person," generally will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is:

  (i)
  a controlled foreign corporation for U.S. federal income tax purposes;

  (ii)
  a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

  (iii)
  a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which more than 50% of its income or capital interests are held by U.S. persons.

        In the case of the payment of proceeds from a sale or other disposition of a note to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the payment may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-U.S. Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

        Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the requisite procedures are followed in a timely manner.

        Holders of notes are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Medicare Tax on Unearned Income

        Newly enacted legislation requires certain U.S. shareholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and gains from the sale or other disposition of notes for taxable years beginning after December 31, 2012. U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of the exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws") and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the company, the initial purchasers or the guarantors are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

        In addition to the foregoing, the Pension Protection Act of 2006 provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction.

        Because of the foregoing, the exchange notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of an exchange note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the exchange notes constitutes assets of any Plan or (ii) the acquisition and holding of the exchange notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the exchange notes (and holding the exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the exchange notes.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that for a period of 90 days after the date of this prospectus, to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker- dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer other than commissions and concessions of any broker or dealer and will indemnify the holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the exchange notes and guarantees offered hereby will be passed upon for us by Hogan Lovells US LLP, Denver, Colorado. Certain matters of Nevada law relating to the validity of the guarantees will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Las Vegas, Nevada, as set forth in and limited by its opinion filed as an exhibit to the registration statement of which this prospectus forms a part.

EXPERTS

        The consolidated financial statements of SquareTwo Financial Corporation at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, and the information under the captions "Summary Historical Financial and Operating Data" and "Selected Historical Financial Data" for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been derived from consolidated financial statements audited by Ernst & Young LLP, as set forth in their report thereon appearing elsewhere herein.

        Such consolidated financial statements and selected financial data are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the exchange notes that are being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

        Under the indenture, following the effectiveness of a registration statement filed as set forth under "Exchange offer; registration rights" above, whether or not required by the Commission, so long as any notes are outstanding, we will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations: (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations." and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants, and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

        After consummation of the exchange offer, whether or not required by the rules and regulations of the SEC, we will file the reports specified in the preceding paragraph with the SEC within the time periods specified in the SEC's rules and regulations unless the SEC will not accept such a filing.

        In addition, we have agreed that, prior to the completion of the placement of the outstanding notes by the initial purchasers with the subsequent purchasers, we will, at any time when we are not subject to Section 13 or 15 of the Securities Exchange Act of 1934, make available to any prospective purchaser of the outstanding notes or beneficial owner of the outstanding notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

        You may obtain a copy of the indenture governing the notes and the other documents described herein as being available from us, without charge, by writing us at 4340 South Monaco Street, Second Floor Denver, CO 80237, Attention: Chief Financial Officer / General Counsel. Additionally, you may read and copy any document that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for more information relating to the public reference room. Documents filed electronically with the SEC are also be available to the public at the SEC's website at www.sec.gov.

SquareTwo Financial Corporation and Subsidiaries

Index to Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors
SquareTwo Financial Corporation

        We have audited the accompanying consolidated balance sheets of SquareTwo Financial Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SquareTwo Financial Corporation and subsidiaries as of December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
Denver, Colorado March 4, 2011

SquareTwo Financial Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands except share data)

	December 31,
	2010	2009
Assets
Cash and cash equivalents	$1,864	$426
Restricted cash	11,959	12,194
Receivables:
Contingent clients	463	2,354
Trade, net of allowance for doubtful accounts of $133 and $170, respectively	540	594
Notes receivable, net of allowance for doubtful accounts of $230 and $226, respectively	872	1,451
Taxes receivable	15,695	18,547
Purchased debt, net	225,694	274,298
Property and equipment, net	21,920	22,377
Goodwill and intangible assets	171,348	171,348
Other assets	16,349	5,062

Total assets	$466,704	$508,651

Liabilities and stockholder's equity
Payables:
Contingent client	$987	$3,197
Accounts payable, trade	1,054	1,480
Payable from trust accounts	1,895	2,448
Accrued interest and other liabilities	19,747	10,991
Deferred tax liability	9,433	20,699
Line of credit	111,340	116,043
Notes payable, net	290,008	247,899
Obligations under capital lease agreements	1,315	2,316

Total liabilities	435,779	405,073

Commitments and contingencies (Note 15)
Stockholder's equity
Common stock, par value $0.001 per share; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	189,528	187,926
Accumulated deficit	(158,688)	(84,409)
Accumulated other comprehensive loss	(126)	(124)

Total SquareTwo equity	30,714	103,393
Noncontrolling interest	211	185

Total equity	30,925	103,578

Total liabilities and stockholder's equity	$466,704	$508,651

See Notes to Consolidated Financial Statements

SquareTwo Financial Corporation and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2010	2009	2008
Revenues
Revenues on:
Purchased debt, net	$116,102	$154,561	$232,445
Contingent debt	14,130	20,855	22,219
Other revenue	744	692	1,290

Total revenues	130,976	176,108	255,954

Expenses
Collection expenses on:
Purchased debt	110,627	101,889	119,906
Contingent debt	9,697	14,479	15,560
Other direct operating expenses	2,477	2,951	3,565
Salaries and payroll taxes	24,139	18,845	20,312
General and administrative	13,376	11,644	11,512
Depreciation and amortization	5,517	5,190	5,781

Total expenses	165,833	154,998	176,636

Operating income (loss)	(34,857)	21,110	79,318
Other income (expense)
Interest expense	(45,982)	(45,481)	(46,364)
Other income (expense)	(3,697)	(334)	(394)

Total other expense	(49,679)	(45,815)	(46,758)

Income (loss) before income taxes	(84,536)	(24,705)	32,560
Income tax benefit (expense)
Current income tax benefit (expense)	(254)	22,907	(6,016)
Deferred income tax benefit (expense)	11,266	(13,607)	(6,772)

Total income tax benefit (expense)	11,012	9,300	(12,788)

Net income (loss)	$(73,524)	$(15,405)	$19,772
Less: Net income (loss) attributable to the noncontrolling interest	26	—	—

Net income (loss) attributable to SquareTwo Financial Corporation	$(73,550)	$(15,405)	$19,772

See Notes to Consolidated Financial Statements

SquareTwo Financial Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholder's Equity

(in thousands)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total SquareTwo Equity	Noncontrolling Interest	Total Equity
Balances, December 31, 2007	$—	$119,447	$(29,716)	$(675)	$89,056	$185	$89,241
Net income	—	—	19,772	—	19,772	—	19,772
Other Comprehensive income (loss):
Currency translation adjustment	—	—	—	229	229	—	229
Change in cash flow hedge fair value	—	—	—	(206)	(206)	—	(206)

Comprehensive income (loss)					19,795	—	19,795

Dividend to Parent	—	—	(59,060)	—	(59,060)	—	(59,060)
Other	—	27	—	—	27	—	27
Parent investment	—	15,099	—	—	15,099	—	15,099
Stock option expense	—	1,523	—	—	1,523	—	1,523

Balances, December 31, 2008	$—	$136,096	$(69,004)	$(652)	$66,440	$185	$66,625
Net income	—	—	(15,405)	—	(15,405)	—	(15,405)
Other Comprehensive income (loss):
Currency translation adjustment	—	—	—	(123)	(123)	—	(123)
Change in cash flow hedge fair value	—	—	—	651	651	—	651

Comprehensive income (loss)					(14,877)	—	(14,877)

Parent investment	—	50,059	—	—	50,059	—	50,059
Stock option expense	—	1,771	—	—	1,771	—	1,771

Balances, December 31, 2009	$—	$187,926	$(84,409)	$(124)	$103,393	$185	$103,578
Net income	—	—	(73,550)	—	(73,550)	26	$(73,524)
Other Comprehensive income (loss):
Currency translation adjustment	—	—	—	(2)	(2)	—	(2)

Comprehensive income (loss)					(73,552)	26	$(73,526)

Distribution to Parent	—	—	(729)	—	(729)	—	(729)
Parent investment	—	699	—	—	699	—	699
Stock option expense	—	903	—	—	903	—	903

Balances, December 31, 2010	$—	$189,528	$(158,688)	$(126)	$30,714	$211	$30,925

See Notes to Consolidated Financial Statements

SquareTwo Financial Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2010	2009	2008
Operating activities
Net income (loss)	$(73,524)	$(15,405)	$19,772
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,517	5,190	5,781
Amortization of loan origination fees and debt discount	2,674	4,616	1,275
Recovery of step-up in basis of purchased debt	534	1,089	4,127
Change in valuation allowance of purchased debt	66,477	45,709	16,900
Expenses for stock options	903	1,778	1,406
Loss on debt extinguishment	2,761	—	—
Other non-cash expense	2,807	1,918	1,835
Deferred tax provision (benefit)	(11,266)	13,607	6,772
Paid in kind interest	2,641	9,187	—
Changes in operating assets and liabilities:
Income tax payable/receivable	2,852	(21,528)	2,981
Restricted cash and other assets	(1,031)	(2,666)	11,203
Accounts payable and accrued liabilities	5,566	(7,534)	5,733

Net cash provided by operating activities	6,911	35,961	77,785

Investing activities
Investment in purchased debt	(171,823)	(108,507)	(232,312)
Proceeds applied to purchased debt principal	153,611	94,081	144,436
Net change in franchise debt purchase program	—	(962)	162
Net proceeds from (investments in) notes receivable	267	211	(479)
Purchases of property and equipment including capitalized interest	(4,357)	(6,826)	(9,785)

Net cash used in investing activities	(22,302)	(22,003)	(97,978)

Financing activities
Proceeds from (repayments of) investment by Parent, net	(30)	50,059	15,099
Proceeds from senior notes issued, net	284,969	—	—
Payments on notes payable, net	(246,022)	(53,165)	(12,116)
Proceeds from lines-of-credit	454,633	310,969	493,050
Payments on lines-of-credit	(459,742)	(326,308)	(462,707)
Origination fees on lines-of-credit and senior notes	(14,250)	(2,468)	(430)
Prepayment penalties on debt extinguishment	(1,184)	—	—
Payments on capital lease obligations	(1,761)	(2,108)	(2,752)

Net cash provided by (used in) financing activities	16,613	(23,021)	30,144

Increase (decrease) in cash and cash equivalents	1,222	(9,063)	9,951
Impact of foreign currency translation on cash	216	(815)	314
Cash and cash equivalents at beginning of period	426	10,304	39

Cash and cash equivalents at end of period	$1,864	$426	$10,304

Supplemental disclosure of cash flow information
Cash paid for interest	$35,114	$30,986	$45,261
Cash paid (received) for income taxes	(2,626)	(1,378)	4,287
Supplemental disclosure of noncash investing and financing activities
Property and equipment financed with capital leases	$726	$845	$—
Other assets financed with capital leases	18	242	—

See Notes to Consolidated Financial Statements

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(in thousands) except share amounts or otherwise indicated

1. Organization and Description of Business

        SquareTwo Financial Corporation (together with its subsidiaries referred to herein as "SquareTwo" or the "Company") is a Delaware corporation that was organized in February 1994 and is headquartered in Denver, Colorado. On August 5, 2005, CA Holding Inc. ("Parent") acquired 100% of the outstanding stock of SquareTwo and its subsidiaries (the "Acquisition"). The accompanying consolidated financial statements reflect Parent's basis in SquareTwo. SquareTwo's subsidiaries purchase domestic and Canadian charged-off receivables (referred to herein as "purchased debt").

        SquareTwo itself is not a debt collector, but serves as a licensor of a network of independent attorney-based franchises which pursue proceeds on debt placed by the Company for a servicing fee. We refer to our network of independent attorney-based franchises as our "Partners Network" or our "Partners." In addition to our Partners Network, we also utilize certain specialized collection agencies and an extensive network of local law firms that complement the focus and geographic coverage of our Partners Network. Collectively, our Partners Network, certain specialized collection agencies, and local law firms are referred to as our United Network.

        The Company has developed proprietary debt collections software platforms which manage all facets of the collection process. SquareTwo's proprietary STARSTM platform, and the newly developed eAGLE platform that will eventually replace STARSTM, provide the Company, the collector, and collection supervisors with the data necessary to optimize collections. In addition, the Company's platforms were designed as an asset management system as well as a collections platform, allowing the Company to track the data necessary to efficiently allocate debt to franchisees based on state licensing requirements, historical collection success rates and other factors, and to move accounts within the network to improve the speed and amount of collections. The Company licenses limited use of its collections software for accounts not owned by the Company or placed with the Company for contingent collections with royalties ranging from 2% to 4% of collections.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements of the Company are prepared in accordance with GAAP and include the accounts of SquareTwo. SquareTwo is comprised of its wholly-owned subsidiaries, ReFinance America, Ltd.; CACV of Colorado, LLC; CACH, LLC; Collect Air, LLC; Healthcare Funding Solutions, LLC; SquareTwo Financial Commercial Funding Corporation, and Collect America of Canada, LLC. Collect America of Canada, LLC has a wholly-owned subsidiary, SquareTwo Financial Canada Corporation, which has a majority ownership interest in CCL Financial Inc. CCL Financial Inc. is a consolidated entity of the Company. As previously disclosed, CA Holding owns 100% of the outstanding equity of SquareTwo and all other CA Holding investments are dormant. All material expenses incurred by CA Holding on SquareTwo's behalf have been allocated to SquareTwo and are reflected in the consolidated financial statements of SquareTwo. Because the operations of CA Holding and SquareTwo are substantially the same, there is no material difference in the statements of operations of the companies. Inactive companies are not listed. All significant intercompany transactions and balances have been eliminated in consolidation.

        Under the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification ("ASC") Topic 280, Segment Reporting ("ACS 280"), the Company has determined that it has several operating segments that meet the aggregation criteria of ASC 280, and therefore, it has one reportable

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

2. Summary of Significant Accounting Policies (Continued)

segment, accounts receivable management, based on similarities among the operating units including homogeneity of operations, assets, and use of technology. Revenues derived outside of the United States are not material to our consolidated financial statements.

Accounting Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes.

        Actual results could differ from those estimates. The Company's consolidated financial statements are based on a number of significant estimates, including the collectability of purchased debt and the timing of such proceeds. Due to the uncertainties inherent in the estimation process, it is at least reasonably possible that its estimates in connection with these items could be materially revised within the near term.

Change in Accounting Estimate

        During the year ended December 31, 2010 the Company implemented a change in estimate regarding the period of time it forecasts future cash flows associated with its purchased debt from a 72 month period to a 108 month period. This change is supported by multiple years of historical proceeds on purchased debt assets that extend beyond the previously forecasted 72 month period. This change increases the operating income and net income line items in our consolidated statements of operations, and increases our purchased debt, net line item in the consolidated balance sheets, by approximately $2.0 million in the year ended December 31, 2010.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with a maturity date of 90 days or less from the date of acquisition to be cash and cash equivalents. The Company maintains cash balances with high-quality financial institutions. Management periodically evaluates the creditworthiness of such institutions. Cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation ("FDIC"). Total cash balances recorded in cash and cash equivalents and restricted cash above the FDIC insured amounts were $10,665 and $10,837 as of December 31, 2010, and 2009, respectively.

Restricted Cash

        Restricted cash primarily represents deposits from purchased debt collections, which under the Company's revolving line of credit further described in Note 9, pay down the line of credit balance on a daily basis based on funds available in the bank. Also included in restricted cash are deposits from collections on contingent debt placed with the Company that will be disbursed to various contingent clients and the Company based on the contractual remittance obligations specific to each relationship.

Concentrations of Risk

        Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company maintains cash balances with high-quality

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

2. Summary of Significant Accounting Policies (Continued)

financial institutions. Management periodically evaluates the creditworthiness of such institutions. Cash balances may be in excess of the amounts insured by the FDIC.

Trade Receivables and Credit Policies

        Trade receivables consist primarily of receivables from uncollateralized obligations due from clients and franchisees under normal trade terms. Payments on trade receivables are applied to the earliest unpaid invoices. Management reviews trade receivables periodically and reduces the carrying amount by a valuation allowance that reflects management's best estimate of the amount that may not be collectible.

Notes Receivable

        The Company extends credit to some of its franchisees and records notes receivable for the amounts financed. The notes are both secured and unsecured and bear interest at interest rates that approximate prevailing market rates for similar loans. See Note 6 for additional discussion on notes receivable.

Property and Equipment

        Property and equipment is stated at cost, less accumulated depreciation. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful life of three to five years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the improvement or the remaining term of the lease. The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures which increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset.

Software Development and Maintenance Costs

        The Company expenses its normal and recurring software maintenance expenses as it considers such costs to be ongoing maintenance and routine upgrades to its systems. The Company's internally developed software costs are accounted for in accordance with ASC Topic 350-40, Internal-Use Software. Capitalized costs related to internal-use software are amortized using the straight-line method over the estimated useful lives of the assets, which range from five to seven years. See Notes 7 and 8 for additional discussion of internally-developed software.

Goodwill and Intangible Assets

        Goodwill represents the cost of acquired businesses in excess of the fair value assigned to the net assets acquired. Goodwill is reviewed for impairment annually or more frequently if indicators of possible impairment arise. As prescribed by ASC Topic 350, Intangibles—Goodwill and Other, goodwill is not amortized. Potential impairment is indicated when the book value of a reporting unit, including goodwill, exceeds its fair value.

        If potential impairment exists, the fair value of the reporting unit is compared to the fair value of its assets and liabilities, excluding goodwill, to estimate the implied value of the reporting unit's goodwill. An impairment loss is recognized for any excess of the book value of the reporting unit's goodwill over the implied fair value.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

2. Summary of Significant Accounting Policies (Continued)

        In connection with Parent's acquisition of SquareTwo on August 5, 2005, certain intangible assets were identified. The Partners Network, with a value of $24,890 was deemed to have an indefinite life and, therefore, is not being amortized. After the purchase price allocation to all net assets, goodwill was determined in the amount of $146,458. In addition to the indefinite lived intangible assets, certain amortizable intangible assets were identified.

        The Company evaluates the remaining useful lives of the amortizable intangible assets each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of an amortizable intangible asset's remaining useful life is changed, the remaining carrying value of the intangible asset is amortized prospectively over that revised remaining useful life. If events or changes in circumstances indicate an amortizing intangible asset's carrying value may not be recoverable, the asset is tested for impairment. The Company performs an impairment test annually, or more frequently, if events or changes in circumstances indicate impairment of indefinite-lived intangible assets. See Note 7 for additional discussion of goodwill and intangible assets.

Impairment of Long-Lived Assets

        If facts and circumstances indicate that the cost of property and equipment or other long-lived assets may be impaired, an evaluation of recoverability of net carrying value is performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset will be compared to the asset's carrying amount to determine if a write-down to estimated fair value is required.

Income Taxes

        The Company accounts for income taxes using an asset and liability approach to the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of the Company's assets and liabilities. See Note 14 for additional discussion of income taxes.

Noncontrolling Interest

        The Company reports its noncontrolling interest as a separate line item on the consolidated balance sheets and the consolidated statements of operations.

Fair Value of Financial Instruments

        In accordance with the requirements of ASC Topic 825, Financial Instruments, the Company discloses the fair value of its financial instruments. The Company's financial instruments consist of purchased debt, notes receivable, line of credit, notes payable, and derivatives. See Note 13 for additional discussion on the fair value of financial instruments.

Revenue Recognition from Purchased Debt

        Purchased debt represents receivables that have been charged-off as uncollectible by the originating organization and that may or may not have been subject to previous collection efforts. Through its subsidiaries, the Company purchases the rights to the unrecovered balances owed by individual debtors.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

2. Summary of Significant Accounting Policies (Continued)

        Through its subsidiaries, the Company purchases charged-off receivables from various financial institutions at a substantial discount from face value and records the purchase at the Company's cost to acquire the portfolio. Financing for purchases is primarily provided by the Company's line of credit and operating cash flow.

        Since January 1, 2005, we have accounted for our purchased debt under the guidance of ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality ("ASC 310-30"). Under ASC 310-30, static pools of purchased debt may be established and accounted for under either the interest method of accounting (referred to by us as "level yield") or the cost recovery method of accounting. These pools are aggregated based on certain common risk criteria. Each static pool is recorded at cost, which includes certain direct costs of acquisition, and is accounted for as a single unit for the recognition of income, reduction of carrying value and any valuation allowance. Once a static pool is established, individual accounts are not added to or removed from the pool unless sold to a third party or recoursed back to the seller. Purchased debt accounted for under our level yield method of accounting is pooled each quarter, whereas purchased debt accounted for under cost recovery is pooled by each individual purchase. The cost recovery method prescribed by ASC 310-30 is required when cash proceeds on a particular purchase cannot be reasonably predicted in timing or amount. Purchased debt accounted for under the cost recovery method comprises all Canadian, commercial, medical, student loan purchases, and any other asset class for which we do not have the necessary experience to forecast the timing and amount of cash flows. For purchased debt for which we believe that we can reasonably forecast the timing and amount of our cash proceeds, we utilize the level yield method.

Level Yield Method

        Beginning January 1, 2007, most of our purchased debt has been accounted for under the level yield method of accounting. Under the level yield method of accounting, cash proceeds on each static pool are allocated to both revenue and to reduce the carrying value (the purchased debt, net line item on our balance sheet) based on an estimated gross internal rate of return ("IRR") for that pool. We determine the applicable IRR for each static pool based on our estimate of the expected cash proceeds of that pool, which is based on our estimated remaining proceeds, or ERP, for the static pool, and the rate of return required to reduce the carrying value of that pool to zero over its estimated life. Each pool's IRR is typically determined using an expected life of 60 to 108 months. As described below, if cash proceeds for a pool deviate from the forecast in timing or amount, then we adjust the carrying value of the pool or its IRR (which determines our future revenue recognition), as applicable.

        Purchased debt portfolios accounted for under the level yield method are accumulated into static pools on a quarterly basis. Cash proceeds on a pool that are greater than the revenue recognized in accordance with the established IRR will reduce the carrying value of the static pool. Cash proceeds on a pool that are lower than the revenue recognized in accordance with the established IRR will increase the carrying value of the static pool as required by ASC 310-30. However, this generally results in recording an offsetting current period allowance charge. In the initial month of each purchase during the quarter of formation if cash received for a level yield pool is less than the amount of revenue that would be recognized under level yield, revenue is limited to cash received.

        The expected trends of each pool are analyzed at least quarterly. If these trends are different than the original estimates, certain adjustments may be required. Each quarter, we use our estimated

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

2. Summary of Significant Accounting Policies (Continued)

remaining proceeds, or ERP, to determine our estimate of future cash proceeds for each pool. We then use all factors available, such as the types of assets within the pool, our experience with those assets, the age of the pool, any recent fluctuations in our recovery rates from the various channels we collect from, and where that pool is in its own collection life cycle. We use these factors for each static pool to determine a range of future proceeds, which becomes smaller as we gain more experience with each static pool. We determine our best estimate of future proceeds within that range, which may be used for adjustments to our revenue recognition, or for our determination of allowance charges.

        Using our best estimate of future proceeds, if we estimate a reduction or delay in the receipt of the aggregate future cash proceeds on a pool, a valuation allowance may be recognized and the original IRR remains unchanged. The valuation allowance is determined to the extent that the present value (using the established IRR) of the revised future cash proceeds is less than the current carrying value of the pool. If we estimate an increase in the aggregate future cash proceeds or an acceleration of the timing of future cash proceeds on a pool, the IRR may be increased prospectively to reflect revised best estimates of those future cash proceeds over the remaining life of the pool. If there was a previous valuation allowance taken, reversal of the previously recognized valuation allowance occurs prior to any increases to the IRR. ASC 310-30 requires that each pool be evaluated independently and does not allow netting across pools. Thus, even in periods of increasing cash proceeds for our entire purchased debt portfolio, we may be required to record a valuation allowance. Allowance charges for purchased debt are included as adjustments to the purchased debt, net line item in the consolidated statements of operations.

Cost Recovery Method

        Treatment of cash proceeds under the cost recovery method differs from treatment under the level yield method. Under the cost recovery method, as cash proceeds, excluding court cost recoveries, less servicing fees paid to the United Network are received, they directly reduce the carrying value of the purchased debt. For every dollar recorded as a servicing fee paid to the United Network, there is a corresponding dollar recorded as revenue in the purchased debt, net line item in the consolidated statement of operations (i.e. the expense and revenue amounts are equal). Once the purchase's carrying value has been reduced to zero, all cash proceeds, excluding court cost recoveries, are recorded as revenues. Court cost recoveries received for purchased debt accounted for under the cost recovery method of accounting are netted against court cost expenditures in the collection expenses on purchased debt line item in the consolidated statements of operations. As compared to the level yield method of accounting, the cost recovery method of accounting results in a more rapid reduction in the carrying value of purchased debt and slower recognition of revenue with respect thereto.

        We assess our purchased debt accounted for under the cost recovery method at least annually, or more frequently if necessary, to determine if a valuation allowance is necessary. If the carrying value of a purchase is greater than our best estimate of future cash proceeds, excluding court cost recoveries, net of the fees expected to be paid to the United Network for that purchase, we record a valuation allowance for the difference. In the instance that our best estimate of future cash proceeds, excluding court cost recoveries, increase for a cost recovery purchase that has a valuation allowance that was previously recorded, we may reverse the valuation allowance. Similar to our process to determine our revenue recognition, or allowance charges for our level yield pools as described above, we use all

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

2. Summary of Significant Accounting Policies (Continued)

factors available, and our estimated remaining proceeds to determine our best estimate of future cash proceeds for our purchased debt accounted for under the cost recovery method.

Franchise Fees and Royalty Fees

        Franchise fees are recognized by the Company when the services specified in the license agreements are performed by the Company. Royalties from franchisees, which are a percentage of the qualifying receivables collected by the franchisees, are recognized as income when the related collection is received. Franchise development expenses are expensed as incurred and recorded in the other direct operating expense line item in the consolidated statements of operations. See Note 5 for additional discussion on royalties.

Contingent Debt Revenue and Related Collection Expenses

        In addition to its purchased debt, the Company also enters into contracts with various companies (i.e., clients) to collect debt on their behalf. Under these contracts, the Company receives a fee or commission which is typically structured as a percentage of the collections generated by the Company through its franchisees and licensees. This debt is placed with franchisees and licensees that collect the debt for a fee. The Company records revenue for the difference between the total amount collected and the amount paid to the clients in the contingent debt revenue line item in the consolidated statements of operations. The Company records collection expenses related to contingent debt for the portion that is paid to franchisees in the contingent debt collection expense line item in the consolidated statements of operations. This business serves an important purpose in the Company's operating strategy as it is used to offset interim fluctuations in purchasing opportunities in order to provide the Partners Network with a more stable flow of business. While the Company has no contractual obligation to maintain placement volumes with franchisees, doing so helps franchise owners reduce turnover. See Note 4 for additional discussion on contingent debt.

Stock-Based Compensation

        The Company periodically grants stock options to employees, officers, directors, and franchisees. Stock options granted to employees, officers, directors, and franchisees are options on the equity of Parent. Stock option fair values are determined using Black- Scholes pricing models at the grant date of each option and include estimates of forfeitures for employees, officers, directors, and franchisees. Employee forfeitures correspond to an employee no longer working for the Company and franchisee forfeitures correspond to the franchisee no longer being part of the Company's Partners Network. Stock option compensation expense is recognized on a straight-line basis over the vesting period for options that vest based on time of service only. Stock options granted that vest based on performance conditions, which only pertain to employee stock options, are recognized on a straight-line basis over the performance period if satisfaction of the performance is determined to be probable as of the grant date. See Note 11 for additional discussion on stock compensation.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

2. Summary of Significant Accounting Policies (Continued)

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as all changes in stockholder's equity, exclusive of transactions with stockholders, such as capital investments. Comprehensive income (loss) includes net income (loss), changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, and changes in the fair value of cash flow hedges.

        The following is an analysis of the changes in the accumulated other comprehensive income:

Accumulated Other Comprehensive Income (Loss)	Currency Translation Adjustment	Cash flow hedge fair market value	Total Accumulated Other Comprehensive Income (Loss)
Balance, December 31, 2007	$(230)	$(445)	$(675)
Currency translation adjustment, net of tax of ($241)	229		229
Change in cash flow hedge market value, net of tax of $221		(206)	(206)

Balance, December 31, 2008	$(1)	$(651)	$(652)
Currency translation adjustment, net of tax of $75	(123)		(123)
Change in cash flow hedge market value, net of tax of ($403)		651	651

Balance, December 31, 2009	$(124)	$—	$(124)
Currency translation adjustment, net of tax of $1	(2)		(2)

Balance, December 31, 2010	$(126)	$—	$(126)

Marketing Expenses

        The Company expenses marketing costs as incurred. Marketing expense was $663, $347, and $194 for the years ended December 31, 2010, 2009, and 2008, respectively.

Earnings Per Share

        The Company does not report net income or loss of the Company on a per share basis due to its equity being privately held.

Reclassifications

        Certain reclassifications have been made to prior year amounts in order to conform to the current year presentation. The Company has revised the presentation of its consolidated statements of cash flows for all the periods presented to provide improved visibility and comparability with the current year presentation.

Recently Issued Accounting Pronouncements

        In May 2009, the FASB issued guidance on subsequent events which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. This guidance, which falls under ASC

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

2. Summary of Significant Accounting Policies (Continued)

Topic 855, Subsequent Events, provides guidance on the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The Company adopted the guidance during the year ended December 31, 2009, which did not impact the Company's financial position or results of operations. The Company evaluated subsequent events through March 4, 2011, the date the accompanying consolidated financial statements were available to be issued.

        In January 2010, the FASB issued guidance requiring additional disclosures related to the presentation of the reconciliation of fair value measurements using unobservable inputs to, and transfers between, levels in the hierarchy of fair value measurement. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, excluding certain provisions related to Level 3 disclosures which are effective for interim and annual reporting periods beginning after December 15, 2010. The adoption of this guidance did not impact the Company's financial position or results of operations.

        In April 2010, the FASB issued guidance which clarifies the accounting for acquired loans that, at the acquisition date, have evidence of deterioration in credit quality since origination ("credit deteriorated loans"). This guidance states that, upon certain modifications that may qualify as a troubled debt restructuring otherwise, entities are not required to apply troubled debt restructuring guidance to credit deteriorated loans that are accounted for in a pool, as allowed by the guidance that governs those loans. The adoption of this guidance on July 1, 2010 did not impact the Company's financial position or results of operations.

        In July 2010, the FASB issued guidance which expands on the required disclosures about the credit quality of financing receivables and their corresponding allowance for credit losses. The requirements are intended to enhance transparency regarding credit losses and the credit quality of finance receivables. Under the new guidance, allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information and impaired financing receivables are to be presented by asset class. The disclosures are to be presented at the level of disaggregation that the Company uses when determining allowance charges. This guidance is effective on a prospective basis for interim and annual reporting periods ending on or after December 15, 2010. The Company adopted the guidance on December 31, 2010, and has added the required disclosures in footnote 3.

        In December 2010, the FASB issued guidance clarifying the two-step methodology for goodwill impairment calculations when an entity has a reporting unit that has zero or a negative carrying value. In the instance that an entity that has a reporting unit with zero or a negative carrying value, the guidance states the entity is required to skip to the second step of the two-step goodwill impairment test if it is more likely than not that a goodwill impairment exists. This guidance is effective on a prospective basis for interim and annual reporting periods beginning after December 15, 2010. The adoption of this guidance is not expected to impact the Company's financial position or results of operations.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

3. Purchased Debt

        Changes in purchased debt, net for the years ended December 31, 2010, 2009, and 2008 is as follows:

	Level Yield			Cost Recovery			Totals
	December 31,			December 31,			December 31,
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Balance at beginning of period	$260,478	$278,410	$168,821	$13,820	$26,666	$69,568	$274,298	$305,076	$238,389
Purchases	154,619	97,831	223,833	17,204	10,676	8,479	171,823	108,507	232,312
Change in allowance	(66,722)	(40,109)	(16,970)	245	(5,600)	70	(66,477)	(45,709)	(16,900)
Proceeds applied to purchased debt principal	(137,173)	(75,654)	(97,274)	(16,438)	(18,427)	(47,162)	(153,611)	(94,081)	(144,436)
Recovery of step-up in basis(1)	—	—	—	(534)	(1,089)	(4,127)	(534)	(1,089)	(4,127)
Other(2)	—	—	—	195	1,594	(162)	195	1,594	(162)

Balance at end of period	$211,202	$260,478	$278,410	$14,492	$13,820	$26,666	$225,694	$274,298	$305,076

(1)
The step-up in basis is a result of fair value adjustments from the 2005 Acquisition. The step-up in basis is amortized using the cost recovery method. The remaining value of this step-up asset, net of allowance, was $523 as of December 31, 2010.

(2)
Other includes impacts of the Company's franchises asset purchase program and currency translation on purchased debt.

        The following table shows the relationship of purchased debt proceeds to gross revenue recognized and proceeds applied to principal for the years ended December 31, 2010, 2009, and 2008:

	Level Yield			Cost Recovery			Totals
	December 31,			December 31,			December 31,
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Proceeds	$253,356	$184,735	$200,451	$83,724	$110,820	$198,340	$337,080	$295,555	$398,791
Gross revenue recognized	116,183	109,081	103,177	62,477	87,672	143,483	178,660	196,753	246,660
Cost recovery court costs recoveries(1)	—	—	—	4,809	4,721	7,695	4,809	4,721	7,695
Proceeds applied to purchased debt principal	137,173	75,654	97,274	16,438	18,427	47,162	153,611	94,081	144,436

	$—	$—	$—	$—	$—	$—	$—	$—	$—

(1)
Cost recovery court cost recoveries are recorded as a contra expense in the collection expenses on purchased debt line item in the consolidated statements of operations.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

3. Purchased Debt (Continued)

        The following table shows a reconciliation of gross revenue recognized to purchased debt revenues, net for the years ended December 31, 2010, 2009, and 2008:

	Level Yield			Cost Recovery			Totals
	December 31,			December 31,			December 31,
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Gross revenue recognized	$116,183	$109,081	$103,177	$62,477	$87,672	$143,483	$178,660	$196,753	$246,660
Purchased debt royalties	3,484	3,681	4,566	1,712	2,250	4,342	5,196	5,931	8,908
Change in valuation allowance	(66,722)	(40,109)	(16,970)	245	(5,600)	70	(66,477)	(45,709)	(16,900)
Recovery of step-up in basis	—	—	—	(534)	(1,089)	(4,127)	(534)	(1,089)	(4,127)
Other(1)	—	—	—	(743)	(1,325)	(2,096)	(743)	(1,325)	(2,096)

	$52,945	$72,653	$90,773	$63,157	$81,908	$141,672	$116,102	$154,561	$232,445

(1)
Other items relate to the franchise asset purchase program and certain profit sharing items that reduce the Company's revenue recorded on purchased debt. See Note 15.

        The following table shows detail of the Company's purchases during the years ended December 31, 2010, 2009, and 2008:

	Level Yield			Cost Recovery			Totals
	December 31,			December 31,			December 31,
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Purchase price	$154,619	$97,831	$223,833	$17,204	$10,676	$8,479	$171,823	$108,507	$232,312
Face value	$3,471,336	$1,986,152	$2,292,155	$841,272	$1,292,170	$750,026	$4,312,608	$3,278,322	$3,042,181
% of face	4.5%	4.9%	9.8%	2.0%	0.8%	1.1%	4.0%	3.3%	7.6%

        Based upon initial projections, cash proceeds expected to be received on purchased debt accounted for under the level yield method and acquired during the year ended December 31, 2010 are as follows:

Cash proceeds expected
2010 (actual)	$73,199
2011	92,616
2012	85,669
2013	40,838
2014	19,460
2015	10,552
2016	6,300
2017	1,963
2018	132

Total cash proceeds expected	$330,729

        Accretable yield represents the difference between our estimated remaining proceeds of our purchased debt accounted for under the level yield method and the carrying value of those assets at December 31, 2010 and 2009. The estimated remaining proceeds are used in determining our revenue recognition, and adjustments to our revenue recognition, for our purchased debt accounted for under

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

3. Purchased Debt (Continued)

the level yield method, which is described in further detail in our accounting policy for the level yield method in Note 2.

        In the year ended December 31, 2010, the Company purchased $154,619 in purchased debt that qualified for level yield accounting and expects to receive $330,729 in proceeds in excess of purchase price on the pools. The accretable yield for the 2010 purchases is $176,110, or the expected remaining proceeds less the purchase price. The nonaccretable yield for the 2010 purchases is $3.1 billion, the difference between the expected proceeds and the face value of the purchased debt acquired in 2010. Reclassifications from nonaccretable difference to accretable yield primarily result from the Company's increase in its estimate of future proceeds (i.e. the Company expects a greater amount of proceeds). Reclassifications to nonaccretable difference from accretable yield result from allowance charges that exceed the Company's increase in its estimate of future proceeds (i.e. the Company expects less proceeds).

        The following is the change in accretable yield for the years ended December 31, 2010 and 2009:

	December 31,
	2010	2009
Balance at beginning of period	$302,998	$254,603
Impact from revenue recognized on purchased debt, net	(49,462)	(68,972)
Additions from current year purchases	102,911	98,887
Reclassifications (to)/from nonaccretable difference	(51,485)	18,480

Balance at end of period	$304,962	$302,998

        The change in the valuation allowance for the Company's purchased debt for the years ended December 31, 2010, 2009, and 2008:

	Level Yield			Cost Recovery			Totals
	December 31,			December 31,			December 31,
	2010	2009	2008	2010	2009	2008	2010	2009	2008
Balance at beginning of period	$57,079	$16,970	$—	$8,733	$3,133	$3,203	$65,812	$20,103	$3,203
Allowance charges recorded (reversed)	66,722	40,109	16,970	(245)	5,600	(70)	66,477	45,709	16,900

Balance at end of period	$123,801	$57,079	$16,970	$8,488	$8,733	$3,133	$132,289	$65,812	$20,103

4. Contingent Debt

        Revenue associated with contingent debt is recorded in the contingent debt line item in the consolidated statements of operations. In addition, the Company incurs certain expenses to support the operations for contingent debt which are recorded in the contingent debt collection expense line item in the consolidated statements of operations.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

4. Contingent Debt (Continued)

        The following table includes contingent debt revenue for the years ending December 31, 2010, 2009, and 2008:

	December 31,
	2010	2009	2008
Contingent debt revenue	$12,515	$18,438	$19,180
Contingent debt royalties and other	1,615	2,417	3,039

Total revenues on contingent debt	$14,130	$20,855	$22,219

5. Royalties

        The Company earns royalties on collections on its purchased debt as well as collections from its contingent debt as a fee from franchises using our proprietary collection platforms, STARSTM or eAGLE. The Company does not earn any royalties on collections from accounts that have entered the legal stage. The royalty rate of 2% to 4% of each dollar collected is recorded as collections are received. The following table provides detail on the Company's royalty revenue for the years ended December 31, 2010, 2009, and 2008:

	Royalty Revenue
	December 31,
	2010	2009	2008
Purchased debt(1)	$5,196	$5,931	$8,908
Contingent debt and other(1)	1,615	2,417	3,039

Total royalties	$6,811	$8,348	$11,947

(1)
Purchased debt royalties and contingent debt and other royalties are included in the purchased debt, net and contingent debt revenue line items, respectively, on the consolidated statements of operations.

6. Notes Receivable

        The Company has advanced funds to franchises in the form of notes receivable for the purpose of assisting certain franchises to expand their operations. The notes generally bear interest at rates of 2% over the prime rate and have terms ranging from two to six years. The Company assesses franchise notes receivable for collectability on a quarterly basis and records an allowance in the instance that amounts are determined to be uncollectable. Allowance charges (reversals) related to franchise notes receivable recorded for the years ended December 31, 2010, 2009, and 2008 were $4, $192, and $0 respectively.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

6. Notes Receivable (Continued)

        The amount of the Company's notes receivable at the years ended December 31 is as follows:

	December 31,
	2010	2009
Franchise notes, net	$872	$1,451

7. Goodwill and Other Intangibles

        Indefinite lived intangible assets consist of goodwill and the value of the Company's Partners Network and were identified as part of purchase accounting at the date of the Acquisition. The intangible assets are reflected in the Company's consolidated balance sheets in the goodwill and intangibles line item.

        Amortizable intangible assets consist of the intangible fair value of the platform that was determined in connection with the Acquisition in 2005. The amortization is recorded in the depreciation and amortization line item in the consolidated statements of operations.

        The following is a summary of intangibles as of December 31:

	December 31,
	2010	2009
Goodwill	$146,458	$146,458
Partners Network	24,890	24,890

Total intangible assets	$171,348	$171,348

        No impairment of intangibles was identified during the years ended December 31, 2010, 2009, and 2008.

        In 2007 the Company initiated the development of the eAGLE platform, intended to replace the STARSTM platform. As a result, the amortization period of the original STARSTM intangible was accelerated and fully amortized during the year ended December 31, 2009. Amortization expense for the STARSTM intangible asset was $0, $1,420, $2,996 for the years ended December 31, 2010, 2009, and 2008, respectively. The eAGLE platform was determined to be ready for its intended use, placed into service on October 1, 2009 and is included in computer equipment and software included in Note 8.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

8. Property and Equipment

        Property and equipment consists of the following at the years ended December 31:

	December 31,
	2010	2009
Transportation equipment	$4,303	$4,303
Computer equipment and software	29,672	24,674
Furniture and fixtures	254	251
Leasehold improvements	908	841

	35,137	30,069
Less accumulated depreciation and amortization	(13,217)	(7,692)

Balance at end of period	$21,920	$22,377

        Property and equipment depreciation is calculated on a straight-line basis, using a useful life of three years for computer equipment, five to seven years for internally developed software, and five years for all other types of fixed assets, excluding leasehold improvements which are amortized over the shorter of the useful life of the asset or the life of the lease. Depreciation expense was $2,811, $3,095 and $2,785 for December 31, 2010, 2009, and 2008 respectively. Included in the computer equipment and software category are capitalized internally developed software costs in the amount of $19,121, and $18,592 net of accumulated amortization of $3,379 and $675 respectively, at December 31, 2010 and 2009, respectively. The eAGLE platform was determined to be ready for its intended use on October 1, 2009 and is being amortized over 84 months. For the years ended December 31, 2010 and 2009, the eAGLE platform included capitalized interest costs of $128 and $478, respectively. Amortization expense on the eAGLE platform was $2,706, $675, and $0 for December 31, 2010, 2009, and 2008, respectively. The estimated aggregate amortization expense is $2,729 for each of the succeeding five years.

        Also included in the computer equipment and software category are assets financed under capital leases in the amount of $4,127, and $4,574, net of accumulated amortization of $2,329, and $1,155, respectively, for the years ended December 31, 2010 and 2009, respectively. Amortization expense of computer equipment and software under capital lease is included in depreciation expense.

        The Company also has certain software agreements financed under capital leases in the amounts of $214 and $570, net of accumulated amortization of $275, and $1,145, respectively, at December 31, 2010 and 2009, respectively. These assets are included in the other assets line item on the consolidated balance sheets. Amortization expense for the years ended December 31, 2010, 2009, and 2008 was $398, $477, and $491, respectively, and is included in general and administrative expense.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

9. Notes Payable and Other Borrowings

Line of Credit

        The following is a listing of the Company's outstanding line of credit borrowings, balances, and interest rates as of the years ended December 31,:

	2010			2009
Type of Debt	Nominal Rate(1)	Balance	Maturity	Nominal Rate(1)	Balance	Maturity
Line of Credit USD	7.0%	$106,226	April 2014	6.75%	$109,891	November 2011
Line of Credit CAD	7.0%	5,114	April 2014	9.0%	6,152	November 2011

Total Line of Credit		$111,340			$116,043

(1)
Nominal rates represent the Company's interest rates for these respective borrowings as of December 31, 2010, and 2009. Nominal rates exclude the impact of the amortization of fees associated with the origination of these instruments.

        On April 7, 2010, SquareTwo, Parent and certain of SquareTwo's subsidiaries entered into a new revolving credit facility agreement. The Company incurred and capitalized $5.3 million of costs associated with this facility. The new revolving credit facility provides maximum financing commitments of $185 million, subject to a borrowing base, and provided the loan parties certain rights to obtain an increase of commitments by up to $15 million. At December 31, 2010, our availability under the line of credit was $57.6 million based on our borrowing base calculation.

        Pursuant to the senior revolving credit facility, the Company can request advances daily, as needed, subject to a borrowing base and other calculations, which may reduce the actual amount available under the maximum commitment. All obligations under the new revolving credit facility, and the guarantees of those obligations, are secured, subject to certain exceptions, by a first priority security interest in substantially all of the assets of the borrowers and the guarantors there under. In conjunction with the new credit facility, the Company recognized a $2.8 million loss on debt extinguishment as a result of the early repayment of the previously existing facility and the related write-off of unamortized deferred financing costs. The loss which is included in the other expense line item of the consolidated statement of operations for the year ended December 31, 2010.

        Included in the other assets line item on the consolidated balance sheet are net deferred financing costs associated with lines of credit in the amounts of $4,363 and $597 at December 31, 2010 and 2009, respectively.

        The Company has accrued interest on its lines of credit of $265 and $583 at December 31, 2010 and 2009, respectively, which are included in the accrued expenses and other liabilities line item on the consolidated balance sheets.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

9. Notes Payable and Other Borrowings (Continued)

        The following represents the terms of the Company's outstanding line of credit borrowings as of December 31, 2010:

Type of Debt and Maximum Commitment	Collateral	Interest Rate Terms	Fees	Payment Terms
Domestic Line of Credit; maximum commitment $185.0 million subject to borrowing on Canadian Line of Credit and other terms.	Substantially all assets of SquareTwo and its U.S. guarantor subsidiaries.	Option of (1) Base Rate: Floor of (a) the highest of Prime rate, Federal Funds rate plus 0.50%, or one-month LIBOR plus 1.00%, or (b) 3.0%, plus a margin of 4.0%, or (2) LIBOR Rate: Floor of the higher of (a) LIBOR or (b) 2.0%, plus a margin of 5.0%.	Unused line fees of 0.50% to 0.75% of borrowing capacity depending on the amount of remaining borrowing capacity.	Due at maturity.
Canadian Line of Credit; maximum commitment $24.7 million subject to borrowing on U.S. Line of Credit and other terms.	Substantially all assets of the Company.
		Option of (1) Canadian Index Rate: Floor of (a) the higher of the reference rate for commercial Canadian loans, or Canadian 30-day BA rate plus 1.0%, or (b) 3.0%, plus a margin of 4.0%; or (2) Canadian BA Rate: Floor of the higher of (a) Canadian BA rate, or (b) 2.0%, plus a margin of 5.5%.	Unused line fees of 0.50% to 0.75% of borrowing capacity depending on the amount of remaining borrowing capacity.	Due at maturity.

Notes Payable

        The following is a listing of the Company's outstanding notes payable borrowings, balances, and interest rates as of December 31:

	2010		2009
Type of Debt	Nominal Rate(1)	Balance	Nominal Rate(1)	Balance	Maturity
Term Note A	N/A	—	7.50%	$44,102	December 2011
Term Note B	N/A	—	8.25%	84,652	March 2012
Subordinated Debt	N/A	—	16.00%	114,187	August 2012
Second Lien Notes, net of $4,506 unamortized discount	11.625%	285,494	N/A	—	April 2017
Other Notes Payable	6.33 - 8.00%	4,514	6.33 - 8.00%	4,958	2012 - 2021

Total Notes Payable		$290,008		$247,899

(1)
Nominal rates represent the Company's interest rates (or range of interest rates) for these respective borrowings as of December 31, 2010.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

9. Notes Payable and Other Borrowings (Continued)

        Concurrently with the closing of the new revolving credit facility, the Company issued $290.0 million in aggregate principal amount of 11.625% Senior Second Lien Notes (the "Second Lien Notes") and received $285.0 million in proceeds prior to transaction costs. The Company incurred and capitalized $8.9 million of costs associated with the issuance of the Second Lien Notes. The Second Lien Notes will mature on April 1, 2017. They are guaranteed on a senior secured basis by substantially all of SquareTwo's existing and future domestic subsidiaries, and the guarantees are secured by a second priority lien on substantially all of the Company's and the guarantors' assets. The Company has agreed to exchange the Second Lien Notes, within 365 days of issuance, for a new issue of substantially identical notes that will be registered under the Securities Act of 1933, as amended.

        The proceeds from the Second Lien Notes, together with borrowings under the new revolving credit facility, were used to repay certain indebtedness, including the Company's entire indebtedness under the old revolving line of credit, term notes A and B, and subordinated notes.

        Included in the other assets line item on the consolidated balance sheet are net deferred financing costs associated with notes payable in the amounts of $7,989 and $1,232 at December 31, 2010 and 2009, respectively.

        The Company has accrued interest on notes payable of $8,428 and $4,010 at December 31, 2010 and 2009, respectively, which are included in the accrued expenses and other liabilities line item on the consolidated balance sheets.

        The following represents the terms of the Company's outstanding notes payable as of December 31, 2010:

Type of Debt	Guarantee/ Collateral	Interest Rate Terms	Repayment Terms
Second Lien Notes	Guaranteed by substantially all of SquareTwo's existing and future domestic subsidiaries. Guarantees are secured by a second priority lien by substantially all of the guarantors' assets.	11.625% annual interest paid semi-annually in cash, on April 1 and October 1.	Mandatory redemption not required. Optional redemption permitted at any time, in whole or in part, subject to certain redemption prices and make-whole premiums based on the date of the redemption.
Other Notes	Underlying stock and transportation equipment	Fixed interest rate of 6.33 - 8.00%	Due in monthly principal and interest payments through maturity

Covenants

        The senior revolving credit facility and the Second Lien Notes have certain covenants and restrictions, as is customary for such facilities, with which the Company must comply. Some of the financial covenants under the revolving credit facility include: minimum Adjusted EBITDA, capital expenditures limits, and maximum operating lease obligations. The minimum Adjusted EBITDA covenant, as defined and described in detail in the revolving credit facility agreement, are $170 million

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

9. Notes Payable and Other Borrowings (Continued)

and $195 million for the years ending December 31, 2010 and December 31, 2011, respectively. Adjusted EBITDA covenant for each of the trailing twelve month periods following the fiscal quarter ending March 31, 2012 is $200 million. The maximum capital expenditures covenant for any fiscal year, as further described in the revolving credit facility agreement, is $8 million and is subject to provisions set forth in the agreement. Maximum aggregate rent expense and other operating lease obligations are $3 million in any fiscal year. Both the credit facility and the indenture also contain covenants that limit, among other restrictions, the Company's ability to incur additional indebtedness, sell or transfer certain assets, declare or pay dividends or make certain investments. All covenants and restrictions, including the aforementioned covenants and restrictions are further detailed in the senior revolving credit facility and the Second Lien Notes agreements.

        As of December 31, 2010, the Company was in compliance with all covenants and restrictions of the new revolving credit facility and Second Lien Notes.

Letters of Credit

        The Company had an outstanding letter of credit at December 31, 2010 and 2009 in the amount of $350. At December 31, 2010 the $350.0 amount had not been drawn on and remained outstanding. In addition, at December 31, 2010 the Company had an outstanding letter of credit in Canada in the amount of CAD$225.

Scheduled Debt Maturities

        Principal payments due during each of the next five calendar years and thereafter for the Company's line of credit, notes payable, and capital lease obligations are as follows as of December 31, 2010:

	Line of Credit		Notes Payable		Capital Lease Obligations
	Regularly scheduled principal amortization	Final maturities and other	Regularly scheduled principal amortization	Final maturities and other	Regularly scheduled principal amortization	Total
2011	$—	$—	$457	$—	$981	$1,438
2012	—	—	477	2,401	132	3,010
2013	—	—	282	—	90	372
2014	—	111,340	306	—	58	111,704
2015	—	—	331	—	54	385
Thereafter	—	—	260	290,000	—	290,260

Total	$—	$111,340	$2,113	$292,401	$1,315	$407,169

(1)
The maturity of $290,000 is grossed up for the unamortized discount of $4,506 which is included in notes payable on the balance sheet.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

10. Stockholder's Equity

        As of December 31, 2010, and 2009, the Company is authorized to issue 1,000 shares, all of which are reserved as common stock, with 1,000 shares outstanding with a par value of $0.001 per share. There are no other equity shares outstanding that would take preference over the common stock in the instance that the Company pays dividends or liquidates. The outstanding shares are voting common stock and are owned 100% by Parent.

        In connection with Parent's purchase of a related party during the year ended December 31, 2006, the Company loaned Parent $86.6 million ("Receivable") that was fully collateralized by the related party. As a result of operating difficulties experienced by the related party during the year ended December 31, 2008, the Company determined that $59.1 million of the Receivable was uncollectable and deemed as a non-cash dividend to Parent during the year ended December 31, 2008. The remaining $13.0 million was paid to the Company by the related party.

11. Stock Compensation

        In November 2005, the Company adopted Parent's 2005 Equity Incentive Plan ("Equity Plan") which reserves 160,000 shares of Parent Common Stock and 65,000 shares of Parent Series A-2 Non-Convertible Preferred Stock, which may be granted to officers, employees, directors, consultants, independent contractors, and franchisees. Stock options may be granted with an exercise price not less than the fair market value of the common stock at the date the options are granted. The maximum term for options granted under the Equity Plan is 10 years.

        The Equity Plan permits the granting of Parent stock options to certain employees, officers and directors of the Company as well as franchisees. Option awards are generally granted with an exercise price equal to the fair value of the Company's stock at the date of issuance. They generally vest over five years of continuous service, and have ten-year contractual terms.

        The Company uses the Black-Scholes option-pricing model to determine the fair value of stock-based awards. All employee and director options are amortized ratably over the requisite service period of the awards, which is generally the vesting periods. Options granted to franchisees are considered to be granted to non-employees and require variable accounting; therefore, the franchise options are revalued as they vest and the amount of expense is based upon the revalued amount.

        The expected life of options granted, expected volatility, and forfeitures are based on data specific to each class under the assumption that the different groups have different characteristics. For the purpose of this analysis these classes include: (i) employees and officers, (ii) directors, and (iii) franchisees. The assumptions below are used by the Company to determine the fair value of stock-based awards.

        Expected Life.    The expected life of options granted represents the period of time for which the options are expected to be outstanding. The Company currently uses the contractual term as the expected life for related awards for all classes.

        Expected Volatility.    The expected volatility is based on the average historical volatility of several publicly traded companies within the Company's industry.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

11. Stock Compensation (Continued)

        Risk-Free Interest Rate.    The risk-free interest rate is derived from the U.S. Treasury rate in effect at the date of grant.

        Dividends.    The Company does not currently anticipate paying any cash dividends on its common stock. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes option valuation model.

        Forfeitures.    ASC 718, Compensation—Stock Compensation, requires the Company to estimate forfeitures at the time of the grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. To determine an expected forfeiture rate, the Company examined the historical forfeiture rate. Based on the internal analysis, the expected forfeiture rates over the options' life were determined to be 50% of options granted to employees and officers, and 0% of options granted to directors and franchisees.

        The fair value for options granted was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2010	2009	2008
Weighted average fair value of options granted	$12.90	$16.52	$51.10
Risk free interest rate	2.56% - 3.82%	3.31%	3.97% - 4.10%
Dividend yield	0.0%	0.0%	0.0%
Volatility factors of the expected market price of the Company's stock	51%	80%	65%
Weighted average expected life of options	10 years	10 years	10 years

        In the years ending December 31, 2010, 2009 and 2008, the Company granted 12,650, 5,750 and 8,250 options, respectively to employees; zero, 17,066 and 17,069 respectively to its franchises; and 4,000 options were granted to directors in 2010. In the years ending December 31, 2010, 2009 and 2008 the Company recognized $174, $171 and $165, respectively, in stock compensation expense for the options granted to employees, $684, $1,607 and $1,241, respectively, in stock option expense for options granted to franchises, and zero expense for options granted to directors in 2010. The related tax benefit prior to the impact of the valuation allowance, was $328, $376 and $522 for the years ending December 31, 2010, 2009 and 2008 respectively. Employee, franchise and director stock option compensation expense is recorded in the salaries and payroll taxes line item, other direct operating expenses line item, and general and administrative line item in the consolidated statements of operations, respectively.

        Unrecognized compensation cost related to stock options as of December 31, 2010 was $1,411. The weighted-average remaining expense period, based on the unamortized value of these outstanding stock options was approximately 2.7 years.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

11. Stock Compensation (Continued)

        A summary of the Company's stock options activity as of December 31, 2010, and changes during the year then ended, is presented below:

	Common Stock				Series A-2 Preferred Stock
	Number of Shares	Option Price Per Share	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Number of Shares	Option Price Per Share	Weighted- Average Exercise Price	Aggregate Intrinsic Value
				('000s)				('000s)
Outstanding, beginning of year	98,492	$0.01 - $75.00	$39.32		27,437	$0.01	$0.01
Granted	16,650	20.00	20.00		—	—	—
Cancelled/forfeited	(21,711)	0.01 - 75.00	42.84		(2,112)	0.01	0.01
Exercised	(4,447)	0.01 - 0.10	0.07		(1,426)	0.01	0.01

Outstanding, end of year	88,984	$0.01 - $75.00	$47.26	$478	23,899	$0.01	$0.01	$2,387

Exercisable, end of year	43,690	$0.01 - $75.00	$22.75	$478	23,899	$0.01	$0.01	$2,387

        The total intrinsic value of options exercised during the years ended December 31, 2010, 2009, and 2008 was $231, $371 and $1,429, respectively. As of December 31, 2010 the weighted-average remaining contractual life of options outstanding and options exercisable was 6.4 years and 5.3 years, respectively.

12. Derivative Hedge Instrument

        The Company, from time to time, may choose to hedge the variability of the cash flows associated with its long-term debt by using interest rate swaps or other financial instruments that mitigate this variability. The Company's only interest rate swap ("Swap"), with a notional amount of $40,000, matured on September 27, 2009. This Swap was designated as a cash flow hedge under ASC 815, Derivatives and Hedging. The Company was a fixed-rate payer on the Swap at 4.70%. The counterparty was the floating-rate payer based on three-month LIBOR.

        During the years ending December 31, 2010, 2009 and 2008 the Company recorded a $0, $651 and ($206) change in other comprehensive income, net of tax effect, to reflect the change in fair market value of the Swap. The Company has no net gain or loss recognized in earnings during the years ended December 31, 2010, 2009, and 2008 representing hedge ineffectiveness, and no portion of the derivatives gain or loss is excluded from the assessment of hedge effectiveness. The hedging instrument was 100% effective in reducing the variability of the cash flows associated with the applicable portion of the Company's long-term debt.

        During the years ending December 31, 2010, 2009, and 2008 the Company recorded $0, $1,083, and $496, of interest expense, respectively. The net settlements of the Swap were $0, ($1,187), and ($391) for the years ended December 31, 2010, 2009, and 2008, respectively.

13. Fair Value of Financial Instruments

        Effective January 1, 2008, the Company adopted ASC 820, Fair Value Measurements and Disclosures, which defines fair value based on the price that would be received to sell an asset or the exit price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 establishes a fair value hierarchy that prioritizes

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

13. Fair Value of Financial Instruments (Continued)

observable and unobservable inputs used to measure fair value. The fair value hierarchy consists of three broad levels, which are described below:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

  •
  Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  •
  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

        The following table displays the carrying value and estimated fair value of the Company's financial instruments as of the years ended December 31:

	December 31,
	2010		2009
	Carrying amounts	Estimated fair value	Carrying amounts	Estimated fair value
Purchased debt(1)	$225,694	$489,520	$274,298	$557,628
Line of credit	111,340	111,340	116,043	116,043
Notes payable	290,008	290,008	247,899	247,899

(1)
The Company's purchased debt has been determined using our estimated remaining proceeds discounted using an appropriate discount rate for its required return.

        The carrying values of cash and cash equivalents, accounts receivable and payable, accrued expenses, and notes receivable are considered to approximate fair value due to the short-term nature of these instruments.

Purchased Debt Receivables

        The Company initially records purchased debt receivables at cost. The Company computes the fair value of these receivables in connection with an allowance charge by discounting the future cash flows generated by its proprietary forecasting model using the IRR. This fair value calculation, only performed for the Company's purchased debt assets accounted for under the level yield method, is used to determine if the Company's purchased debt assets require an allowance charge on a pool by pool basis. In the instance that a level yield pool requires an allowance charge, it is written down to its fair value on the consolidated balance sheets. Unless all level yield pools require allowance charges at any reporting date, the fair value of the Company's purchased debt is generally greater than its carrying value. Approximately $69.5 million and $162.3 million of the Company's purchased debt asset are classified as Level 3 assets as of December 31, 2010 and 2009, respectively, due to a portion of the

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

13. Fair Value of Financial Instruments (Continued)

respective reporting date balance being recorded at fair value as a result of allowance charges. For additional information on allowance charges on the Company's purchased debt assets see Note 3.

        At December 31, 2010 and 2009, $14.5 million and $13.8 million of the purchased debt receivable balance was accounted for under the cost recovery method. The Company accounts for these receivables on the cost recovery method as it cannot reasonably forecast the future cash flows in timing and amount. The Company has determined the fair value of its purchased debt by discounting the future cash flows generated by its proprietary forecasting model associated with these assets using a risk-adjusted discount rate.

Line of Credit and Notes Payable

        The Company has a revolving line of credit and several notes payable. The majority of these instruments have terms that represent borrowing rates negotiated with the lenders during the years presented. As a result, the Company believes the carrying values of these instruments approximate fair value as of December 31, 2010 and 2009. These instruments are described more fully in Note 9.

Swap

        The Company had one Swap hedging its variable rate debt that matured on September 27, 2009. During the period that the Swap was outstanding the carrying value was equal to the amount the Company would receive or pay to terminate or settle the Swap as of the reporting date in the consolidated balance sheets. The Swap was valued using counterparty valuations, which the Company considers Level 2 inputs. See Note 12 for additional discussion on the Swap.

14. Income Taxes

        For financial statement reporting purposes, the Company is treated as a stand-alone entity, and therefore all components of the (provision for) benefit from income taxes as well as the deferred tax assets and liabilities recognized herein reflect only the financial results and position of SquareTwo. For income tax purposes, the Company is included in the consolidated return of Parent. Parent files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. Parent's U.S. federal income tax returns were last audited for the tax year ended December 31, 2004, and Parent potentially remains subject to examination for all tax years ended after on or after December 31, 2005. Due to a tax sharing agreement in place between SquareTwo and Parent, the Company can utilize Parent's federal and state net operating loss carryforwards, which at December 31, 2010, were $174.6 million and $189.2 million, respectively including net operating loss carryforwards attributable to the Company. If not utilized, the federal net operating loss will expire in years 2028 through 2030 and the state net operating loss will expire in years 2016 through 2030.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

14. Income Taxes (Continued)

        The amounts of income from operations before income taxes and noncontrolling interests by U.S. and Canadian jurisdictions for the periods ended December 31 are as follows:

	2010	2009	2008
Income (loss) before taxes:
U.S.	$(87,049)	$(24,536)	$33,289
Canada	2,513	(169)	(729)

Total income (loss) before taxes	$(84,536)	$(24,705)	$32,560

        The components of the (provision for) benefit from income taxes from continuing operations for the Company for the periods ended December 31 are as follows:

	2010	2009	2008
Current:
Federal	$—	$21,451	$(5,027)
State	(3)	1,456	(985)
Canada	(251)	—	(4)

Total current tax benefit (expense)	(254)	22,907	(6,016)
Deferred:
Federal	10,512	(11,915)	(5,908)
State	749	(1,692)	(864)
Canada	5	—	—

Total deferred tax benefit (expense)	11,266	(13,607)	(6,772)

Total tax benefit (expense)	$11,012	$9,300	$(12,788)

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

14. Income Taxes (Continued)

        At December 31, the tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

	2010	2009
Deferred tax assets:
Allowance for doubtful accounts	$137	$149
Partners stock option expense	703	867
Accrued compensation and other	339	754
Valuation allowance on cost recovery assets	3,194	3,293
Original issue discount interest	204	180
Deferred rent expense	425	477
Federal and state net operating loss	35,226	10,135
Other	113	96

Total deferred tax assets	40,341	15,951
Deferred tax liabilities:
Level yield revenue	(16,781)	(25,940)
Property and equipment	(1,359)	(312)
Step-up in basis on purchased debt	(683)	(881)
Intangibles	(9,438)	(9,389)
Debt acquisition costs	(227)	(128)

Total deferred tax liabilities	(28,488)	(36,650)
Valuation allowance	(21,286)	—

Net deferred tax liability	$(9,433)	$(20,699)

        At December 31, 2010, the Company had a federal net operating loss carryforward of $90.6 million that if not utilized will expire in the years ending December 31, 2029 and 2030. As of December 31, 2010, the Company had a state net operating loss carryforward of $117.6 million that if not utilized will expire in years ending December 31, 2016 through 2030.

        During the year ended December 31, 2010, the Company recorded a valuation allowance of $21.3 million against certain deferred tax assets including federal and state net operating losses, which may not be utilized within the statute of limitations. In accordance with the accounting guidance for income taxes under GAAP, a valuation allowance is established to reduce the deferred tax assets to the extent the deferred tax asset does not meet the GAAP criteria for future realization. The remaining net deferred tax liability of $9.4 million at December 31, 2010 is attributable to the deferred tax liability associated with the Company's indefinite lived Partners Network intangible asset and a deferred tax asset associated with the book-to-tax basis differences on Canadian assets. To the extent that a determination is made to establish or adjust a valuation allowance, the expense or benefit is recorded in the period in which the determination is made.

        For the year ended December 31, 2010, the combined state and federal tax rate from operations was a benefit of 13.0%. Differences between the total income tax expense and the income tax expense computed using the statutory rate of 35% resulted from state taxes, Canadian taxes, change in the

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

14. Income Taxes (Continued)

valuation allowance and permanent differences for tax purposes in the treatment of certain nondeductible expenses, as follows:

	2010	2009	2008
Computed tax benefit (expense) at statutory Federal rate	$29,588	$8,646	$(11,396)
State tax benefit (expense), net of federal benefit	2,353	609	(1,180)
Other adjustments	357	45	(212)
Valuation allowance	(21,286)	—	—

Total income tax benefit (expense)	$11,012	$9,300	$(12,788)

        Effective January 1, 2009, the Company adopted the new guidance for accounting for uncertainty in income taxes. Upon adoption there was no cumulative effect on retained earnings. The Company had unrecognized tax benefits of less than $250 as of December 31, 2010. The unrecognized tax benefits, if recognized would have no effect on the annual effective tax rate but would accelerate the utilization of the net operating loss to an earlier period. As of December 31, 2010 the Company did not recognize any accrued interest and penalties related to uncertain tax positions. The Company recognizes penalties and interest accrued related to unrecognized tax benefits as part of income tax expense.

        In 2009, Parent received the Internal Revenue Service's consent to change its accounting method for tax purposes related to court costs, allowing it to deduct payments for its court costs in the year incurred, which is consistent with the Company's accounting for its court costs under GAAP. As a result, Parent filed amended federal and state returns for the years ended December 31, 2007 and 2006, and also filed carryback claims to the year ended December 31, 2005. The net effect of the amended filings was the taxes receivable balance of $18.5 million recognized by the Company at December 31, 2009 relating primarily to the federal refunds due to Parent. Certain of those federal returns remain subject to a review by the Internal Revenue Service, and the amount of refunds outstanding at December 31, 2010 was $15.7 million. Due to the Company being consolidated with Parent for income tax reporting, the refunds are due to Parent but are reflected as a receivable of the Company in the Company's consolidated financial statements.

15. Commitments and Contingencies

Office Facilities

        Rent expense, which is included in general and administrative expense in the accompanying consolidated statements of operations, totaled approximately $1,566, $1,559, and $1,536 for the years ended December 31, 2010, 2009, and 2008, respectively. Included as a reduction in the rent expense for 2010, 2009, and 2008 is $21, $519, and $519, respectively, of sublease rental payments for the Company's previously occupied downtown Denver space. There are no remaining sub-lease payments due.

        The Company also leases certain software and various types of equipment through a combination of operating and capital leases from time to time.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

15. Commitments and Contingencies (Continued)

        At December 31, 2010, the total future minimum lease payments for operating leases are as follows:

	Office Facility	Other	Total
Year ended December 31
2011	$1,543	$416	$1,959
2012	1,423	266	1,689
2013	1,392	93	1,485
2014	1,423	48	1,471
2015	1,454	1	1,455
Thereafter	1,237	—	1,237

	$8,472	$824	$9,296

401(k) Savings

        The Company has a 401(k) provision to Parent's profit-sharing plan. Eligible employees may make voluntary contributions which are matched by the Company up to 4% of the employee's compensation up to eligible limits. The amount of employee contributions are limited as specified in the profit-sharing plan. The Company may, at its discretion, make additional contributions. For the years ended 2010, 2009, and 2008, the Company made contributions of approximately $483, $434, and $431, respectively.

Franchise Asset Purchase Program

        During the year ended December 31, 2001, the Company approved an offering to its Partners Network that provided them with the opportunity to invest in the Company's purchased debt. Under the terms of the agreement, the franchisees had the opportunity to invest from 10% to 20% of the Company's monthly investment in purchased debt, with their return based on actual collections.

        A similar program continued in 2006, effective for debt purchases in the fourth quarter of 2005. As of December 31, 2010 and 2009, the remaining investments by the franchisees under these plans are approximately $1,734, and $1,734 respectively. These amounts have been classified as a contra-asset to purchased debt in the accompanying consolidated balance sheets.

        The program was discontinued prospectively during the year ended December 31, 2010.

Forward Commitments to Purchase Debt

        The Company from time to time enters into forward flow purchase agreements with various debt sellers to purchase specified amounts of debt for designated prices. These contracts typically cover a year or less and can be generally cancelled by the Company at its discretion with a 60 day notice. At December 31, 2010, the Company had obligations outstanding to purchase up to $955.0 million in face value of debt at an aggregate price of $65.3 million during 2011 under forward flow purchase agreements.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

15. Commitments and Contingencies (Continued)

Litigation

        The Company is from time to time subject to routine litigation incidental to its business. The Company believes that the results of pending legal proceedings will not have a material adverse effect on the financial condition, results of operation, or liquidity of the Company.

16. Related-Party Transactions

Notes Payable to Related Parties

        At December 31, 2010 and 2009, the Company had notes payable of $1,680 and $1,902 to individuals who are deemed related parties because of their relationship with the Company's founder. These notes payable relate to a stock redemption plan that redeemed all of the shares formally owned by these individuals, but left the promissory notes held by these individuals outstanding, and are included in Notes Payable on the financial statements.

Accounts Receivable/Payable From/To Related Parties

        At December 31, 2010 and 2009 the Company had accounts payable, net of accounts receivable, totaling $3,016, and $2,756, respectively, due to related parties including franchises owned by certain officers, directors, and stockholders.

Revenues

        The Company recorded total revenues from debt collections by officer-owned franchises totaling $11,264, $17,793, and $10,722 for the years ended December 31, 2010, 2009, and 2008, respectively.

Servicing Fees

        We paid servicing fees to officer-owned franchises totaling $7,445, $5,151, and $7,168 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Management Fees

        The Company pays a management fee to a private equity firm which manages both its own investment in Parent, and the investments of others in Parent. The fee is related to services provided for management and administrative oversight, and strategic and tactical planning and advice. The fees for the years ended December 31, 2010, 2009, and 2008, were $500, $500, and $500, respectively.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

17. Significant Concentrations and Significant Customers

        Net collection percentages derived from franchises that represented a significant amount of the Company's revenues for the year ended December 31, 2010 are as follows:

2010
Franchise A	9.9%
Franchise B	8.6
Franchise C	6.0
Franchise D	5.8
Franchise E	4.9

        At December 31, 2010 and 2009, the Company had trade receivables due from these franchisees totaling approximately $63, and $93, respectively.

        While the Company typically purchases debt portfolios from several different sources, most of the debt has historically been originated at approximately 10 major banks and credit card issuers. Debt issuers that represented a significant share of the Company's purchases are as follows:

2010
Issuer A	39.0%
Issuer B	19.4
Issuer C	11.5
Issuer D	8.0
Issuer E	5.1

        The Company enters into contracts for contingent debt with several clients. Clients that represented a significant share of the Company's contingent placements are:

2010
Client A	54.6%
Client B	15.7
Client C	15.3
Client D	7.3
Client E	5.3

        The Company generally sells debt accounts to multiple sources based on the best pricing available at the time of sale. Debt purchasers that represented a significant share of the Company's sales are as follows:

2010
Buyer A	25.1%
Buyer B	21.7
Buyer C	6.3
Buyer D	6.2
Buyer E	5.5

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

18. Supplemental Guarantor Information

        The payment obligations under the Second Lien Notes (see Note 9) are fully and unconditionally guaranteed on a senior secured basis by substantially all of the Company's existing and future domestic subsidiaries ("Guarantor Subsidiaries") that guarantee, or are otherwise obligors with respect to, indebtedness under the Company's senior revolving credit facility. The Second Lien Notes are not guaranteed by Parent.

        The condensed consolidating financial information presented below reflects information regarding SquareTwo Financial Corporation ("Borrower"), the issuer of the Second Lien Notes, the Guarantor Subsidiaries, and all other subsidiaries ("Non-Guarantor Subsidiaries"). This basis of presentation is not intended to present the financial condition, results of operations or cash flows of the Company, the Borrower, the Guarantor Subsidiaries or the Non-Guarantor Subsidiaries for any purpose other than to comply with the specific requirements for subsidiary guarantor reporting. The condensed consolidating information is prepared following the same accounting policies as applied to the Company's consolidated financial statements except for accounting for income taxes of the Guarantor Subsidiaries, which is reflected entirely in the Borrower's financial statements as all material Guarantor Subsidiaries are disregarded entities for tax purposes and are combined with Borrower in the consolidated income tax return of Parent.

        The presentation of Borrower's financial statements represents the equity method of accounting for the Guarantor and Non-Guarantor Subsidiaries. The results of operations of the Guarantor and Non-Guarantor Subsidiaries reflects certain expense allocations from Borrower, which are made in relation to the intercompany balances and the intercompany usage of Borrower's assets.

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

18. Supplemental Guarantor Information (Continued)

Consolidating Balance Sheets

	December 31, 2010
	Borrower	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$(254)	$77	$2,041	$—	$1,864
Restricted cash	2,879	9,080	—	—	11,959
Receivables:
Contingent clients	223	240	—	—	463
Trade, net of allowance for doubtful accounts	528	(37)	49	—	540
Notes receivable, net of allowance for doubtful accounts	920	(48)	—	—	872
Taxes receivable	15,946	—	—	(251)	15,695
Purchased debt, net	522	220,810	4,362	—	225,694
Property and equipment, net	21,812	65	43	—	21,920
Goodwill and intangible assets	170,779	—	569	—	171,348
Other assets	15,696	628	25	—	16,349
Investment in subsidiaries	228,682	—	—	(228,682)	—

Total assets	$457,733	$230,815	$7,089	$(228,933)	$466,704

Liabilities and stockholder's equity
Payables:
Contingent clients	$676	$311	$—	$—	$987
Accounts payable, trade	790	18	246	—	1,054
Payable from trust accounts	1,652	243	—	—	1,895
Payable to Borrower	—	304,770	—	(304,770)	—
Taxes payable	—	—	251	(251)	—
Accrued expenses and other liabilities	19,623	79	45	—	19,747
Deferred tax liability	9,438	—	(5)	—	9,433
Line of credit	106,226	—	5,114	—	111,340
Notes payable, net	287,173	—	2,835	—	290,008
Obligations under capital lease agreements	1,315	—	—	—	1,315

Total liabilities	426,893	305,421	8,486	(305,021)	435,779

Stockholder's equity
Common stock	—	—	—	—	—
Additional paid-in capital	189,528	1,591	2,113	(3,704)	189,528
Accumulated deficit	(158,688)	(76,197)	(3,595)	79,792	(158,688)
Accumulated other comprehensive loss	—	—	(126)	—	(126)

Total equity before noncontrolling interest	30,840	(74,606)	(1,608)	76,088	30,714
Noncontrolling interest	—	—	211	—	211

Total equity	30,840	(74,606)	(1,397)	76,088	30,925

Total liabilities and stockholder's equity	$457,733	$230,815	$7,089	$(228,933)	$466,704

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

18. Supplemental Guarantor Information (Continued)

	December 31, 2009
	Borrower	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Assets
Cash and cash equivalents	$(264)	$96	$594	$—	$426
Restricted cash	4,091	8,103	—	—	12,194
Receivables:
Contingent clients	1,710	644	—	—	2,354
Trade, net of allowance for doubtful accounts	260	99	235	—	594
Notes receivable, net of allowance for doubtful accounts	1,451	—	—	—	1,451
Taxes receivable	18,547	—	—	—	18,547
Purchased debt, net	1,057	269,070	4,171	—	274,298
Property and equipment, net	21,407	102	868	—	22,377
Goodwill and intangible assets	170,779	—	569	—	171,348
Other assets	4,687	367	8	—	5,062
Investment in subsidiaries	274,385	—	—	(274,385)	—

Total assets	$498,110	$278,481	$6,445	$(274,385)	$508,651

Liabilities and stockholder's equity
Payables:
Contingent clients	$2,662	$535	$—	$—	$3,197
Accounts payable, trade	1,241	3	236	—	1,480
Payable from trust accounts	2,098	350	—	—	2,448
Payable to Borrower	—	293,954	—	(293,954)	—
Accrued expenses and other liabilities	10,843	84	64	—	10,991
Deferred tax liability	20,699	—	—	—	20,699
Line of credit	109,891	—	6,152	—	116,043
Notes payable, net	244,843	5	3,051	—	247,899
Obligations under capital lease agreements	2,316	—	—	—	2,316

Total liabilities	394,593	294,931	9,503	(293,954)	405,073

Stockholder's equity
Common stock	—	—	—	—	—
Additional paid-in capital	187,926	(2,097)	1,945	152	187,926
Accumulated deficit	(84,409)	(14,353)	(5,064)	19,417	(84,409)
Accumulated other comprehensive loss	—	—	(124)	—	(124)

Total equity before noncontrolling interest	103,517	(16,450)	(3,243)	19,569	103,393
Noncontrolling interest	—	—	185	—	185

Total equity	103,517	(16,450)	(3,058)	19,569	103,578

Total liabilities and stockholder's equity	$498,110	$278,481	$6,445	$(274,385)	$508,651

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

18. Supplemental Guarantor Information (Continued)

Consolidating Statements of Operations

	Year Ended December 31, 2010
	Borrower	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Revenues on:
Purchased debt, net	$82,221	$27,880	$6,001	$—	$116,102
Contingent debt	11,994	1,718	418	—	14,130
Other revenue	42	152	550	—	744

Total revenues	94,257	29,750	6,969	—	130,976

Expenses
Collection expenses on:
Purchased debt	81,667	27,496	1,464	—	110,627
Contingent debt	9,587	110	—	—	9,697
Other direct operating expenses	—	2,477	—	—	2,477
Salaries and payroll taxes	8,216	14,247	1,676	—	24,139
General and administrative	4,101	8,898	377	—	13,376
Depreciation and amortization	119	4,552	846	—	5,517

Total expenses	103,690	57,780	4,363	—	165,833

Operating income (loss)	(9,433)	(28,030)	2,606	—	(34,857)
Other income (expense)
Interest expense	(11,955)	(33,372)	(655)	—	(45,982)
Other income (expense)	(3,697)	—	—	—	(3,697)

Total other expenses	(15,652)	(33,372)	(655)	—	(49,679)

Income (loss) before income taxes	(25,085)	(61,402)	1,951	—	(84,536)
Income tax benefit (expense)
Current income tax benefit (expense)	(3)	—	(251)	—	(254)
Deferred income tax benefit (expense)	11,261	—	5	—	11,266

Total income tax benefit (expense)	11,258	—	(246)	—	11,012

Income from subsidiaries	(59,723)	—	—	59,723	—

Net income (loss)	$(73,550)	$(61,402)	$1,705	$59,723	$(73,524)

Less: Net income (loss) attributable to the noncontrolling interest	—	—	26	—	26

Net income (loss) attributable to SquareTwo Financial Corporation	$(73,550)	$(61,402)	$1,679	$59,723	$(73,550)

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

18. Supplemental Guarantor Information (Continued)

	Year Ended December 31, 2009
	Borrower	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Revenues on:
Purchased debt, net	$81,350	$70,748	$2,463	$—	$154,561
Contingent debt	17,819	2,728	308	—	20,855
Other revenue	55	302	335	—	692

Total revenues	99,224	73,778	3,106	—	176,108

Expenses
Collection expenses on:
Purchased debt	76,956	23,870	1,063	—	101,889
Contingent debt	14,252	227	—	—	14,479
Other direct operating expenses	—	2,951	—	—	2,951
Salaries and payroll taxes	5,391	12,343	1,111	—	18,845
General and administrative	3,878	7,423	343	—	11,644
Depreciation and amortization	928	3,380	882	—	5,190

Total expenses	101,405	50,194	3,399	—	154,998

Operating income (loss)	(2,181)	23,584	(293)	—	21,110
Other income (expense)
Interest expense	(10,606)	(34,143)	(732)	—	(45,481)
Other income (expense)	(334)	—	—	—	(334)

Total other expenses	(10,940)	(34,143)	(732)	—	(45,815)

Income (loss) before income taxes	(13,121)	(10,559)	(1,025)	—	(24,705)
Income tax benefit (expense)
Current income tax benefit (expense)	22,907	—	—	—	22,907
Deferred income tax benefit (expense)	(13,607)	—	—	—	(13,607)

Total income tax benefit (expense)	9,300	—	—	—	9,300

Income from subsidiaries	(11,584)	—	—	11,584	—

Net income (loss)	$(15,405)	$(10,559)	$(1,025)	$11,584	$(15,405)

Less: Net income (loss) attributable to the noncontrolling interest	—	—	—	—	—

Net income (loss) attributable to SquareTwo Financial Corporation	$(15,405)	$(10,559)	$(1,025)	$11,584	$(15,405)

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

18. Supplemental Guarantor Information (Continued)

	Year Ended December 31, 2008
	Borrower	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenues
Revenues on:
Purchased debt, net	$104,484	$125,582	$2,379	$—	$232,445
Contingent debt	19,426	2,433	360	—	22,219
Other revenue	292	588	410	—	1,290

Total revenues	124,202	128,603	3,149	—	255,954

Expenses
Collection expenses on:
Purchased debt	98,359	20,312	1,235	—	119,906
Contingent debt	15,388	172	—	—	15,560
Other direct operating expenses	—	3,565	—	—	3,565
Salaries and payroll taxes	5,714	13,252	1,346	—	20,312
General and administrative	3,383	7,670	459	—	11,512
Depreciation and amortization	1,565	3,333	883	—	5,781

Total expenses	124,409	48,304	3,923	—	176,636

Operating income (loss)	(207)	80,299	(774)	—	79,318
Other income (expense)
Interest expense	(13,278)	(32,345)	(741)	—	(46,364)
Other income (expense)	(346)	—	(48)	—	(394)

Total other expenses	(13,624)	(32,345)	(789)	—	(46,758)

Income (loss) before income taxes	(13,831)	47,954	(1,563)	—	32,560
Income tax benefit (expense)
Current income tax benefit (expense)	(6,016)	—	—	—	(6,016)
Deferred income tax benefit (expense)	(6,772)	—	—	—	(6,772)

Total income tax benefit (expense)	(12,788)	—	—	—	(12,788)

Income from subsidiaries	46,391	—	—	(46,391)	—

Net income (loss)	$19,772	$47,954	$(1,563)	$(46,391)	$19,772

Less: Net income (loss) attributable to the noncontrolling interest	—	—	—	—	—
Net income (loss) attributable to SquareTwo Financial Corporation	$19,772	$47,954	$(1,563)	$(46,391)	$19,772

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

18. Supplemental Guarantor Information (Continued)

Consolidating Statements of Cash Flows

	Year Ended December 31, 2010
	Borrower	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Operating activities
Net income (loss)	$(73,550)	$(61,402)	$1,705	$59,723	$(73,524)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	119	4,552	846	—	5,517
Amortization of loan origination fees and debt discount	2,671	—	3	—	2,674
Recovery of step-up in basis of purchased debt	534	—	—	—	534
Change in valuation allowance of purchased debt	—	66,601	(124)	—	66,477
Expenses for stock options	174	729	—	—	903
Loss on debt extinguishment	2,761	—	—	—	2,761
Other non-cash expense	2,605	221	(19)	—	2,807
Deferred tax provision (benefit)	(11,261)	—	(5)	—	(11,266)
Paid in kind interest	366	2,275	—	—	2,641
Equity in subsidiaries	59,723	—	—	(59,723)	—
Changes in operating assets and liabilities:
Income tax payable/receivable	2,601	—	251	—	2,852
Restricted cash and other assets	(332)	(833)	134	—	(1,031)
Accounts payable and accrued liabilities	5,897	(322)	(9)	—	5,566

Net cash provided by (used in) operating activities	(7,692)	11,821	2,782	—	6,911

Investing activities
Investment in purchased debt	—	(164,117)	(7,706)	—	(171,823)
Proceeds applied to purchased debt principal	—	145,776	7,835	—	153,611
Net proceeds from (investments in) notes receivable	267	—	—	—	267
Investment in subsidiaries	(6,538)	—	—	6,538	—
Purchases of property and equipment including capitalized interest	(4,301)	(37)	(19)	—	(4,357)

Net cash provided by (used in) investing activities	(10,572)	(18,378)	110	6,538	(22,302)

Financing activities
Proceeds from (repayments of) investment by parent, net	(30)	6,538	—	(6,538)	(30)
Proceeds from senior notes issued	284,969	—	—		284,969
Payments on notes payable, net	(245,805)	—	(217)	—	(246,022)
Proceeds from lines-of-credit	445,977	—	8,656	—	454,633
Payments on lines-of-credit	(449,642)	—	(10,100)	—	(459,742)
Origination fees on the lines-of-credit and senior notes	(14,250)	—	—	—	(14,250)
Prepayment penalties on debt extinguishment	(1,184)	—	—	—	(1,184)
Payments on capital lease obligations	(1,761)	—	—	—	(1,761)

Net cash provided by (used in) financing activities	18,274	6,538	(1,661)	(6,538)	16,613

Increase (decrease) in cash and cash equivalents	10	(19)	1,231	—	1,222
Impact of foreign currency translation on cash	—	—	216	—	216
Cash and cash equivalents at beginning of period	(264)	96	594	—	426

Cash and cash equivalents at end of period	$(254)	$77	$2,041	$—	$1,864

Supplemental disclosure of cash flow information
Cash paid for interest	$31,070	$3,373	$671	$—	$35,114
Cash paid (received) for income taxes	(2,626)	—	—	—	(2,626)
Supplemental disclosure of noncash investing and financing activities
Property and equipment financed with capital leases	$726	$—	$—	$—	$726
Other assets financed with capital leases	18	—	—	—	18

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

18. Supplemental Guarantor Information (Continued)

	Year Ended December 31, 2009
	Borrower	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Operating activities
Net income (loss)	$(15,405)	$(10,559)	$(1,025)	$11,584	$(15,405)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	928	3,380	882	—	5,190
Amortization of loan origination fees	4,612	—	4	—	4,616
Recovery of step-up in basis of purchased debt	1,089	—	—	—	1,089
Change in valuation allowance of purchased debt	1,279	44,287	143	—	45,709
Expenses for stock options	171	1,607	—	—	1,778
Other non-cash expense	1,829	90	(1)	—	1,918
Deferred tax provision (benefit)	13,607	—	—	—	13,607
Paid in kind interest	1,814	7,373	—	—	9,187
Equity in subsidiaries	11,584	—	—	(11,584)	—
Changes in operating assets and liabilities:
Income tax payable/receivable	(21,528)	—	—	—	(21,528)
Restricted cash and other assets	(3,132)	(6)	472	—	(2,666)
Accounts payable and accrued liabilities	(7,334)	(384)	184	—	(7,534)

Net cash provided by (used in) operating activities	(10,486)	45,788	659	—	35,961

Investing activities
Investment in purchased debt	—	(105,653)	(2,854)	—	(108,507)
Proceeds applied to purchased debt principal	—	89,992	4,089	—	94,081
Net change in franchise debt purchase program	—	(962)	—	—	(962)
Net proceeds from (investments in) notes receivable	211	—	—	—	211
Investment in subsidiaries	29,398	—	—	(29,398)	—
Purchases of property and equipment including capitalized interest	(6,779)	(9)	(38)	—	(6,826)

Net cash provided by (used in) investing activities	23,830	(16,632)	1,197	(29,398)	(22,003)

Financing activities
Proceeds from investment by parent, net	50,059	(29,398)	—	29,398	50,059
Payments on notes payable, net	(52,931)	(17)	(217)	—	(53,165)
Proceeds from lines-of-credit	310,095	—	874	—	310,969
Payments on lines-of-credit	(324,762)	—	(1,546)	—	(326,308)
Origination fees on the lines-of-credit	(2,468)	—	—	—	(2,468)
Payments on capital lease obligations	(2,108)	—	—	—	(2,108)

Net cash provided by (used in) financing activities	(22,115)	(29,415)	(889)	29,398	(23,021)

Increase (decrease) in cash and cash equivalents	(9,771)	(259)	967	—	(9,063)
Impact of foreign currency translation on cash	—	—	(815)	—	(815)
Cash and cash equivalents at beginning of period	9,507	355	442	—	10,304

Cash and cash equivalents at end of period	$(264)	$96	$594	$—	$426

Supplemental disclosure of cash flow information
Cash paid for interest	$24,561	$5,695	$730	$—	$30,986
Cash paid (received) for income taxes	(1,378)	—	—	—	(1,378)
Supplemental disclosure of noncash investing and financing activities
Property and equipment financed with capital leases	$845	$—	$—	$—	$845
Other assets financed with capital leases	242	—	—	—	242

SquareTwo Financial Corporation and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

(in thousands) except share amounts or otherwise indicated

18. Supplemental Guarantor Information (Continued)

	Year Ended December 31, 2008
	Borrower	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Operating activities
Net income (loss)	$19,772	$47,954	$(1,563)	$(46,391)	$19,772
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,565	3,333	883	—	5,781
Amortization of loan origination fees and OID	1,271	—	4	—	1,275
Recovery of step-up in basis of purchased debt	4,127	—	—	—	4,127
Change in valuation allowance of purchased debt	—	16,900	—	—	16,900
Expenses for stock options	166	1,240	—	—	1,406
Other non-cash expense	1,833	(22)	24	—	1,835
Deferred tax provision (benefit)	6,677	95	—	—	6,772
Equity in subsidiaries	(46,391)	—	—	46,391	—
Changes in operating assets and liabilities:
Income tax payable/receivable	2,981	—	—	—	2,981
Restricted cash and other assets	6,660	7,156	(2,613)	—	11,203
Accounts payable and accrued liabilities	4,729	987	17	—	5,733

Net cash provided by (used in) operating activities	3,390	77,643	(3,248)	—	77,785

Investing activities
Investment in purchased debt	—	(225,718)	(6,594)	—	(232,312)
Proceeds applied to purchased debt principal	—	137,778	6,658	—	144,436
Net change in franchise debt purchase program	—	162	—	—	162
Net proceeds from (investments in) notes receivable	(658)	179	—	—	(479)
Investment in subsidiaries	(10,736)	—	—	10,736	—
Purchases of property and equipment	(9,340)	(485)	40	—	(9,785)

Net cash provided by (used in) investing activities	(20,734)	(88,084)	104	10,736	(97,978)

Financing activities
Proceeds from investment by parent, net	15,099	10,736	—	(10,736)	15,099
Payments on notes payable, net	(11,763)	(136)	(217)	—	(12,116)
Proceeds from lines-of-credit	488,226	—	4,824	—	493,050
Payments on lines-of-credit	(461,050)	—	(1,657)	—	(462,707)
Origination fees on the lines-of-credit	(430)	—	—	—	(430)
Payments on capital lease obligations	(2,752)	—	—	—	(2,752)

Net cash provided by (used in) financing activities	27,330	10,600	2,950	(10,736)	30,144

Increase (decrease) in cash and cash equivalents	9,986	159	(194)	—	9,951
Impact of foreign currency translation on cash	—	—	314	—	314
Cash and cash equivalents at beginning of period	(479)	196	322	—	39

Cash and cash equivalents at end of period	$9,507	$355	$442	$—	$10,304

Supplemental disclosure of cash flow information
Cash paid for interest	$35,246	$9,801	$214	$—	$45,261
Cash paid (received) for income taxes	4,287	—	—	—	4,287

SQUARETWO FINANCIAL CORPORATION

Offer to Exchange All Outstanding

11.625% Senior Second Lien Notes due 2017
(CUSIP Nos. 85224C AA2 and U85224 AA8) for
11.625% Senior Second Lien Notes due 2017,
which have been registered under the Securities Act

PROSPECTUS

                        , 2011

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Colorado Registrants

        Autus, LLC; CACH of NJ, LLC; CACH, LLC; CACV of Colorado, LLC; CACV of New Jersey, LLC; Candeo, LLC; Collect America of Canada, LLC; Healthcare Funding Solutions, LLC; and Orsa, LLC are limited liability companies organized under the laws of the State of Colorado.

        Section 7-80-104(1)(k) of the Colorado Limited Liability Company Act permits a company to indemnify a member or manager or former member or manager of the limited liability company as provided in section 7-80-407. Under Section 7-80-407, a limited liability company shall reimburse a person who is or was a member or manager for payments made, and indemnify a person who is or was a member or manager for liabilities incurred by the person, in the ordinary course of the business of the limited liability company or for the preservation of its business or property, if such payments were made or liabilities incurred without violation of the person's duties to the limited liability company.

        The Operating Agreements of each of the aforementioned limited liability companies provide for the indemnification of members and managers.

Delaware Registrants

        SquareTwo Financial Corporation and SquareTwo Financial Commercial Funding Corporation are corporations incorporated under the laws of the State of Delaware.

        Section 145(a) of the General Corporation Law of the State of Delaware, or the DGCL, provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, the person shall be indemnified against any expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

        SquareTwo Financial Corporation's certificate of incorporation provides for the indemnification of directors to the fullest extent permitted by law and includes a provision eliminating or limiting personal liability of directors pursuant to Section 102(b)(7) of the DGCL. SquareTwo Financial Corporation's bylaws also provide for the indemnification of directors and officers to the fullest extent permitted by law.

        SquareTwo Commercial Funding Corporation's certificate of incorporation does not provide for the indemnification of directors or include a provision eliminating or limiting personal liability of directors pursuant to Section 102(b)(7) of the DGCL. The bylaws of SquareTwo Commercial Funding Corporation provide for the indemnification of officers and directors as permitted under the DGCL. The failure of the certificate of incorporation of SquareTwo Commercial Funding Corporation to address indemnification will not prohibit, or limit the ability of, SquareTwo Commercial Funding to indemnify its directors and officers to the fullest extent permitted by law.

        Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. We have purchased insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

Nevada Registrant

        ReFinance America, LTD is incorporated in Nevada. Section 78.7502 of the Nevada Revised Statutes provides that a corporation may indemnify directors or officers who were, are, or are threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative, by reason of the person's being or having been an officer or director of the corporation or serving in certain capacities at the request of the corporation. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his conduct was unlawful. With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        The articles of incorporation and bylaws of ReFinance America, LTD do not provide for the indemnification of officers or directors. The failure of the articles and bylaws of ReFinance America, LTD to address indemnification will not prohibit, or limit the ability of, ReFinance America, LTD to indemnify its directors and officers to the fullest extent permitted by law.

Indemnification of KRG

        Pursuant to the Management Agreement dated August 5, 2005, among SquareTwo Financial Corporation, CA Holding and KRG, CA Holding has agreed to indemnify and hold harmless KRG, its principals, officers, agents and employees against and from any and all, loss, liability, suites, claims, costs, damages and expenses (including attorney's fees) arising from their performance under the Management Agreement, except as a result of their gross negligence or willful misconduct.

Item 21.    Exhibits and Financial Data Schedules.

  (A)
  Exhibits

        The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere in this registration statement, and is incorporated in this Item 21 by reference.

  (B)
  Financial Statement Schedules

        All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 22.    Undertakings.

  (a)
  The undersigned registrants hereby undertake:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii)
      to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)
    That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    (5)
    That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

  (b)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

  (c)
  The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (d)
  The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, SquareTwo Financial Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 4, 2011.

SquareTwo Financial Corporation
By:	/s/ PAUL A. LARKINS Paul A. Larkins President, Chief Executive Officer and Director

        The undersigned directors and officers of SquareTwo Financial Corporation hereby constitute and appoint Paul A. Larkins and L. Heath Sampson and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ PAUL A. LARKINS Paul A. Larkins	President, Chief Executive Officer and Director (principal executive officer)	March 4, 2011
/s/ L. HEATH SAMPSON L. Heath Sampson	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	March 4, 2011
/s/ P. SCOTT LOWERY P. Scott Lowery	Chairman of the Board of Directors	March 4, 2011
/s/ MARK M. KING Mark M. King	Director	March 4, 2011
/s/ CHRISTOPHER J. BOCK Christopher J. Bock	Director	March 4, 2011

Signature	Title	Date

/s/ CHRISTOPHER J. LANE Christopher J. Lane	Director	March 4, 2011
/s/ DAMON S. JUDD Damon S. Judd	Director	March 4, 2011
/s/ KIMBERLY S. PATMORE Kimberly S. Patmore	Director	March 4, 2011
/s/ THOMAS W. BUNN Thomas W. Bunn	Director	March 4, 2011
/s/ THOMAS R. SANDLER Thomas R. Sandler	Director	March 4, 2011

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each of the co-registrants listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on November 19, 2010.

Autus, LLC CACH of NJ, LLC CACH, LLC CACV of Colorado, LLC CACV of New Jersey, LLC Candeo, LLC Collect America of Canada, LLC Healthcare Funding Solutions, LLC Orsa, LLC
By:	/s/ PAUL A. LARKINS Paul A. Larkins Manager

        The undersigned managers and officers of each of the co-registrants listed above hereby constitute and appoint Paul A. Larkins and L. Heath Sampson and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ PAUL A. LARKINS Paul A. Larkins	Manager (principal executive officer)	March 4, 2011
/s/ L. HEATH SAMPSON L. Heath Sampson	Principal Financial and Accounting Officer	March 4, 2011
/s/ P. SCOTT LOWERY P. Scott Lowery	Manager	March 4, 2011

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, each of the co-registrants listed below has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on November 19, 2010.

SquareTwo Financial Commercial Funding Corporation
ReFinance America, LTD
By:	/s/ PAUL A. LARKINS Paul A. Larkins Chief Executive Officer and Director

        The undersigned directors and officers of each of the co-registrants listed above hereby constitute and appoint Paul A. Larkins and L. Heath Sampson and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ PAUL A. LARKINS Paul A. Larkins	Chief Executive Officer and Director (principal executive officer)	March 4, 2011
/s/ L. HEATH SAMPSON L. Heath Sampson	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	March 4, 2011
/s/ P. SCOTT LOWERY P. Scott Lowery	Director	March 4, 2011

Exhibit Index

Number	Description
3.1.1	Amended and Restated Certificate of Incorporation of SquareTwo Financial Corporation, as amended.
3.1.2	Amended and Restated Bylaws of SquareTwo Financial Corporation.
3.2.1	Certificate of Incorporation of SquareTwo Financial Commercial Funding Corporation, as amended.
3.2.2	Bylaws of SquareTwo Financial Commercial Funding Corporation.
3.3.1	Articles of Organization of Autus, LLC.
3.3.2	Operating Agreement of Autus, LLC, as amended.
3.4.1	Articles of Organization of CACH of NJ, LLC.
3.4.2	Operating Agreement of CACH of NJ, LLC, as amended.
3.5.1	Articles of Organization of CACH, LLC.
3.5.2	Operating Agreement of CACH, LLC, as amended.
3.6.1	Articles of Organization of CACV of Colorado, LLC.
3.6.2	Operating Agreement of CACV of Colorado, LLC, as amended.
3.7.1	Articles of Organization of CACV of New Jersey, LLC.
3.7.2	Operating Agreement of CACV of New Jersey, LLC, as amended.
3.8.1	Articles of Organization of Candeo, LLC.
3.8.2	Operating Agreement of Candeo, LLC, as amended.
3.9.1	Articles of Organization of Collect America of Canada, LLC.
3.9.2	Operating Agreement of Collect America of Canada, LLC, as amended.
3.10.1	Articles of Organization of Healthcare Funding Solutions, LLC.
3.10.2	Operating Agreement of Healthcare Funding Solutions, LLC, as amended.
3.11.1	Articles of Organization of Orsa, LLC.
3.11.2	Operating Agreement of Orsa, LLC, as amended.
3.12.1	Articles of Incorporation of ReFinance America, LTD.
3.12.2	Bylaws of ReFinance America, LTD.
3.13.1	Sixth Amended and Restated Certificate of Incorporation of CA Holding, Inc.
3.13.2	Amended and Restated Bylaws of CA Holding, Inc.
4.1
Indenture, dated April 7, 2010, among SquareTwo Financial Corporation, the guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 11.625% Senior Second Lien Note due 2017.
4.2	Registration Rights Agreement, dated April 7, 2010, by and among SquareTwo Financial Corporation, the guarantors party thereto, and Banc of America Securities LLC.

Number	Description
4.3.1	11.625% Senior Second Lien Note due 2017 No. A-1 in aggregate principal amount of $288,560,000.
4.3.2	11.625% Senior Second Lien Note due 2017 No. S-1 in aggregate principal amount of $1,440,000.
*5.1	Opinion of Hogan Lovells US LLP.
*5.2	Opinion of Brownstein Hyatt Farber Schreck, LLP
10.1
Loan Agreement, dated as of April 7, 2010, between SquareTwo Financial Corporation, as US Borrower, Preferred Credit Resources Limited, as Canadian Borrower, the other persons party thereto that are designated as loan parties, GMAC Commercial Finance LLC, as Agent and Lender, and the other financial institution(s) listed on the signature pages thereof, as Lenders.
10.2
Security Agreement, dated April 7, 2010, among SquareTwo Financial Corporation, the US loan parties signatory thereto, and GMAC Commercial Finance LLC, in its individual capacity and as administrative and collateral agent.
10.3	Pledge Agreement, dated April 7, 2010, by and among the pledgors party thereto and GMAC Commercial Finance LLC as agent.
10.4	Second Lien Pledge Agreement, dated April 7, 2010, by and among the pledgors party thereto and U.S. Bank National Association as collateral agent.
10.5	Second Lien Security Agreement, dated April 7, 2010, among SquareTwo Financial Corporation, the guarantors signatory thereto, and U.S. Bank National Association, as collateral agent.
10.6	Intercreditor Agreement, dated April 7, 2010, by and among GMAC Commercial Finance LLC, as Senior Agent and U.S. Bank National Association, as Junior Agent.
10.7
Purchase Agreement, dated April 1, 2010, among SquareTwo Financial Corporation, the guarantors party thereto, and Banc of America Securities LLC, acting on behalf of itself and as the representative of the several initial purchasers named therein.
10.8.1	Note Guarantee to 11.625% Senior Second Lien Notes due 2017 No. A-1.
10.8.2	Note Guarantee to 11.625% Senior Second Lien Notes due 2017 No. S-1.
10.9	Copyright Assignment of Security, dated April 7, 2010, between SquareTwo Financial Corporation and GMAC Commercial Finance LLC, as agent.
10.10	Trademark Assignment of Security, dated April 7, 2010, between SquareTwo Financial Corporation and GMAC Commercial Finance LLC, as agent.
10.11	Tax Sharing Agreement, dated March 22, 2010, among CA Holding, Inc. and the Subsidiaries party thereto.
10.12	Executive Employment Agreement, dated August 5, 2005, between SquareTwo Financial Corporation and P. Scott Lowery.
10.13	Executive Employment Agreement, dated April 6, 2009, between SquareTwo Financial Corporation and Paul A. Larkins.
10.14	Executive Employment Agreement, dated August 3, 2009, between SquareTwo Financial Corporation and L. Heath Sampson.

Number	Description
10.15	Executive Employment Agreement, dated July 29, 2009, between SquareTwo Financial Corporation and Brian W. Tuite.
10.16	Executive Employment Agreement, dated February 20, 2006, between SquareTwo Financial Corporation and Michael A. Jones.
10.17	Amended and Restated 2005 Equity Incentive Plan of CA Holding, Inc.
10.18	Form of CA Holding, Inc. 2005 Equity Incentive Plan Restricted Stock Purchase Agreement.
10.19	Form of CA Holding, Inc. 2005 Equity Incentive Plan Notice of Stock Option Award.
21.1	Subsidiaries of SquareTwo Financial Corporation.
*23.1	Consent of Hogan Lovells US LLP (included in the opinion filed as Exhibit 5.1).
*23.2	Consent of Ernst & Young LLP.
*23.3	Consent of Brownstein Hyatt Farber Schreck, LLP (included in the opinion filed as Exhibit 5.2)
24.1	Power of Attorney (included on the signature pages to the Registration Statement).
25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 of U.S. Bank National Association.
*99.1	Form of Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.
*99.3	Form of Letter to Brokers, Dealers and other Nominees.
*99.4	Form of Letter to Clients of Brokers, Dealers and Other Nominees.

*
Filed herewith. All other exhibits filed previously.